Exhibit 4.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of February 6, 2006

among

ASA OPCO HOLDINGS, LLC,

ASA ALBION, LLC,

ASA BLOOMINGBURG, LLC, and

ASA LINDEN, LLC,

as Borrowers,

ASA OPCO HOLDINGS, LLC,

as Borrowers’ Agent,

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

FIRST NATIONAL BANK OF OMAHA,

as Collateral Agent for the Senior Secured Parties,

FIRST NATIONAL BANK OF OMAHA,

as Accounts Bank,

WESTLB AG, NEW YORK BRANCH,

as Co-Syndication Agent, Lead Arranger and Sole Lead Bookrunner,

FIRST NATIONAL BANK OF OMAHA, and

STANDARD CHARTERED BANK,

as Co-Syndication Agents and Lead Arrangers

CIT CAPITAL USA INC., and

ING CAPITAL LLC,

as Co-Documentation Agents and Lead Arrangers

v

SCHEDULES

Schedule 1.01(a)	Lenders, Loan Commitments and Offices
Schedule 1.01(b)	Albion Construction Budget
Schedule 1.01(c)	Bloomingburg Construction Budget
Schedule 1.01(d)	Linden Construction Budget
Schedule 1.01(e)	Description of the Plants
Schedule 1.01(f)	Target Balance Amount
Schedule 5.03	Governmental Approvals
Schedule 5.11-A	Existing Contracts
Schedule 5.11-B	Contract Timeline
Schedule 5.12	Filing Offices
Schedule 5.15	Intellectual Property
Schedule 5.25	Separateness Provisions
Schedule 5.31	Sole Place of Business and Chief Executive Office
Schedule 5.32	Broker Fees
Schedule 6.01(a)	Project Party Consents
Schedule 6.02(d)	Owners Scope
Schedule 7.01(h)	Insurance
Schedule 11.12	Notice Information

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Note
Exhibit C	Form of Interest Period Notice
Exhibit D	Drawdown Schedule
Exhibit E	Form of Independent Engineer’s Certificate
Exhibit F	Form of Insurance Consultant’s Certificate
Exhibit G	Form of Ethanol Market Consultant’s Certificate
Exhibit H	Form of Agricultural Market Consultant’s Certificate
Exhibit I	Form of Final Completion Certificate
Exhibit J	Form of Construction Withdrawal Certificate
Exhibit K	Form of Liquidated Damages Transfer Certificate
Exhibit L	Form of Revenue Account Withdrawal Certificate
Exhibit M	Form of Restricted Payment Certificate
Exhibit N	Form of Operating Account Withdrawal Certificate
Exhibit O	Form of Working Capital Transfer Certificate
Exhibit P	Form of Commodity Hedging Transfer Certificate
Exhibit Q	Form of Insurance Proceeds Request Certificate
Exhibit R	Form of Extraordinary Proceeds Release Notice
Exhibit S	Form of Debt Service Reserve Letter of Credit
Exhibit T	Form of Operating Statement
Exhibit U	Form of Blocked Account Agreement
Exhibit V	Form of Lender Assignment Agreement
Exhibit W	Opinion Issues List for Conversion
Exhibit X	Financial Model
Exhibit Y	Form of Cargill Financials

This CREDIT AGREEMENT (this “Agreement”), dated as of February 6, 2006, is by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA Holdings, as Borrowers’ Agent, each of the lenders from time to time, party hereto, WESTLB AG, New York Branch, as administrative agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as collateral agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as accounts bank, WESTLB AG, NEW YORK BRANCH, as co-syndication agent, lead arranger, and sole lead bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as co-syndication agents and lead arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as co-documentation agents and lead arrangers.

RECITALS

WHEREAS, the Borrowers have requested that the Lenders establish a credit facility the proceeds of which are to be used to finance the ownership, development, engineering, construction, testing and operation of three (3) one hundred million gallons-per-year fuel grade ethanol production facilities located in or near Albion, Nebraska, Bloomingburg, Ohio and Linden, Indiana as further described herein, to fund certain reserves and to pay certain fees and expenses associated with this Agreement and the Loans as further described herein; and

WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “AA” (or the then-equivalent rating) by S&P or at least “Aa2” (or the then-equivalent rating) by Moody’s.

“Accounts Bank” means First National Bank of Omaha, not in its individual capacity, but solely as depositary bank, bank and securities intermediary hereunder, and each other Person that may, from time to time, be appointed as successor Accounts Bank pursuant to Section 10.06 (Resignation or Removal of Agent).

“Accounts Property” means any funds, instruments, securities, financial assets or other assets from time to time held in any of the Project Accounts or credited thereto or otherwise in possession or control of the Accounts Bank pursuant to this Agreement.

“Additional Material Project Document” means each contract, agreement, letter agreement or other instrument to which any Borrower becomes a party after the date hereof, other than any document (a) under which any Borrower (or the Borrowers on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of five million Dollars ($5,000,000) in value in any twelve (12) month period and (b) a termination of which would not reasonably be expected to have a Material Adverse Effect; provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which any Borrower becomes a party after the date hereof, other than (a) an Additional Material Project Document or (b) any document under which any Borrower (or the Borrowers on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of two million Dollars ($2,000,000) in value in any twelve (12) month period; provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Administrative Agent” means WestLB, in its capacity as administrative agent for the Lenders hereunder, and includes each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (b) owns at least ten percent (10%) of the Equity Interests in such Person. Notwithstanding the foregoing, in no event shall American Capital, USRG or Laminar or any of their Affiliates be considered an Affiliate of the Borrowers except as such term is used in (A) the definitions of “Approved Fund”, “Eligible Assignee”, “Independent Member”, “Non-Voting Lenders” and “Restricted Payment”, (B) Section 7.02(h) (Negative Covenants - Transactions with Affiliates), and (C) Schedule 5.25.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Accounts Bank.

“Aggregate Construction Loan Commitment” means, collectively, the aggregate of the Albion Aggregate Construction Loan Commitment, the Bloomingburg Aggregate Construction Loan Commitment and the Linden Aggregate Construction Loan Commitment.

“Aggregate Term Loan Commitment” means, collectively, the aggregate of the Aggregate Tranche A Term Loan Commitment and the Aggregate Tranche B Term Loan Commitment.

“Aggregate Tranche A Term Loan Commitment” means one hundred seventy-five million Dollars ($175,000,000), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Aggregate Tranche B Term Loan Commitment” means one hundred million Dollars ($100,000,000), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Agreement” has the meaning set forth in the Preamble.

“Agreements for Water Services” means the Bloomingburg Agreement for Water Services and the Linden Agreement for Water Services.

“Agricultural Market Consultant” means Informa Economics, Inc., or any replacement agricultural market consultant appointed by the Administrative Agent, with approval of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Albion” has the meaning set forth in the Preamble.

“Albion Aggregate Construction Loan Commitment” means, collectively, the aggregate of the Albion Aggregate Tranche A Construction Loan Commitment and the Albion Aggregate Tranche B Construction Loan Commitment.

“Albion Aggregate Tranche A Construction Loan Commitment” means fifty-seven million eight hundred ninety-seven thousand nine hundred twenty-seven Dollars ($57,897,927), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Albion Aggregate Tranche B Construction Loan Commitment” means thirty-three million eighty-four thousand five hundred thirty Dollars ($33,084,530), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Albion Construction Account” has the meaning provided in Section 8.01(a) (Establishment of Project Accounts).

“Albion Construction Budget” means the budget attached hereto as Schedule 1.01(b) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Albion Plant, including all construction costs, all costs under the Albion Design Build Contract, all interest, taxes and other carrying costs related to the Albion Construction Loans and the Albion Required Subordinated Debt Disbursement, and costs related to the construction of the facilities described under the Project Documents relating to the Albion Plant, as updated from time to time with the prior written consent of the Required Lenders or otherwise in accordance with Section 7.02(t) (Negative Covenants - Construction Budget).

“Albion Construction Loan” has the meaning provided in Section 2.01(a) (Construction Loans).

“Albion Construction Loan Commitment” means, collectively, with respect to each Lender, such Lender’s Albion Tranche A Construction Loan Commitment and Albion Tranche B Construction Loan Commitment.

“Albion Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit J, duly executed by an Authorized Officer of the Borrowers’ Agent, directing the transfer or withdrawal of funds from the Albion Construction Account.

“Albion Corn Futures Advisory Agreement” the Futures Advisory Agreement, dated on or about the date hereof, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Albion.

“Albion Corn Supply Agreement” means the Corn Supply Agreement, dated on or about the date hereof, between Cargill and Albion.

“Albion Deed of Trust” means the Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Albion to First American Title Insurance Company, as trustee, for the benefit of the Collateral Agent, as beneficiary.

“Albion Design Build Contract” means the Lump-Sum Design Build Agreement, dated on or about the date hereof, between the Design Builder and Albion for construction of the Albion Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Albion Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated on or about the date hereof, between Cargill and Albion.

“Albion Electric Facilities Agreement” means the Energy Equipment Lease Agreement to be entered into between Albion and Cornhusker Public Power District.

“Albion Electric Services Agreement” means the Application and Agreement for Electric Service to be entered into between Albion and Cornhusker Public Power District of Columbus, Nebraska.

“Albion Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated on or about the date hereof, between Cargill, acting through its Sweeteners North America business unit, and Albion.

“Albion Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated on or about the date hereof, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Albion and Cargill.

“Albion Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated on or about the date hereof, between Cargill and Albion, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Albion Gas Transportation Agreement” means the Transportation Service Agreement to be entered into between Kinder Morgan, Inc. and Albion.

“Albion Grain Facility Lease” means the Lease Agreement, dated on or about the date hereof, between Cargill and Albion.

“Albion ICM License” means the License Agreement, dated on or about the date hereof, between ICM and Albion.

“Albion Insurance Proceeds Account” has the meaning provided in Section 8.01(m) (Establishment of Project Accounts).

“Albion LLC Agreement” means the Limited Liability Company Agreement of ASA Albion, LLC, dated as of the date hereof, executed by ASA Holdings and the Independent Member of Albion.

“Albion Master Agreement” means the Master Agreement, dated on or about the date hereof, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Albion.

“Albion Operating Agreement” means the Plant Operation Agreement, dated on or about the date hereof, between Albion and UBEM.

“Albion Plant” means the dry grind ethanol production facility located near Albion, Nebraska, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Albion Pledge Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be entered into among ASA Holdings, Albion and the Collateral Agent, pursuant to which ASA Holdings pledges one hundred percent (100%) of the Equity Interests in Albion to the Collateral Agent.

“Albion Project Costs” means the following costs and expenses incurred by the Borrowers in connection with the Albion Plant prior to the Final Completion Date for the Albion Plant and set forth in the Albion Construction Budget or otherwise approved in writing by the Required Lenders (in consultation with the Independent Engineer):

(i)	costs incurred by the Borrowers under the Albion Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Albion Plant;

(ii)	fees and expenses incurred by or on behalf of the Borrowers and allocated to the Albion Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees on the Albion Construction Loans until the Commercial Operation Date for the Albion Plant;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Albion Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Albion Plant and the insurance for the Albion Plant required pursuant to Section 7.01(h) (Affirmative Covenants - Insurance);

(vi)	costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Albion Plant prior to the Commercial Operation Date; and

(vii)	all other costs and expenses included in the Albion Construction Budget.

“Albion Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Albion and Cargill and (ii) the rail use agreement to be entered into between Albion and Union Pacific Railroad Company.

“Albion Railroad Easement Agreement” means the Railroad Easement Agreement, dated on or about the date hereof, between Albion and Cargill.

“Albion Required Equity Contribution” means the equity contributions to be made to Albion from time to time for Albion Project Costs in the aggregate total amount of twenty-eight million one hundred forty-nine thousand nine hundred forty-two Dollars ($28,149,942).

“Albion Required Subordinated Debt Disbursement” means the proceeds of the Subordinated Note Purchase Agreement that will be contributed by ASA Biofuels (through ASA Holdings) to Albion from time to time for Albion Project Costs in the aggregate total amount of twenty million six hundred sixty-seven thousand eight hundred thirty-one Dollars ($20,667,831).

“Albion Security Agreement” means the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Albion in favor of the Collateral Agent.

“Albion Tranche A Construction Loan Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Albion Tranche A Construction Loans, as set forth opposite the name of such Tranche A Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Albion Tranche A Construction Loans” means the Albion Construction Loans made by the Tranche A Lenders, up to the aggregate amount of the Albion Tranche A Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche A Applicable Margin.

“Albion Tranche B Construction Loans” means the Albion Construction Loans made by the Tranche B Lenders, up to the aggregate amount of the Albion Tranche B Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche B Applicable Margin.

“Albion Tranche B Construction Loan Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Albion Tranche B Construction Loans, as set forth opposite the name of such Tranche B Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Albion Wastewater Discharge Easement” means the easement to be granted to Albion for wastewater discharge on terms and conditions reasonably satisfactory to the Required Lenders.

“American Capital” means ACSAB, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Ancillary Documents” means, with respect to each Additional Project Document and each Additional Material Project Document, the following, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and, in the case of items (i), (ii) and (iv), the Collateral Agent:

(i)	each security instrument and agreement necessary or desirable to grant to the Collateral Agent a first priority perfected Lien (subject only to Permitted Liens) in such Additional Project Document or Additional Material Project Document, as the case may be, and all property interests received by any Borrower in connection therewith;

(ii)	all recorded UCC financing statements and other filings required to perfect such Lien;

(iii)	if reasonably requested by the Administrative Agent, opinions of counsel for the Borrowers and each other party to such Additional Project Document or Additional Material Project Document, as the case may be, addressing such matters relating to such document, each applicable Security Document and Lien as the Administrative Agent may reasonably request;

(iv)	if reasonably requested by the Administrative Agent, a Consent with respect to such Additional Project Document or Additional Material Project Document, as the case may be, from each party thereto (other than the Borrowers); and

(v)	certified evidence of the authorization of such Additional Project Document or Additional Material Project Document, as the case may be, by each Borrower that is a party thereto.

“Applicable Margin” means the Tranche A Applicable Margin or the Tranche B Applicable Margin, as the context requires.

“Application for Payment” means an “Application for Payment” as defined in Section 10.2.1 of each Design Build Contract.

“Approved Funds” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ASA Biofuels” means ASAlliances Biofuels, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“ASA Biofuels LLC Agreement” means the Limited Liability Company Agreement of ASAlliances Biofuels LLC, dated as of the date hereof, executed by ASA Biofuels, Midwest First Financial Inc., American Capital, Laminar, USRG, FDC Ethanol, LLC, Cargill Biofuels Investment, LLC and ASAlliances Holdings, LP.

“ASAB Tax Preparer” means such nationally-recognized independent tax preparer selected by ASA Biofuels that is reasonably acceptable to the Administrative Agent, who is responsible for preparing the annual tax returns for ASA Biofuels; provided, that each of PricewaterhouseCoopers LLP, Deloitte & Touche USA LLP, Ernst & Young LLP or KPMG LLP are deemed to be reasonably acceptable to the Administrative Agent.

“ASA Holdings” has the meaning set forth in the Preamble.

“ASA Holdings Construction Account” has the meaning provided in Section 8.01(q) (Establishment of Project Accounts).

“ASA Holdings LLC Agreement” means the Limited Liability Company Agreement of ASA OpCo Holdings, LLC, dated as of the date hereof, executed by ASA Biofuels and the Independent member of ASA Holdings.

“ASA Holdings Security Agreement” means the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by ASA Holdings in favor of the Collateral Agent.

“Auditors” means those nationally recognized independent auditors selected by the Borrowers and approved by the Required Lenders; provided, that the approval of the Required Lenders shall not be required if any such auditors are PricewaterhouseCoopers LLP, Deloitte & Touche USA LLP, Ernst & Young LLP or KPMG LLP.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the president, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, any manager, the president, any vice president, the treasurer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person, or (iv) with respect to any Person, such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent and the Accounts Bank on or after the date hereof.

“Bankruptcy Code” means Title II of the United States Code entitled “Bankruptcy” or any successor statute, and all rules promulgated thereunder.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (ii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.” The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments and Borrowing).

“Blocked Account Agreement” means an agreement, in substantially the form attached hereto as Exhibit U (or such other form reasonably satisfactory to the Required Lenders), with respect to a Local Account among the Borrower in whose name such Local Account has been opened, the bank with whom such Local Account was opened and the Collateral Agent.

“Bloomingburg” has the meaning set forth in the Preamble.

“Bloomingburg Aggregate Construction Loan Commitment” means, collectively, the aggregate of the Bloomingburg Aggregate Tranche A Construction Loan Commitment and the Bloomingburg Aggregate Tranche B Construction Loan Commitment.

“Bloomingburg Aggregate Tranche A Construction Loan Commitment” means fifty-nine million two hundred one thousand five hundred twenty-three Dollars ($59,201,523), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Bloomingburg Aggregate Tranche B Construction Loan Commitment” means thirty-three million eight hundred twenty-nine thousand four hundred forty-two Dollars ($33,829,442), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Bloomingburg Agreement for Water Services” means the agreement for water services to be entered into between Bloomingburg and a water service provider reasonably acceptable to the Required Lenders.

“Bloomingburg Construction Account” has the meaning provided in Section 8.01(b) (Establishment of Project Accounts).

“Bloomingburg Construction Budget” means the budget attached hereto as Schedule 1.01(c) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Bloomingburg Plant, including all construction and non-construction costs, all costs under the Bloomingburg Design Build Contract, all interest, taxes and other carrying costs related to the Bloomingburg Construction Loans and the Bloomingburg Required Subordinated Debt Disbursement, and costs related to the construction of the facilities described under the Project Documents relating to the Bloomingburg Plant, as updated from time to time with the prior written consent of the Required Lenders or otherwise in accordance with Section 7.02(t) (Negative Covenants - Construction Budget).

“Bloomingburg Construction Loan” has the meaning provided in Section 2.01(b) (Construction Loans).

“Bloomingburg Construction Loan Commitment” means, collectively, with respect to each Lender, such Lender’s Bloomingburg Tranche A Construction Loan Commitment and Bloomingburg Tranche B Construction Loan Commitment.

“Bloomingburg Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit J, duly executed by an Authorized Officer of the Borrowers’ Agent, directing the transfer or withdrawal of funds from the Bloomingburg Construction Account.

“Bloomingburg Corn Futures Advisory Agreement” the Futures Advisory Agreement, dated on or about the date hereof, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Bloomingburg.

“Bloomingburg Corn Supply Agreement” means the Corn Supply Agreement, dated as on or about the date hereof, between Cargill and Bloomingburg.

“Bloomingburg Design Build Contract” means the Lump-Sum Design Build Agreement between the Design Builder and Bloomingburg, dated on or about the date hereof, for construction of the Bloomingburg Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Bloomingburg Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated on or about the date hereof, between Cargill and Bloomingburg.

“Bloomingburg Electric Facilities Agreement” means the electric facilities agreement to be entered into between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Electric Services Agreement” means the electric services agreement to be entered into between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated on or about the date hereof, between Cargill, acting through its Sweeteners North America business unit, and Bloomingburg.

“Bloomingburg Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated on or about the date hereof, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Bloomingburg and Cargill.

“Bloomingburg Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated on or about the date hereof, between Cargill and Bloomingburg, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Bloomingburg Gas Transportation Agreement” means the Transportation Service Agreement to be entered into between Vectren Energy Delivery of Ohio, Inc and Bloomingburg.

“Bloomingburg Grain Facility Lease” means the Lease Agreement, dated on or about the date hereof, between Cargill and Bloomingburg.

“Bloomingburg ICM License” means the License Agreement, dated on or about the date hereof, between ICM and Bloomingburg.

“Bloomingburg Insurance Proceeds Account” has the meaning provided in Section 8.01(n) (Establishment of Project Accounts).

“Bloomingburg LLC Agreement” means the Limited Liability Company Agreement of ASA Bloomingburg, LLC, dated as of the date hereof, executed by ASA Holdings and the Independent Member of Bloomingburg.

“Bloomingburg Master Agreement” means the Master Agreement, dated on or about the date hereof, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Bloomingburg.

“Bloomingburg Mortgage” means the Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Bloomingburg in favor of the Collateral Agent.

“Bloomingburg Operating Agreement” means the Plant Operation Agreement, dated on or about the date hereof, between Bloomingburg and UBEM.

“Bloomingburg Plant” means the dry grind ethanol production facility located near Bloomingburg, Ohio, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Bloomingburg Pledge Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be entered into among ASA Holdings, Bloomingburg and the Collateral Agent, pursuant to which ASA Holdings pledges one hundred percent (100%) of the Equity Interests in Bloomingburg to the Collateral Agent.

“Bloomingburg Project Costs” means the following costs and expenses incurred by the Borrowers in connection with the Bloomingburg Plant prior to the Final Completion Date for the Bloomingburg Plant and set forth in the Bloomingburg Construction Budget or otherwise approved by the Required Lenders (in consultation with the Independent Engineer) in writing:

(i)	costs incurred by the Borrowers under the Bloomingburg Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Bloomingburg Plant;

(ii)	fees and expenses incurred by or on behalf of the Borrowers and allocated to the Bloomingburg Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees on the Bloomingburg Construction Loans until the Commercial Operation Date for the Bloomingburg Plant;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Bloomingburg Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Bloomingburg Plant and the insurance for the Bloomingburg Plant required pursuant to Section 7.01(h) (Affirmative Covenants - Insurance);

(vi)	costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Bloomingburg Plant prior to the Commercial Operation Date; and

(vii)	all other costs and expenses included in the Bloomingburg Construction Budget.

“Bloomingburg Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Bloomingburg and Cargill and (ii) the rail use license agreement to be entered into between Bloomingburg and RailAmerica (or another rail use provider reasonably acceptable to the Required Lenders).

“Bloomingburg Railroad Easement Agreement” means the Railroad Easement Agreement, dated on or about the date hereof, between Bloomingburg and Cargill.

“Bloomingburg Required Equity Contribution” means the equity contributions to be made to Bloomingburg from time to time for Bloomingburg Project Costs in the aggregate total amount of twenty-eight million seven hundred eighty-three thousand seven hundred fifty Dollars ($28,783,750).

“Bloomingburg Required Subordinated Debt Disbursement” means the proceeds of the Subordinated Note Purchase Agreement that will be contributed by ASA Biofuels (through ASA Holdings) to Bloomingburg from time to time for Bloomingburg Project Costs in the aggregate total amount of twenty-one million one hundred forty-three thousand four hundred one Dollars ($21,143,401).

“Bloomingburg Security Agreement” means the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Bloomingburg in favor of the Collateral Agent.

“Bloomingburg Tranche A Construction Loans” means the Bloomingburg Construction Loans made by the Tranche A Lenders, up to the aggregate amount of the Bloomingburg Tranche A Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche A Applicable Margin.

“Bloomingburg Tranche A Construction Loan Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Bloomingburg Tranche A Construction Loans, as set forth opposite the name of such Tranche A Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Bloomingburg Tranche B Construction Loans” means the Bloomingburg Construction Loans made by the Tranche B Lenders, up to the aggregate amount of the Bloomingburg Tranche B Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche B Applicable Margin.

“Bloomingburg Tranche B Construction Loan Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Bloomingburg Tranche B Construction Loans, as set forth opposite the name of such Tranche B Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Borrower LLC Agreements” means, collectively, the ASA Holdings LLC Agreement, the Albion LLC Agreement, the Bloomingburg LLC Agreement, and the Linden LLC Agreement.

“Borrowers” has the meaning set forth in the Preamble.

“Borrowers’ Agent” means ASA Holdings, in its capacity as agent for the Borrowers in accordance with Section 11.05 (Borrowers’ Agent).

“Borrowing” means the incurrence of each Loan made by the Lenders on a single date.

“Borrowing Date” means, with respect to each Borrowing, the date on which funds are disbursed by the Administrative Agent, on behalf of the Lenders, to the Borrowers in accordance with Section 2.04 (Borrowing of Loans).

“Borrowing Notice” means each request for Borrowing in the form of Exhibit A delivered in accordance with Section 2.03 (Notice of Borrowings).

“Business Day” means:

(i)	any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York; and

(ii)	relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to any Borrower, any Plant or the Project relating to business interruption or delayed start-up.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cargill” means Cargill Incorporated, a corporation organized and existing under the laws of the State of Delaware.

“Cargill Goods and Services Agreements” means, collectively, the Master Agreements, the Corn Supply Agreements, the Gas Supply Agreements, the Ethanol Marketing Agreements, the Distillers Grains Marketing Agreements, the Gas Risk Management Agreements, and the Corn Futures Advisory Agreements.

“Cargill Setoff Amount” means, for any period, the sum of the amounts that will become due and payable by the Borrowers to Cargill during such period for physical delivery of goods under the Corn Supply Agreements and the Gas Supply Agreements, but only to the limited extent that such amounts are less than or equal to the amounts to become due and payable by Cargill to the Borrowers during such period for physical delivery of goods under the Ethanol Marketing Agreements and the Distillers Grains Marketing Agreement.

“Cargill Side Letter” means the letter agreement, dated on or about the date hereof, by and among the Borrowers, ASA Biofuels, and Cargill, by and through its AgHorizons U.S. Business Unit, regarding certain matters related to the installation of a bulk weigher and conveyor belt at each Site.

“Cash Equivalents” means:

(i)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one hundred eighty (180) days from the date of acquisition thereof;

(ii)	time deposits, insured certificates of deposit or banker’s acceptances in each case maturing within one hundred eighty (180) days from the date of acquisition thereof with or of any commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P;

(iii)	commercial paper issued by any commercial bank rated at least A-1 (or the then-equivalent rating) by S&P or at least P-1 (or the then-equivalent rating) by Moody’s which, in each case, have a maturity not exceeding ninety (90) days from the date of acquisition thereof;

(iv)	any repurchase agreement with any Lender or other commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P, which agreement is secured by securities of the type described in any other clause of this definition, which securities shall at all times have a market value (exclusive of accrued interest) of not less than one hundred three percent (103%) of the full amount of the repurchase agreement; provided, that such repurchase obligations shall be transferred to and segregated from other obligations owed by Lenders or any such commercial bank; and

(v)	investments in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to securities of the type described in clauses (i)-(iv) of this definition.

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all cash paid to the Borrowers during such period in connection with the Ethanol Marketing Agreements, Distillers Grains Marketing Agreements and any other sales of Products, (ii) all interest and investment earnings paid to the Borrowers or the Project Accounts during such period on amounts on deposit in the Project Accounts, (iii) all cash paid to the Borrowers during such period as Business Interruption Insurance Proceeds and (iv) all other cash paid to the Borrowers during such period; provided, however, that Cash Flow shall not include any proceeds of the Loans or any other Indebtedness incurred by any Borrower; Insurance Proceeds; Condemnation Proceeds; Required Equity Contributions; Required Subordinated Debt Disbursements; any amounts drawn under, or paid pursuant to, any Debt Service Reserve Letter of Credit; proceeds from any disposition of assets of any Plant or any Borrower; tax refunds; amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of any Borrower; and any other extraordinary or non-cash income or receipt of any Borrower under GAAP.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account during such period minus all amounts paid during such period pursuant to priorities first through fifth of Section 8.08(b) (Revenue Account).

“Casualty Event” means an event that causes any Plant, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) the result of which is that (i) ASA Holdings fails to maintain, directly, legally or beneficially, one hundred percent (100%) of the Equity Interests of any of Albion, Bloomingburg or Linden (other than the Equity Interest held by the Independent Member), (ii) ASA Biofuels fails to maintain directly, legally or beneficially, one hundred percent (100%) in the aggregate of the Equity Interests of ASA

Holdings (other than the Equity Interest held by the Independent Member), (iii) Cargill fails to own at least 4.9237% of all Equity Interests (including all classes) in ASA Biofuels, or (iv) prior to the Conversion Date, Fagen fails to own at least 5.2754% of all Equity Interests (including all classes) in ASA Biofuels.

“Change Order” means each “Change Order” (if any) as described in Section 13.1.1 of any Design Build Contract.

“Co-Documentation Agents” means CIT Capital USA Inc. and ING Capital LLC, in their capacities as co-documentation agents.

“Co-Syndication Agents” means WestLB, First National Bank of Omaha and Standard Chartered Bank, in their capacities as co-syndication agents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets of and Equity Interests in the Borrowers, whether now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means First National Bank of Omaha, in its capacity as collateral agent for the Senior Secured Parties under the Financing Documents, and includes each other Person that may, from time to time be appointed as successor Collateral Agent pursuant to Section 10.06 (Resignation or Removal of Agent).

“Commercial Operation Date” means, with respect to each Plant, the date on which such Plant has reached Substantial Completion, as certified by the Borrowers and the Independent Engineer to the Administrative Agent.

“Commitment Fee” has the meaning provided in Section 3.12(a) (Fees).

“Commitment Percentage” means as to any Lender at any time, such Lender’s Construction Loan Commitment Percentage or Term Loan Commitment Percentage, as the context may require.

“Commitments” means, with respect to each Lender, as applicable, such Lender’s Construction Loan Commitment or Term Loan Commitment, as the context may require.

“Commodity Hedging Arrangements” means any arrangement to hedge the price of corn purchases, ethanol sales, Distillers Grains sales or natural gas purchases.

“Commodity Hedging Reserve Account” has the meaning provided in Section 8.01(i) (Establishment of Project Accounts).

“Commodity Hedging Reserve Requirement” means five million Dollars ($5,000,000) or such greater amount that the Administrative Agent and the Borrowers mutually agree upon in writing (as notified to the Accounts Bank) to adequately reserve for the Permitted Commodity Hedging Arrangements.

“Commodity Hedging Transfer Certificate” means a certificate in substantially the form of Exhibit P, duly executed by an Authorized Officer of the Borrowers’ Agent.

“Commodity Risk Management Plans” means risk management plans prepared by the Borrowers and approved by the Required Lenders setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by the Borrowers (including pursuant to the Corn Futures Advisory Agreements and the Gas Risk Management Agreements), including any updates made to such risk management plans with the approval of the Required Lenders.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information Memorandum” means the information memorandum, dated November 2005, together with any updates related thereto, describing the Project.

“Consents” means each Consent and Agreement entered into among a Project Party or a party (other than the Borrowers) to any Additional Project Document, the Borrowers, and the Collateral Agent, each in form and substance reasonably satisfactory to the Lenders and the Collateral Agent or, in the case of any Consent and Agreement related to any Additional Project Document or Additional Material Project Document, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

“Construction Accounts” means, collectively, the Albion Construction Account, the Bloomingburg Construction Account, the Linden Construction Account and the ASA Holdings Construction Account.

“Construction Budgets” means, collectively, the Albion Construction Budget, the Bloomingburg Construction Budget and the Linden Construction Budget.

“Construction Loan Commitment” means, collectively, the Tranche A Construction Loan Commitment and the Tranche B Construction Loan Commitment.

“Construction Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Construction Loan Commitment then constitutes of the Aggregate Construction Loan Commitment.

“Construction Loan Maturity Date” means the earlier of (a) the Conversion Date and (b) the Conversion Date Certain.

“Construction Loans” means, collectively, the Albion Construction Loans, the Bloomingburg Construction Loans and the Linden Construction Loans.

“Construction Notes” means the promissory notes of each Borrower, substantially in the form of Exhibit B, evidencing Construction Loans.

“Construction Withdrawal Certificate” means an Albion Construction Withdrawal Certificate, Bloomingburg Construction Withdrawal Certificate, and/or Linden Construction Withdrawal Certificate, as the case may be.

“Consultants” means the Independent Engineer, the Insurance Consultant, the Ethanol Market Consultant, the Environmental Consultant and the Agricultural Market Consultant.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security acceptable to the Administrative Agent; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Senior Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and would not reasonably be expected to (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingency Line Item” means the Line Item in each Construction Budget identified as “contingency” that is intended to cover the eventuality of unforeseen Project Costs for the relevant Plant.

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any contingent liabilities shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such contingent liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, that any agreement to limit the maximum amount of such Person’s obligation under such contingent liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

“Contract Disclosure Schedule” has the meaning provided in Section 6.01(b)(ii) (Conditions to First Construction Loan Borrowing - Delivery of Project Documents).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date” means, the Business Day upon which all the conditions precedent set forth in Section 6.04 (Conditions to Term Loan Borrowing) shall have been satisfied and the Construction Loans are converted to Term Loans.

“Conversion Date Certain” means the earlier to occur of (i) the date that is twenty-two (22) months from the date of the first Borrowing and (ii) March 15, 2008.

“Corn Futures Advisory Agreements” means, collectively, the Albion Corn Futures Advisory Agreement, the Bloomingburg Corn Futures Advisory Agreement and the Linden Corn Futures Advisory Agreement.

“Corn Supply Agreements” means, collectively, the Albion Corn Supply Agreement, the Bloomingburg Corn Supply Agreement and the Linden Corn Supply Agreement.

“Current Priority Subordinated Interest” means, with respect to any Quarterly Period, interest at the per annum rate of eleven percent (11%) accrued, and due and payable, on the Subordinated Loans during such Quarterly Period, but expressly excluding any such interest that accrued on the Subordinated Loans in any previous Quarterly Period.

“DDG” means dried distillers grains produced by the Borrowers at the Project.

“Debt Service” means, for any period, the sum of (i) all fees (including Fees) scheduled to become due and payable during such period to the Senior Secured Parties, (ii) interest on the Loans (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable during such period to the Senior Secured Parties, (iii) principal payments of the Loans (excluding the Required Cash Sweep) scheduled to become due and payable during such period to the Senior Secured Parties and (iv) all payments due by the Borrowers pursuant to Section 4.03 (Increased Eurodollar Loan Costs) and Section 4.07(a) (Taxes) with respect to such principal, interest and fees.

“Debt Service Reserve Account” has the meaning set forth in Section 8.01(j) (Establishment of Project Accounts).

“Debt Service LC Waiver Letter” means, with respect to any Debt Service Reserve Letter of Credit, a waiver letter from the issuer thereof in substantially the form of Annex E to Exhibit S.

“Debt Service Reserve Letter of Credit” means an irrevocable, standby letter of credit in substantially the form of Exhibit S, issued by an Acceptable Bank in favor of the Collateral Agent, which has the following minimum terms:

(i)	a term of not less than three hundred sixty-four (364) days;

(ii)	allows the Collateral Agent to make a drawdown of the Stated Amount in each of the circumstances described in Section 8.13(c) (Debt Service Reserve Account); and

(iii)	the reimbursement and other payment obligations with respect to such letter of credit shall not be for the account of any Borrower, any Plant or the Project.

“Debt Service Reserve Requirement” means, as of any date, the amount equal to the projected scheduled Debt Service payable in respect of the succeeding six (6) months.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 3.05(b) (Post-Maturity Interest Rates; Default Interest Rates).

“Deferred Approvals” has the meaning set forth in Section 5.03(a) (Governmental Approvals).

“Deferred Priority Subordinated Interest” means, as of any Quarterly Payment Date, interest on the Subordinated Loans at the rate of eleven percent (11%) per annum, in the exact amount that was accrued and due but remained unpaid during any previous Quarterly Period (which, for the avoidance of doubt, shall exclude any additional interest accrued on such past-due amounts and any Current Priority Subordinated Interest).

“Delay Liquidated Damages” means damages payable pursuant to Section 7.3.1 of each Design Build Contract.

“Design Basis Letter Agreement” means the letter agreement, dated as of December 2, 2005, between R. W. Beck, Inc. and Fagen, regarding “ASA OpCo Holdings Ethanol Project Nominal Design Basis Revision 2”.

“Design Build Contracts” means, collectively, the Albion Design Build Contract, the Bloomingburg Design Build Contract and the Linden Design Build Contract.

“Design Builder” means Fagen.

“Discharge Date” means the date on which (a) all outstanding Commitments have been terminated and (b) all amounts payable in respect of the Obligations have been irrevocably and indefeasibly paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Senior Secured Parties).

“Distillers Grains” means DDG, WDG, and any other form of distillers grain products (including syrup) marketed by any Borrower from time to time.

“Distillers Grains Marketing Agreements” means, collectively, the Albion Distillers Grains Marketing Agreement, the Bloomingburg Distillers Grains Marketing Agreement and the Linden Distillers Grains Marketing Agreement.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 1.01(a) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to the Borrowers’ Agent and the Administrative Agent.

“Drawdown Schedule” means, with respect to each of the Albion Construction Loan, the Bloomingburg Construction Loan and the Linden Construction Loan, the schedule set forth on Exhibit D, as the same may be amended from time to time with the approval of the Required Lenders and the Independent Engineer.

“Electric Facilities Agreements” means, collectively, the Albion Electric Facilities Agreement and the Bloomingburg Electric Facilities Agreement.

“Electric Services Agreements” means, collectively, the Albion Electric Services Agreement and the Bloomingburg Electric Services Agreement.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (so long as no Default or Event of Default has occurred and is continuing), until the Conversion Date, with the consent of the Borrowers’ Agent (not to be unreasonably withheld or delayed).

“Environmental Affiliate” means any Person, to the extent any Borrower would reasonably be expected to have liability as a result of such Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of such Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) in an aggregate total amount in excess of one hundred thousand Dollars ($100,000) or (ii) that has or would reasonably be expected to result in a Material Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Consultant” means RW Beck, Inc., or any replacement environmental consultant appointed by the Administrative Agent with the approval of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means, with respect to each Plant (excluding the Leased Premises), a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Lenders, which report shall comply with ASTM standard 1527-00, and a Phase II environmental site assessment acceptable to the Lenders, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, a Phase II assessment is warranted.

“Equator Principles” means The Equator Principles – An Industry Framework for Financial Institutions to Manage Environmental and Social Issues in Project Financing (commonly referred to as “The Equator Principles”).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with any Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Ethanol Market Consultant” means Muse, Stancil & Co., or any replacement ethanol market consultant appointed by the Administrative Agent with approval of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Ethanol Marketing Agreements” means, collectively, the Albion Ethanol Marketing Agreement, the Bloomingburg Ethanol Marketing Agreement and the Linden Ethanol Marketing Agreement.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments and Borrowing) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 1.01(a) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as designated from time to time by notice from such Lender to the Borrowers’ Agent and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the rate per annum obtained by dividing (x) LIBOR for such Interest Period and such Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by any Borrower of the development, construction, operation or maintenance of any Plant for a period of more than (x) sixty (60) consecutive days at any time prior to the Conversion Date or (y) ninety (90) consecutive days at any time after the Conversion Date, (ii) the suspension of all or substantially all of any Borrower’s activities with respect to any Plant, other than as the result of a force majeure or Casualty Event, for a period of more than (x) sixty (60) consecutive days at any time prior to the Conversion Date or (y) ninety (90) consecutive days at any time after the Conversion Date, or (iii) any written acknowledgement by any Borrower of a final decision to take any of the foregoing actions.

“Event of Default” means any one of the events specified in Section 9.01 (Events of Default).

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any part of any Plant, the Project any Equity Interests in any Borrower, or any other assets thereof.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of any Plant, the Project or the assets of any Borrower.

“Excess Construction Loan Commitment” means, after the Final Completion Date for any Plant with respect to the Construction Loan Commitment for such Plant, the amount equal to (x) the Construction Loan Commitment for such Plant minus (y) the aggregate Construction Loans disbursed for such Plant on or prior to such Final Completion Date and minus (z) the amount set forth in the Construction Budget for such Plant to cover the required funding of fifty percent (50%) of the Debt Service Reserve Requirement on the Conversion Date.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, income Taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located.

“Extraordinary Proceeds Account” has the meaning provided in Section 8.01(p) (Establishment of Project Accounts).

“Extraordinary Proceeds Release Notice” means a certificate in substantially the form of Exhibit R, duly executed by an Authorized Officer of the Borrowers’ Agent.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fagen” means Fagen, Inc., a corporation organized and existing under the laws of the State of Minnesota.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Tax Distribution Amount” means, for any Fiscal Quarter, the Applicable Tax Rate times the Adjusted Federal Taxable Income ASA Biofuels is expected to have to report for such Fiscal Quarter on account of its indirect ownership of each Operating Entity based on (a) for the first two (2) months of such Fiscal Quarter, actual Adjusted Federal Taxable Income of ASA Biofuels, as calculated by the Accountants, and (b) for the third month of such Fiscal Quarter, a forecast prepared by the Accountants no more than ten (10) days prior to the end of the Fiscal Quarter, assuming that income is earned ratably throughout the Fiscal Quarter, expenses are incurred as they accrue for tax purposes and the depreciation or amortization deductions for a Fiscal Year accrue ratably throughout the Fiscal Year (but for depreciation or amortization of assets that were either acquired or disposed of within the Fiscal Year); increased by the State Tax Distribution Amounts with respect to each Operating Entity and with the following modifications:

(a) If the actual Adjusted Federal Taxable Income of ASA Biofuels in the third month of any Fiscal Quarter (quarter X) is less than or greater than the projections for such month, the Federal Tax Distribution Amount for the next Fiscal Quarter (quarter X+1) will be reduced or increased by the difference between projected and actual Adjusted Federal Taxable Income for the third month of quarter X;

(b) If for any Fiscal Year the AMT Tax Distribution Amount is greater than the Applicable Tax Rate times the Adjusted Federal Taxable Income for that Fiscal Year, then, in the last Fiscal Quarter of such Fiscal Year, the Federal Tax Distribution Amount shall be increased by such excess; and

(c) If the Adjusted Federal Taxable Income or AMT Tax Distribution Amount of ASA Biofuels for the Fiscal Year, as determined by the ASAB Tax Preparer, is greater or less than the amount assumed for purposes of making tax distributions for the Fiscal Year, then, the Federal Tax Distribution Amount for the next Fiscal Quarter shall be adjusted to reflect such difference (and any downward adjustment will be carried forward to the following Fiscal Quarters if not used fully in the first such quarter).

For purposes of this definition of Federal Tax Distribution Amount, “AMT Tax Distribution Amount” means the AMT Tax Rate times the AMT Federal Taxable Income. For purposes of this definition, “Applicable Tax Rate” means the highest marginal income tax rate effective during the Fiscal Year under section 11 of the Internal Revenue Code (or any successor provision). For purposes of this definition, “AMT Tax Rate” means the highest marginal income tax rate effective during the Fiscal Year under section 55(b) of the Internal Revenue Code (or any successor provision). If the rate under section 11 or section 55(b) of the Internal Revenue Code changes during the Fiscal Year, then the Federal Tax Distribution Amount for the Fiscal Quarters ending after the effective date of such change will be the average rate for the Fiscal Quarter calculated based on the number of days during the Fiscal Quarter that each rate was in effect. For purposes of this definition, “Adjusted Federal Taxable Income” means the ordinary business income (as would be reported on Form 1065, U.S. Return of Partnership Income) of ASA Biofuels (1) reduced by an amount equal to (w) any federal tax credits (including any minimum tax credits determined as if ASA Biofuels were a standalone corporation) to which ASA Biofuels or any Borrower will be entitled for the Fiscal Year in which such Fiscal Quarter occurs divided by (x) the Applicable Tax Rate, (2) further reduced by the ordinary business loss (as reported on Form 1065, U.S. Return of Partnership Income) of ASA Biofuels for any prior Fiscal Quarter other than ordinary business losses previously taken into account under this provision, (3) further reduced by an amount equal to the

State Tax Distribution, and (4) increased by an amount equal to (y) any federal tax credit recapture for which ASA Biofuels or any Borrower will be liable for the Fiscal Year in which such Fiscal Quarter occurs divided by (z) the Applicable Tax Rate. For purposes of this definition, “AMT Taxable Income” means the ordinary business income (as would be reported on Form 1065, U.S. Return of Partnership Income) of ASA Biofuels, adjusted for the alternative minimum tax (AMT) items (as would be reported on Schedule K of Form 1065, U.S. Return of Partnership Income) of ASA Biofuels, adjusted as provided in (1), (2), (3), and (4) of the previous sentence, except that (a) federal tax credit and federal tax credit recapture shall not be taken into account if such credits are not allowed to be taken into account for purposes of determining federal alternative minimum tax, and (b) the AMT Tax Rate shall be substituted for the Applicable Tax Rate each place it appears.

“Fee Letters” means (i) that Fee Letter among the Administrative Agent and the Borrowers and (ii) that Collateral Agent and Accounts Bank Fee Letter among the Administrative Agent, the Accounts Bank, the Collateral Agent and the Borrowers, each dated as of the date hereof, setting forth certain fees that will, from time to time, become due and payable with respect to the Loans and to the Agents.

“Fees” means, collectively, each of the fees payable by the Borrowers for the account of any Lender or Agent pursuant to Section 3.12 (Fees).

“Final Completion” means, with respect to each Plant, that each of the following conditions has been achieved to the satisfaction of the Required Lenders:

(i)	such Plant shall have achieved commercial operations, as certified by the Independent Engineer;

(ii)	each of Substantial Completion and Final Completion, as defined in the Design Build Contract for such Plant, shall have occurred;

(iii)	construction of such Plant shall have been completed and all costs related thereto shall have been fully paid;

(iv)	the Administrative Agent shall have received reasonably satisfactory evidence that there are no mechanic’s, workmen’s, materialmen’s or other similar Liens on any part of such Plant, Site, or other related Project assets relating to the work or services for such Plant provided by the Design Builder or any of its subcontractors, other than Liens that are subject to a Contest;

(v)	the Administrative Agent and the Independent Engineer shall have received an updated survey for such Plant’s Site, reasonably satisfactory to the Required Lenders;

(vi)	Owners Scope for such Plant has been completed to the reasonable satisfaction of the Independent Engineer; and

(vii)	the Independent Engineer shall have confirmed that the final air emissions test for such Plant has been satisfactorily completed.

“Final Completion Certificate” means a certificate of the Independent Engineer and the Borrowers’ Agent, reasonably satisfactory to the Required Lenders, in substantially the form of Exhibit I, confirming that Final Completion has occurred.

“Final Completion Date” means, with respect to each Plant, the date on which such Plant has achieved Final Completion, as certified by the Borrowers’ Agent and the Independent Engineer.

“Final Maturity Date” means, with respect to the Term Loans, the earlier to occur of (a) the date that occurs seventy-eight (78) months after the Conversion Date and (b) June 30, 2014.

“Financial Model” means the pro forma financial statements and projections of revenue and expenses and cash flows with respect to the Borrowers and the Project for each of the calendar years 2006 through 2014, attached hereto as Exhibit X, as the same may be updated and approved by the Required Lenders from time to time in accordance with Section 7.01(v) (Affirmative Covenants - Financial Model).

“Financial Officer” means, with respect to any Person, the controller, treasurer or chief financial officer of such Person.

“Financing Documents” means:

(i)	this Agreement;

(ii)	the Notes;

(iii)	the Security Documents;

(iv)	the Intercreditor Agreement;

(v)	the Interest Rate Protection Agreement;

(vi)	the Fee Letters;

(vii)	each Blocked Account Agreement;

(viii)	any Debt Service Reserve Letter of Credit;

(ix)	the other financing and security agreements, documents and instruments delivered in connection with this Agreement; and

(x)	each other document designated as a Financing Document by the Borrowers and the Administrative Agent.

“First National Bank of Omaha” means First National Bank of Omaha, a national banking association organized under the laws of the United States of America.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve 12 consecutive calendar months ending on December 31.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Gas Risk Management Agreements” means, collectively, the Albion Gas Risk Management Agreement, the Bloomingburg Gas Risk Management Agreement, and the Linden Gas Risk Management Agreement.

“Gas Supply Agreements” means, collectively, the Albion Gas Supply Agreement, the Bloomingburg Gas Supply Agreement and the Linden Gas Supply Agreement.

“Gas Transportation Agreements” means, collectively, the Albion Gas Transportation Agreement, the Bloomingburg Gas Transportation Agreement and the Linden Gas Transportation Agreement.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grain Facility Leases” means, collectively, the Albion Grain Facility Lease, the Bloomingburg Grain Facility Lease and the Linden Grain Facility Lease.

“Granting Lender” has the meaning provided in Section 11.03(h) (Assignments).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“Guaranteed Final Completion Date” means, with respect to any Plant, the “Guaranteed Final Completion Date,” as defined in the Design Build Contract for such Plant.

“Guaranteed Substantial Completion Date” means, with respect to any Plant, the “Guaranteed Substantial Completion Date,” as defined in the Design Build Contract for such Plant.

“Historical Debt Service Coverage Ratio” means, as of any Quarterly Payment Date, for the four (4) Fiscal Quarters immediately preceding such Quarterly Payment Date (or, if less than four (4) Fiscal Quarters have elapsed since the Conversion Date, for such number of Fiscal Quarters that has elapsed since the Conversion Date), the ratio of (i) Cash Flow Available for Debt Service during such period to (ii) Debt Service during such period.

“Holdings Pledge Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be entered into among ASA Biofuels, ASA Holdings and the Collateral Agent, pursuant to which ASA Biofuels pledges one hundred percent (100%) of the Equity Interests in ASA Holdings to the Collateral Agent.

“ICM” means ICM, Inc., a Kansas corporation.

“ICM Licenses” means, collectively, the Albion ICM License, the Bloomingburg ICM License and the Linden ICM License.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services (other than (i) with respect to any Borrower, trade accounts payable by such Borrower under any Cargill Goods and Services Agreement within thirty (30) days of being incurred arising in the ordinary course of such Borrower’s business and not past due for more than thirty (30) days after the date on which such trade payable was created or (ii) any other trade accounts payable, within sixty (60) days of being incurred arising in the ordinary course of such Person’s business and not past due for more than sixty (60) days after the date on which such trade payable was created);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f) all Capitalized Lease Liabilities;

(g) net obligations of such Person under any Swap Contract;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 11.09 (Indemnification by the Borrowers).

“Independent Engineer” means RW Beck, Inc., or any replacement independent engineer appointed by the Administrative Agent with the prior written consent of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Independent Engineer’s Certificate” means a certificate of the Independent Engineer in substantially the form of Exhibit E.

“Independent Member” means a Person, who is not at the time of initial appointment as the Independent Member or at any time while serving as the Independent

Member and has not been at any time during the five (5) years preceding such initial appointment:

(i)	a direct or indirect owner of any Equity Interest in, member (with the exception of serving as the Independent Member), officer, employee, partner, director, manager or contractor, bankruptcy trustee, attorney or counsel of any member of any Borrower, any Borrower or any Affiliate of any of them;

(ii)	a creditor, customer, supplier, or other person (including each Project Party) who derives any of its purchases or revenues from its activities with any Borrower, any member of any Borrower or any Affiliate of any of them;

(iii)	a Person controlling or under common control with any Borrower, any member of any Borrower or any Affiliate of any of them or any Person excluded from serving as Independent Member under clause (i) or (ii) of this definition;

(iv)	a member of the immediate family by blood or marriage of any Person excluded from being an Independent Member under clause (i) or (ii) of this definition; or

(v)	a Person who received, or a member or employee of a firm or business that received, fees or other income from any Borrower or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person.

“Information” has the meaning provided in Section 11.18 (Treatment of Certain Information; Confidentiality).

“Initial Quarterly Payment Date” means the first Quarterly Payment Date following the Conversion Date.

“Insolvency Proceeding” has the meaning provided in the Intercreditor Agreement.

“Insurance Consultant” means Moore-McNeil, LLC, or any replacement insurance consultant appointed by the Administrative Agent with the prior written consent of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to any Borrower, any Plant or the Project that are paid or payable to or for the account of any Borrower, or the Collateral Agent as loss payee, (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Insurance Proceeds Accounts” means, collectively, the Albion Insurance Proceeds Account, the Bloomingburg Insurance Proceeds Account and the Linden Insurance Proceeds Account.

“Insurance Proceeds Request Certificate” means a certificate, in substantially the form of Exhibit Q, executed by an Authorized Officer of the Borrowers’ Agent and setting forth proposed instructions for the transfer or withdrawal of Insurance Proceeds from an Insurance Proceeds Account.

“Intercreditor Agreement” means the Intercreditor Agreement, dated on or about the date hereof, among the Administrative Agent, the Borrowers, and Subordinated Lenders.

“Interest Payment Date” means, with respect to any Loan without duplication, the last day of each Interest Period applicable to each Borrowing of which such Loan is a part.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made pursuant to Section 2.04 (Borrowing of Loans) or the date on which each successive interest period for each such Eurodollar Loan is determined pursuant to Section 3.04 (Interest Rates) and ending on (and including) the day that numerically corresponds to such date one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, in either case as the Borrowers may select in the relevant Borrowing Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different a calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) the Borrowers may not select any Interest Period that ends after any Quarterly Payment Date unless, after giving effect to such selection, the aggregate outstanding principal amount of

Eurodollar Loans having Interest Periods which end on or prior to such Quarterly Payment Date shall be at least equal to the aggregate principal amount of Eurodollar Loans due and payable on or prior to such Quarterly Payment Date, and (iv) no Interest Period may end later than the Maturity Date.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit C, executed by an Authorized Officer of the Borrowers’ Agent.

“Interest Rate Protection Agreement” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement, with a Qualified Counterparty, in each such case that is reasonably satisfactory to the Required Lenders and is entered into in accordance with Section 7.01(w) (Affirmative Covenants - Interest Rate Protection Agreement).

“Interest Rate Protection Provider” means a Qualified Counterparty that is party to an Interest Rate Protection Agreement.

“Knowledge” means the actual knowledge, after due inquiry, of any Authorized Officer, Financial Officer, chair, president, chief executive officer, chief operating officer, secretary, manager, operating manager, financial manager or executive manager of any Borrower, the Borrowers’ Agent or ASA Biofuels, including any Person holding any such office on an interim basis, and any other officer of any Borrower, the Borrowers’ Agent or ASA Biofuels identified as a Named Officer (as defined in the respective Borrower LLC Agreements or the ASA Biofuels LLC Agreement, as the case may be) in accordance with the terms of the respective Borrower LLC Agreements or the ASA Biofuels LLC Agreement, as the case may be.

“Laminar” means Laminar Direct Capital L.P., a limited partnership organized and existing under the laws of the State of Delaware.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Lead Arrangers” means WestLB in its capacity as sole lead bookrunner and lead arranger, together with CIT Capital USA Inc., First National Bank of Omaha, Standard Chartered Bank and ING Capital LLC in their capacity as lead arrangers.

“Leased Premises” means, with respect to each Grain Facility Lease, the Premises as defined in such Grain Facility Lease.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit V.

“Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement and each other Person that acquires the rights and obligations of a Lender hereunder pursuant to Section 11.03 (Assignments).

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Linden” has the meaning set forth in the Preamble.

“Linden Aggregate Construction Loan Commitment” means, collectively, the aggregate of the Linden Aggregate Tranche A Construction Loan Commitment and the Linden Aggregate Tranche B Construction Loan Commitment.

“Linden Aggregate Tranche A Construction Loan Commitment” means fifty-seven million nine hundred thousand five hundred fifty Dollars ($57,900,550), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Linden Aggregate Tranche B Construction Loan Commitment” means thirty-three million eighty-six thousand twenty-eight Dollars ($33,086,028), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Linden Agreement for Water Services” means the agreement for water services to be entered into between Linden and a water service provider reasonably acceptable to the Required Lenders.

“Linden Construction Account” has the meaning provided in Section 8.01(c) (Establishment of Project Accounts).

“Linden Construction Budget” means the budget attached hereto as Schedule 1.01(d) that sets forth all categories of costs and expenses required in connection with the development, construction, start-up, and testing of the Linden Plant, including all construction and non-construction costs, all costs under the Linden Design Build Contract, all interest, taxes and other carrying costs related to the Linden Construction Loans and the Linden Required Subordinated Debt Disbursement, and costs related to the construction of the facilities described under the Project Documents relating to the Linden Plant, as updated from time to time with the prior written consent of the Required Lenders or otherwise in accordance with Section 7.02(t) (Negative Covenants - Construction Budget).

“Linden Construction Loan” has the meaning provided in Section 2.01(c) (Construction Loans).

“Linden Construction Loan Commitment” means, collectively, with respect to each Lender, such Lender’s Linden Tranche A Construction Loan Commitment and Linden Tranche B Construction Loan Commitment.

“Linden Construction Withdrawal Certificate” means a certificate in substantially the form of Exhibit J, duly executed by an Authorized Officer of the Borrowers’ Agent directing the transfer or withdrawal of funds from the Linden Construction Account.

“Linden Corn Futures Advisory Agreement” the Futures Advisory Agreement, dated on or about the date hereof, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Linden.

“Linden Corn Supply Agreement” means the Corn Supply Agreement, dated on or about the date hereof, between Cargill and Linden.

“Linden Design Build Contract” means the Lump-Sum Design Build Agreement, dated on or about the date hereof, between the Design Builder and Linden for construction of the Linden Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Linden Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated on or about the date hereof, between Cargill and Linden.

“Linden Electric Facilities and Services Agreement” means the Agreement for Electric Service to be entered into between Linden and Tipmont REMC.

“Linden Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated on or about the date hereof, between Cargill, acting through its Sweeteners North America business unit, and Linden.

“Linden Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated on or about the date hereof, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Linden and Cargill.

“Linden Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated on or about the date hereof, between Cargill and Linden, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Linden Gas Transportation Agreement” means the Gas Service Agreement to be entered into between Vectren Energy of Indiana, Inc., a/k/a Indiana Gas Company, and Linden.

“Linden Grain Facility Lease” means the Lease Agreement, dated on or about the date hereof, between Cargill and Linden.

“Linden ICM License” means the License Agreement, dated on or about the date hereof, between ICM, Inc., a Kansas corporation, and Linden.

“Linden Insurance Proceeds Account” has the meaning provided in Section 8.01(o) (Establishment of Project Accounts).

“Linden LLC Agreement” means the Limited Liability Company Agreement of ASA Linden, LLC, dated as of the date hereof, executed by ASA Holdings and the Independent Member of Linden.

“Linden Master Agreement” means the Master Agreement, dated on or about the date hereof, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Linden.

“Linden Mortgage” means the Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Linden in favor of the Collateral Agent.

“Linden Operating Agreement” means the Plant Operation Agreement, dated on or about the date hereof, between Linden and UBEM.

“Linden Plant” means the dry grind ethanol production facility located near Linden, Indiana, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Linden Pledge Agreement” means the Pledge and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be entered into among ASA Holdings, Linden and the Collateral Agent, pursuant to which ASA Holdings pledges one hundred percent (100%) of the Equity Interests in Linden to the Collateral Agent.

“Linden Project Costs” means the following costs and expenses incurred by the Borrowers in connection with the Linden Plant prior to the Final Completion Date for the Linden Plant and set forth in the Linden Construction Budget or otherwise approved by the Required Lenders (in consultation with the Independent Engineer) in writing:

(i)	costs incurred by the Borrowers under the Linden Design Build Contract, and other costs directly related to the acquisition, site preparation, design, engineering, construction, installation, start-up, and testing of the Linden Plant;

(ii)	fees and expenses incurred by or on behalf of the Borrowers and allocated to the Linden Plant in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees, and the costs of preliminary engineering;

(iii)	interest and Fees on the Linden Construction Loans until the Commercial Operation Date for the Linden Plant;

(iv)	financing fees and expenses in connection with the Loans and the fees, costs and expenses of the Agents’ counsel, any Interest Rate Protection Provider’s counsel and the Consultants that are allocated to the Linden Plant;

(v)	insurance premiums with respect to the Title Insurance Policy for the Linden Plant and the insurance for the Linden Plant required pursuant to Section 7.01(h) (Affirmative Covenants - Insurance);

(vi)	costs of corn and natural gas utilized for commissioning, Performance Tests for, and operation of, the Linden Plant prior to the Commercial Operation Date; and

(vii)	all other costs and expenses included in the Linden Construction Budget.

“Linden Rail Use Agreements” means, collectively, (i) the rail use agreement to be entered into between Linden and Cargill and (ii) the rail use agreement to be entered into between Linden and CSX Transportation, Inc.

“Linden Railroad Easement Agreement” means the Railroad Easement Agreement, dated as on or about the date hereof, between Linden and Cargill.

“Linden Required Equity Contribution” means the equity contributions to be made to Linden from time to time for Linden Project Costs in the aggregate total amount of twenty-eight million one hundred fifty-one thousand two hundred eighteen Dollars ($28,151,218).

“Linden Required Subordinated Debt Disbursement” means the proceeds of the Subordinated Note Purchase Agreement that will be contributed by ASA Biofuels (through ASA Holdings) to Linden from time to time for Linden Project Costs in the aggregate total amount of twenty million six hundred seventy-eight thousand seven hundred sixty-eight Dollars ($20,678,768).

“Linden Security Agreement” means the Assignment and Security Agreement, in form and substance reasonably satisfactory to the Lenders and the Collateral Agent, to be made by Linden in favor of the Collateral Agent.

“Linden Tranche A Construction Loans” means the Linden Construction Loans made by the Tranche A Lenders, up to the aggregate amount of the Linden Tranche A Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche A Applicable Margin.

“Linden Tranche A Construction Loan Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Linden Tranche A Construction Loans, as set forth opposite the name of such Tranche A Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Linden Tranche B Construction Loans” means the Linden Construction Loans made by the Tranche B Lenders, up to the aggregate amount of the Linden Tranche B Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche B Applicable Margin.

“Linden Tranche B Construction Loan Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Linden Tranche B Construction Loans, as set forth opposite the name of such Tranche B Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Linden Well Easement” means the easement to be granted to Linden for a well on terms and conditions reasonably satisfactory to the Required Lenders.

“Line Item” means a line item of cost or expense set forth in any Construction Budget.

“Liquidated Damages Account” has the meaning provided in Section 8.01(d) (Establishment of Project Accounts).

“Liquidated Damages Transfer Certificate” means a certificate in substantially the form of Exhibit K, duly executed by an Authorized Officer of the Borrowers’ Agent.

“Loan Parties” means, collectively, each Borrower, ASA Biofuels, each Subordinated Lender and any Affiliates thereof (other than Cargill and Fagen, to the extent that they are Affiliates of the Borrowers) that are party to any Financing Document.

“Loans” means the Construction Loans and the Term Loans.

“Local Account” means any local bank account (other than the Project Accounts) in the name of any Borrower.

“Maintenance Capital Expense Account” has the meaning set forth in Section 8.01(g) (Establishment of Project Accounts).

“Maintenance Capital Expenses” means all expenditures by the Borrowers for regularly scheduled (or reasonably anticipated) major maintenance of the Project in accordance with the Operating Budgets then in effect, Prudent Ethanol Operating Practice and vendor and supplier requirements constituting major maintenance (including teardowns, overhauls, capital improvements, replacements and/or refurbishments of major components of the Project).

“Management Services Agreement” means the Management and Administrative Services Agreement, dated as of the date hereof, by and between ASA Biofuels and ASA Holdings.

“Mandatory Prepayment” means a prepayment in accordance with Section 3.09 (Mandatory Prepayment).

“Margin Call Payment” means the amount of any “alternative security” that Cargill may, from time to time, request of any Borrower under Section 6(d) of any Master Agreement.

“Master Agreements” means, collectively, the Albion Master Agreement, the Bloomingburg Master Agreement and the Linden Master Agreement.

“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), prospects or operations of any Borrower, any Plant or the Project, (ii) the ability of any Borrower, any other Loan Party or any Project Party to perform its obligations under any Transaction Document to which it is a party, (iii) the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents or (iv) the rights or remedies of any Senior Secured Party under any Financing Document.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means (a) with respect to the Construction Loans, the Construction Loan Maturity Date and (b) with respect to the Term Loans, the Final Maturity Date, as the context may require.

“Maximum Rate” has the meaning provided in Section 11.10 (Interest Rate Limitation).

“Members” means the direct owners of Equity Interests in ASA Biofuels.

“Monthly Date” means the last Business Day of each calendar month.

“Monthly Progress Report” means, with respect to each Plant, a “Progress Report” as defined in Section 3.8 of the Design Build Contract for such Plant.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means all real property right, title and interest of each Borrower that is subject to the relevant Mortgage in favor of the Collateral Agent.

“Mortgages” means, together, the Albion Deed of Trust, the Bloomingburg Mortgage and the Linden Mortgage.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 5.03(a) (Governmental Approvals).

“Net Cargill Receivables” means, as of any calculation date, (x) the amount owed by Cargill or any Affiliate of Cargill to each Borrower under the Cargill Goods and Services Agreements minus (y) the Purchase Price (as defined in each Corn Supply Agreement) and other amounts invoiced to the Borrowers pursuant to each Master Agreement, Corn Supply Agreement, Ethanol Marketing Agreement and Distillers Grains Marketing Agreement that would be due and owing to Cargill or any Affiliate of Cargill by each Borrower if such agreements were terminated as a result of a Producer Event of Default (as defined in each Master Agreement).

“Net Swap Payment” means, with respect to any Interest Rate Protection Agreement and for any period, all scheduled Obligations due and payable by any Borrower under such Interest Rate Protection Agreement during such period, after giving effect to any netting applicable thereto.

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-Voting Lender” means any Lender who (a) is also a Loan Party, a Project Party or any Affiliate or Subsidiary thereof or (b) has sold a participation in the Loan held by it to any such Person; but only to the extent that such Persons hold, in the aggregate, Loans with an aggregate outstanding principal amount less than or equal to eighty-five percent (85%) of the outstanding principal amount of the Loans. For the avoidance of doubt, in the event that such Persons hold, in the aggregate, more than eighty-five percent (85%) of the outstanding principal amount of the Loans on the date when any vote or consent of the Lenders is required, such Persons will not be considered Non-Voting Lenders for the purpose of such vote or consent.

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes - Foreign Lenders).

“Notes” means the Construction Notes and the Term Notes, including any promissory notes issued by any Borrower in connection with assignments of any Loan of a Lender, in each case substantially in the form of Exhibit B, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Notice of Suspension” has the meaning provided in Section 8.28 (Notices of Suspension of Accounts).

“Notice to Proceed” means, with respect to each Plant, a “Notice to Proceed” as defined in Section 6.3 of, and issued in accordance with the terms of, the Design Build Contract relating to such Plant.

“Obligations” means and includes all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed to the Agents, the Lenders or any other Senior Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any Insolvency Proceeding naming such

Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrowers hereunder or thereunder.

“Operating Account” has the meaning provided in Section 8.01(f) (Establishment of Project Accounts).

“Operating Account Withdrawal Certificate” means a certificate in substantially the form of Exhibit N, duly executed by an Authorized Officer of the Borrowers’ Agent, directing the transfer or withdrawal of funds from the Operating Account.

“Operating Agreements” means, collectively, the Albion Operating Agreement, the Bloomingburg Operating Agreement and the Linden Operating Agreement.

“Operating Budget” has the meaning set forth in Section 7.01(j) (Affirmative Covenants - Operating Budgets).

“Operating Budget Category” means, at any time with respect to each Operating Budget, each line item set forth in such Operating Budget in effect at such time.

“Operating Entity” means each of Albion, Bloomingburg, and Linden.

“Operation and Maintenance Expenses” means (with respect to each Plant that has achieved its Commercial Operation Date), for any period on or after the Commercial Operation Date for each such Plant, the sum without duplication of all (i) reasonable and necessary expenses of administering, managing and operating the Project and maintaining it in good repair and operating condition (including, after the Conversion Date, costs incurred under the Management Services Agreement), (ii) costs associated with the supply and transportation of all corn, natural gas, electricity and other supplies and raw materials to the Project and distribution and sale of Products from the Project that any Borrower is obligated to pay, (iii) all reasonable and necessary insurance costs (other than insurance premiums that are paid as Project Costs), (iv) property, sales and franchise taxes to the extent that any Borrower is liable to pay such taxes to the taxing authority (other than taxes imposed on or measured by income or receipts) to which the Project, may be subject (or payment in lieu of such taxes to which the Project may be subject), (v) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect Necessary Project Approvals (including any Deferred

Approvals) for each Plant on or after the Commercial Operation Date for such Plant, (vi) reasonable and arm’s-length legal, accounting and other professional fees attendant to any of the foregoing items during such period, (vii) the reasonable costs of administration and enforcement of the Transaction Documents, (viii) costs incurred pursuant to the Permitted Commodity Hedging Arrangements, and (ix) all other costs and expenses included in the Operating Budget for such Plant. In no event shall Project Costs or Maintenance Capital Expenses be considered Operation and Maintenance Expenses.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement.

“Owners Scope” means, with respect to any Plant, all work relating to the construction of such Plant that is the responsibility of Owner (as defined in the Design Build Contract for such Plant) or any of Owner’s contractors (other than Design Builder), including work set forth in Section 4.6 and Exhibit C of the Design Build Contract for such Plant.

“Participant” has the meaning provided in Section 11.03(d) (Assignments).

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Payment Bond” means each payment bond obtained by the Design Builder pursuant to Section 7.4.2 of each Design Build Contract.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Performance Bond” means each performance bond obtained by the Design Builder pursuant to Section 7.4.1 of each Design Build Contract.

“Performance Test” means, with respect to each Plant, “Performance Test” as defined in Section 7.2.1 of the Design Build Contract for such Plant.

“Performance Test Report” has the meaning provided in Section 7.01(l) (Affirmative Covenants - Performance Tests).

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by the Borrowers in accordance with Section 7.02(u) (Negative Covenants - Commodity Hedging Arrangements).

“Permitted Indebtedness” means Indebtedness identified in Section 7.02(a) (Negative Covenants - Restrictions on Indebtedness of the Borrowers).

“Permitted Liens” means Liens identified in Section 7.02(b) (Negative Covenants - Liens).

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by any Borrower or any ERISA Affiliate, or in respect of which any Borrower or any ERISA Affiliate has any obligation to contribution or Liability.

“Plants” means, collectively, the Albion Plant, the Bloomingburg Plant and the Linden Plant.

“Pledge Agreements” means, collectively, the Albion Pledge Agreement, the Bloomingburg Pledge Agreement, the Linden Pledge Agreement and the Holdings Pledge Agreement.

“Prepayment Holding Account” has the meaning set forth in Section 8.01(k) (Establishment of Project Accounts).

“Primary Swap Obligations” means, with respect to any Interest Rate Protection Agreement, all scheduled obligations due and payable by any Person party to such Interest Rate Protection Agreement (after giving effect to any netting applicable thereto) and all payments of Swap Termination Value due and payable by any Person party to such Interest Rate Protection Agreement, but excluding any amounts owed in respect of Taxes, expenses and indemnification obligation which do not constitute payments of Swap Termination Value.

“Process Agent” means any Person appointed as agent by any Borrower or any Project Party, as required under the Financing Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Agreement or any other Financing Document to which it is a party, including CT Corporation System.

“Products” means ethanol, Distillers Grains, carbon dioxide, and any other co-product or by-product produced in connection with the production of ethanol at the Plants.

“Project” means, at all times, each Plant and all auxiliary and other facilities constructed or to be constructed by or on behalf of any Borrower pursuant to the Project Documents or otherwise, together with all fixtures and improvements thereto and each Site and all other real property, easements and rights-of-way held by or on behalf of any Borrower and all rights to use easements and rights-of-way of others.

“Project Accounts” means the Construction Accounts, Liquidated Damages Account, Revenue Account, Operating Account, Prepayment Holding Account, Working Capital Reserve Account, Maintenance Capital Expense Account, Debt Service Reserve Account, Insurance Proceeds Accounts, Commodity Hedging Reserve Account and Extraordinary Proceeds Account, including any sub-account within such accounts.

“Project Costs” means, collectively the Albion Project Costs, the Bloomingburg Project Costs and the Linden Project Costs.

“Project Documents” means:

(i)	the Design Build Contracts;

(ii)	the Cargill Goods and Services Agreements;

(iii)	the Electric Facilities Agreements;

(iv)	the Electric Services Agreements;

(v)	the Linden Electric Facilities and Services Agreement;

(vi)	the Gas Transportation Agreements;

(vii)	the ICM Licenses;

(viii)	the Performance Bonds;

(ix)	the Payment Bonds;

(x)	the Operating Agreements and any Replacement Operating Agreement;

(xi)	the Grain Facility Leases;

(xii)	each Borrower LLC Agreement;

(xiii)	the Railroad Easement Agreements;

(xiv)	the Agreements for Water Services;

(xv)	the Rail Use Agreements;

(xvi)	the Albion Wastewater Easement;

(xvii)	the Linden Well Easement;

(xviii)	other project documents to be mutually agreed by Borrowers and Administrative Agent;

(xix)	each Additional Material Project Document; and

(xx)	any replacement agreement for any of such agreements.

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of any Borrower as a result of the termination of any Project Document or any Additional Project Document.

“Project Party” means each Person (other than the Borrowers) who is a party to a Project Document.

“Prospective Debt Service Coverage Ratio” means, for any Quarterly Payment Date, for the four Fiscal Quarters immediately following such Quarterly Payment Date, the ratio of (i) Cash Flow Available for Debt Service projected for such period to (ii) Debt Service projected for such period, in each case based on the then-current Financial Model approved by the Required Lenders in accordance with Section 7.01(v) (Affirmative Covenants - Financial Model).

“Prudent Ethanol Operating Practice” means those reasonable practices, methods and acts that (i) are commonly used in the regions where the Plants are located to manage, operate and maintain ethanol production, distribution, equipment and associated facilities of the size and type that comprise the Project safely, reliably, and efficiently and in compliance with applicable Laws, manufacturers’ warranties and manufacturers’ recommendations, and (ii) in the exercise of reasonable judgment, skill, diligence, foresight and care are expected of an ethanol plant operator, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and, in the case of the Project, the Project Documents. Prudent Ethanol Operating Practice does not necessarily mean one particular practice, method, equipment specifications or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Qualified Counterparty” means any of the following: (i) any Person who is a Lender, the Administrative Agent, or the Collateral Agent on the date the relevant Interest Rate Protection Agreement is entered into or (ii) any Affiliate of any Person listed in clause (i).

“Quarterly Payment Date” means each of March 31, June 30, September 30 and December 31.

“Quarterly Period” means each three (3) month period beginning on (and including) the day immediately following a Quarterly Payment Date and ending on (and including) the next Quarterly Payment Date.

“Rail Use Agreements” means the Albion Rail Use Agreements, the Bloomingburg Rail Use Agreements and the Linden Rail Use Agreements.

“Railroad Easement Agreements” means the Albion Railroad Easement Agreement, the Bloomingburg Railroad Easement Agreement and the Linden Railroad Easement Agreement.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Register” has the meaning set forth in Section 11.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Replacement Operating Agreement” means an agreement in form and substance reasonably satisfactory to the Required Lenders, between a Borrower and an operator acceptable to the Required Lenders, for the operation of a Plant (excluding the Leased Premises).

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA.

“Required Cash Sweep” means each mandatory prepayment of the Loans made pursuant to Section 3.09(b)(i) (Mandatory Prepayment).

“Required Equity Contributions” means, collectively, the Albion Required Equity Contribution, the Bloomingburg Required Equity Contribution and the Linden Required Equity Contribution.

“Required Lenders” means (a) at any time prior to the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding in excess of fifty percent (50.00%) of the Construction Loan Commitments (excluding the Construction Loan Commitments of all Non-Voting Lenders) and (b) at any time after the Conversion Date, Lenders (excluding all Non-Voting Lenders) holding in excess of fifty percent (50.00%) of the then aggregate outstanding principal amount of the Loans (excluding the principal amounts of any Loans made by any Non-Voting Lenders).

“Required LLC Provisions” has the meaning provided in Section 5.26 (Independent Member).

“Required Subordinated Debt Disbursements” means, collectively, the Albion Required Subordinated Debt Disbursement, the Bloomingburg Required Subordinated Debt Disbursement and the Linden Required Subordinated Debt Disbursement.

“Restoration or Replacement Plan” means a plan and time schedule, reasonably satisfactory to the Required Lenders and the Independent Engineer, for the application of Insurance Proceeds arising from any Casualty Event and any other funds available to the Borrowers with which to restore or replace any Plant (or any portion thereof) affected by such Casualty Event.

“Restricted Payment Certificate” means a certificate in substantially the form of Exhibit M, duly executed by an Authorized Officer of the Borrowers’ Agent.

“Restricted Payments” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of any Borrower, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, any Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payment in respect to Subordinated Debt Obligations (other than the Current Priority Subordinated Interest and Deferred Priority Subordinated Interest), (c) any payments of amounts under Sections 5.3.2, 6.5.6 and 19.4.1 of the Design Build Contracts, and (d) any payment of any management, consultancy, administrative, services, or other similar fee to any Person who owns, directly or indirectly, any Equity Interest in any Borrower, or any Affiliate of any such Person other than pursuant to the Management Services Agreement or any Cargill Goods and Services Agreement.

“Revenue Account” has the meaning set forth in Section 8.01(e) (Establishment of Project Accounts).

“Revenue Account Withdrawal Certificate” means a certificate in substantially the form of Exhibit L, duly executed by an Authorized Officer of the Borrowers’ Agent, directing the transfer or withdrawal of funds from the Revenue Account.

“Right of First Offer and Refusal Agreement” means the Right of First Offer and Refusal Agreement, dated on or about the date hereof, among the Borrowers, the Subordinated Lenders, the Lenders and the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Schedule of Values” means, with respect to each Plant, “Schedule of Values” as defined in Section 10.2.5 of the Design Build Contract for such Plant.

“Security” means the security created in favor of the Collateral Agent pursuant to the Security Documents.

“Security Agreements” means, collectively, the Albion Security Agreement, the Bloomingburg Security Agreement the Linden Security Agreement, and the ASA Holdings Security Agreement.

“Security Documents” means:

(i)	each Mortgage;

(ii)	this Agreement (to the extent that it relates to the Project Accounts);

(iii)	the Consents;

(iv)	the Pledge Agreements;

(v)	the Security Agreements;

(vi)	any other document designated as a Security Document by the Administrative Agent and the Borrowers; and

(vii)	any fixture filings, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Senior Secured Parties” means the Lenders, the Agents, any Interest Rate Protection Provider, and each of their respective successors, transferees and assigns.

“Site” means, with respect to each Plant, those certain parcels described on Schedule 1.01(e) with respect to such Plant.

“Solvent” means, with respect to any Person, that as of the date of determination both (i) (A) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including Contingent Liabilities but excluding amounts payable under intercompany loans or promissory notes) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (B) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (C) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, (A) the amount of any Contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (B) the liabilities of Albion with respect to the Loans shall be equal to the aggregate outstanding amount of all Albion Construction Loan Borrowings, together will all other Obligations related thereto, (C) the liabilities of

Bloomingburg with respect to the Loans shall be equal to the aggregate outstanding amount of all Bloomingburg Construction Loan Borrowings, together will all other Obligations related thereto, (D) the liabilities of Linden with respect to the Loans shall be equal to the aggregate outstanding amount of all Linden Construction Loan Borrowings, together will all other Obligations related thereto, and (E) the liabilities of ASA Holdings with respect to the Loans shall be equal to the aggregate outstanding amount of all Construction Loan Borrowings, together will all other Obligations related thereto.

“SPV” has the meaning provided in Section 11.03(h) (Assignments).

“State Tax Distribution Amount” means, for any Fiscal Quarter and for each Operating Entity, the Applicable State Tax Rate times the Adjusted State Taxable Income of the Operating Entity, based on (a) for the first two (2) months of such Fiscal Quarter, actual Adjusted State Taxable Income with respect to the Operating Entity, as calculated by the Accountants, and (b) for the third month of such Fiscal Quarter, a forecast prepared by the Accountants no more than ten (10) days prior to the end of the Fiscal Quarter, assuming that income is earned ratably throughout the Fiscal Quarter, expenses are incurred as they accrue for tax purposes and the depreciation or amortization deductions for a Fiscal Year accrue ratably throughout the Fiscal Year (but for depreciation or amortization of assets that were either acquired or disposed of within the Fiscal Year), with the following modifications:

(a) If the actual Adjusted State Taxable Income of an Operating Entity in the third month of any Fiscal Quarter (quarter X) is less than or greater than the projections for such month, the Tax Distribution Amount for the next Fiscal Quarter (quarter X+1) will be reduced or increased by the difference between projected and actual Adjusted State Taxable Income for the third month of quarter X; and

(b) If the Adjusted State Taxable Income of an Operating Entity for the Fiscal Year, as determined by the ASAB Tax Preparer, is greater or less than the Adjusted State Taxable Income of the Operating Entity as determined for purposes of making the quarterly distributions, then the State Tax Distribution Amount for the next Fiscal quarter shall be adjusted to reflect such difference (and any downward adjustment will be carried forward to the following Fiscal Quarters if not used fully in the first such quarter).

For purposes of this definition of State Tax Distribution Amount, “Applicable State Tax Rate” means (a) with respect to Albion, the corporate income tax rate and/or franchise tax rate, as applicable, imposed by the state of Nebraska and any localities within the state of Nebraska on the Members with respect to the earnings of Albion, (b) with respect to Bloomingburg, the corporate income tax rate and/or franchise tax rate imposed by the state of Ohio and any localities within the state of Ohio on the Members with respect to the earnings of Bloomingburg, (c) with respect to Linden, the corporate income tax rate and/or franchise tax rate imposed by the state of Indiana and any localities within the state of Indiana on the Members with respect to the earnings of Linden. If the tax rate imposed by Ohio, Indiana, or Nebraska, or any localities within those states changes during the Fiscal Year, then the State Tax Distribution Amount for the Fiscal Quarter ending after the effective date of such change will reflect the average rate for the Fiscal Quarter calculated based on the number of days during such Fiscal Quarter that each rate was in effect. For purposes of this definition, “Adjusted State Taxable Income” means the ordinary business income of the relevant Operating Entity (as determined by the laws of the relevant state) from sources within the state where the Operating Entity’s Plant is located (1) reduced by an amount equal to (w) any state tax credits to which the Operating Entity (or ASA Biofuels as the owner of the Operating Entity) will be entitled for the Fiscal Year in which such Fiscal Quarter occurs divided by (x) the Applicable State Tax Rate, (2) further reduced by the ordinary business loss of the Operating Entity for any prior Fiscal Quarter other than ordinary business losses previously taken into account under this provision, and (3) increased by an amount equal to (y) any state tax credit recapture for which the Operating Entity (or ASA Biofuels as owner of the Operating Entity) will be liable for the Fiscal Year in which such Fiscal Quarter occurs divided by (z) the Applicable Tax Rate.

“Stated Amount” has the meaning specified for such term in any Debt Service Reserve Letter of Credit.

“Subordinated Debt Agreements” means the Subordinated Note Purchase Agreement, the Subordinated Guaranty, the Subordinated Debt Environmental Indemnity Agreement, the Subordinated Debt Negative Pledge Agreement and any other documentation related thereto, each in form and substance reasonably satisfactory to the Required Lenders.

“Subordinated Debt Environmental Indemnity Agreement” means the agreement, dated on or about the date hereof, among the Borrowers, ASA Biofuels, and American Capital Financial Services, Inc., as agent for the purchasers under the Subordinated Note Purchase Agreement on terms and conditions satisfactory to the Required Lenders, regarding certain environmental indemnity undertakings further described therein.

“Subordinated Debt Obligations” has the meaning provided in the Intercreditor Agreement.

“Subordinated Debt Negative Pledge Agreement” means the agreement among Albion, Bloomingburg and Linden in favor of American Capital Financial Services, Inc., as agent for the purchasers under the Subordinated Note Purchase Agreement, relating to any real property owned by such Borrower.

“Subordinated Guaranty” has the meaning provided in the Intercreditor Agreement.

“Subordinated Lenders” means each of American Capital Strategies, Ltd., USRG and Laminar, in their capacity as lenders of the Subordinated Loans, or their successors and permitted assigns under the Subordinated Debt Agreements.

“Subordinated Loans” means the loans, in an amount equal to sixty-two million five hundred thousand Dollars ($62,500,000), to be provided by American Capital Strategies, Ltd., USRG and Laminar pursuant to the Subordinated Note Purchase Agreement which shall, at all times, be subject to the terms and conditions set forth in the Intercreditor Agreement.

“Subordinated Note Purchase Agreement” means the Note Purchase Agreement, dated on or about the date hereof, among ASA Biofuels, the Subordinated Lenders, American Capital Financial Services, Inc., as agent for the purchasers identified therein, and the additional purchasers identified on Annex A thereto as amended, modified or supplemented from time to time in accordance with the Intercreditor Agreement.

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Substantial Completion” with respect to each Plant, has the meaning provided in the relevant Design Build Contract.

“Survey” has the meaning provided in Section 6.01(u) (Conditions to First Construction Loan Borrowing - Survey).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement and (c) for the avoidance of doubt, includes the Permitted Commodity Hedging Arrangements and any Interest Rate Protection Agreements.

“Swap Exposure Sweep Amount” means, as of any Quarterly Payment Date when the Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on such date exceeds eighty percent (80%) of the Net Cargill Receivables on any such date, an amount equal to the greater of:

(i)	the Dollar amount by which the Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on such Quarterly Payment Date exceeds eighty percent (80%) of the Net Cargill Receivables on such date; and

(ii)	taking into account each day during the ten (10) day period immediately preceding and excluding such Quarterly Payment Date on which the Swap Termination Value of all Permitted Commodity Hedging Arrangements exceeded eighty percent (80%) of the Net Cargill Receivables on each such day, an amount equal to (x) the aggregate total of all such excess amounts during such ten (10) day period divided by (y) the number of days during such ten (10) day period on which such excess amounts occurred.

“Swap Termination Value” means, in respect of any one or more Swap Contracts (including any Permitted Commodity Hedging Arrangements or any Interest Rate Protection Agreements), after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target Balance Amount” means the aggregate of all principal payable under the Loans projected to be outstanding on each Quarterly Payment Date, as set forth on Schedule 1.01(f).

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans or Tranche B Term Loans, as the case may be, as set forth opposite the name of such Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Term Loan Commitment then constitutes of the Aggregate Term Loan Commitment.

“Term Loans” has the meaning set forth in Section 2.02 (Term Loans).

“Term Notes” means the promissory notes of each Borrower, substantially in the form of Exhibit B, evidencing Term Loans.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by any Borrower, any ERISA Affiliate or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan during a plan year in which such Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of any Borrower or any ERISA Affiliate, (v) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan, or (vi) any Borrower or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“Title Continuation” means a written notice issued by the Title Insurance Company (including their local title insurance abstractors) confirming the status of title as set forth in the Title Insurance Policy, which indicates that, since the last preceding Borrowing Date (or if there has been no such last preceding Borrowing Date, the date hereof), there has been no change in the state of title to the Mortgaged Property and no Liens or survey exceptions (in the case of any updated or “as-built” survey that has been issued) not theretofore approved by the Required Lenders, which written notice shall contain no recorded mechanic’s liens except as approved by the Required Lenders or as otherwise subject to a Contest.

“Title Insurance Company” means First American Title Insurance Company or such other title insurance company or companies reasonably satisfactory to the Required Lenders.

“Title Insurance Policy” has the meaning provided in Section 6.01(v) (Conditions to First Construction Loan Borrowing - Title Insurance).

“Tranche” means, as the case may be, the Tranche A Construction Loans, the Tranche A Term Loans, the Tranche B Construction Loans or the Tranche B Term Loans.

“Tranche A Applicable Margin” means (a) with respect to the Eurodollar Loans, two and one-half percent (2.50%) and (b) with respect to the Base Rate Loans, one and one-half percent (1.50%).

“Tranche A Construction Loan Commitment” means, collectively, with respect to each Tranche A Lender, such Lender’s Albion Tranche A Construction Loan Commitment, Bloomingburg Tranche A Construction Loan Commitment and Linden Tranche A Construction Loan Commitment.

“Tranche A Construction Loans” means the Construction Loans made by the Tranche A Lenders, up to the aggregate amount of the Tranche A Construction Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche A Applicable Margin.

“Tranche A Lenders” means those Lenders of Tranche A Loans, as identified on Schedule 1.01(a).

“Tranche A Loans” means the Tranche A Construction Loans and the Tranche A Term Loans.

“Tranche A Term Loans” means the Term Loans made by the Tranche A Lenders, up to the aggregate amount of the Tranche A Term Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche A Applicable Margin.

“Tranche A Term Loan Commitment” means, with respect to each Tranche A Lender, the commitment of such Tranche A Lender to make Tranche A Term Loans, as set forth opposite the name of such Tranche A Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Tranche B Applicable Margin” means (a) with respect to Eurodollar Loans, four and one-half percent (4.50%) and (b) with respect to Base Rate Loans, three and one-half percent (3.50%).

“Tranche B Construction Loans” means the Construction Loans made by the Tranche B Lenders, up to the aggregate amount of the Tranche B Construction Loan Commitment that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche B Applicable Margin.

“Tranche B Construction Loan Commitment” means, collectively, with respect to each Tranche B Lender, such Lender’s Albion Tranche B Construction Loan Commitment, Bloomingburg Tranche B Construction Loan Commitment and Linden Tranche B Construction Loan Commitment.

“Tranche B Lenders” means those Lenders of Tranche B Loans, as identified on Schedule 1.01(a).

“Tranche B Loans” means the Tranche B Construction Loans and the Tranche B Term Loans.

“Tranche B Term Loans” means the Term Loans made by the Tranche B Lenders, up to the aggregate amount of the Tranche B Term Loan Commitment, that will bear interest at the interest rate calculated from time to time pursuant to Section 3.06 (Interest Rate Determination) using the Tranche B Applicable Margin.

“Tranche B Term Loan Commitment” means, with respect to each Tranche B Lender, the commitment of such Tranche B Lender to make Tranche B Term Loans, as set forth opposite the name of such Tranche B Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“UBEM” means United Bio Energy Management, LLC, a limited liability company organized and existing under the laws of the State of Kansas.

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“USRG” means USRG ASA, LLC, a Delaware limited liability company.

“VEETC Event” means that, on any date on or after July 1, 2009, (i) the Volumetric Ethanol Excise Tax Credit has expired or (ii) the Volumetric Ethanol Excise Tax Credit is scheduled to expire less than eighteen (18) months from such date.

“VEETC Sub-Account” has the meaning set forth in Section 8.01(l) (Establishment of Project Accounts).

“Volumetric Ethanol Excise Tax Credit” means the “alcohol fuel mixture credit” provided for in section 6426 of the Code, which allows as a credit against gasoline excise taxes imposed by section 4081 of the Code, as in effect on the date hereof, together with any successor provisions thereto that provide for a similar credit at a rate of no less than forty-one cents ($0.41) per gallon of ethanol.

“WDG” means wet distillers grains produced by the Borrowers at the Plants.

“WestLB” means WestLB AG, New York Branch.

“Work Schedule” means, with respect to each Plant, a “Work Schedule” as defined in Section 6.1 of the Design Build Contract for such Plant that is satisfactory to the Independent Engineer.

“Working Capital Reserve Account” has the meaning set forth in Section 8.01(h) (Establishment of Project Accounts).

“Working Capital Reserve Required Amount” means, (a) except as set forth in clauses (b) or (c) below, at any time during a Working Capital Trigger Period, twenty million Dollars ($20,000,000), (b) in the event of a Working Capital Trigger Period based only on the occurrence of the circumstances described in clauses (i) or (ii) of the definition of Working Capital Trigger Period with respect to any Gas Supply Agreement, five million Dollars ($5,000,000) or (c) such other amount that the Required Lenders and the Borrowers mutually agree upon in writing (as notified to the Accounts Bank).

“Working Capital Trigger Period” means a period beginning on the day on which any event described below occurs and ending (a) in the case of an event under clause (iii), (vi), (vii) or (viii), on the date that is twelve (12) months from the delivery of the last notice described therein, (b) in the case of an event under clause (iv) or (v), the date that is twelve (12) months from the occurrence of the last event described therein, or (c) in the case of clause (ix), the date on which such default is cured:

(i)	Any Corn Supply Agreement, any Ethanol Marketing Agreement, any Distillers Grains Marketing Agreement, any Master Agreement or any Gas Supply Agreement is terminated, or any notice of termination is delivered thereunder.

(ii)	Any Producer Event of Default (as defined in each Corn Supply Agreement, Ethanol Marketing Agreement, Distillers Grains Marketing Agreement, and Master Agreement), any Cargill Event of Default (as defined in each Corn Supply Agreement, Ethanol Marketing Agreement, Distillers Grains Marketing Agreement, and Master Agreement) or any Event of Default (as defined in each Gas Supply Agreement) occurs and is not waived in writing by the Borrowers or by Cargill, as the case may be.

(iii)	Any Borrower receives from Cargill during any twelve (12) month period one (1) notice, or delivers to Cargill during any twelve (12) month period two (2) notices, under any Corn Supply Agreement, Ethanol Marketing Agreement, Distillers Grains Marketing Agreement, or Master Agreement alleging willful misconduct thereunder and such willful misconduct is not waived in writing by Cargill or such Borrower, as the case may be, under each such agreement.

(iv)	For reasons other than a Force Majeure (as defined in each Ethanol Marketing Agreement) or a default by Cargill, any Borrower fails to produce at least six million two hundred fifty thousand (6,250,000) gallons of ethanol from such Borrower’s Plant for one (1) month during any consecutive twelve (12) month period and such failure is not waived in writing by Cargill under each relevant Cargill Goods and Services Agreement.

(v)	Any Borrower procures or purchases on one (1) occasion in any twelve (12) month period Corn (as defined in each Corn Supply Agreement) or Alternative Commodity (as defined in each Corn Supply Agreement) for ethanol production at such Borrower’s Plant from a Person other than Cargill in an amount equal to or greater than 2,000 bushels where not otherwise permitted to do so by the terms of the relevant Corn Supply Agreement and such procurement or purchase is not waived in writing by Cargill under each relevant Cargill Goods and Services Agreement.

(vi)	Any Borrower delivers to Cargill a written notice alleging failure to deliver at least seventy-five percent (75%) of the Corn (as defined in each Corn Supply Agreement) ordered and confirmed pursuant to Section 3(b) of any Corn Supply Agreement for a twenty-four (24) hour period on six (6) separate occurrences within any twelve (12) month period under circumstances where such breach or failure is not excused by the Corn Supply Agreement (including by a Force Majeure, as defined in such Corn Supply Agreement), and such failure is not waived in writing by the Borrowers.

(vii)	Any Borrower delivers to Cargill a written notice alleging failure to purchase DG (as defined in each Distillers Grains Marketing Agreement) on two (2) separate occasions within any twelve (12) month period in accordance with Section 1(a) of any Distillers Grains Marketing Agreement or to market DG in accordance with Section 9 of any Distillers Grains Marketing Agreement under circumstances where such breach or failure is not excused by such Distillers Grains Marketing Agreement (including by a Force Majeure, as defined in such Distillers Grains Marketing Agreement), and such failure is not waived in writing by the Borrowers.

(viii)	Any Borrower delivers to Cargill a written notice alleging failure to purchase Ethanol (as defined in each Ethanol Marketing Agreement) on two (2) separate occasions within any twelve (12) month period in accordance with Section 1(a) of any Ethanol Marketing Agreement or to market Ethanol in accordance with Section 8.1 or Section 9.1 of any Ethanol Marketing Agreement under circumstances where such breach or failure is not excused by such Ethanol Marketing Agreement (including by a Force Majeure, as defined in such Ethanol Marketing Agreement).

(ix)	Any Borrower receives from, or delivers to, Cargill a notice of a monetary default under any Corn Supply Agreement, Ethanol Marketing Agreement, Distillers Grains Marketing Agreement or Master Agreement.

“Working Capital Transfer Certificate” means a certificate in substantially the form of Exhibit O, duly executed by an Authorized Officer of the Borrowers’ Agent.

Section 1.02 Principles of Interpretation. (a) Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in each Financing Document, notice and other communication delivered from time to time in connection with any Financing Document.

(b) Unless the context requires otherwise, any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c) All the agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment or waiver made in breach of this Agreement.

(d) Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that (i) in the case of a Default only, such Default has not been cured or remedied, or has not been waived by the Required Lenders, before becoming an Event of Default and (ii) in the case of an Event of Default, such Event of Default has not been cured and has not been waived by the Required Lenders.

(e) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(f) The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(g) The words “include,” “includes” and “including” are not limiting.

(h) The word “or” is not exclusive.

Section 1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP.

Section 1.05 Joint and Several. (a) Subject to Section 1.05(b), the Obligations of each Borrower under this Agreement and each other Financing Document to which any Borrower is a party shall constitute the joint and several obligations of all Borrowers, and references to any Borrower or to the Borrowers in this Agreement and such other Financing Documents shall mean and include all Borrowers or, where the context permits, any of the Borrowers. All representations, warranties, undertakings, agreements and obligations of each Borrower expressed or implied in this Agreement or any other Financing Document shall, unless the context requires otherwise, be deemed to be made, given or assumed by the Borrowers jointly and severally.

(b) Each of the Borrowers, the Administrative Agent and the Lenders hereby confirms that it is the intention of all such Persons that this Agreement and the other Financing Documents and the Obligations of each Borrower hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law, to the extent applicable to this Agreement or such other Financing Document and the Obligations of each Borrower hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Borrowers hereby irrevocably agree that the Obligations of each Borrower at any time shall be limited to the maximum amount as will result in the Obligations of such Borrower not constituting a fraudulent transfer or conveyance.

ARTICLE II

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Construction Loans. (a) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, an “Albion Construction Loan”) to the Borrowers for Albion Project Costs, from time to time but not more frequently than once each calendar month, until the Construction Loan Maturity Date in an aggregate principal amount not in excess of the Albion Construction Loan Commitment of such Lender; provided, however, that the aggregate principal amount of the Albion Construction Loans shall not exceed the Albion Aggregate Construction Loan Commitment.

(b) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Bloomingburg Construction Loan”) to the Borrowers for Bloomingburg Project Costs, from time to time but not more frequently than once each calendar month, until the Construction Loan Maturity Date in an aggregate principal amount not in excess of the Bloomingburg Construction Loan Commitment of such Lender; provided, however, that the aggregate principal amount of the Bloomingburg Construction Loans shall not exceed the Bloomingburg Aggregate Construction Loan Commitment.

(c) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Linden Construction Loan”) to the Borrowers for Linden Project Costs, from time to time but not more frequently than once each calendar month, until the Construction Loan Maturity Date in an aggregate principal amount not in excess of the Linden Construction Loan Commitment of such Lender; provided, however, that the aggregate principal amount of the Linden Construction Loans shall not exceed the Linden Aggregate Construction Loan Commitment.

(d) The aggregate principal amount of the Construction Loans shall not exceed the Aggregate Construction Loan Commitment. The aggregate principal amount of the Construction Loans made by each Lender shall not exceed the Construction Loan Commitment of such Lender.

(e) Proceeds of each Albion Construction Loan shall be deposited into the Albion Construction Account, shall be applied solely in accordance with this Agreement and shall be used solely for the payment of Albion Project Costs.

(f) Proceeds of the Bloomingburg Construction Loans shall be deposited into the Bloomingburg Construction Account, shall be applied solely in accordance with this Agreement and shall be used solely for the payment of Bloomingburg Project Costs.

(g) Proceeds of the Linden Construction Loans shall be deposited into the Linden Construction Account, shall be applied solely in accordance with this Agreement and shall be used solely for the payment of Linden Project Costs.

(h) Notwithstanding anything to the contrary above, if, at any time following the Final Completion of any Plant, there exists any Excess Construction Loan Commitment for such Plant, the proceeds of Borrowings of any such Excess Construction Loan Commitment shall be applied solely in accordance with this Agreement, may be used for the payment of Project Costs for any other Plant that has not yet achieved Final Completion and shall be deposited into the Construction Account for the relevant Plant.

(i) Construction Loans repaid or prepaid may not be reborrowed.

Section 2.02 Term Loans. (a) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Term Loan”) to the Borrowers for the repayment of the Construction Loans, on the Conversion Date, in an aggregate principal amount not in excess of the Term Loan Commitment of such Lender; provided, however, that the aggregate principal amount of the Term Loans shall not exceed the Aggregate Term Loan Commitment or the aggregate outstanding Construction Loans.

(b) Proceeds of the Term Loans shall be used solely for the payment of amounts due in respect of the Construction Loans made by the Lenders.

(c) Term Loans repaid or prepaid may not be reborrowed.

Section 2.03 Notice of Borrowings. (a) From time to time, but not more frequently than once per calendar month (except for the Loans made on the Conversion Date), the Borrowers may propose a Borrowing by delivering to the Administrative Agent a properly completed Borrowing Notice not later than 11:00 a.m., New York City time, five (5) Business Days prior to the proposed Borrowing Date. Each Borrowing Notice delivered pursuant to this Section 2.03 shall be irrevocable and shall refer to this Agreement and specify the requested Borrowing Date (which shall be a Business Day), the amount of such requested Borrowing, the Loan(s) with respect to which such Borrowing is requested and, in the case of a requested Borrowing of any Excess Construction Loan Commitment, the Construction Account into which the Loan proceeds will be deposited. The Administrative Agent shall promptly advise the Lenders of any Borrowing Notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

Section 2.04 Borrowing of Loans. (a) The Administrative Agent shall allocate each Borrowing of any Construction Loan on a pro rata basis between the relevant Tranche A Construction Loans and the Tranche B Construction Loans based on the aggregate total Commitments for such Tranches.

(b) The Administrative Agent shall allocate the Borrowing of the Term Loans on a pro rata basis between the Tranche A Term Loans and the Tranche B Term Loans based on the aggregate total Commitments for such Tranches.

(c) Subject to Section 2.04(f), each Borrowing shall consist of Eurodollar Loans made by the Lenders ratably in accordance with their respective Commitment Percentages in respect of such Borrowing; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(d) Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving any Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

(e) Subject to Section 2.04(f) each Lender shall make a Eurodollar Loan in the amount of its applicable Commitment Percentage of each Borrowing hereunder on the proposed Borrowing Date by wire transfer of immediately available funds to the Administrative Agent, not later than 11:00 a.m., New York City time, and the Administrative Agent shall (i) in the case of any Construction Loans, deposit the amounts so received into (A) in the case of the Albion Construction Loans, the Albion Construction Account, (B) in the case of the Bloomingburg Construction Loans, the Bloomingburg Construction Account and (C) in the case of the Linden Construction Loans, the Linden Construction Account and (ii) in the case of any Term Loans, apply the proceeds of such Term Loan solely to repay Construction Loans (and the Lenders shall not be obligated to pay the proceeds of any Term Loan to, or upon the direction of, any Borrower, and the Borrowers shall not be entitled to receive such proceeds); provided, that if a Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Borrowing herein specified has not been met, the Administrative Agent shall return the amounts so received to the respective Lenders without interest.

(f) Unless the Administrative Agent shall have been notified by any Lender prior to a proposed Borrowing Date that such Lender will not make available to the Administrative Agent its portion of the Borrowing proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the

Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately repay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrowers, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Administrative Agent may, subject to the rights of the other Senior Secured Parties under the Security Documents and with prior notice to the Borrowers, apply all funds and proceeds of Collateral available for the payment of any Obligation to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender’s failure to fund its applicable share of any Borrowing hereunder. A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amounts owing under this Section 2.04(f) shall be conclusive, absent manifest error.

(g) On the Conversion Date, the Lenders shall, to the extent required to pay the amounts specified below, disburse any unused portion of the Aggregate Construction Loan Commitment, and any amounts on deposit in or standing to the credit of the Construction Accounts on the Conversion Date shall be applied, in the following order of priority:

(i)	first, for deposit into the Debt Service Reserve Account in an amount equal to fifty percent (50%) of the Debt Service Reserve Requirement;

(ii)	second, to the Borrowers for the payment of any remaining Project Costs;

(iii)	third, if requested by the Borrowers in accordance with the Cargill Side Letter, to Cargill in an amount up to seven hundred fifty thousand Dollars ($750,000) that is required to be paid to Cargill pursuant to Section 4 of the Cargill Side Letter;

(iv)	fourth, to ASAlliances Holdings, LP, in an amount equal to the lesser of (x) three million Dollars ($3,000,000) and (y) an amount equal to the difference by which (1) total Project Costs incurred and paid by the Borrowers, including any Project Costs paid or incurred by or on behalf of any Borrower prior to the date hereof (excluding Project Costs incurred and paid with respect to (A) interest on Construction Loans, (B) amounts transferred to the Debt Service Reserve Account pursuant to priority first of this Section 2.04(g) and (C) closing fees paid on the Subordinated Loans) plus (2) any amounts paid to Cargill pursuant to Section 4 of the Cargill Side Letter, is less than three hundred ninety-six million Dollars ($396,000,000);

(v)	fifth, for deposit into the Commodity Hedging Reserve Account, in an amount up to the Commodity Hedging Reserve Requirement;

(vi)	sixth, for deposit into the Debt Service Reserve Account in an amount such that the funds standing to the credit of the Debt Service Reserve Account are equal to the Debt Service Reserve Requirement; and

(vii)	seventh, to ASA Biofuels, as reimbursement for, or repayment of, the Required Equity Contributions and the Required Subordinated Debt Disbursements on a pro rata basis, in an amount equal to thirty-five percent (35%) of any outstanding Construction Loan Commitments that remain outstanding after the disbursements described in priorities first through sixth above.

Section 2.05 Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) The Borrowers agree that in addition to such accounts or records set forth in Section 2.05(a), the Loans made by each Lender shall be evidenced in each case by a Note or Notes duly executed on behalf of each Borrower, dated the date of the first Borrowing Notice for each of the Albion Construction Loan, the Bloomingburg Construction Loan and the Linden Construction Loan in the case of the Construction Notes and dated the Conversion Date in the case of the Term Notes, with the blanks appropriately filled, payable to the order of such Lender in a principal amount equal to such Lender’s Albion Construction Loan Commitment, Bloomingburg Construction Loan Commitment, Linden Construction Loan Commitment or Term Loan Commitment, as applicable. Each Lender may attach schedules to its Note and endorse thereon the date, Tranche, amount and maturity of its Loan and payments with respect thereto.

Section 2.06 Termination or Reduction of Commitments. (a) Any unused Construction Loan Commitments shall be automatically and permanently terminated on the earlier of the Conversion Date and the Conversion Date Certain, in each case after giving effect to all Construction Loans, if any, to be made on such day.

(b) Any unused Term Loan Commitments shall be automatically and permanently terminated on the earlier of the Conversion Date and the Conversion Date Certain, in each case after giving effect to all Term Loans, if any, to be made on such day.

(c) The Construction Loan Commitments and the Term Loan Commitments shall be automatically and permanently terminated in full if the initial Borrowing of the Construction Loans has not occurred on or before July 31, 2006.

(d) The Construction Loan Commitments for the second (2nd) Plant to deliver its Notice to Proceed shall be automatically and permanently terminated in full if the initial Borrowing of the Construction Loans for such Plant has not occurred on or before September 15, 2006.

(e) The Construction Loan Commitments for third (3rd) Plant to deliver its Notice to Proceed shall be automatically and permanently terminated in full if the initial Borrowing of the Construction Loans for such Plant has not occurred on or before December 31, 2006.

(f) In the event of any prepayment of the Construction Loans pursuant to Section 3.08 (Optional Prepayment) or Section 3.09 (Mandatory Prepayment), the Term Loan Commitments shall be automatically and permanently reduced in an amount equal to such prepayment. In the event of a termination of any unused Construction Loan Commitments pursuant to Section 2.06(a), (d) and (e), the Term Loan Commitments shall automatically and permanently be reduced in an amount equal to each such unused portion. Any reduction of the Term Loan Commitments pursuant to this Section 2.06(f) shall be allocated on a pro rata basis between the Tranche A Term Loan Commitment and the Tranche B Term Loan Commitment.

(g) Any unused Construction Loan Commitments and Term Loan Commitments shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 9.02 (Action upon Bankruptcy) or Section 9.03 (Action Upon Other Event of Default) in accordance with the terms thereof.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01 Repayment of Construction Loan Borrowings. (a) The Construction Loans shall be repaid in full on the Conversion Date with the proceeds of the Term Loans or, if earlier, on the Conversion Date Certain in accordance with Section 3.01(b).

(b) If the Conversion Date does not occur prior to the Conversion Date Certain then, on the Conversion Date Certain, (i) each outstanding Construction Loan shall automatically and without further action become due and payable, (ii) all amounts in any Project Accounts shall be promptly applied at the written instruction of the Administrative Agent to the Obligations then outstanding in accordance with Section 9.04 (Application of Proceeds), and (iii) the Borrowers shall pay all accrued interest on and repay the entire remaining principal amount of all outstanding Loans to the Administrative Agent, for the pro rata account of the Lenders (based on their respective Construction Loan Commitment Percentages), together with any and all Fees and other Obligations owed to the Senior Secured Parties.

Section 3.02 Repayment of Term Loan Borrowings. (a) The Borrowers unconditionally and irrevocably promise to pay to the Administrative Agent for the ratable account of each Lender the aggregate outstanding principal amount of the Term Loans on the Initial Quarterly Payment Date and on each Quarterly Payment Date thereafter specified below, in the respective amounts set forth opposite each such Quarterly Payment Date (which amounts shall be reduced as a result of any prepayments of the Term Loans made in accordance with Section 3.08 (Optional Prepayment) or Section 3.09 (Mandatory Prepayment) in accordance with the terms set forth therein and shall be reduced as a result of any reduction in the Term Loan Commitments pursuant to Section 2.06(b) or (f) (Termination or Reduction of Commitments) on a pro rata basis): The first Quarterly Payment Date below corresponds to the Initial Quarterly Payment Date.

Tranche A Term Loans

Quarterly Payment Date	Principal Amount
1	US$	2,625,000
2	US$	2,625,000
3	US$	2,625,000
4	US$	2,625,000
5	US$	2,625,000
6	US$	2,625,000
7	US$	2,625,000
8	US$	2,625,000
9	US$	2,625,000
10	US$	2,625,000
11	US$	2,625,000
12	US$	2,625,000
13	US$	2,625,000
14	US$	2,625,000
15	US$	2,625,000
16	US$	2,625,000
17	US$	2,625,000
18	US$	2,625,000
19	US$	2,625,000
20	US$	2,625,000
21	US$	2,625,000
22	US$	2,625,000
23	US$	2,625,000
24	US$	2,625,000
25	US$	2,625,000
Final Maturity Date	US$	109,375,000

Tranche B Term Loans

Quarterly Payment Date	Principal Amount
1	US$	1,500,000
2	US$	1,500,000
3	US$	1,500,000
4	US$	1,500,000
5	US$	1,500,000
6	US$	1,500,000
7	US$	1,500,000
8	US$	1,500,000
9	US$	1,500,000
10	US$	1,500,000
11	US$	1,500,000
12	US$	1,500,000
13	US$	1,500,000
14	US$	1,500,000
15	US$	1,500,000
16	US$	1,500,000
17	US$	1,500,000
18	US$	1,500,000
19	US$	1,500,000
20	US$	1,500,000
21	US$	1,500,000
22	US$	1,500,000
23	US$	1,500,000
24	US$	1,500,000
25	US$	1,500,000
Final Maturity Date	US$	62,500,000

(b) Notwithstanding anything to the contrary set forth in the amortization schedules in Section 3.02(a), the final principal repayment installment on the Final Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

Section 3.03 Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:

(i)	on the Maturity Date for such Loan;

(ii)	with respect to Eurodollar Loans, the last day of each applicable Interest Period (and, if such Interest Period exceeds three months, on the day three months after such Eurodollar Loan is made or continued) or, if applicable, any date on which such Eurodollar Loan is converted to a Base Rate Loan; and

(iii)	with respect to Base Rate Loans, on each Quarterly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a Eurodollar Loan.

(b) Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date for such Loan, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding in respect of any Borrower.

Section 3.04 Interest Rates. (a) Pursuant to each properly delivered Borrowing Notice and Interest Period Notice, the Eurodollar Loans shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin from time to time in effect.

(b) On or before 11:00 a.m., New York City time, at least five (5) Business Days prior to the end of each Interest Period for each Eurodollar Loan, the Borrowers shall deliver to the Administrative Agent an Interest Period Notice setting forth the Borrowers’ election with respect to the duration of the next Interest Period applicable to such Eurodollar Loan, which Interest Period shall be one (1), two (2), three (3), six (6), nine (9) or twelve (12) months in length; provided that if a Default or Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods. Upon the waiver or cure of such Default or Event of Default, Administrative Agent shall notify the Borrower and the Lenders, whereupon each Base Rate Loan will automatically, on the last day of the then-current Quarterly Period, again bear interest as a Eurodollar Loan in accordance with this Agreement.

(c) If the Borrowers fail to deliver an Interest Period Notice in accordance with Section 3.04(b) with respect to any Eurodollar Loan, the next succeeding Interest Period for such Eurodollar Loan shall be one (1) month.

(d) All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

(e) Notwithstanding anything to the contrary, the Borrowers shall have, in the aggregate, no more than nine (9) separate Eurodollar Loans outstanding at any one time prior to the Conversion Date or six (6) separate Eurodollar Loans outstanding at any one time after the Conversion Date. For purposes of the foregoing, Eurodollar Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Eurodollar Loans.

(f) Each Base Rate Loan shall accrue interest at a rate per annum during each Quarterly Period equal to the sum of the Base Rate for such Quarterly Period plus the Applicable Margin from time to time in effect.

(g) All Base Rate Loans shall bear interest from and including the first day of each Quarterly Period (or the day on which Eurodollar Loans are converted to Base Rate Loans as required under Section 3.04(b) or under Article IV (Eurodollar Rate and Tax Provisions)) to (and including) the next succeeding Quarterly Payment Date at the interest rate determined as applicable to such Base Rate Loan.

Section 3.05 Post-Maturity Interest Rates; Default Interest Rates. (a) If all or a portion of (i) the principal amount of any Loan is not paid when due (whether on the Maturity Date for such Loan, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2% or (ii) any Obligation (other than principal on the Loans) is not paid when due (whether on the Maturity Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 9.01(a) (Events of Default - Nonpayment), for which provision is made in Section 3.05(a)), the Borrowers shall pay, but only to the extent permitted by Law, in addition to the interest then payable on any Loan, additional interest (after as well as before judgment) on the Loans at two percent (2%) per annum (the rate in effect plus such two percent (2%) per annum, the “Default Rate”) until such Event of Default is cured or waived.

Section 3.06 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans and shall give prompt notice to the Borrowers and the Lenders of such determination, and its determination thereof shall be conclusive in the absence of manifest error.

Section 3.07 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate shall be made on the basis of a 360-day year and actual days elapsed.

(b) Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c) Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.08 Optional Prepayment. (a) The Borrowers shall have the right at any time, and from time to time, to prepay, on any Interest Payment Date, the Loans, in whole or in part, upon not fewer than five (5) Business Days’ prior written notice to the Administrative Agent.

(b) Any partial prepayment of the Loans shall be in a minimum amount of one million Dollars ($1,000,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof.

(c) Each notice of prepayment given by the Borrowers under this Section 3.08 shall specify the prepayment date and the portion of the principal amount of the Loans to be prepaid. All prepayments under this Section 3.08 shall be made by the Borrowers to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(d) Amounts of principal prepaid under this Section 3.08 shall:

(i)	in the case of prepayments on the Construction Loans, be allocated by the Administrative Agent (A) first, between the Albion Construction Loans, the Bloomingburg Construction Loans and the Linden Construction Loans based on their respective outstanding principal amounts on the date of such prepayment and, (B) second, (1) in the case of Albion Construction Loans, pro rata between the Albion Tranche A Construction Loans and the Albion Tranche B Construction Loans, in proportion to their respective Albion Aggregate Tranche A Construction Loan Commitments and Albion Tranche B Construction Loan Commitments, (2) in the case of Bloomingburg Construction Loans, pro rata between the Bloomingburg Tranche A Construction Loans and the Bloomingburg Tranche B Construction Loans, in proportion to their respective Bloomingburg Aggregate Tranche A Construction Loan Commitments and Bloomingburg Tranche B Construction Loan Commitments, and (3) in the case of Linden Construction Loans, pro rata between the Linden Tranche A Construction Loans and the Linden Tranche B Construction Loans, in proportion to their respective Linden Aggregate Tranche A Construction Loan Commitments and Linden Tranche B Construction Loan Commitments;

(ii)	in the case of prepayments on the Term Loans:

(A)	first, be allocated by the Administrative Agent pro rata between the Tranche A Term Loans and the Tranche B Term Loans, in proportion to their respective Aggregate Tranche A Term Loan Commitments and Aggregate Tranche B Term Loan Commitments; and

(B)	then, in the case of a partial prepayment, be applied by the Administrative Agent to the remaining outstanding installments of principal of the Tranche A Term Loans and the Tranche B Term Loans in inverse order of maturity.

(e) Amounts prepaid pursuant to this Section 3.08 may not be reborrowed.

Section 3.09 Mandatory Prepayment. (a) The Borrowers shall be required to prepay the Loans:

(i)	following receipt by the Borrowers of Insurance Proceeds, as required pursuant to Section 8.15(d)(ii) or (e) (Albion

Insurance Proceeds Account), Section 8.16(d)(ii) or (e) (Bloomingburg Insurance Proceeds Account) or Section 8.17(d)(ii) or (e) (Linden Insurance Proceeds Account);

(ii)	upon receipt by the Borrower of Condemnation Proceeds, as required pursuant to Section 8.18(b)(ii) (Extraordinary Proceeds Account);

(iii)	upon receipt of any Project Document Termination Payments, as required pursuant to Section 8.18(d)(ii) (Extraordinary Proceeds Account);

(iv)	upon receipt of proceeds of any asset disposal that are not used for replacement in accordance with Section 7.02(f)(i) (Asset Dispositions), as required pursuant to Section 8.18(c)(ii) (Extraordinary Proceeds Account); and

(v)	upon the incurrence of any Indebtedness permitted in accordance with Section 7.02(a)(v) (Negative Covenants – Restrictions on Indebtedness of the Borrowers) in an amount equal to the proceeds of such additional Indebtedness (net of issuance costs).

(b) The Borrowers shall be required to prepay the Term Loans:

(i)	on each Quarterly Payment Date, as required pursuant to Section 8.08(b)(xi) and Section 8.08(b)(xiii) (Revenue Account); provided, that such amounts will be applied first to the Tranche A Term Loans (until all amounts outstanding under the Tranche A Term Loans have been paid in full) and then to the Tranche B Term Loans;

(ii)	on any Quarterly Payment Date, if the Historical Debt Service Coverage Ratio on such Quarterly Payment Date is less than 1.5:1, as required pursuant to Section 8.08(b)(xiv) (Revenue Account); and

(iii)	if a VEETC Event has occurred and is continuing, as required pursuant to Section 8.14(d)(i) (Prepayment Holding Account).

(c) All prepayments under this Section 3.09 shall be made by the Borrowers to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(d) Amounts of principal prepaid under this Section 3.09 shall be allocated by the Administrative Agent:

(i)	in the case only of prepayment made pursuant to Section 3.09(a) prior to the Conversion Date, (A) first, pro rata between the Albion Construction Loans, the Bloomingburg Construction Loans and the Linden Construction Loans based on their respective outstanding principal amounts on the date of such prepayment and (B) second, (1) in the case of Albion Construction Loans, pro rata between the Albion Tranche A Construction Loans and the Albion Tranche B Construction Loans, in proportion to their respective principal amounts then outstanding, (2) in the case of Bloomingburg Construction Loans, pro rata between the Bloomingburg Tranche A Construction Loans and the Bloomingburg Tranche B Construction Loans, in proportion to their respective principal amounts then outstanding, (3) in the case of Linden Construction Loans, pro rata between the Linden Tranche A Construction Loans and the Linden Tranche B Construction Loans, in proportion to their respective principal amounts then outstanding; or

(ii)	in the case of a partial prepayment of the Term Loans, first, (except as otherwise expressly set forth in Section 3.09(b)(i)) pro rata between the Tranche A Term Loans and the Tranche B Term Loans, in proportion to their respective principal amounts then outstanding, and second, to the remaining outstanding installments of principal of the Tranche A Term Loans and the Tranche B Term Loans in inverse order of maturity.

(e) Amounts prepaid pursuant to this Section 3.09 may not be reborrowed.

Section 3.10 Time and Place of Payments. (a) The Borrowers shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 11:00 a.m. New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account: JPMorgan Chase Bank - NY, Acct. #920-1-060663, for the Account of WestLB AG-NY Branch, ABA #021-000-021, Ref: ASA OpCO, Attention: Andrea Bailey, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrowers. Funds received after 11:00 a.m. New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b) The Administrative Agent shall promptly remit in immediately available funds to each Senior Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Senior Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.11 Borrowings and Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 3.11(a) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c) The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under the Notes held by such Lender, to charge from time to time against any or all of any Borrower’s accounts with such Lender any amount so due.

Section 3.12 Fees. (a) From and including the date hereof until the Construction Loan Maturity Date, the Borrowers agree to pay to the Administrative Agent, for the account of the Lenders, on each Quarterly Payment Date, a commitment fee (a “Commitment Fee”) equal to one-half of one percent (0.50%) per annum on the average daily amount by which the Aggregate Construction Loan Commitment exceeds the sum of the outstanding amount of Construction Loans, in each case, during the calendar quarter or portion thereof then ended. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable.

(b) Each Borrower agrees to pay to the Administrative Agent for the account of WestLB, the Lenders and the Agents, additional fees in the amounts and at the times from time and time agreed to by the Borrowers and the Administrative Agent, including pursuant to the Fee Letters.

(c) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

Section 3.13 Pro Rata Treatment. (a) Each Borrowing and, except as otherwise provided in Section 4.01 (Eurodollar Rate Lending Unlawful), each reduction of commitments of any type, pursuant to Section 2.06 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the Administrative Agent first, pro rata between the Tranche A Loans and the Tranche B Loans relating to each such Borrowing, payment or reduction and second, pro rata among the Lenders in accordance with their respective applicable Commitment Percentages.

(b) Except as required under Section 3.08 (Optional Prepayment), Section 3.09 (Mandatory Prepayment) or Article IV (Eurodollar Rate and Tax Provisions), each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans, and each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans.

(c) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 3.14 Sharing of Payments. (a) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.15 (Rights of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(b) If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.14 to share in the benefits of any recovery on such secured claim.

Section 3.15 Termination of Interest Rate Protection Agreement in Connection with Any Prepayment. The Borrowers shall, in connection with any prepayment made by the Borrowers pursuant to Section 3.08 (Optional Prepayment) or Section 3.09 (Mandatory Prepayment), terminate an aggregate notional amount under the Interest Rate Protection Agreements equal to the amount (if any) by which the aggregate notional amount under the Interest Rate Protection Agreements would exceed the aggregate outstanding principal amount of the Loans immediately after giving effect to such prepayment. The amount of any Swap Termination Value due in respect of the Interest Rate Protection Agreements terminated in accordance with the immediately foregoing sentence shall be (a) in the case of any prepayment pursuant to Section 3.08

(Optional Prepayment) and if payable by the Borrowers, made by the Borrowers from funds other than the amounts being applied as a voluntary prepayment of the Loans and (b) in the case of any prepayment pursuant to Section 3.09 (Mandatory Prepayment) and if payable by the Borrowers, made by the Borrowers from amounts available with which to make such prepayment.

ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01 Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers absent manifest error) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrowers shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrowers shall pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b) If such Lender notifies the Borrowers that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the principal amount of each such Base Rate Loan shall automatically again bear interest as Eurodollar Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of other Lenders.

Section 4.02 Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, that on or before the day that is three (3) Business Days prior to the commencement of any Interest Period for any Eurodollar Loan, the Administrative Agent shall have determined in good faith that (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the

Administrative Agent shall forthwith notify the Borrowers and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Borrowing Notice delivered by the Borrowers shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist. In the event of any determination pursuant to Section 4.02(a)(ii), each affected Lender may, and is hereby authorized by the Borrowers to, fund its portion of the Loans as a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon each Base Rate Loan will automatically, on the last day of the then-current Quarterly Period again bear interest as a Eurodollar Loan in accordance with this Agreement.

Section 4.03 Increased Eurodollar Loan Costs. If after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority would increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrowers agree to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, such notice to state in reasonable detail the reasons (including the basis for determination) therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Lender within five (5) Business Days of delivery of such notice, and such notice shall be binding on the Borrowers absent manifest error.

Section 4.04 Obligation to Mitigate. (a) Each Lender agrees after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.0l (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs), or 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b) No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrowers.

(c) If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrowers may, at any time upon at least five (5) Business Day’s prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the principal amount of each such Loan shall automatically again bear interest as Eurodollar Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of other Lenders.

Section 4.05 Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.08 (Optional Prepayment), 3.09 (Mandatory Prepayment), 4.01(a) Eurodollar Rate Lending Unlawful) or otherwise, (b) the Borrowers failing to make a Borrowing in accordance with any Borrowing Notice or (c) any assignment of a Eurodollar Loan as a result of a request by the Borrowers pursuant to Section 4.08 (Replacement of Lender); then, upon the written notice (including the basis for determination) of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall be binding on the Borrowers absent manifest error.

Section 4.06 Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law or guideline, or request (whether or not having the force of law) of any Governmental Authority affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance then, in any such case upon notice from time to time by such Lender to the Borrowers, the Borrowers shall pay within five (5) Business Days after such demand directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including the basis for determination) shall be binding on the Borrowers absent manifest error.

Section 4.07 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Indemnified Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. In addition, the Borrowers shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (including the basis of determination) delivered to the Borrowers by a Lender or Agent, as the case may be, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Each Lender (including any Participant and any other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrowers under the Financing Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrowers shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender (or any Participant or other Person to which any Lender transfers its interests in this Agreement as provided under Section 11.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

Section 4.08 Replacement of Lender. The Borrowers shall be permitted to replace (with one or more replacement Lenders) any Lender that requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes); provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to any Borrower or such Lender or to which any Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, the Lender to be replaced shall have taken no action under Section 4.04 (Obligation To Mitigate) so as to eliminate the need for payment of amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), (iv) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (v) the

Borrowers shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement Lender is an Eligible Assignee, (vii) such replacement is made in accordance with the provisions of Section 11.03(b) (Assignments) (provided, that the Borrowers shall be obligated to pay the registration and processing fee), (viii) until such time as such replacement is consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, any Agent or any other Lender may have against the replaced Lender.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent, each Lender and each other party hereto (other than the Borrowers and the Borrowers’ Agent) to enter into this Agreement and to induce each Lender to make the Loans hereunder, each Borrower represents and warrants to each Agent and each Lender as set forth in this Article V on the date hereof, on the date of each Borrowing Notice, on each Borrowing Date and on the Conversion Date.

Section 5.01 Organization; Power; Compliance with Law and Contractual Obligations. Each of the Borrowers (a) is a limited liability company validly organized and existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification, (c) has all requisite limited liability company power and authority and holds all Governmental Approvals required as of the date of this representation to enter into and perform its obligations under each Transaction Document to which it is a party and to conduct its business as currently conducted by it and (d) is in compliance with all Laws and Contractual Obligations applicable to it.

Section 5.02 Due Authorization; Non-Contravention. The execution, delivery and performance by each of the Borrowers of each Transaction Document to which it is a party are within such Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action, and do not:

(a) contravene such Borrower’s Organic Documents (including its Borrower LLC Agreement);

(b) contravene any Law or Contractual Obligation binding on or affecting such Borrower; or

(c) result in, or require the creation or imposition of, any Lien on any of such Borrower’s properties other than Permitted Liens.

Section 5.03 Governmental Approvals. (a) All Governmental Approvals that are required to be obtained by any Borrower in connection with (i) the due execution, delivery and performance by such Person of the Transaction Documents to which it is a party, (ii) the construction and operation of the Project as contemplated by the Transaction Documents, and (iii) the grant by the Borrowers and ASA Biofuels of the Liens granted under the Security Documents, the validity, perfection and enforceability thereof and for the exercise by the Collateral Agent of its rights and remedies thereunder (all of the foregoing, the “Necessary Project Approvals”), are listed in Schedule 5.03. The Governmental Approvals listed in Part A of Schedule 5.03 have been, or will be, obtained on or before the date of the initial Borrowing Notice and, as of the date of the initial Borrowing Notice and as of each date thereafter when this representation is made or deemed repeated, are in full force and effect, are properly in the name of the appropriate Person, are final and all Non-Appealable. The Governmental Approvals listed on Part B of Schedule 5.03 are not required to be obtained prior to the initial Borrowing (collectively, the “Deferred Approvals”). Part B of Schedule 5.03 specifies the date by which, or stage of construction for which, each Governmental Approval included therein is required to be obtained.

(b) The information set forth in each application submitted by or on behalf of any Borrower in connection with each Necessary Project Approval that has been obtained as of the date this representation is made or deemed repeated was accurate and complete in all material respects at the time of submission and continues to be accurate and, except for Necessary Project Approvals that are subject to a supplemental filing shown on Part B of Schedule 5.03, complete in all respects to the extent required for the issuance or continued effectiveness of such Necessary Project Approval, and none of the Borrowers has any Knowledge of any event, act, condition or state of facts inconsistent with such information. The Borrowers reasonably believe that each Necessary Project Approval that remains to be obtained will be obtained in a final and Non-Appealable form in the ordinary course without undue delay or material expense not contemplated by the relevant Construction Budget and without unanticipated expensive and burdensome conditions prior to the time it is required to be obtained hereunder, including as set forth on Part B of Schedule 5.03 or under the other Transaction Documents. There is no action, suit, investigation or proceeding pending or, to the Knowledge of any Borrower, threatened that would reasonably be expected to result in the modification, rescission, termination, or suspension of any Governmental Approval referred to in Schedule 5.03 obtained prior to the date this representation is made or deemed made.

Section 5.04 Investment Company Act. None of the Borrowers is, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.05 Validity. Each Transaction Document to which any Borrower is a party constitutes the legal, valid and binding obligations of such Borrower enforceable in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.06 Financial Information. Each of the financial statements of the Borrowers delivered pursuant to Section 6.01(j) (Conditions to First Construction Loan Borrowing - Financial Statements) has been prepared in accordance with GAAP, and presents fairly in all material respects the consolidated financial condition of the Borrowers as at the dates thereof and the results of their operations for the period then ended.

Section 5.07 No Material Adverse Effect. Since the date hereof, there has not occurred any event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 5.08 Project Compliance. The Project is and will continue to be owned, developed, and constructed in compliance in all material respects with all applicable Laws, all of the Borrowers’ Contractual Obligations, the Project Documents and the requirements of all Necessary Project Approvals. As constructed, the Project will conform in all material respects to and comply in all material respects with all federal, state and local zoning, environmental, land use and other Laws, all of the Borrowers’ Contractual Obligations, the Project Documents and the requirements of all Necessary Project Approvals (including all Deferred Approvals).

Section 5.09 Litigation. There is no pending or, to the Knowledge of any Borrower, threatened litigation, action, proceeding, or labor controversy against or affecting any Borrower, any Plant, ASA Biofuels or the Project. To the Knowledge of the Borrowers, there is no pending or threatened litigation, action, proceeding, or labor controversy against or affecting any Project Party that has or would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Sole Purpose Nature; Business. None of the Borrowers has conducted nor is conducting any business or activities other than businesses and activities relating to the ownership, development, testing, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents.

Section 5.11 Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents. (a) Set forth on Schedule 5.11-A is a list of all contracts, agreements, instruments, letters, understandings, or other documentation to which any Borrower is a party or by which it or any of its properties is bound as of the date hereof other than the Financing Documents, including the Project Documents, the Management Services Agreement, and the Subordinated Debt Agreements (including all amendments, supplements, waivers, letter agreements, interpretations and other documents amending, supplementing or otherwise modifying or clarifying such agreements and instruments).

(b) To the Knowledge of each Borrower, all representations, warranties and other factual statements made by each Project Party in each of the Project Documents and other documents listed on Schedule 5.11-A, Schedule 5.11-B (to the extent such documents have been executed as of the date this representation is made), and, on and after the date of the initial Borrowing Notice, the Contract Disclosure List, to which such Project Party is a party are true and correct in all material respects.

(c) All Project Documents required for the ownership, construction, operation and maintenance of the Project, and all other contracts, agreements, instruments, or other documents that are required for the Project, are set forth on Schedule 5.11-B and each such agreement is, or will be, in full force and effect on or prior to the date set forth for such agreement on Schedule 5.11-B.

(d) As of the date hereof, there are no Project Documents or other material contracts, agreements, instruments, or documents between any Borrower and any other Person relating to any Borrower, any Plant or the Project other than the Transaction Documents and the other agreements listed on Schedule 5.11-A, true, correct and complete copies of which have been delivered to the Administrative Agent and certified by an Authorized Officer of the Borrowers’ Agent.

(e) As of any subsequent date on which this representation is made, there are no material contracts, agreements, instruments, or documents between any Borrower and any other Person relating to any Borrower or the Project other than (i) the Transaction Documents, (ii) the agreements listed in Schedule 5.11-A, (iii) on and after the date of the initial Borrowing Notice, the agreements listed on the Contract Disclosure List and (iv) to the extent they have been executed, those agreements listed on Schedule 5.11-B and any other agreements permitted by this Agreement, true, correct and complete copies of which have been delivered to the Administrative Agent and certified by an Authorized Officer of the Borrowers’ Agent.

(f) There has been no work performed on any Site or for the benefit of any Borrower or the Project other than work performed pursuant to the agreements listed in Schedule 5.11-A and, to the extent they have been executed, those agreements listed on Schedule 5.11-B and, on and after the date of the initial Borrowing Notice, the Contract Disclosure List.

(g) There have been no Change Orders under any Design Build Contract, except as permitted by this Agreement.

(h) No Liens exist in connection with any work performed or agreement listed in Schedule 5.11-A, Schedule 5.11-B or, on and after the date of the initial Borrowing Notice, the Contract Disclosure List, except Permitted Liens.

(i) None of the Borrowers has received any notices of Liens in connection with any agreement listed in Schedule 5.11-A, Schedule 5.11-B or, on and after the date of the initial Borrowing Notice, the Contract Disclosure List.

(j) All conditions precedent to the obligations of the respective parties under the Project Documents that have been executed have been satisfied or waived except for such conditions precedent that do not and cannot be satisfied until a later stage of development of the relevant Plant, and each Borrower has no reason to believe that any such condition precedent cannot be satisfied on or prior to the commencement of the appropriate stage of development of such Plant.

(k) No event, occurrence or condition that would constitute an event of force majeure under any Project Document has occurred.

Section 5.12 Collateral. (a) The respective liens and security interests granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in effect on each date this representation is made or deemed made (i) constitute, as to personal property included in the Collateral, a valid first-priority security interest in such personal property and (ii) constitute, as to the Mortgaged Property included in the Collateral, a valid first-priority lien and security interest in the Mortgaged Property, in each case subject only to Permitted Liens.

(b) The security interest granted to the Collateral Agent (for the benefit of the Senior Secured Parties) pursuant to the Security Documents in the Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.12, (ii) with respect to any Project Account or Local Account Collateral that can be perfected solely by control, upon execution of this Agreement and the Blocked Account Agreements and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, in each case subject only to Permitted Liens. All such action as is necessary has been taken (or will be taken prior to the date of the first Borrowing Notice) to establish and perfect the Collateral Agent’s rights in and to the Collateral to the extent the Collateral Agent’s security interest can be perfected by filing, including any recordation, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those listed on Schedule 5.12 is necessary to perfect (or maintain the perfection of) the interest, title or Liens of the Security Documents (to the extent the Collateral Agent’s security interest can be perfected by filing), and all such filings or recordings have been made (or will be made prior to the date of the first Borrowing Notice). The Borrowers and ASA Biofuels have (or will have, prior to the date of the first Borrowing Notice) properly delivered or caused to be delivered to the Collateral Agent, or provided the Collateral Agent control of, all Collateral that permits perfection of the Liens and security interests described above by possession or control. All of the Collateral (other than the Project Account Collateral, the Local Account Collateral and general intangibles), including the Mortgaged Property, is or will (when acquired) be located on the Sites (with the exception of any locomotives that may be acquired by any Borrower and with respect to which written notice of such acquisition and the location of such locomotives has been provided to the Administrative Agent) and is and will be kept in good repair, working order and condition.

Section 5.13 Ownership of Properties. (a) Albion has a good and valid fee ownership interest in the Site for the Albion Plant, Bloomingburg has a good and valid fee ownership interest in the Site for the Bloomingburg Plant and Linden has a good and valid fee ownership interest in the Site for the Linden Plant, in each case other than the Leased Premises. Albion has a good and valid leasehold interest in the Leased Premises under the Albion Grain Facility Lease, Bloomingburg has a good and valid leasehold interest in the Leased Premises under the Bloomingburg Grain Facility Lease, Linden has a good and valid leasehold interest in the Leased Premises under the Linden Grain Facility Lease. The Borrowers have a good and valid ownership interest in all other property and assets (tangible and intangible) included in the Collateral (other than the collateral pledged pursuant to the Holdings Pledge Agreement). Such ownership interests are sufficient to permit construction and operation of the Project by the Borrowers, substantially in accordance with the Project Documents. None of said properties or assets are subject to any Liens or, to the Knowledge of each Borrower, any other claims of any Person, other than the Permitted Liens.

(b) All Equity Interests in each of Albion, Bloomingburg and Linden are owned by ASA Holdings.

(c) All Equity Interests in ASA Holdings are owned by ASA Biofuels.

(d) The properties and assets of each of the Borrowers are separately identifiable and are not commingled with the properties and assets of any other entity and are readily distinguishable from one another.

(e) There are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, any Plant or any Site other than Permitted Liens.

(f) None of the Borrowers has any leasehold interest in, and none of the Borrowers is lessee of, any real property other than the Leased Premises.

Section 5.14 Taxes. (a) Each Borrower has filed all Tax Returns required by law to have been filed by it and has paid all Taxes thereby shown to be owing, other than Taxes that are subject to a Contest.

(b) None of the Borrowers is or will be taxable as a corporation for federal, state or local tax purposes.

(c) No Borrower is a party to any tax sharing agreement with any Person (including with ASA Biofuels or any other Affiliate of any Borrower).

Section 5.15 Patents, Trademarks, Etc. Each Borrower has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from unduly burdensome restrictions, that are necessary for the ownership, construction, operation and maintenance of the Project, and all such items are described on Schedule 5.15.

Section 5.16 ERISA Plans. None of the Borrowers nor any ERISA Affiliate has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan or Multiemployer Plan. None of the Borrowers has any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA.

Section 5.17 Sufficient Rights. The Project Documents and the Necessary Project Approvals (including, upon receipt thereof, the Deferred Approvals) create rights in the Borrowers sufficient to enable Albion to own, construct, operate and maintain the Albion Plant, for Bloomingburg to own, construct, operate and maintain the Bloomingburg Plant, for Linden to own, construct, operate and maintain the Linden Plant, and for each such Borrower to perform its respective obligations under the Project Documents to which it is a party. There are no materials, supplies or equipment necessary for construction, operation or maintenance of the Project or any Plant that are not expected to be available at the relevant Site on commercially reasonable terms consistent with the Construction Budget or the Operating Budget for the respective Plant, as applicable.

Section 5.18 Property Rights, Utilities, Etc. All property interests, utility services, means of transportation, facilities and other materials necessary for the development, engineering, construction, testing, start-up, use and operation of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and arrangements in respect thereof have been made on commercially reasonable terms.

Section 5.19 No Defaults. No Default or Event of Default has occurred and is continuing, and none of the Borrowers is in any material breach of, or in any material default under, any Project Document or any of such Borrower’s Contractual Obligations. To the Knowledge of each Borrower, no Project Party is in material breach of, or in material default under, any Project Document to which it is a party.

Section 5.20 Environmental Warranties. (a) (i) Each Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) each Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii) no Borrower nor any of its Environmental Affiliates has received any written communication, whether from a Governmental Authority, employee or otherwise, that alleges that any Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that may prevent or interfere in the future with the Borrowers’ compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(b) There is no Environmental Claim pending or, to the Knowledge of each Borrower, threatened against any Borrower or, to the Knowledge of each Borrower, pending or threatened against any Environmental Affiliate.

(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against any Borrower or any Environmental Affiliate.

(d) Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which any Borrower or, to the Knowledge of each Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that would reasonably be expected to form the basis of an Environmental Claim, (ii) none of the Borrowers knows of any underground storage tanks located or to be located on property owned or leased by any Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned by any Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned by any Borrower, other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and inspected in compliance with, Environmental Laws.

(e) None of the Borrowers has received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the Knowledge of the Borrowers, none of the operations of the Borrowers is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at any Plant or Site or at any other location, including any location to which any Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to any Plant or the Project.

Section 5.21 Regulations T, U and X. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefore, as from time to time in effect, are used in this Section 5.21 with such meanings.

Section 5.22 Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of any Borrower in this Agreement, in any other Transaction Document or otherwise in writing to any Senior Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrowers) is, and all other such written factual information hereafter furnished by any Borrower in writing to any Senior Secured Party, any Consultant, or counsel will be, taken as a whole, true and accurate in every material respect and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect.

(b) The assumptions constituting the basis on which the Borrowers prepared each Construction Budget and the Financial Model and developed the numbers set forth therein were developed and consistently utilized in good faith and are reasonable and represent the Borrowers’ best judgment as to the matters contained in the Financial Model, based on all information known to the Borrowers. The Borrowers have no reason to believe that the Conversion Date will not occur by the Conversion Date Certain or that the cost to complete the Project will exceed the funding available to the Borrowers under this Agreement, the Required Equity Contributions and the Required Subordinated Debt Disbursements.

(c) The development, engineering, construction, testing, start-up, use, ownership, operation and maintenance of the Project are (i) in accordance with the Transaction Documents and in compliance with applicable Governmental Approvals and applicable Law and (ii) to the Knowledge of the Borrowers, economically feasible and technically feasible.

Section 5.23 Indebtedness. The Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrowers other than Permitted Indebtedness. The Obligations rank at least pari passu with all other Indebtedness of any Borrower.

Section 5.24 The Collateral. On and after the date of the initial Borrowing Notice, the Collateral includes all of the tangible and intangible assets of, and all Equity Interests in, each Borrower.

Section 5.25 Separateness. (a) Each Borrower maintains separate bank accounts and separate books of account from each other and from ASA Biofuels (other than the Project Accounts maintained in accordance with the Credit Agreement). The separate liabilities of each Borrower are readily distinguishable from the liabilities of each other Borrower and ASA Biofuels.

(b) Each Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity. Without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made solely in the name of each Borrower if related to such Borrower (except as permitted with respect to joint purchasing arrangements under Section 7.02(j) (Negative Covenants - Subsidiaries)).

(c) Each Borrower is in compliance with the provisions set forth on Schedule 5.25.

Section 5.26 Independent Member. Each Borrower LLC Agreement includes each of the following terms (collectively, the “Required LLC Provisions”):

(a) requires that such Borrower have, at all times, one Independent Member;

(b) requires a one hundred percent (100%) affirmative vote or written consent of one hundred percent (100%) of all members, including the Independent Member in connection with any of the following matters: in order to authorize (i) the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have such Borrower adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency Law, seeking any relief under any Law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against such Borrower, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to such Borrower under any applicable federal or state law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for such Borrower or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing such Borrower’s inability to pay its debts as they become due, or taking action in furtherance of any of the foregoing, or (ii) merging, consolidating or combining such Borrower or any subsidiary of such Borrower with any other entity, dissolving or winding-up such Borrower, selling, transferring or otherwise disposing of all or substantially all of such Borrower’s assets or approving any plan or agreement to engage in any of the foregoing actions;

(c) includes a statement that the only Indebtedness such Borrower is allowed to incur is Permitted Indebtedness;

(d) includes a statement that all interests in such Borrower shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates. The certificated interests shall be in registered form within the meaning of Article 8 of the Uniform Commercial Code; and

(e) includes each of the provisions set forth in Schedule 5.25.

Section 5.27 Subsidiaries. Albion, Bloomingburg and Linden have no Subsidiaries. ASA Holdings has no Subsidiaries other than Albion, Bloomingburg and Linden.

Section 5.28 Foreign Assets Control Regulations, Etc. (a) The use of the proceeds of the Loan by the Borrowers will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of the Borrowers:

(i)	is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and none of the Borrowers engages in dealings or transactions with any such Persons or entities; or

(ii)	is in violation of the Patriot Act.

Section 5.29 Employment Matters. None of the Borrowers has or has had any employee or former employees.

Section 5.30 Solvency. Each of the Borrowers is and, upon the incurrence of any Obligations by the Borrowers and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.

Section 5.31 Legal Name and Place of Business. (a) The exact legal name and jurisdiction of formation of each Borrower is as set forth below:

(i)	ASA Holdings: ASA OpCo Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware;

(ii)	Albion: ASA Albion, LLC, a limited liability company organized and existing under the laws of the State of Delaware;

(iii)	Bloomingburg: ASA Bloomingburg, LLC, a limited liability company organized and existing under the laws of the State of Delaware; and

(iv)	Linden: ASA Linden, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

(b) The sole place of business and chief executive office of each Borrower is as set forth on Schedule 5.31.

Section 5.32 No Brokers. None of the Borrowers has any obligation to pay any finder’s, advisory, brokers or investment banking fee, except for the fees payable pursuant to Section 3.12 (Fees) and as set forth on Schedule 5.32.

Section 5.33 Insurance. All insurance required to be obtained and maintained by the Borrowers, as of the date this representation is made or deemed repeated, pursuant to the Transaction Documents has been obtained, is in full force and effect as of each date this representation is made and complies with the insurance requirements set forth on Schedule 7.01(h). All premiums then due and payable on all such insurance have been paid. To the Knowledge of each Borrower, all insurance required to be obtained and maintained by any other Project Party, as of the date this representation is made or deemed repeated, pursuant to a Project Document has been obtained, is in full force and effect and complies with the insurance requirements set forth on Schedule 7.01(h) or otherwise in accordance with such Project Document.

Section 5.34 Accounts. No Borrower has, or is the beneficiary of, any bank account other than the Project Accounts and any Local Account with respect to which (for each date on or after the date of the first Borrowing Notice) a Blocked Account Agreement has been duly executed and delivered.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to First Construction Loan Borrowing. The obligation of each Lender to make available the first Borrowing of its Construction Loans is subject to the satisfaction of each of the following conditions precedent, to the satisfaction of each Lender.

(a) Delivery of Financing Documents. The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and each (other than item (xiv)) in form and substance reasonably satisfactory to each Lender:

(i)	this Agreement;

(ii)	the original Construction Notes, duly executed and delivered by an Authorized Officer of each Borrower in favor of each Lender;

(iii)	the Holdings Security Agreement;

(iv)	the Albion Security Agreement;

(v)	the Bloomingburg Security Agreement;

(vi)	the Linden Security Agreement;

(vii)	the Holdings Pledge Agreement;

(viii)	the Albion Pledge Agreement;

(ix)	the Bloomingburg Pledge Agreement;

(x)	the Linden Pledge Agreement;

(xi)	the Intercreditor Agreement;

(xii)	each Mortgage;

(xiii)	each of the Consents set forth on Schedule 6.01(a);

(xiv)	the Fee Letters;

(xv)	the Blocked Account Agreements;

(xvi)	the Interest Rate Protection Agreement; and

(xvii)	the Subordinated Debt Agreements;

(b) Delivery of Project Documents. (i) The Administrative Agent shall have received true, correct and complete copies of each Project Document (other than Additional Material Project Documents that have not yet been executed and those Project Documents listed on Schedule 5.11-B that are not required to be executed as of the date of the initial Borrowing Notice), the Management Services Agreement and of any Additional Project Document (if any Additional Project Documents have been executed), each in form and substance reasonably satisfactory to each Lender and each of which has been duly authorized, executed and delivered by the parties thereto and is in full force and effect.

(ii)	The Administrative Agent shall have received a disclosure schedule (the “Contract Disclosure List”), certified as true, complete and correct by an Authorized Officer of each Borrower, setting forth all contracts, agreements, instruments or other documents (other than those set forth on Schedule 5.11-A) to which any Borrower is a party, together with a true, correct and complete copy of each such contract requested by the Administrative Agent which, if requested, shall be in form and substance reasonably satisfactory to the Lenders.

(c) Officer’s Certificates. The Administrative Agent shall have received the following certificates, dated as of the date of such initial Borrowing, upon which the Administrative Agent and each Lender may conclusively rely:

(i)	a duly executed certificate of an Authorized Officer of the Borrowers’ Agent (A) certifying that all conditions set forth in this Section 6.01 have been satisfied on and as of the date thereof, and (B) certifying that all representations and warranties made by it in this Agreement and each other Financing Document to which it is a party are true and correct in all material respects on and as of the date thereof; and

(ii)	a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that (A) the copies of the Project Documents, Management Services Agreement and Additional Project Documents delivered pursuant to Section 6.01(b)(i), and the Subordinated Debt Agreements delivered pursuant to Section 6.01(a) are true, correct and complete copies of such documents, (B) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent, (C) each of the conditions precedent set forth in such Project Documents and Additional Project Documents that are required to be satisfied on or before such Borrowing Date, if any, have been satisfied, or waived by the parties thereto with the prior written consent of the Required Lenders, and (D) no material breach, material default or material violation by any Borrower, or to the Knowledge of each Borrower, any Project Party under any such Project Document has occurred and is continuing.

(d) Resolutions, Incumbency, LLC Agreements. The Administrative Agent shall have received from each of the Borrowers and ASA Biofuels a certificate of an Authorized Officer dated the date of such initial Borrowing, upon which the Administrative Agent and each Lender may conclusively rely, as to:

(i)	resolutions of its members or managers, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to which it is party and the consummation of the transactions contemplated therein (including, in the case of each Borrower, the appointment of the Borrowers’ Agent);

(ii)	the incumbency and signatures of those of its officers and representatives authorized to execute and otherwise act with respect to each Financing Document to which it is party; and

(iii)	such Person’s Organic Documents which shall be in form and substance reasonably satisfactory to the Lenders and, in the case of each Borrower, shall include the Required LLC Provisions, and certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(e) Incumbency of Borrowers’ Agent. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrowers’ Agent, dated the date of such initial Borrowing, upon which the Administrative Agent and each Lender may conclusively rely, as to the incumbency and signatures of those officers and representatives of the Borrowers’ Agent authorized to act with respect to each Financing Document on behalf of the Borrowers’ Agent, in its capacity as agent for the Borrowers.

(f) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, that:

(i)	each Borrower is duly authorized as a limited liability company to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction (including, in the case of Albion, the State of Nebraska, in the case of Bloomingburg, the State of Ohio, and in the case of Linden, the State of Indiana) in which it is required to be so authorized; and

(ii)	ASA Biofuels is duly authorized as a limited liability company to carry on its business, and is duly organized, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

(g) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, addressed to the Senior Secured Parties, and each in form and substance reasonably satisfactory to, and from counsel reasonably satisfactory to, each Lender (with sufficient copies thereof for each addressee):

(i)	the opinion of Dorsey & Whitney LLP, New York counsel to the Borrowers and ASA Biofuels;

(ii)	the opinion of Dorsey & Whitney LLP, Delaware counsel to the Borrowers and ASA Biofuels;

(iii)	the opinion of Fraser Stryker, Nebraska counsel to Albion;

(iv)	the opinion of Squire, Sanders & Dempsey LLP, Ohio counsel to Bloomingburg;

(v)	the opinion of Bose, McKinney & Evans LLP, Indiana counsel to Linden;

(vi)	the opinion of Dorsey & Whitney LLP, Minnesota counsel to the Borrowers;

(vii)	the opinion of Lathrop & Gage LC, Kansas counsel to the Borrowers;

(viii)	the opinion of Venable LLC, Maryland counsel to the Borrowers;

(ix)	the opinion of Patton Boggs LLP, New York and Delaware counsel to American Capital Strategies, Ltd.;

(x)	the opinion of Milbank, Tweed, Hadley & McCloy LLP, New York and Delaware counsel to USRG;

(xi)	the opinion of Leonard Street and Deinard, Professional Association, Minnesota counsel to Fagen;

(xii)	the opinion of Faegre & Benson LLP, Minnesota and New York counsel to Cargill and Cargill Commodity Services Inc.;

(xiii)	the opinion of in-house counsel to Cargill and Cargill Commodity Services Inc.;

(xiv)	the opinion of Fleeson, Gooing, Coulson & Kitch, L.L.C., Kansas counsel to UBEM;

(xv)	the opinion of Fleeson, Gooing, Coulson & Kitch, L.L.C., Kansas counsel to ICM;

(xvi)	the opinion of Moore & Van Allen PLLC, New York and Delaware Counsel to Laminar;

(xvii)	the opinion of Nebraska counsel to Cornhusker Public Power District;

(xviii)	the opinion of Ohio counsel to Dayton Power and Light Company;

(xix)	the opinion of Indiana counsel to Tipmont REMC;

(xx)	the opinion of Ohio counsel to Vectren Energy Delivery of Ohio;

(xxi)	the opinion of Indiana counsel to Vectren Energy Delivery Company of Indiana;

(xxii)	the opinion of Kansas and Nebraska counsel to Kinder Morgan Inc.; and

(xxiii)	the opinion of counsel to each other Project Party in the jurisdiction of such Project Party’s formation and in the jurisdiction whose law governs each Project Document in effect as of the date of the initial Borrowing Notice to which such Project Party is a party.

(h) Project Party Certificates. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of each Project Party certifying that all representations and warranties made by it in each Consent to which it is a party are true and correct in all material respects on and as of the date of such Borrowing as if made on the date of such Borrowing.

(i) Lien Search; Perfection of Security. The Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Security:

(i)	completed requests for information or lien search reports, dated no more than five (5) Business Days before the date of such Borrowing, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, Nebraska, Ohio, Indiana, and any other jurisdictions reasonably requested by the Administrative Agent that name any Borrower or ASA Biofuels as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings;

(ii)	acknowledgment copies or stamped receipt copies of proper UCC financing statements, fixture filings and other filings and recordations, duly filed in all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Security Documents covering the Collateral described therein;

(iii)	the original certificates representing all Equity Interests in the Borrowers shall have been delivered to the Collateral Agent, in each case together with a duly executed transfer power in the form attached to the Pledge Agreement pursuant to which such Equity Interests are pledged to the Collateral Agent;

(iv)	acknowledgement copies or stamped receipt copies of the recordation of a memorandum of each Grain Facility Lease; and

(v)	evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first-priority Liens created thereunder.

(j) Financial Statements. The Administrative Agent shall have received (i) accurate and complete copies of the audited annual financial statements of each Borrower and UBEM for the year ending December 31, 2005 and (ii) Cargill’s annual report for the fiscal year ending May 31, 2005. Such financial statements of ASA Holdings shall be on both a consolidated and consolidating basis.

(k) Governmental Approvals. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that:

(i)	Schedule 5.03 lists all Necessary Project Approvals including the Deferred Approvals;

(ii)	attached to such certificate are true, correct and complete copies of all such Necessary Project Approvals except the Deferred Approvals;

(iii)	all such Necessary Project Approvals (other than the Deferred Approvals) are in full force and effect, final and Non-Appealable; and

(iv)	each Borrower reasonably believes that all Deferred Approvals will be obtained in the ordinary course of business prior to the time when such Deferred Approvals are required to be final and Non-Appealable as set forth in Part B of Schedule 5.03 and without unanticipated material expense or unduly burdensome conditions.

(l) Third Party Approvals. The Administrative Agent shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Agreement or any other Financing Document that any of the Lenders has reasonably requested in connection herewith.

(m) Establishment of Project Accounts. Each of the Project Accounts shall have been established to the satisfaction of the Administrative Agent.

(n) Insurance. The Administrative Agent shall have received:

(i)	evidence reasonably satisfactory to each Lender that the insurance requirements set forth on Schedule 7.01(h) have been satisfied, including binders evidencing the commitment of insurers to provide each insurance policy required by Schedule 7.01(h), evidence of the payment of all premiums in respect of such insurance policies and a certificate of the Insurance Consultant and an Authorized Officer of the Borrowers’ Agent certifying that all such insurance policies are in full force and effect; and

(ii)	a report of the Insurance Consultant in form and substance reasonably satisfactory to each Lender discussing, among other matters that the Lenders may require, the adequacy of the insurance coverage for the Project, together with a duly executed certificate of the Insurance Consultant in the form of Exhibit F, appropriately completed to the satisfaction of each Lender.

(o) Independent Engineer’s Report. The Administrative Agent shall have received a report of the Independent Engineer with respect to each Plant, accompanied by a duly executed certificate of the Independent Engineer in the form of Exhibit E, each in form and substance reasonably satisfactory to each Lender, discussing, among other matters that the Lenders may require:

(i)	the technical and economic viability of such Plant (including such Plant’s capability to conform with all air permit limits) and the projections for such Plant set forth in the Financial Model;

(ii)	the reasonableness of the Construction Budget for such Plant and the feasibility of the Borrower’s approach to construction and start-up of such Plant;

(iii)	the appropriateness of the various Performance Tests and completion undertakings;

(iv)	operating performance and costs assumptions;

(v)	confirmation that the Environmental Site Assessment Reports for such Plant comply with the requirements of this Agreement and no further Environmental Site Assessment Reports are appropriate for such Plant at that time;

(vi)	confirmation that each Borrower is in compliance in all material respects with all Environmental Laws and all Environmental Approvals and does not have any present or contingent material liability relating to any Environmental Approval, Environmental Claim or Environmental Law; and

(vii)	confirmation that all Environmental Approvals necessary to construct and operate such Plant (other than Environmental Approvals that are Deferred Approvals) have been obtained and are in full force and effect, final and Non-Appealable.

(p) Environmental Consultant’s Report. The Administrative Agent shall have received an Environmental Site Assessment Report with respect to each Plant, accompanied by a corresponding reliance letter, each in form and substance reasonably satisfactory to each Lender.

(q) Ethanol Market Report. The Administrative Agent shall have received a report of the Ethanol Market Consultant, in form and substance reasonably satisfactory to each Lender, and a duly executed certificate of the Ethanol Market Consultant in the form of Exhibit G, appropriately completed to the satisfaction of each Lender.

(r) Agricultural Market Report. The Administrative Agent shall have received a report of the Agricultural Market Consultant, in form and substance reasonably satisfactory to each Lender, and a duly executed certificate of the Agricultural Market Consultant in the form of Exhibit H, appropriately completed to the satisfaction of each Lender.

(s) Schedules. (i) The Administrative Agent shall have received (A) a copy of each Preliminary Construction Document (as defined in each Design Build Contract), (B) the final Work Schedule for each Plant (updated pursuant to Section 6.1 of each Design Build Contract), and (C) the Schedule of Values for each Plant, in each such case in form and substance reasonably satisfactory to each Lender and the Independent Engineer and certified by an Authorized Officer of the Borrowers’ Agent.

(ii)	After receipt and review of each such Work Schedule, the Independent Engineer shall have certified to the Administrative Agent that (A) the Independent Engineer believes that the Commercial Operation Date for each Plant will occur on or prior to the Guaranteed Substantial Completion Date for such Plant, and (B) the Independent Engineer believes that the Final Completion Date for each Plant will occur on or prior to the Guaranteed Final Completion Date for such Plant.

(t) Construction Budget. The Administrative Agent shall have received the Construction Budget for each Plant in form and substance reasonably satisfactory to each Lender.

(u) Survey. The Administrative Agent shall have received a current survey (each, a “Survey”) of each Site, conforming with American Land Title Association survey standards and otherwise acceptable to the Lenders, prepared by (i) JEO Consulting Group, Inc. for the Albion Plant, (ii) McCarty Associates, LLC for the Bloomingburg Plant and (iii) 40th Parallel Surveying for the Linden Plant, or other registered or licensed surveyor or surveyors acceptable to the Lenders and the title company insuring the Collateral Agent’s interest in the Mortgaged Property, certified to the Collateral Agent, the Administrative Agent, the Lenders and such title company, showing:

(i)	the location of such Site;

(ii)	all easements benefiting such Site (or constituting a portion of such Site), all easements affecting such Site and all rights of way and existing utility lines referred to in the Title Insurance Policy or disclosed by a physical inspection of such Site;

(iii)	any established building lines, whether by zoning or agreement, and areas affected by restrictive covenants affecting such Site;

(iv)	adequate access to the Mortgaged Property on such Site;

(v)	encroachments, if any, and the extent thereof in feet and inches upon such Site and onto property adjacent to such Site;

(vi)	that the location of foundations and footings of the Plant located on such Site is entirely within such Site, and does not encroach upon any easement or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance;

(vii)	that the location of foundations and footings of the Grain Facility (as defined in the relevant Grain Facility Lease) is entirely within the Leased Premises, and does not encroach upon any easement or breach or violate any covenant, condition or restriction of record, or any applicable building or zoning ordinance; and

(viii)	any improvements, whether existing or to the extent constructed, and the relationship of such improvements by distances to the perimeter of such Site, established building lines and street lines.

(v) Title Insurance. (i) The Administrative Agent shall have received a paid policy or policies of mortgage title insurance (the “Title Insurance Policy”), in an aggregate amount equal to two hundred seventy-five million Dollars ($275,000,000) on a Form 1992 extended coverage lender’s policy, containing such endorsements (including an endorsement deleting the creditor’s rights exception) as the Lenders may request and otherwise in form and substance reasonably satisfactory to each Lender from the Title Insurance Company (with co-insurance or reinsurance in such amounts and with such title insurance companies as may be required and approved by the Required Lenders), containing no exception for mechanics’ or materialmen’s Liens and no other exceptions (printed or otherwise) other than those approved by the Lenders, and insuring that the Collateral Agent has a good, valid and enforceable first Lien of record on the Mortgaged Property free and clear of all defects and encumbrances (other than those approved by the Lenders).

(ii)	The Title Insurance Policy shall confirm that the Borrowers have (A) good, marketable title to the Sites (other than the Leased Premises) subject to no Liens (other than Liens in favor of the Collateral Agent or other Liens approved by the Lenders) and (B) a valid and subsisting leasehold estate in and to the Leased Premises.

(iii)	The Title Insurance Policy shall confirm that Cargill has good, marketable title to the Leased Premises subject to no Liens (other than the Grain Facility Lease and Liens in favor of the Collateral Agent or other Liens approved by the Lenders).

(w) Confidential Information Memorandum. An Authorized Officer of the Borrowers’ Agent shall have certified that the Confidential Information Memorandum is true, complete, and accurate in all material respects, as of the date thereof, including the reasonableness of the underlying assumptions upon which the financial projections contained therein are based.

(x) Bonds. (i) The Collateral Agent shall have been designated as the payee under, and received a collateral assignment of, each Performance Bond and each Payment Bond.

(ii)	The surety providing the Payment Bond shall have confirmed its acceptance of the replacement contractor conditions provided in the ICM License in a manner reasonably satisfactory to the Administrative Agent.

(y) Bank Regulatory Requirements. The Administrative Agent shall have received at least five (5) Business Days prior to the first Borrowing Notice all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(z) Closing Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender, Lead Arranger and Agent entitled thereto, all fees due and payable pursuant to Section 3.12 (Fees), all fees owed to the Agents and Lenders, and all reasonable costs and expenses (including legal fees and expenses) for which invoices have been presented.

(aa) Process Agent. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Lenders, acceptances from the Process Agent appointed under Section 11.02(d) (Applicable Law; Jurisdiction; Etc. – Appointment of Process Agent and Service of Process) and as required under each other Financing Document.

(bb) Auditors. The Administrative Agent shall have received reasonably satisfactory evidence of the appointment of the Auditors.

Section 6.02 Conditions to First Borrowing for Each Plant. In addition to the conditions set forth in Section 6.01 (Conditions to First Construction Loan Borrowing) and Section 6.05 (Conditions to All Borrowings), the obligation of each Lender to make available the first Borrowing of each of the Albion Construction Loans, the Bloomingburg Construction Loans and the Linden Construction Loans is subject to the satisfaction of each of the following conditions precedent, to the satisfaction of each Lender.

(a) Equity. The Administrative Agent shall have received reasonably satisfactory evidence that the Required Equity Contributions have been made to ASA Biofuels, contributed to the Borrower with respect to whose Plant such Borrowing is requested, and fully applied to pay Project Costs (as verified by the Independent Engineer).

(b) Subordinated Loans. The Administrative Agent shall have received reasonably satisfactory evidence that the Subordinated Loans shall have been disbursed to ASA Biofuels, and the Required Subordinated Debt Disbursement has been contributed to the Borrower with respect to whose Plant such Borrowing is requested, and applied to pay Project Costs (as verified by the Independent Engineer).

(c) Notices to Proceed. The duly executed Notice to Proceed for the Plant with respect to which such Borrowing is being requested has been validly issued and delivered by the Borrowers to Design Builder, and validly accepted by the Design Builder, in each case to the satisfaction of the Independent Engineer, Design Builder has not been allowed to commence work at the relevant Site without accepting such Notice to Proceed, and all conditions to the issuance of such Notice to Proceed have been satisfied (and such satisfaction has been acknowledged by the Design Builder) or have been waived by the Design Builder, in each such case in a manner satisfactory to the Required Lenders and the Independent Engineer:

(i)	with respect to at least one (1) Plant, on or before April 1, 2006;

(ii)	with respect to at least two (2) of the Plants, on or before May 15, 2006; and

(iii)	with respect to all three (3) Plants, on or before September 1, 2006.

(d) Owners Scope. Except as set forth on Schedule 6.02(d), all items in the Owners Scope for the Plant with respect to which such Borrowing is requested shall have been fully completed to the satisfaction of the Independent Engineer within the amounts set forth for such items in the Construction Budget for such Plant.

(e) Lien Searches. The Administrative Agent shall have received completed requests for information or lien search reports, dated no more than five (5) Business Days before the date of such Borrowing, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware or the jurisdiction where the Plant for which such Borrowing is requested in located, and any other jurisdictions requested by the Administrative Agent that name any Borrower or ASA Biofuels as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings.

(f) Confirmation of Conditions to First Disbursement. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that the conditions set forth in Section 6.01 (Conditions to First Construction Loan Borrowing) continue to be satisfied as of the date of the Borrowing.

(g) Water Supply. The Borrowers shall have secured an adequate water supply for the Plant with respect to which such Borrowing is requested on terms and conditions (including, where applicable, the Water Services Agreements, pipeline easements, land use agreements, or water rights approvals) reasonably satisfactory to the Independent Engineer and the Required Lenders, and each such Water Services Agreement shall have been entered into prior to the earlier to occur of (x) the date set forth on Exhibit J to the Design Build Contract for such Plant and (y) the date set forth on Schedule 5.11-B.

(h) Gas Transportation. The Gas Transportation Agreement for the Plant with respect to which such Borrowing is requested shall have been entered into prior to the earlier to occur of (x) the date set forth on Exhibit J to the Design Build Contract for such Plant and (y) the date set forth on Schedule 5.11-B.

(i) Air Permits. The guarantee of the Design Builder with respect to air emissions set forth in the Design Build Contract for the Plant with respect to which such Borrowing is requested shall meet the requirements of the final air quality construction permit for such Plant in a manner satisfactory to the Required Lenders and the Independent Engineer without any new restriction on the operation of such Plant that would prevent such Plant from operating at a production level of ninety-five million two hundred forty thousand (95,240,000) gallons per year of undenatured ethanol.

Section 6.03 Conditions to All Construction Loan Borrowings. In addition to the conditions set forth in Section 6.01 (Conditions to First Construction Loan Borrowing), Section 6.02 (Conditions to First Borrowing for Each Plant) and Section 6.05 (Conditions to All Borrowings), the obligation of each Lender to make available each Borrowing of its Construction Loans shall be subject to the fulfillment of the following conditions precedent as determined by the Required Lenders prior to each Borrowing.

(a) Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice, as required by and in accordance with Section 2.03 (Notice of Borrowings), together with each of the documents described below (for each Plant with respect to which a Borrowing is then being requested):

(i)	the Application for Payment with respect to which such Borrowing is requested, together with the corresponding Monthly Progress Report, each of which shall be certified as true and complete by the Borrowers’ Agent and the Design Builder and preliminarily substantiated by the Independent Engineer;

(ii)	the Independent Engineer’s final substantiation of the immediately preceding Application for Payment for such Plant or, if the Independent Engineer has determined that any portion of the Work (as defined in the relevant Design Build Contract) paid pursuant to such immediately preceding Application for Payment cannot be substantiated, the Independent Engineer’s confirmation that the Application for Payment with respect to which such Borrowing is requested reflects any necessary adjustments;

(iii)	invoices for all Project Costs (other than interest and Fees on the Loans) that are not included in the Application for Payment with respect to which such Borrowing is requested;

(iv)	absolute and unconditional sworn Lien waiver statements in the form attached to the Design Build Contract for such Plant evidencing receipt of payment by the Design Builder, all subcontractors, all contractors performing the Owners Scope and all other Persons who were paid from the proceeds of the then last preceding Borrowing; provided that if there has been no such then last preceding

Borrowing, such Lien waiver statements shall evidence receipt of all payments due and payable by the Borrowers to the Design Builder, all subcontractors and all other Persons since the date hereof. Such Lien waiver statements shall (A) be dated on or about the date of the Borrowing Notice and (B) cover all work done and all sums received through the date of the then last preceding Borrowing (or if there has been no such then last preceding Borrowing, the date of the last Application for Payment). Each such Lien waiver statement shall be certified as true and correct and complete by the Borrowers’ Agent and the Design Builder and shall be verified by the Independent Engineer;

(v)	a list of all Change Orders for such Plant not theretofore submitted to the Administrative Agent, together with a statement by the Borrowers’ Agent that copies of the same have been submitted to the Independent Engineer prior to the date of such Borrowing Notice and a list of all Change Orders for such Plant to the date of such Borrowing Notice and a list of all contemplated Change Orders for such Plant, together with confirmation that each such Change Order is in compliance with Section 7.02(m)(iii) (Negative Covenants – Project Documents);

(vi)	evidence (which shall include the waiver of Liens required under Section 6.03(a)(iv) and a detailed receipt for payment itemized by Line Item in the Construction Budget for such Plant) reasonably satisfactory to the Independent Engineer that the full amount of the proceeds of the then last preceding Borrowing for such Plant has been paid out by the Borrowers or the Design Builder to the Persons with respect to whom such Borrowing proceeds were disbursed and otherwise in accordance with this Agreement; provided that if there has been no such then last preceding Borrowing for such Plant, such evidence shall confirm receipt of all payments due and payable by the Borrowers to the Design Builder, all subcontractors and all other Persons since the date hereof; and

(vii)	a certification of a Financial Officer of the Borrowers’ Agent confirming that the requested Borrowing, when considered on its own and when considered on an aggregate basis with all prior Borrowings for such Plant, is in compliance with the Drawdown Schedule for such Plant (or, if such Borrowing would be in excess of the Drawdown Schedule, such deviation from the Drawdown Schedule has been approved by the Independent Engineer and the Required Lenders).

(b) Independent Engineer’s Certification. The Administrative Agent shall have received an Independent Engineer’s Certificate in respect of such Borrowing Notice duly executed by the Independent Engineer and any exceptions set forth on the Exhibits thereto shall be reasonably satisfactory to the Required Lenders.

(c) Title Insurance. (i) The Title Insurance Company and the Administrative Agent shall have received lien waivers in the form attached to the Design Build Contracts and subordination agreements from the Design Builder and all other contractors, subcontractors and materialmen that have performed work in connection with the Project in form and substance satisfactory to the Title Insurance Company and reasonably satisfactory to the Required Lenders and (ii) the Administrative Agent shall have received a Title Continuation and an endorsement to the Title Insurance Policy, which endorsement shall have the effect of updating the date of the Title Insurance Policy to the date of the requested Borrowing.

(d) Updated Survey. If any Borrower acquires any land (leasehold, fee or easement) not shown on the then-current Survey, the Administrative Agent shall have received an updated Survey of the Sites including such new leasehold, fee or easement areas.

Section 6.04 Conditions to Term Loan Borrowing. The obligation of each Lender to make its Term Loans shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the Required Lenders prior to the Term Loan Borrowing.

(a) Term Notes. Each Lender shall have received a Term Note payable to such Lender in the amount of such Lender’s Term Loan Commitment, duly executed by the Borrower and otherwise complying with the provisions of Section 2.05 (Evidence of Indebtedness).

(b) Construction Loan Payoff. All of the Construction Loans shall have been or shall simultaneously be repaid with the proceeds of such Term Loans.

(c) Final Completion. Final Completion for each Plant shall have occurred.

(d) Final Completion Certificate. The Administrative Agent shall have received the Final Completion Certificate for each Plant duly executed by the Borrowers’ Agent and the Independent Engineer.

(e) Insurance. The Administrative Agent shall have received binders evidencing the commitment of insurers to provide the insurance policies required by Section 7.01(h) (Affirmative Covenants - Insurance), together with evidence of the payment of all premiums in respect of such insurance policies and a certificate of an Authorized Officer of the Borrowers’ Agent certifying that all such insurance policies are in full force and effect.

(f) Final Survey. A final Survey of the Site for each Plant reflecting the “as-built” condition of each Plant, in form and substance reasonably satisfactory to each Lender and satisfactory to the Title Insurance Company, dated no earlier than thirty (30) days prior to the Conversion Date and showing no encroachment or encumbrance other than those consented to in writing by the Lenders and showing compliance with all setback requirements.

(g) Title Insurance. The Administrative Agent shall have received a date down endorsement to the Title Insurance Policy indicating that there has been no change in the state or title to the Mortgaged Property, which endorsement shall have the effect of updating the date of the Title Insurance Policy for each Plant as of the Conversion Date.

(h) Security. The Administrative Agent shall have received evidence that (i) the Collateral Agent continues to have a perfected first priority security interest in all right, title and interest of each Borrower and ASA Biofuels in and to the Collateral prior to all other Liens thereon, and (ii) all Governmental Approvals that are necessary or desirable in order to establish, protect, preserve and perfect the Collateral Agent’s Liens have been duly made or taken and are in full force and effect.

(i) Operating Budget and Plan. The Administrative Agent shall have received a copy of the initial Operating Budget for the Project and for each Plant, in form and substance reasonably satisfactory to the Required Lenders.

(j) Project Accounts. The Project Accounts shall continue to be maintained in accordance with this Agreement and shall contain all amounts, if any, required to be deposited therein as of the Conversion Date, including the amount on deposit in or standing to the credit of the Debt Service Reserve Account which shall be no less than fifty percent (50%) of the Debt Service Reserve Requirement. No Borrower shall have any bank account other than the Project Accounts and Local Accounts that are subject to a Blocked Account Agreement.

(k) Legal Opinions. The Administrative Agent shall have received legal opinions from counsel to the Borrowers and ASA Biofuels, each in form and substance reasonably satisfactory to each Lender, addressing those matters set forth on Exhibit W and such additional matters relating to each Plant, the Project, the Transaction Documents and the transactions contemplated therein, and the Security as the Lenders may reasonably request.

(l) Commodity Risk Management Plans. The Administrative Agent shall have received the Commodity Risk Management Plans for each Plant.

Section 6.05 Conditions to All Borrowings. The obligation of each Lender to make available each Borrowing of its Loans shall be subject to the fulfillment of the following conditions precedent as determined by the Required Lenders prior to each Borrowing.

(a) Borrowers’ Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that:

(i)	the Borrowers are in compliance with all conditions set forth in this Section 6.05 on and as of the proposed Borrowing Date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom;

(ii)	all representations and warranties made by it in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects on and as of such Borrowing Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom;

(iii)	no Default or Event of Default has occurred and is continuing, or would result from such Borrowing;

(iv)	no force majeure has occurred under any Project Document;

(v)	since the date hereof, there has been no event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(vi)	each Borrower has no reason to believe that either the Final Completion for each Plant will not occur on or prior to the Guaranteed Final Completion Date for such Plant or that Substantial Completion will not occur on or prior to the Guaranteed Substantial Completion Date for such Plant.

(b) Government Approvals. The Administrative Agent shall have received evidence reasonably satisfactory to each Lender that:

(i)	all Governmental Approvals required by the proposed Borrowing Date for development of the Project (including for compliance with the Equator Principles) have been duly obtained, validly issued, and are in full force and effect, final and Non-Appealable;

(ii)	all conditions in any Government Approval applicable to any Borrower that are required to have been satisfied by the date of the applicable Borrowing have been satisfied;

(iii)	such Governmental Approvals do not contain any condition that any Borrower has any reason to believe is not capable of being satisfied on or prior to the time required or that any Borrower has any reason to believe would limit or restrict the ability of the Project to perform consistently with the projections set forth in the Financial Model;

(iv)	each Borrower is in compliance in all material respects with all Governmental Approvals that have been obtained by it;

(v)	there is no proceeding pending or, to the Knowledge of any Borrower, threatened that seeks to rescind, terminate, modify, condition, suspend or otherwise alter in any material respect any such Governmental Approval;

(vi)	to the Borrowers’ Knowledge, there exists no impediment that would prevent the obtaining in due course all other Governmental Approvals necessary for the development of the Project as and when the same may be required; and

(vii)	the Administrative Agent shall have received copies of all Governmental Approvals obtained since the last Borrowing certified by an Authorized Officer of the Borrowers’ Agent as true, correct, complete and in full force and effect.

(c) Transaction Documents. All Transaction Documents shall be in full force and effect, binding and enforceable on each party thereto, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(d) No Default or Event of Default. No Default or Event of Default has occurred and is continuing, or would result from such Borrowing.

(e) Project Documents. No force majeure has occurred, under any Project Document.

(f) No Material Adverse Effect. No event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(g) No Litigation. (i) No action, suit, proceeding or investigation shall have been instituted or, to the Knowledge of each Borrower, threatened against any Borrower, ASA Biofuels, any Plant or the Project; and

(ii)	to the Knowledge of each Borrower, no action, suit, proceeding or investigation shall have been instituted or threatened against any Project Party (other than the Borrowers) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Abandonment, Taking, Total Loss. No Event of Abandonment or Event of Total Loss shall have occurred and be continuing and no Event of Taking relating to any Equity Interests in any Borrower, any material part of the Project or of any Plant or any other material assets thereof shall have occurred.

(i) Mechanic’s Liens. There shall be no mechanic’s, workmen’s, materialmen’s, construction or other like Liens encumbering the Collateral or any

Premises (as defined in each Grain Facility Lease) (other than Permitted Liens), regardless of whether such Liens appear as an exception to the Title Insurance Policy or the Title Continuation.

(j) Satisfactory Legal Form. All documents executed or submitted in accordance with this Section 6.05 with respect to such Borrowing by or on behalf of any Borrower, ASA Biofuels or any other Project Party shall be reasonably satisfactory in form and substance to the Required Lenders.

(k) Additional Project Documents. An Authorized Officer of the Borrowers’ Agent shall have certified that the Borrowers has provided to the Administrative Agent copies of any Additional Project Document and any Additional Material Project Document entered into by any Borrower since the date of this Agreement (including any Project Documents required to be executed on or before the date of such Borrowing Notice in accordance with Schedule 5.11-B), together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto, each of which (i) shall have been duly authorized, executed and delivered by each Person party thereto, and (ii) shall be in full force and effect.

(l) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender and Agent entitled thereto, all fees due and payable as of the date of such Borrowing pursuant to Section 3.12 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel) for which invoices have been presented.

ARTICLE VII

COVENANTS

Section 7.01 Affirmative Covenants. Each Borrower agrees with each Agent and each Lender that, until the date on which all outstanding Commitments have been terminated and all amounts payable in respect of the Obligations have been paid in full in cash, the Borrowers will perform the obligations set forth in this Section 7.01.

(a) Compliance with Laws. Each Borrower shall comply in all material respects with all Laws (other than Environmental Laws) applicable to it or to its business or property.

(b) Environmental Matters. (i) The Borrowers shall (A) comply in all material respects with, and ensure compliance in all material respects by any and all occupants and operators of the Project with, all Environmental Laws, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, and (C) pay or cause to be paid when due and payable by any Borrower any and all costs in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by any Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.

(ii)	The Borrowers shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c) Operations and Maintenance. The Borrowers shall own, construct, operate and maintain (or cause to be operated and maintained) the Project in all material respects in accordance with (i) terms and provisions of the Transaction Documents (ii) all applicable Governmental Approvals and Law and (iii) Prudent Ethanol Operating Practice.

(d) Construction and Completion of Project; Maintenance of Properties. (i) The Borrower shall apply the proceeds of the Loans to the purposes specified in Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow) and in each Borrowing Notice and shall duly construct and complete, or cause the construction and completion of, the Project, and shall cause the Final Completion Date for each Plant to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Design Build Contracts (including any Change Orders permitted under this Agreement) for such Plant, (B) the Construction Budget for such Plant, and (C) exercise of that degree of skill, diligence, prudence, foresight and care reasonably to be expected of skilled and experienced contractors in the ethanol industry in the United States of America, in order to accomplish the desired result consistent with reliability, safety, performance and expedition taking into account the provisions of the Project Documents and any relevant manufacturer’s or licensor’s recommendations or guidelines.

(ii)	Each Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, and all of its properties and equipment that are necessary or useful in the proper conduct of its business.

(iii)	Except as required in connection with the construction of the Project, the Borrowers shall not permit any Plant or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement.

(iv)	Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(v)	If the Independent Engineer is unable to substantiate any amount that the Design Builder claims is due and owing by any Borrower to Design Builder under any Design Build Contract, the Borrowers agree that, upon written notice to the Borrowers’ Agent, they will (A) promptly dispute such amount pursuant to the relevant Design Build Contract and (B) notify the Design Builder pursuant to Section 10.2.6 of the relevant Design Build Contract promptly, and in no event later than the end of the period provided for delivery of such notice in Section 10.2.6 of such Design Build Contract, that the Design Builder is not entitled to such disputed amount.

(e) Payment of Obligations. Each Borrower shall pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are subject to a Contest; and (ii) all lawful claims that, if unpaid, would by law become a Lien upon its properties, unless the same are subject to a Contest.

(f) Governmental Approvals. The Borrowers shall maintain in full force and effect, in the name of the relevant Borrower, all Necessary Project Approvals and obtain all Deferred Approvals (all of which shall be reasonably satisfactory to the Required Lenders) as promptly as practicable but in any event no later than the date required to be obtained under applicable Law.

(g) Use of Proceeds and Cash Flow. (i) Except in the case of Excess Construction Loan Commitments (A) all proceeds of the Albion Construction Loans shall be applied to Project Costs for the Albion Plant; (B) all proceeds of the Bloomingburg Construction Loans shall be applied to Project Costs for the Bloomingburg Plant; and (C) all proceeds of the Linden Construction Loans shall be applied to Project Costs for the Linden Plant.

(ii)	All proceeds of Construction Loans made from Excess Construction Loan Commitments shall be applied to Project Costs for the Plant specified in the relevant Borrowing Request.

(iii)	All proceeds of the Terms Loans shall be applied to repay the Construction Loans.

(iv)	The Borrowers shall cause all Cash Flow, Insurance Proceeds and Condemnation Proceeds to be applied in accordance with Article VIII (Project Accounts).

(v)	If, at any time following the Commercial Operation Date for any Plant, Project Costs for any other Plant that has not yet reached Substantial Completion are determined to be in excess of the amounts set forth in the Construction Budget for such Plant and no Excess Construction Loan Commitment is available for Borrowings to cover such excess amounts, the Borrowers may submit a request to the Administrative Agent, for approval by the Required Lenders (in consultation with the Independent Engineer), to apply Cash Flow to pay such Project Costs overruns. Any such request shall be accompanied by (A) an updated budget for all outstanding Project Costs for such Plant, (B) a detailed explanation for each such Project Costs overrun and (C) calculations demonstrating that, if such request is approved, sufficient Cash Flow will be available to pay all Operation and Maintenance Expenses, Maintenance Capital Expenses and Debt Service with respect to each Plant whose Commercial Operation Date has already occurred, in each such case certified by a Financial Officer of the Borrowers’ Agent. If such request and updated Construction Budget are approved by the Required Lenders, then Cash Flow may be applied to such Project Costs pursuant to Section 8.08(b)(iii) (Revenue Account).

(h) Insurance. The Borrowers shall, without cost to any Senior Secured Party, at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h), in accordance with the terms and provisions set forth therein. The Borrowers shall obtain and maintain such other insurance as may be required pursuant to the terms of any

Transaction Document. In the event the Borrowers fail to take out or maintain the full insurance coverage required by this Section 7.01(h), the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation and the Borrowers shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(i) Books and Records; Inspections. Each Borrower shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of such Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower. Each Borrower shall keep books and records separate from the books and records of any other Person (including any Affiliates of the Borrowers) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions. Each Borrower shall permit officers and designated representatives of the Administrative Agent or any Lender or Consultant to visit and inspect any of the properties of such Borrower (including the respective Plant), to examine its limited liability, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrowers (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Borrowers once per Quarterly Period for each such Person) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Borrower; provided that if a Default or Event of Default has occurred and is continuing, any Agent, Lender or Consultant (or any of their respective officers or designated representatives) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

(j) Operating Budgets. (i) The Borrowers shall, not later than thirty (30) days before the first Commercial Operation Date for any Plant, adopt an operating plan and a budget with respect to each Plant and an aggregate operating plan and budget for the Project setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for the period from such date to the conclusion of the then-current calendar year and provide a copy of such operating plan and budget at such time to the Administrative Agent. No less than sixty (60) days in advance of the beginning of each calendar year thereafter, the Borrowers shall similarly adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance

Capital Expenses for the ensuing calendar year for each Plant that has achieved its Commercial Operation Date and an aggregate operating plan and budget for the Project and provide a copy of each such operating plan and budget at such time to the Administrative Agent. (Each such operating plan and budget is herein called an “Operating Budget”.) Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon approval of the Required Lenders (acting in consultation with the Consultants). If the Borrowers shall not have adopted an annual Operating Budget for each Plant and for the Project before the beginning of any calendar year or any Operating Budget adopted by the Borrowers shall not have been accepted by the Required Lenders before the beginning of any upcoming calendar year, the Operating Budget for such Plant for the preceding calendar year shall, until the adoption of an annual Operating Budget, as the case may be, by the Borrowers and acceptance of such Operating Budget by the Required Lenders, be deemed to be in force and effective as the annual Operating Budget for such Plant or the Project, as the case may be, for such upcoming calendar year; provided that if the initial Operating Budget for any Plant or the Project is not approved by the Required Lenders, the Borrowers may use a budget that is consistent with the Financial Model as of the date hereof (or any updated Financial Model that has been approved by the Required Lenders) until an initial Operating Budget is approved, and the Borrowers shall work diligently to prepare an initial Operating Budget that is acceptable to the Required Lenders.

(ii)	Each Operating Budget delivered to the Administrative Agent pursuant to this Section 7.01(j) shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses and Maintenance Capital Expenses.

(k) Conduct of Business and Maintenance of Existence. Each Borrower will continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its limited liability company existence and good standing in the State of Delaware and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(l) Performance Tests. (i) The Administrative Agent, the Lenders and the Independent Engineer have the right to witness and verify the Performance Tests. The Borrowers shall give the Administrative Agent and the Independent Engineer notice regarding each proposed Performance Test within twenty-four (24) hours of any

Borrower’s receipt of notice of such Performance Test from the Design Builder. If, upon completion of any Performance Tests, the Borrowers are of the belief that such Performance Tests have been satisfied, they shall so notify the Administrative Agent and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by supporting data and calculations, evidencing the Borrowers’ belief that the Borrowers and the Design Builder have satisfied their respective obligations with respect to such Performance Tests. If any such Performance Tests have been satisfactorily completed, the Borrowers shall deliver to the Administrative Agent a report that indicates the preliminary opinions as to the satisfactory achievement of the Performance Tests (each a “Performance Test Report”) and the Independent Engineer will, upon a thorough review of such Performance Test Report, certify in writing to the Administrative Agent, within five (5) Business Days of the receipt of such Performance Test Report, the satisfactory achievement of the Performance Tests or deliver a report to the Administrative Agent and the Borrowers’ Agent setting forth in reasonable detail any objections of the Independent Engineer to such Performance Test Report.

(ii)	The Borrowers will not approve any performance testing plan under any Design Build Contract, approve the results of any Performance Tests or declare Substantial Completion or Final Completion of any Plant without the prior written consent of the Required Lenders, in consultation with the Independent Engineer.

(iii)	Immediately upon receipt (but no more than one (1) Business Day after receipt thereof from the Design Builder), the Borrowers shall provide notice to the Administrative Agent and the Independent Engineer if the Design Builder seeks to use a subcontractor not listed on Exhibit L to the relevant Design Build Contract to perform any portion of the Work (as defined in such Design Build Contract) in excess of five hundred thousand Dollars ($500,000). If, within two (2) Business Days thereafter, the Administrative Agent or the Independent Engineer object to the use of such subcontractor, then the Borrowers shall reject such subcontractor in accordance with Section 3.5.1 of such Design Build Contract.

(m) Project Documents. The Borrowers shall maintain in full force and effect, preserve, protect and defend their rights under and take all actions necessary to prevent termination or cancellation (except by expiration or termination in accordance with its terms (and as permitted by this Agreement)) of each Project Document. The Borrowers shall exercise all material rights, discretion and remedies under each Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrowers’ obligations under the Financing Agreements.

(n) Operating Agreements. If, at any time, a termination notice is delivered by UBEM to any Borrower under any Operating Agreement, the Borrowers shall promptly take all actions necessary to ensure that a Replacement Operating Agreement is executed no less than sixty (60) days prior to the termination of such Operating Agreement; provided, that no such Replacement Operating Agreement will be required if the Required Lenders consent in writing, after consultation with the Independent Engineer, to the operation and the maintenance of the Plant(s) by employees of the Borrowers.

(o) Preservation of Title; Acquisition of Additional Property. (i) The Borrowers shall preserve and maintain (A) good, marketable and insurable fee interest in each Site (excluding the Leased Premises) and valid easement interest to its easement interest in each Site (excluding the Leased Premises), (B) a good, legal and valid leasehold interest in the Leased Premises, and (C) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If any Borrower shall at any time acquire any real property or leasehold or other interest in real property (including any easement or right-of-way not covered by any Mortgage), such Borrower shall promptly upon such acquisition, execute, deliver and record a supplement to the relevant Mortgage, reasonably satisfactory in form and substance to the Required Lenders, subjecting such real property or leasehold or other interest to the Lien and security interest created by such Mortgage. If requested by the Administrative Agent or any Lender, the Borrowers shall obtain an appropriate endorsement or supplement to, as applicable, the Title Insurance Policy insuring the Lien of the Security Documents in such additional property, subject only to Permitted Liens.

(ii)	Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrowers shall deliver to the Administrative Agent an Environmental Site Assessment Report(s) with respect to such real property (if, in the reasonable determination of the Administrative Agent, acting in consultation with the Independent Engineer, such Environmental Site Assessment Report(s) with respect to such real property interests is warranted), in each case, along with a corresponding reliance letter from the consultant issuing such report(s). Each such environmental report shall be in form and substance reasonably satisfactory to the Required Lenders.

(p) Maintenance of Liens; Creation of Liens on Newly Acquired Property. (i) The Borrowers shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Security Documents and the first-ranking priority thereof.

(ii)	The Borrowers shall take all actions required to cause each Additional Project Document and each Additional Material Project Document to be or become subject to the Lien of the Security Documents (whether by amendment to any Security Agreement or otherwise) and shall deliver or cause to be delivered to the Administrative Agent all Ancillary Documents related thereto.

(iii)	The Borrowers shall execute and deliver, and shall cause each relevant Person to execute and deliver, the Ancillary Documents relating to each Additional Project Document or Additional Material Project Document, as the case may be.

(iv)	Simultaneously with the making of any investment in Cash Equivalents, the Borrower shall take or cause to be taken all actions to require such Cash Equivalent to be or become subject to the Liens provided for in Article VIII (Project Accounts).

(q) Certificate of Formation. Each Borrower shall observe all of the separateness and other provisions and procedures of its certificate of formation and Borrower LLC Agreement.

(r) Separateness. Each Borrower shall comply at all times with the separateness provisions set forth on Schedule 5.25.

(s) Further Assurances. Upon written request of the Administrative Agent, the Borrowers shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)	for filing under the provisions of the UCC or any other Law that are necessary or advisable to maintain in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Laws or otherwise for the purposes of perfecting any Lien created, or purported to be created, in favor of the Collateral Agent or the Lenders under this Agreement or any other Financing Document;

(ii)	for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Lenders and the Agents hereunder or thereunder; and

(iii)	for the purposes of facilitating the proper exercise of rights and powers granted to the Lenders or the Agents under this Agreement or any other Financing Document.

(t) First Priority Ranking. The Borrowers shall cause their payment obligations with respect to the Loans to constitute direct senior secured obligations of each Borrower and to rank no less than pari passu in priority of payment, in right of security and in all other respects to all other Indebtedness of the Borrowers.

(u) Quarterly Debt Service Reserve Requirement Calculation. Not more than three (3) Business Days prior to each Quarterly Payment Date, the Borrowers shall provide the Administrative Agent a calculation of the Debt Service Reserve Requirement, certified by a Financial Officer of the Borrowers’ Agent.

(v) Financial Model. (i) No less than sixty (60) days prior to the end of each Fiscal Year after the Conversion Date, the Borrowers shall deliver to the Lenders, the Administrative Agent and the Consultants a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project and each Plant for the two (2) immediately succeeding Fiscal Years. If the Required Lenders do not approve the updated Financial Model proposed by the Borrower within thirty (30) days following receipt thereof, the Administrative Agent shall instruct the Consultants to prepare and agree on an updated Financial Model (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrowers).

(ii)	If the actual Cash Flow for any Fiscal Quarter after the Conversion Date is ninety percent (90%) or less of the projections for such period set forth in the then-current Financial Model or if either of the Operation and Maintenance Expenses or Maintenance Capital Expenses is greater than or equal to one hundred ten percent (110%) of the projections for such period set forth in the then-current

Financial Model, the Borrowers shall, no less than thirty (30) days prior to the end of the immediately following Fiscal Quarter, deliver to the Administrative Agent, the Lenders and the Consultants a proposed updated Financial Model, together with the underlying assumptions, containing projections of Cash Flow, Operation and Maintenance Expenses (including each Operating Budget Category), Maintenance Capital Expenses and Cash Flow Available for Debt Service, in each case on a quarterly basis, with respect to the Project and each Plant through the end of the immediately following Fiscal Year. If the Required Lenders do not approve the updated Financial Model proposed by the Borrower within fifteen (15) days following receipt thereof, the Administrative Agent shall instruct the Consultants to prepare and agree on an updated Financial Model (and such updated Financial Model prepared by the Consultants shall be binding on the Lenders and the Borrowers).

(iii)	All costs incurred in connection with the preparation and review of updated Financial Models under this Section 7.01(v) shall be for the account of the Borrowers.

(w) Interest Rate Protection Agreement. From the date of the initial Borrowing Notice through and including September 30, 2007, the Borrower shall have in place Interest Rate Protection Agreements with respect to fifty percent (50%) of the Aggregate Construction Loan Commitment.

(x) Waste Water Permits. If a National Pollutant Discharge Elimination System permit under the Clean Water Act and all applicable State implementing laws has not been issued to any Plant within 160 days after delivery of the Notice to Proceed for such Plant, the Borrowers shall submit a wastewater discharge alternative plan (a “Wastewater Plan”) for such Plant in form and substance reasonably acceptable to the Independent Engineer. If any final wastewater permit received by any Plant includes unanticipated terms and conditions materially affecting the cost of construction or operation of such Plant, the Borrowers will submit a plan for complying with such unanticipated requirements within fourteen (14) days of receiving such permit (a “Permit Compliance Plan”), which plan shall be in form and substance reasonably acceptable to the Independent Engineer. Each Wastewater Plan and each Permit Compliance Plan shall identify all permits, property rights, and equipment necessary to implement such plan, a schedule for completing such plan, and a cost estimate covering both capital and operating funding for the actions identified in the plan. Each such plan shall also provide for completion of the required work prior to the anticipated Commercial Operations Date for such Plant. Upon approval by the Independent Engineer, each such plan shall be implemented by Borrowers.

Section 7.02 Negative Covenants. The Borrowers agree with each Agent and each Lender that, until the date on which all outstanding Commitments have been terminated and all amounts payable in respect of the Obligations have been paid in full in cash, the Borrowers will perform the obligations set forth in this Section 7.02.

(a) Restrictions on Indebtedness of the Borrowers. The Borrowers will not create, incur, assume or suffer to exist any Indebtedness except:

(i)	the Obligations;

(ii)	Indebtedness incurred under the Subordinated Guarantees;

(iii)	Indebtedness under the Permitted Commodity Hedging Arrangements so long as the aggregate Swap Termination Value of all such Permitted Commodity Hedging Arrangements does not exceed the sum of (x) the Net Cargill Receivables and (y) all amounts standing to the credit of the Commodity Hedging Reserve Account;

(iv)	Capitalized Lease Liabilities with respect to office equipment with payments in any Fiscal Year, taken in the aggregate for the Project, in an amount not to exceed one hundred thousand Dollars ($100,000); and

(v)	with the prior written consent of each Lender, Indebtedness incurred by Albion or ASA Holdings in the form of a guaranty with respect to tax increment financing notes or similar bond instruments to be issued by the Community Redevelopment Authority of the City of Albion; provided that (A) all of the proceeds of such notes or bond instruments (net of issuance costs) are immediately applied as a prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayment), and (B) the Community Redevelopment Authority of the City of Albion enters into a binding agreement with Albion reasonably satisfactory to each Lender pursuant to which the Community Redevelopment Authority of the City of Albion agrees to apply the incremental proceeds of the additional ad valorem property taxes generated from development of the Albion Plant (excluding the Leased Premises) to repay such notes or bond instruments.

(b) Liens. No Borrower shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:

(i)	Liens in favor, or for the benefit, of the Collateral Agent pursuant to the Security Documents;

(ii)	Liens for taxes, assessments and other governmental charges the payment of which is the subject of a Contest;

(iii)	Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(iv)	any Liens reflected on the Title Insurance Policy or any Title Continuation;

(v)	easements granted by any Borrower to any utility serving the Project as required for the operation of any Plant or to facilitate proposed sales of carbon dioxide; provided, that in each such case:

(A)	such easement will not adversely affect the costs under any Design Build Contract or any other Project Costs;

(B)	such easement will not adversely affect the operations of any Plant; and

(C)	such easement has been approved by the Independent Engineer;

(vi)	Liens arising out of judgments or awards that (A) do not constitute an Event of Default under Section 9.01(g) (Events of Default-Judgments) and (B) that are subject to a Contest; and

(vii)	the netting and set-off rights permitted under Section 6 of each Master Agreement.

(c) Permitted Investments. The Borrowers shall not make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) except for investments in Cash Equivalents and advance payments for natural gas provided for in the Construction Budgets.

(d) Change in Business. No Borrower shall (i) enter into or engage in any business other than the ownership, operation, maintenance and financing of the Project and all activities related thereto or (ii) change the scope of any Plant or the Project.

(e) Equity Issuances. No Borrower shall issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Senior Secured Parties) on a first priority perfected basis pursuant to a pledge and security agreement in substantially the form of the Holdings Pledge Agreement.

(f) Asset Dispositions. The Borrowers shall not sell, lease, assign, transfer or otherwise dispose of assets (other than Products), whether now owned or hereafter acquired, except:

(i)	disposal of assets that are promptly replaced in accordance with the then-current Operating Budgets;

(ii)	to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project;

(iii)	disposal of assets with a fair market value of, or at a disposal price of, less than one hundred thousand Dollars ($100,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely effect the construction, operation or maintenance of any Plant; or

(iv)	transfers of assets between Albion, Bloomingburg and Linden; provided, that (A) the aggregate total fair market value of all such transferred assets does not exceed one million Dollars ($1,000,000) in any Fiscal Year, and (B) each such transfer does not, and would not reasonably be expected to, adversely affect the operations of the Plant from which such assets are transferred.

(g) Consolidation, Merger. No Borrower will (i) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up; or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.

(h) Transactions with Affiliates. No Borrower shall enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in any Borrower unless such arrangement or contract (i) is fair and reasonable to such Borrower and (ii) is an arrangement or contract that is on arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of such Borrower with a Person that is not one of its Affiliates.

(i) Accounts. (i) The Borrowers shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than the Project Accounts and any Local Account with respect to which a Blocked Account Agreement is entered (provided that for any Local Account opened prior to the initial Borrowing Date, such Blocked Account Agreement may be executed on or before the initial Borrowing Date). (ii) The Borrowers shall not change the name or account number of any of the Project Accounts without the prior written consent of the Administrative Agent.

(j) Subsidiaries. ASA Holdings shall not create or acquire any Subsidiary other than Albion, Bloomingburg, and Linden, nor enter into any partnership or joint venture. Each of Albion, Bloomingburg, and Linden shall not create or acquire any Subsidiary or enter into any partnership or joint venture. This Section 7.02(j) shall not prohibit the Borrowers from entering into joint purchasing arrangements solely with other Borrowers for the purchase of materials required for the operation of the Project.

(k) ERISA. No Borrower will engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code. No Borrower will incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continue coverage under Part 6 of Title I of ERISA).

(l) Taxes. No Borrower shall make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(m) Project Documents. (i) Subject to Section 7.02(m)(iii) and (iv), other than immaterial changes, no Borrower shall direct or consent or agree to any amendment, modification, supplement, or waiver to or in respect of any provision of any Project Document, any Additional Project Document or the Management Services Agreement.

(ii)	Except for collateral assignments under the Security Documents, no Borrower shall assign any of its rights under any Project Document or any Additional Project Document to any Person, or consent to the assignment of any obligations under any Project Documents or any Additional Project Documents by any other party thereto.

(iii)	Unless each of the following conditions is satisfied, no Borrower shall enter into or approve any Change Orders without the approval of the Required Lenders (acting in consultation with the Independent Engineer), such approval not to be unreasonably withheld or delayed:

(A)	the amount of such Change Order does not exceed (1) five hundred thousand Dollars ($500,000) individually, or (2) two million Dollars ($2,000,000), together with all prior Change Orders for the same Plant;

(B)	such Change Order would not cause the funds available under the Contingency Line Item for such Plant (and not yet expended) to be reduced to less than zero;

(C)	such Change Order would not reasonably be expected to delay (1) the Commercial Operation Date for any Plant beyond the Guaranteed Substantial Completion Date for such Plant or (2) the Final Completion Date for any Plant beyond the Guaranteed Final Completion Date for such Plant;

(D)	such Change Order will not alter in any adverse respect any guaranty, liquidated damages provision or the standards for any of the Performance Tests;

(E)	such Change Order would not reasonably be expected

to permit or result in any adverse modification or impair the enforceability of any warranty under any Design Build Contract;

(F)	such Change Order would not reasonably be expected to impair or reduce the value of the Project or the value of the Collateral or decrease Cash Flow Available for Debt Service;

(G)	such Change Order would not reasonably be expected to present a material risk of revocation or material modification of any Governmental Approval;

(H)	such Change Order would not reasonably be expected to cause any Borrower or any Plant not to comply or lessen in any material respect the ability of any Borrower or any Plant to comply with any Law applicable to it; and

(I)	the Administrative Agent has received a certificate, duly executed by an Authorized Officer of the Borrowers’ Agent, confirming that the proposed Change Order will comply with each of the conditions set forth in clauses (A)-(H) above and, in the case of the condition set forth in clause (A), setting forth (1) the amount of such proposed Change Order and (2) the amount of all prior Change Orders (for the relevant Plant).

(iv)	Without the prior written consent of the Administrative Agent and the Independent Engineer, no Borrower shall agree to any amendment or modification of, or the addition of any sub-contractor to, Schedule L to any Design Build Contract.

(v)	Except for use of the Work (as defined in each Design Build Contract) by the Borrowers’ employees under the supervision of the Design Builder to the extent permitted by the relevant Design Build Contract and for which the Design Builder is responsible for risk of loss as provided in Section 5.6 of the relevant Design Build Contract, no Borrower shall use any portion of the Work prior to

Substantial Completion for the relevant Plant, under Section 6.5.3 of any Design Build Contact or otherwise, without the prior written consent of the Required Lenders.

(vi)	No Borrower shall approve the incurrence of fees and expenses for services provided by ICM under Section 8(c) of any Operating Agreement without the prior written consent of the Required Lenders, unless such amounts are included in the then-current Operating Budget.

(vii)	No Borrower shall enter into or join any (A) group insurance program, as described in Section 3(a)(7) of each Operating Agreement or (B) group buying program, as described in Section 3(a)(12) of each Operating Agreement, without the prior written consent of the Required Lenders if, under such program, any Borrower could be allocated, or have liability for, fees, costs or expenses other than those directly related to the Project.

(viii)	No Borrower shall enter into any “Marketing Pool Program”, as described in Section 9.1 of each Ethanol Marketing Agreement, without the prior written consent of the Required Lenders if, under such program, (A) any Borrower would be discriminated against in comparison to any non-Borrower participant in such program or (B) any Borrower would be allocated more than its pro rata share of liabilities under such program.

(ix)	No Borrower shall (A) reach any agreement with Cargill regarding the use or supply of an “Alternative Commodity” for any Plant under Section 2(g) of any Corn Supply Agreement or (B) agree to any increase in the “Origination Fee” or “Handling Fee” pursuant to Section 4(f) of any Corn Supply Agreement without the prior written consent of the Required Lenders.

(x)	No Borrower shall take any action that could require the Design Builder to employ union labor or compensate labor at prevailing wages without the prior written consent of the Required Lenders.

(xi)	Following the execution by Cargill of any stand-alone railcar lease agreement or a rider to an existing master railcar lease agreement, if any, and in each case for railcars to provide services required under any Ethanol Marketing Agreement or any Distillers Grains Marketing Agreement, no Borrower shall agree or consent to any amendment or modification of any such stand-alone railcar lease agreement or rider that would result in an increase in the amounts payable by any Borrower for rail car lease, usage or other related railcar arrangements under any Ethanol Marketing Agreement or Distillers’ Grains Marketing Agreement in excess of seven and one-half percent (7.5%) per annum without the prior written consent of the Required Lenders.

(n) Subordinated Debt Agreements. No Borrower shall enter into, direct or consent to any amendment, modification or supplement of any Subordinated Debt Agreement unless such amendment, modification or supplement does not require the consent of the Administrative Agent pursuant to the Intercreditor Agreement, and no Borrower shall enter into any Subordinated Debt Agreement, or provide any undertaking or Guarantee, or incur any obligations, with respect to the Subordinated Loans other than the Subordinated Guarantees, the Subordinated Debt Environmental Indemnity Agreement and the Subordinated Debt Negative Pledge Agreements.

(o) Additional Project Documents. No Borrower shall enter into any Additional Project Document or Additional Material Project Document except with the prior written approval of the Required Lenders.

(p) Suspension or Abandonment. No Borrower shall (i) permit or suffer to exist an Event of Abandonment or (ii) order or consent to any suspension of work in excess of thirty (30) days under any Project Document, in each such case without the prior written approval of the Required Lenders.

(q) Use of Proceeds; Margin Regulations. No Borrower shall use any proceeds of any Loan other than in accordance with the provisions of Article II (Commitments and Borrowing) and Section 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow). No Borrower shall use any part of the proceeds of any Loan to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Borrower shall use the proceeds of any Loan in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X.

(r) Environmental Matters. The Borrowers shall not permit (i) any underground storage tanks to be located on any property owned or leased by any Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned by any Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned by any Borrower, other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and inspected in compliance, with Environmental Laws, (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned by any Borrower, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all Laws and Prudent Ethanol Operating Practice or (v) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property leased by any Borrower, other than in accordance with all Laws.

(s) Restricted Payments. The Borrowers shall not make any Restricted Payments unless each of the conditions set forth below has been satisfied.

(i)	such Restricted Payment is made on, or within five (5) Business Days following, a Quarterly Payment Date;

(ii)	no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(iii)	each of the Debt Service Reserve Account, the Working Capital Reserve Account and the Commodity Hedging Reserve Account is fully funded;

(iv)	no VEETC Event has occurred and is continuing;

(v)	each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, calculated as of such Quarterly Payment Date, are greater than or equal to 1.5:1;

(vi)	the aggregate Swap Termination Value under all Permitted Commodity Hedging Arrangements then outstanding is less than or equal to eighty percent (80%) of the Net Cargill Receivables;

(vii)	there are no outstanding Margin Call Payments that have been delivered to Cargill and have not been reimbursed to the Borrowers; and

(viii)	the Administrative Agent has received a Restricted Payment Certificate, duly executed by an Authorized Officer of the Borrowers’ Agent, confirming that each of the conditions set forth in clauses (i) through (vii) of this Section 7.02(s) have been satisfied, and setting forth a detailed calculation of (A) each of the Historical Debt Service Coverage Ratio and Prospective Debt Service Coverage Ratio and (B) with respect to the Permitted Commodity Hedging Arrangements, detailed calculations of the Swap Termination Value under all outstanding Permitted Commodity Hedging Arrangements and the Net Cargill Receivables.

(t) Construction Budget. The Borrowers, without the prior written approval of the Required Lenders, may not reallocate any portion of any Line Item except (i) to reallocate the Contingency Line Item to pay for Change Orders permitted under this Agreement, and (ii) upon the completion of any Line Item of any Construction Budget, any savings from such Line Item may, with the prior written consent of the Independent Engineer and the Administrative Agent, be reallocated to any other Line Item of such Construction Budget.

(u) Commodity Hedging Arrangements. (i) The Borrowers shall not enter into any Commodity Hedging Arrangements that:

(A)	are not in accordance with the Commodity Risk Management Plans;

(B)	are for speculative purposes; or

(C)	would reasonably (when taken together with all Permitted Commodity Hedging Arrangements then outstanding, and all other Commodity Hedging Arrangements proposed to be entered into on the same date) be expected to result in a Swap Termination Value as of such date in excess of the amount equal to eighty percent (80%) of the Net Cargill Receivables as of such date.

(ii)	At no time shall the Borrowers have outstanding Permitted Commodity Hedging Arrangements that, taken together, result in a Swap Termination Value in excess of the amount equal to the sum, as of any calculation date, of (x) one hundred percent (100%) of Net Cargill Receivables, (y) the funds on deposit in or standing to the credit of the Commodity Hedging Reserve Account and (z) the total amount of any Margin Call Payments made to Cargill as adequate alternative security under Section 6(d) of any Master Agreement that have not been reimbursed to the Borrowers and have not yet been applied as payment of any obligations thereunder.

(v) Accounting Changes. No Borrower shall make any change in (i) its accounting policies or reporting practices, except as required by GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Lenders.

Section 7.03 Reporting Requirements. The Borrowers will furnish to the Administrative Agent, who shall distribute copies of the following to each Lender:

(a) as soon as available and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, (i) consolidated and consolidating balance sheets of ASA Holdings and balance sheets of each other Borrower as of the end of such Fiscal Quarter and consolidated and consolidating statements of income and cash flows of ASA Holdings and statements of income and cash flows of each other Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter and (ii) financial statements of UBEM for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, in each such case prepared in accordance with GAAP;

(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, (i) a copy of the annual audit report for such Fiscal Year for each Borrower, including therein consolidated and consolidating balance sheets of ASA Holdings as of the end of such Fiscal Year and consolidated and consolidating statements of income and cash flows of ASA Holdings for such Fiscal Year, and accompanied by an unqualified opinion of the Auditors stating that all such financial statements present fairly in all material respects the financial position of each Borrower for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) audited financial statements for UBEM for such Fiscal Year, prepared in accordance with GAAP applied on a basis consistent with prior periods;

(c) concurrently with the delivery of the financial statements referred to in Sections 7.03(a) and (b) a certificate, executed by a Financial Officer of such Borrower stating that:

(i)	such financial statements fairly present in all material respects the financial condition and results of operations of such Person on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(ii)	such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(iii)	as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that such Person has taken and proposes to take in respect thereof;

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to any Borrower (or the audit or finance committee of any Borrower) by the Auditors in connection with the accounts or books of any Borrower, or any audit of any Borrower;

(e) as soon as possible and in any event within five (5) days after the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrowers’ Agent setting forth details of such Default or Event of Default and the action that the Borrowers have taken and propose to take with respect thereto;

(f) within five (5) days after any Borrower obtains Knowledge thereof a statement of an Authorized Officer of the Borrowers’ Agent setting forth details of:

(i)	any litigation or governmental proceeding pending or threatened in writing against any Borrower or ASA Biofuels;

(ii)	any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or would reasonably be expected to have a Material Adverse Effect;

(iii)	any other event, act or condition that has or would reasonably be expected to have a Material Adverse Effect;

(iv)	notification of any event of force majeure or similar event under a Project Document; or

(v)	notification of any other change in circumstances that may result in an increase of more than five hundred thousand Dollars ($500,000) in Project Costs for any Plant;

(g) promptly after delivery or receipt thereof, copies of all material notices or documents given or received by any Borrower pursuant to any of the Project Documents, the Management Services Agreement, any Additional Project Documents or any Subordinated Debt Agreement including:

(i)	any Change Orders or any written notices or communications related thereto;

(ii)	any written notice alleging willful misconduct under any Cargill Goods and Services Agreement;

(iii)	any written notice alleging any breach or default under any Project Document, the Management Services Agreement or any Additional Project Document (including any notice that would give rise to a Working Capital Trigger Period);

(iv)	any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation of any Project Document, the Management Services Agreement or any Additional Project Document; and

(v)	the appointment of any “Qualified Person” to conduct an audit under Section 11(b) of any Master Agreement;

(h) the Borrowers shall promptly notify the Administrative Agent of any amendment, modification, waiver, variation or assignment of any Subordinated Debt Agreement;

(i) Immediately (and in any case within two (2) days) of receipt thereof, the Monthly Progress Report for any Plant.

(j) As soon as possible and in any event within five (5) Business Days after any Borrower knows, or has reason to know, that any of the events described below have occurred, a duly executed certificate of an Authorized Officer of the Borrowers’ Agent setting forth the details of each such event and the action that the Borrowers propose to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)	any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that would reasonably be expected to result in any material liability to any Borrower;

(ii)	any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on any Borrower;

(iii)	an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)	any Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that would reasonably be expected to result in material liability to any Borrower;

(v)	there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(vi)	any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that would reasonably be expected to result in any liability to any Borrower;

(vii)	a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default would reasonably be expected to result in any liability to any Borrower;

(viii)	a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)	any Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)	there is an action brought against any Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA;

(k) as soon as possible and in any event within five (5) Business Days after the receipt by any Borrower of a demand letter from the PBGC notifying such Borrower of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of such Borrower setting forth the action that such Borrower proposes to take with respect thereto;

(l) promptly and in any event within five (5) Business Days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrowers’ Agent specifying in detail the nature of such condition and, if applicable, the Borrowers’ proposed response thereto:

(i)	receipt by any Borrower of any written communication from a Governmental Authority or any written communication from any other Person or other source of written information, including reports prepared by any Borrower, that alleges or indicates that any Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals;

(ii)	any Borrower obtains Knowledge that there exists any Environmental Claim pending or threatened in writing against any Borrower or an Environmental Affiliate;

(iii)	any Borrower obtains Knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non-compliance with any Environmental Law that, in either such case, would reasonably be expected to form the basis of an Environmental Claim against any Borrower or any Environmental Affiliate; or

(iv)	any Removal, Remedial or Response action taken by any Borrower or any other person in response to any Material of Environmental Concern in, at, on or under, a part of or about the Borrowers’ properties or any other property or any notice, claim or other information that any of the Borrowers might be subject to an Environmental Claim;

(m) the Borrowers will maintain at the Sites and make available for inspection by the Administrative Agent, the Lenders and their agents and employees, on reasonable notice during regular business hours, accurate and complete records of all correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by any Borrower or, to the best of any Borrower’s Knowledge and to the extent obtained by any Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that would reasonably be expected to form the basis of an Environmental Claim on or affecting any Plant or the Project;

(n) promptly after receipt thereof, copies of each Deferred Approval obtained by any Borrower, together with such documents relating thereto as any Lender may request through the Administrative Agent, certified as true, complete and correct by an Authorized Officer of the Borrowers’ Agent;

(o) (x) on each Monthly Date, (y) on each day when the Swap Termination Value of the then-outstanding Permitted Commodity Hedging Arrangements exceeds seventy percent (70%) of the Net Cargill Receivables and (z) at such other times as may be reasonably requested by the Administrative Agent, the Borrowers shall provide the following details regarding the then-current Permitted Commodity Hedging Arrangements to the Administrative Agent, in each case certified as true, complete and correct by an Authorized Officer of the Borrowers’ Agent:

(i)	a calculation and explanation of the Swap Termination Value of each outstanding Permitted Commodity Hedging Arrangement as of such date; and

(ii)	a calculation and explanation of Net Cargill Receivables as of such date;

(p) upon request of the Administrative Agent, (i) a written confirmation from a Financial Officer of Cargill that the financial statements available on Cargill’s website, in substantially the form and detail of Exhibit Y, are audited and prepared in accordance with GAAP or (ii) if such financial statements are not available on Cargill’s website, financial statements in at least as much detail as set forth in Exhibit Y, together with a written confirmation of a Financial Officer of Cargill that such financial statements are audited and prepared in accordance with GAAP; and

(q) other information reasonably requested by the Administrative Agent or any Lender, through the Administrative Agent.

(r) Operating Statements. After the Final Completion Date for each Plant, within forty-five (45) days after the end of each Fiscal Quarter and concurrently with the delivery of the annual financial statements referred to in Section 7.03(a) (Reporting Requirements), the Borrowers shall furnish to the Administrative Agent an operating statement regarding the operation and performance of each such Plant for such monthly, quarterly and, in the case of the last quarterly operating statement for each year, annual period substantially in the form of Exhibit T. Such operating statements shall contain (i) line items corresponding to each Operating Budget Category of the then-current Operating Budget for each Plant showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of each such Plant compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of ethanol and other Products produced by each such Plant during such period and (iii) information showing (A) the amount of ethanol sold by the Borrowers from each such Plant to pursuant to the Ethanol Marketing Agreements, (B) the amount of Distillers Grains sold by the Borrowers from each such Plant pursuant to the Distillers Grains Marketing Agreement, and (C) the amount, if any, of other sales of ethanol and/or Distillers Grains, together with an explanation of any such sale and identification of the purchaser, and (D) the amount, if any, of other Products sold by the Borrowers from the Plants, together with an explanation of any such sale and identification of the purchaser. The operating statements shall be certified as complete and correct by an Authorized Officer of the Borrowers’ Agent who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the relevant Operating Budget then in effect by more than ten percent (10%) or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

ARTICLE VIII

PROJECT ACCOUNTS

Section 8.01 Establishment of Project Accounts. On or prior to the date of the first Borrowing Notice, the Accounts Bank shall establish and maintain, in the name of the Collateral Agent and on the books and records of the Accounts Bank’s corporate lending department’s offices located in Omaha, Nebraska, the accounts set forth below:

(a) a special, segregated, Dollar-denominated account entitled ASA Albion, LLC, Account No. 110118507 (the “Albion Construction Account”);

(b) a special, segregated, Dollar-denominated account entitled ASA Bloomingburg, LLC, Account No. 110118497 (the “Bloomingburg Construction Account”);

(c) a special, segregated, Dollar-denominated account entitled ASA Linden, LLC, Account No. 110118484 (the “Linden Construction Account”);

(d) a special, segregated, Dollar-denominated account entitled Liquidated Damages Account, Account No. 110118549 (the “Liquidated Damages Account”);

(e) a special, segregated, Dollar-denominated account entitled Revenue Account, Account No. 110118552 (the “Revenue Account”);

(f) a special, segregated, Dollar-denominated account entitled Operating Account, Account No. 110118565 (the “Operating Account”);

(g) a special, segregated, Dollar-denominated account entitled Maintenance Capital Expense Account, Account No. 110118581 (the “Maintenance Capital Expense Account”);

(h) a special, segregated, Dollar-denominated account entitled Working Capital Reserve Account, Account No. 110118594 (the “Working Capital Reserve Account”);

(i) a special, segregated, Dollar-denominated account entitled Commodity Hedging Reserve Account, Account No. 110118604 (the “Commodity Hedging Reserve Account”);

(j) a special, segregated, Dollar-denominated account entitled Debt Service Reserve Account, Account No. 110118617 (the “Debt Service Reserve Account”);

(k) a special, segregated, Dollar-denominated account entitled Prepayment Holding Account, Account No. 110118620 (the “Prepayment Holding Account”);

(l) a special, segregated, Dollar-denominated sub-account of the Prepayment Holding Account entitled VEETC Sub-Account, Account No. 110118633 (the “VEETC Sub-Account”);

(m) a special, segregated, Dollar-denominated account entitled Albion Insurance Proceeds Account, Account No. 110118646 (the “Albion Insurance Proceeds Account”);

(n) a special, segregated, Dollar-denominated account entitled Bloomingburg Insurance Proceeds Account, Account No. 110118659 (the “Bloomingburg Insurance Proceeds Account”);

(o) a special, segregated, Dollar-denominated account entitled Linden Insurance Proceeds Account, Account No. 110118662 (the “Linden Insurance Proceeds Account”);

(p) a special, segregated, Dollar-denominated account entitled Extraordinary Proceeds Account, Account No. 110118675 (the “Extraordinary Proceeds Account”); and

(q) a special, segregated, Dollar-denominated account entitled ASA OpCo Holdings, LLC, Account No. 110118510 (the “ASA Holdings Construction Account”).

Section 8.02 Deposits into and Withdrawals from Project Accounts. (a) Amounts shall be deposited into and withdrawn from the Project Accounts in strict accordance with this Article VIII.

(b) The Accounts Bank will only be required to transfer funds hereunder on a “same day” basis if it has received written notice of such proposed transfer, together with all certificates, notices, directions and other documents required under this Agreement to be delivered to the Accounts Bank relating thereto, not later than 11:00 a.m. New York City time on the Business Day of such transfer and, if such notice or any such related document is received by the Accounts Bank after such time, such transfer will be undertaken prior to 11:00 a.m. New York City time on the next Business Day succeeding the date of receipt by Accounts Bank of all such documentation.

(c) If any transfer, withdrawal, deposit, investment or payment of any funds by the Accounts Bank or any other action to be taken by the Accounts Bank under this Agreement is to be made or taken on a day other than a Business Day, such transfer, withdrawal, deposit, investment, payment or other action will be made or taken on the next succeeding Business Day.

(d) Any instruction, direction, notice, certificate, request or requisition given to the Accounts Bank by any Borrower with respect to the transfer, withdrawal, deposit, investment or payment of any funds under this Agreement or with respect to any other obligations to be performed by the Accounts Bank under this Agreement (i) must be in writing and signed by an Authorized Officer of the Borrowers’ Agent, (ii) in referencing any of the Project Accounts, must refer to the specific Project Account name and number, and (iii) shall constitute a representation by the Borrowers that all conditions set forth in this Agreement for such withdrawal have been satisfied, whether or not those conditions are explicitly stated to be so satisfied. Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank may rely and shall be protected in acting or refraining from acting upon any instruction, direction, notice, certificate, request or requisition of Borrowers’ Agent or the Administrative Agent.

(e) None of the Project Accounts shall go into overdraft, and the Accounts Bank shall not comply with any request or direction to the extent that it would cause any of the Project Accounts to do so.

(f) Each Borrower hereby acknowledges that it has irrevocably instructed each Project Party, and agrees that it shall so instruct each future Project Party, to make all payments due and payable to any Borrower under any Project Document, directly to the Accounts Bank for deposit in, or to be credited in the manner set forth in this Article VIII. Each Borrower further agrees that it shall irrevocably instruct each party (other than the Borrowers) to each Additional Project Document, and each other Person from whom such Borrower is entitled to receive Cash Flow, Insurance Proceeds and Condemnation Proceeds, to make all payments due and payable to any Borrower from such Person directly to the Accounts Bank for deposit, and to be credited, in the manner set forth in this Article VIII.

(g) The Accounts Bank shall not be charged with knowledge of any Notice of Suspension, VEETC Event, Default or Event of Default unless the Accounts Bank has received such Notice of Suspension or other written notice of such VEETC Event, Default or Event of Default from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrowers’ Agent or any Borrower. The Accounts Bank shall not be charged with the knowledge that the Conversion Date has occurred unless it has received written notice thereof from the Administrative Agent.

(h) The Accounts Bank shall not be charged with the knowledge that any transfer or withdrawal from any Project Account would result in the occurrence of an Event of Default, unless it has received written notice thereof from the Administrative Agent, the Collateral Agent or an Authorized Officer of the Borrowers’ Agent or any Borrower.

(i) Notwithstanding anything contained in this Agreement or any other Financing Document to the contrary, the Accounts Bank shall have no obligation to (i) make any payment, transfer or withdrawal from any Project Account until it has received written direction to make such payment, transfer or withdrawal from the Collateral Agent, the Administrative Agent or, if this Agreement explicitly provides that any such direction may be made by Borrowers’ Agent, the Borrowers’ Agent or (ii) determine whether any payment, transfer or withdrawal from any Project Account made in accordance with any written direction from the Collateral Agent, the Administrative Agent or the Borrowers’ Agent complies with the terms of this Agreement. The Accounts Bank shall have no liability for, nor any responsibility or obligation to confirm, the use or application by any Borrower, Borrower’s Agent, Administrative Agent, Collateral Agent or any other recipient of amounts withdrawn or transferred from any Project Account.

Section 8.03 Albion Construction Account. (a) The Borrowers shall cause the following amounts to be paid into the Albion Construction Account:

(i)	all proceeds of the Albion Construction Loans (except for proceeds of Borrowings of any Albion Excess Construction Loan Commitment or as otherwise applied on the Conversion Date in accordance with Section 2.04(g) (Borrowing of Loans));

(ii)	all proceeds of Bloomingburg or Linden Excess Construction Loan Commitments to be applied to Albion Project Costs;

(iii)	until the Conversion Date, all equity contributions received by Albion on or after the date of the first Construction Loan Borrowing;

(iv)	all proceeds of the Albion Performance Bond;

(v)	all damages payable under Section 15.2.3 of the Albion Design Build Contract; and

(vi)	all amounts required to be deposited into the Albion Construction Account pursuant to Section 8.08(b)(iii) (Revenue Account).

(b) The Borrowers may cause the proceeds of the Albion Required Equity Contribution and the Albion Required Subordinated Debt Disbursement to be paid into the Albion Construction Account.

(c) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may direct the transfer or withdrawal of funds standing to the credit of the Albion Construction Account to pay Albion Project Costs then due and owing strictly in accordance with the Albion Construction Budget by delivering an Albion Construction Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer) which, on and after the date of the initial Borrowing of Albion Construction Loans, shall be for application strictly in accordance with the relevant Borrowing Notice and Independent Engineer’s Certificate. All payments from the Albion Construction Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Albion Construction Withdrawal Certificate (i) directly to the payee or (ii) only in the case of Albion Project Costs due and owing that are required to be paid to a single payee in a single payment together with Bloomingburg Project Costs and Linden Project Costs then due and owing to such payee, to the ASA Holdings Construction Account, for further immediate application directly to such payee. In the event that the Borrowers fail to deliver such an Albion Construction Withdrawal Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Albion Project Costs that are, from time to time, due and payable (unless such Albion Project Costs are in dispute).

(d) On the Conversion Date, all amounts on deposit in or standing to the credit of the Albion Construction Account shall be withdrawn at the written instruction of the Borrowers’ Agent or the Administrative Agent and applied by the Administrative Agent in accordance with Section 2.04(g) (Borrowing of Loans) and the final Construction Loan Borrowing Notice (a copy of which shall be delivered to the Accounts Bank).

Section 8.04 Bloomingburg Construction Account. (a) The Borrowers shall cause the following amounts to be paid into the Bloomingburg Construction Account:

(i)	all proceeds of the Bloomingburg Construction Loan (except for proceeds of Borrowings of any Bloomingburg Excess Construction Loan Commitment or as otherwise applied on the Conversion Date in accordance with Section 2.04(g) (Borrowing of Loans));

(ii)	all proceeds of Albion or Linden Excess Construction Loan Commitments to be applied to Bloomingburg Project Costs;

(iii)	until the Conversion Date, all equity contributions received by Bloomingburg on or after the date of the first Construction Loan Borrowing;

(iv)	all proceeds of the Bloomingburg Performance Bond;

(v)	all damages payable under Section 15.2.3 of the Bloomingburg Design Build Contract; and

(vi)	all amounts required to be deposited into the Bloomingburg Construction Account pursuant to Section 8.08(b)(iii) (Revenue Account).

(b) The Borrowers may cause the proceeds of the Bloomingburg Required Equity Contribution and the Bloomingburg Required Subordinated Debt Disbursement to be paid into the Bloomingburg Construction Account.

(c) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may direct the transfer or withdrawal of funds standing to the credit of the Bloomingburg Construction Account to pay Bloomingburg Project Costs then due and owing strictly in accordance with the Bloomingburg Construction Budget by delivering a Bloomingburg Construction Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer) which, on and after the date of the initial Borrowing of the Bloomingburg Construction Loans, shall be for application strictly in accordance with the relevant Borrowing Notice and Independent Engineer’s Certificate. All payments from the Bloomingburg Construction Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Bloomingburg Construction Withdrawal Certificate (i) directly to the payee or (ii) only in the case of Bloomingburg Project Costs due and owing that are required to be paid to a single payee in a single payment together with Albion Project Costs and Linden Project Costs then due and owing to such payee, to the ASA Holdings Construction Account, for further immediate application directly to such payee. In the event that the Borrowers fail to deliver such a Bloomingburg Construction Withdrawal Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Bloomingburg Project Costs that are, from time to time, due and payable (unless such Bloomingburg Project Costs are in dispute).

(d) On the Conversion Date, all amounts on deposit in or standing to the credit of the Bloomingburg Construction Account shall be withdrawn at the written instruction of the Borrowers’ Agent or the Administrative Agent and applied by the Administrative Agent in accordance with Section 2.04(g) (Borrowing of Loans) and the final Construction Loan Borrowing Notice (a copy of which shall be delivered to the Accounts Bank).

Section 8.05 Linden Construction Account. (a) The Borrowers shall cause the following amounts to be paid into the Linden Construction Account:

(i)	all proceeds of the Linden Construction Loan (except for proceeds of Borrowings of any Linden Excess Construction Loan Commitment or as otherwise applied on the Conversion Date in accordance with Section 2.04(g) (Borrowing of Loans));

(ii)	all proceeds of Albion or Bloomingburg Excess Construction Loan Commitments to be applied to Linden Project Costs;

(iii)	until the Conversion Date, all equity contributions received by Linden on or after the date of the first Construction Loan Borrowing;

(iv)	all proceeds of the Linden Performance Bond;

(v)	all damages payable under Section 15.2.3 of the Linden Design Build Contract; and

(vi)	all amounts required to be deposited into the Linden Construction Account pursuant to Section 8.08(b)(iii) (Revenue Account).

(b) The Borrowers may cause the proceeds of the Linden Required Equity Contribution and the Linden Required Subordinated Debt Disbursement to be paid into the Linden Construction Account.

(c) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may direct the transfer or withdrawal of funds standing to the credit of the Linden Construction Account to pay Linden Project Costs then due and owing strictly in accordance with the Linden Construction Budget by delivering a Linden Construction Withdrawal Certificate to the Accounts Bank (with a copy to the Administrative Agent and the Independent Engineer) which, on and after the date of the initial Borrowing of the Linden Construction Loans, shall be for application strictly in accordance with the relevant Borrowing Notice and Independent Engineer’s Certificate. All payments from the Linden Construction Account shall be made by the Accounts Bank pursuant to instructions set forth in the relevant Linden Construction Withdrawal Certificate (i) directly to the payee or (ii) only in the case of Linden Project Costs due and owing that are required to be paid to a single payee in a single payment together with Albion Project Costs and Bloomingburg Project Costs then due and owing to such payee, to the ASA Holdings Construction Account, for further immediate application directly to such payee. In the event that the Borrowers fail to deliver such a Linden Construction Withdrawal Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Linden Project Costs that are, from time to time, due and payable (unless such Linden Project Costs are in dispute).

(d) On the Conversion Date, all amounts on deposit in or standing to the credit of the Linden Construction Account shall be withdrawn at the written instruction of the Borrowers’ Agent or the Administrative Agent and applied by the Administrative Agent in accordance with Section 2.04(g) (Borrowing of Loans) and the final Construction Loan Borrowing Notice (a copy of which shall be delivered to the Accounts Bank).

Section 8.06 ASA Holdings Construction Account. (a) Funds shall be deposited into the ASA Holdings Construction Account in accordance with Section 8.03(c) (Albion Construction Account), Section 8.04(c) (Bloomingburg Construction Account) and Section 8.05(c) (Linden Construction Account), as set forth in the relevant Construction Withdrawal Certificate.

(b) Immediately upon receipt, all amounts deposited in or credited to the ASA Holdings Construction Account shall be paid by the Accounts Bank directly to the payee for Project Costs then due and owing strictly in accordance with the Construction Budgets and pursuant to the instructions set forth in the relevant Construction Withdrawal Certificate, for application strictly in accordance with the relevant Borrowing Notice and Independent Engineer’s Certificate.

(c) On the Conversion Date, all amounts on deposit in or standing to the credit of the ASA Holdings Construction Account shall be withdrawn at the written instruction of the Borrowers’ Agent or the Administrative Agent and applied by the Administrative Agent in accordance with Section 2.04(g) (Borrowing of Loans) and the final Construction Loan Borrowing Notice (a copy of which shall be delivered to the Accounts Bank).

Section 8.07 Liquidated Damages Account. (a) The Borrowers shall cause all Delay Liquidated Damages to be paid into the Liquidated Damages Account.

(b) Until the Conversion Date, unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may, from time to time, submit a Liquidated Damages Transfer Certificate to the Accounts Bank to direct the transfer or withdrawal of funds standing to the credit of the Liquidated Damages Account to pay directly any amounts due and payable for (i) Debt Service or (ii) fixed costs for the Plant with respect to which such Delay Liquidated Damages were originally paid, or other amounts that are due and owing, in each case approved by the Independent Engineer and the Administrative Agent. In the event that the Borrowers fail to deliver such a Liquidated Damages Transfer Certificate, the Administrative Agent is hereby authorized to direct, in writing, the Accounts Bank to transfer or withdraw the amounts necessary to pay Debt Service, fixed costs for the Plant with respect to which such Delay Liquidated Damages were originally paid, or other amounts that are due, owing and approved by the Independent Engineer.

(c) On the Conversion Date, the Accounts Bank shall, upon written direction from the Borrowers’ Agent or the Administrative Agent, transfer any funds on deposit in or standing to the credit of the Liquidated Damages Account to the Revenue Account.

Section 8.08 Revenue Account. (a) The Borrowers shall cause the following amounts to be paid into the Revenue Account:

(i)	all Cash Flow;

(ii)	all funds on deposit in or standing to the credit of the Liquidated Damages Account on the Conversion Date;

(iii)	except as set forth in Section 8.18(a)(ii) (Extraordinary Proceeds Account), all proceeds from the sale or disposition of any assets of any Borrower;

(iv)	any other income received by or on behalf of any Borrower that is not required to be deposited in or credited to another Project Account, or applied directly to the Obligations, in accordance with this Agreement; and

(v)	amounts transferred to the Revenue Account pursuant to Sections 8.12(b) and (d) (Commodity Hedging Reserve Account) and Sections 8.18(b)(i), (c)(i) and (d)(i) (Extraordinary Proceeds Account).

(b) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, upon receipt of a Revenue Account Withdrawal Certificate duly executed by a Financial Officer of the Borrowers’ Agent, the Accounts Bank shall, in accordance with the directions set forth therein, cause funds held in the Revenue Account to be withdrawn or transferred to pay the following amounts on the dates indicated below:

(i)	first, (A) on each Monthly Date, to the Operating Account, the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate as required to pay Operation and Maintenance Expenses that, in each such case, are or will become due and payable in accordance with the Operating Budget for the Project during the immediately succeeding calendar month (less any Cargill Setoff Amount for such period) and for which insufficient funds are available for the payment thereof in the Operating Account; provided, that the amount of such transfer of funds (when taken together with any Cargill Setoff Amount for such calendar month) does not exceed by more that ten percent (10%) the amount projected for Operation and Maintenance Expenditures in the then-current Operating Budget for the Project for the month for which such funds are requested, or (B) on any date when a Margin Call Payment is due and payable, to the extent that adequate funds are not available in the Commodity Hedging Reserve

Account and the Working Capital Reserve Account to fund such Margin Call Payment, to Cargill in the amount certified by the Borrowers in such Revenue Account Withdrawal Certificate as required for such Margin Call Payment;

(ii)	second, on each Monthly Date, to the Maintenance Capital Expense Account, in the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate as necessary to pay Maintenance Capital Expenses that, in each such case, are or will become due and payable during the immediately succeeding calendar month in accordance with the Operating Budget for the Project and for which insufficient funds are available for the payment thereof in the Maintenance Capital Expense Account; provided, that such transfer shall require the approval of the Independent Engineer if (A) such Maintenance Capital Expenses are incurred or to be incurred for compliance with any Environmental Law or other applicable Law and, taken together with all previous transfers to the Maintenance Capital Expense Account pursuant to this clause (A) during a period of twelve (12) consecutive months, would exceed, in the aggregate, five million Dollars ($5,000,000) for any one Plant or (B) such Maintenance Capital Expenses are for any other purpose and, taken together with all previous transfers to the Maintenance Capital Expense Account pursuant to this clause (B) during a period of twelve (12) consecutive months, would exceed, in the aggregate, one million Dollars ($1,000,000) for any one Plant; and provided, further, that such transfers do not exceed by more that ten percent (10%) the amount projected for Maintenance Capital Expenses in the then-current Operating Budget for the Project for such immediately succeeding calendar month;

(iii)	third, on each Monthly Date prior to the Conversion Date, to the extent permitted under Section 7.01(g)(v) (Affirmative Covenants -Use of Proceeds and Cash Flow), to the relevant Construction Account in the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate as necessary to pay Project Costs due and owing during the immediately succeeding calendar month;

(iv)	fourth, on each Monthly Date during a Working Capital Trigger Period:

(A)	during the first twelve (12) months following the commencement of any Working Capital Trigger Period, to the Working Capital Reserve Account in an amount equal to the lesser of (x) one million seven hundred thousand Dollars ($1,700,000) and (y) the difference between the Working Capital Reserve Required Amount and the funds on deposit in or standing to the credit of the Working Capital Reserve Account on such transfer date; provided, that if less than one million seven hundred thousand Dollars ($1,700,000) was available for such transfer on any Monthly Date, on the immediately succeeding Quarterly Payment Date the amount transferred pursuant to this priority fourth shall be equal to the lesser of (x) the amount such that all transfers made pursuant to this priority fourth during the Quarterly Period ending on such Quarterly Payment Date are equal to five million Dollars ($5,000,000) and (y) the difference between the Working Capital Reserve Required Amount and the funds on deposit in or standing to the credit of the Working Capital Reserve Account on such transfer date; and

(B)	at any other time during a Working Capital Trigger Period, to the Working Capital Reserve Account in an amount equal to the difference between the Working Capital Reserve Required Amount and the funds on deposit in or standing to the credit of the Working Capital Reserve Account on such transfer date;

(v)	fifth, on each Monthly Date, to the Commodity Hedging Reserve Account in an amount equal to the difference between the Commodity Hedging Reserve Requirement and the funds on deposit in or standing to the credit of the Commodity Hedging Reserve Account on such transfer date;

(vi)	sixth, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as necessary to pay Fees, costs and expenses with respect to the Loans;

(vii)	seventh, on any date when due and payable, to the Administrative Agent, for the account of the Senior Secured Parties, in the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as necessary to pay any interest with respect to the Loans and any fees, expenses or Net Swap Payments owing to any Interest Rate Protection Provider;

(viii)	eighth, on each Quarterly Payment Date, to pay, to the Administrative Agent, for the account of the Senior Secured Parties, on a pro rata basis, the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as the principal amounts due and payable with respect to each of the Loans and the Swap Termination Payments then due and payable by the Borrowers with respect to any Interest Rate Protection Agreements;

(ix)	ninth, on each Monthly Date, to the Debt Service Reserve Account, in the amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent as equal to the difference between the Debt Service Reserve Requirement and the funds on deposit in or standing to the credit of the Debt Service Reserve Account on such transfer date;

(x)	tenth, after the Conversion Date and provided that no Event of Default has occurred and is continuing, on each Quarterly Payment Date, to ASA Biofuels in the amount certified by an Authorized Officer of the Borrowers’ Agent in such Revenue Account Withdrawal Certificate (and confirmed in writing by the Administrative Agent) as Current Priority Subordinated Interest for the Quarterly Period ending on such Quarterly Payment Date;

(xi)	eleventh, after the Conversion Date has occurred, on each Quarterly Payment Date to the Administrative Agent, in the amount certified by the Borrowers in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, for application as a prepayment of the Term Loans in accordance with Section 3.09 (Mandatory Prepayment) in an amount equal to forty percent (40%) of the cash remaining in the Revenue Account after the transfer required pursuant to priority tenth, if any;

(xii)	twelfth, after the Conversion Date has occurred, on each Quarterly Payment Date, in an amount certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate and confirmed in writing by the Administrative Agent, to ASA Biofuels (or, if required to be paid directly to any taxing authority, to such taxing authority) for payment of the Federal Tax Distribution Amount and the State Tax Distribution Amount for the Fiscal Quarter ending on such Quarterly Payment Date;

(xiii)	thirteenth, after the Conversion Date has occurred, on each Quarterly Payment Date, to the Administrative Agent, in the amount certified by the Borrowers in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, for application as a prepayment of the Term Loans in accordance with Section 3.09 (Mandatory Prepayment) in an amount such that after such prepayment the then-outstanding principal amount of the Term Loans is equal to the Target Balance Amount for such Quarterly Payment Date;

(xiv)	fourteenth, after the Conversion Date has occurred, on each Quarterly Payment Date if the Historical Debt Service Coverage Ratio as of such Quarterly Payment Date is less than 1.5:1, to the Administrative Agent, in an amount equal to one hundred percent (100%) of the funds on deposit in or standing to the credit of the Revenue Account after the transfer required to be made pursuant to priority thirteenth, for application as a prepayment of the Term Loans in accordance with Section 3.09 (Mandatory Prepayment);

(xv)	fifteenth, on each Quarterly Payment Date after July 1, 2009, if a VEETC Event has occurred and is continuing, as certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, to the VEETC Sub-Account if no Mandatory Prepayment has been made pursuant to priority level fourteenth and if the aggregate total amount of the prepayments made pursuant to priority levels eleventh and thirteenth is in an amount less than seventy-five percent (75%) of Cash Flow remaining after all payments required to be made at priority level tenth have been made, then the lesser of (1) thirty-five percent (35%) of Cash Flow remaining after priority level tenth and (2) an amount equal to the difference between (x) seventy-five percent (75%) of Cash Flow remaining after the payments required to be made at priority level tenth have been made and (y) the amount of the prepayments made pursuant to priority level eleventh and thirteenth; provided, that after any such transfer the aggregate of all amounts on deposit in and standing to the credit of the VEETC Sub-Account shall not exceed the aggregate outstanding principal amount of the Loans;

(xvi)	sixteenth, after the Conversion Date has occurred, on each Quarterly Payment Date, as certified by the Borrowers’ Agent in such Revenue Account Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, to the Prepayment Holding Account, if the Historical Debt Service Coverage Ratio as of such calculation date is greater than or equal to 1.5:1 and the Prospective Debt Service Coverage Ratio as of such calculation date is less than 1.5:1, all amounts standing to the credit of the Revenue Account after the transfer required pursuant to priority fifteenth; and

(xvii)	seventeenth, on each Quarterly Payment Date, as certified by the Borrowers’ Agent in such Revenue Account

Withdrawal Certificate or otherwise instructed in writing to the Accounts Bank by the Administrative Agent, if the Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on such date exceeds eighty percent (80%) of the Net Cargill Receivables on any such date, the Swap Exposure Sweep Amount, as certified by the Borrowers’ Agent and confirmed in writing by the Administrative Agent in the Revenue Account Withdrawal Certificate, shall be deposited in the Commodity Hedging Reserve Account; and

(xviii)	eighteenth, after the Conversion Date and provided that no Event of Default has occurred and is continuing, on each Quarterly Payment Date, to ASA Biofuels in the amount certified by an Authorized Officer of the Borrowers’ Agent in such Revenue Account Withdrawal Certificate (and confirmed in writing by the Administrative Agent) as equal to Deferred Priority Subordinated Interest as of such Quarterly Payment Date;

(xix)	nineteenth, after the Conversion Date and subject to the satisfaction of the conditions set forth in Section 7.02(s) (Negative Covenants - Restricted Payments), in the amounts certified by the Borrowers in a Restricted Payment Certificate by an Authorized Officer of the Borrowers’ Agent, to pay any amounts due under Sections 5.3.2, 6.5.6 and 19.4.1 of the Design Build Contracts; and

(xx)	twentieth, after the Conversion Date and subject to the satisfaction of the conditions set forth in Section 7.02(s) (Negative Covenants - Restricted Payments), to ASA Biofuels in the amount certified by the Borrowers in a Restricted Payment Certificate by an Authorized Officer of the Borrowers’ Agent.

(c) If a Notice of Suspension has been delivered to the Accounts Bank and until such Notice of Suspension has been withdrawn by the Collateral Agent or if the Loans are accelerated, or if the Accounts Bank has been notified in writing that a Notice of Suspension would be able to be delivered after giving effect to any application of funds contemplated hereby, the Accounts Bank shall, at the written direction of the Collateral Agent, withdraw funds held in the Revenue Account to pay the following amounts on the days indicated:

(i)	from time to time on any date, to reimburse the Senior Secured Parties for all costs and expenses incurred by or on behalf of the Senior Secured Parties in connection with the Default or Event of Default that has occurred and is continuing; and

(ii)	from time to time on any date, to any Person as the Collateral Agent may direct.

Section 8.09 Operating Account. (a) Funds shall be deposited into the Operating Account pursuant to Section 8.08(b)(i)(A) (Revenue Account).

(b) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, and so long as adequate funds are then available in the Operating Account, the Borrowers:

(i)	may withdraw or transfer funds from the Operating Account as may be necessary to pay directly any amounts owed by the Borrowers for Operation and Maintenance Expenses in accordance with the then-current Operating Budgets, the most recent Revenue Account Withdrawal Certificate; and

(ii)	may direct the transfer of up to one million Dollars ($1,000,000) in the aggregate during each calendar month, by delivery of an Operating Account Withdrawal Certificate to the Accounts Bank, so that the funds on deposit in and standing to the credit of the Local Accounts with respect to which a Blocked Account Agreement has been executed and is in full force and effect shall not exceed, in the aggregate, one million Dollars ($1,000,000), as certified by the Borrowers’ Agent in such Operating Account Withdrawal Certificate.

Section 8.10 Maintenance Capital Expense Account. (a) Funds shall be deposited into the Maintenance Capital Expense Account pursuant to Section 8.08(b)(ii) (Revenue Account).

(b) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, and so long as adequate funds are then available in the Maintenance Capital Expense Account, the Borrowers may withdraw or transfer funds from the Maintenance Capital Expense Account as may be necessary to pay directly any amounts owed by the Borrowers for Maintenance Capital Expenses in accordance with the then-current Operating Budgets, the most recent Revenue Account Withdrawal Certificate.

Section 8.11 Working Capital Reserve Account. (a) Funds shall be deposited into the Working Capital Reserve Account in accordance with Section 8.08(b)(iv) (Revenue Account).

(b) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may direct, by delivery of a Working Capital Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer or withdrawal of amounts standing to the credit of the Working Capital Reserve Account to pay directly:

(i)	amounts due and owing for Operation and Maintenance Expenses in accordance with the Operating Budget, but only to the extent that adequate funds are not available for the payment of such Operation and Maintenance Expenses in the Operating Account; provided, that the amount of such transfer of funds (when taken together with any Cargill Setoff Amount for such calendar month, any amounts transferred to the Operating Account from the Revenue Account on the immediately preceding Monthly Date, and any other amounts previously transferred to the Operating Account from the Working Capital Reserve Account in such calendar month) does not exceed by more that ten percent (10%) the amount projected for Operation and Maintenance Expenditures in the then-current Operating Budget for the Project for the month for which such funds are requested; and

(ii)	Margin Call Payments, but only to the extent that adequate funds are not available for payment of such Margin Call Payments in the Commodity Hedging Reserve Account.

(c) If at any time the funds on deposit in or standing to the credit of the Working Capital Reserve Account are in excess of the Working Capital Reserve Required Amount, unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to such transfer, the Borrowers may direct, by delivery of a Working Capital Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer to the Revenue Account of an amount equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the Working Capital Reserve Account and (y) the Working Capital Reserve Required Amount, as certified by the Borrowers’ Agent and confirmed by the Administrative Agent in such Working Capital Transfer Certificate.

Section 8.12 Commodity Hedging Reserve Account. (a) Funds shall be deposited into the Commodity Hedging Reserve Account in accordance with Section 8.08(b)(v) and (xvii) (Revenue Account) and priority fifth of Section 2.04(g) (Borrowing of Loans).

(b) In the event that any Borrower, from time to time, makes a Margin Call Payment and all or part of such Margin Call Payment is subsequently reimbursed to the Borrowers, the Borrowers shall cause all such amounts to be deposited directly into the Commodity Hedging Reserve Account. If, on any date following the date of such Margin Call Payment reimbursement, the Swap Termination Value of all Permitted Commodity Hedging Arrangements is less than or equal to eighty percent (80%) of Net Cargill Receivables on such date, the Borrowers may submit a Commodity Hedging Transfer Certificate to direct the transfer of such funds (less any amounts required to maintain the balance of the funds on deposit in or standing to the credit of the Commodity Hedging Reserve Account equal to the Commodity Hedging Reserve Requirement) to the Revenue Account.

(c) Unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby, the Borrowers may direct, by delivery of a Commodity Hedging Transfer Certificate to the Accounts Bank (with a copy to the Administrative Agent), the transfer or withdrawal of amounts standing to the credit of the Commodity Hedging Reserve Account to pay directly (i) any Margin Call Payments or (ii) any Swap Termination Payments then due and owing under any Permitted Commodity Hedging Arrangement, but only in each such case to the extent that adequate funds are not available for the payment of such amounts in the Operating Account.

(d) If funds are deposited into the Commodity Hedging Reserve Account pursuant to Section 8.08(b)(xvii) (Revenue Account) and, on the Quarterly Payment Date immediately following the date of such deposit, the Swap Termination Value of all Permitted Commodity Hedging Arrangements is less than or equal to eighty percent (80%) of Net Cargill Receivables on such date, the Borrower may submit a Commodity Hedging Transfer Certificate to direct the transfer of such funds (less any amounts required to maintain the balance of the funds on deposit in or standing to the credit of the Commodity Hedging Reserve Account equal to the Commodity Hedging Reserve Requirement) to the Revenue Account.

Section 8.13 Debt Service Reserve Account. (a) Funds shall be deposited into the Debt Service Reserve Account:

(i)	on the Conversion Date, pursuant to disbursement priorities first and sixth as set forth in Section 2.04(g) (Borrowing of Loans);

(ii)	pursuant to Section 8.08(b)(ix) (Revenue Account); and

(iii)	in lieu of cash, the Borrowers may cause to be delivered to the Accounts Bank one or more Debt Service Reserve Letters of Credit (each of which shall be accompanied by a Debt Service LC Waiver Letter), the Stated Amounts of which shall be credited to the Debt Service Reserve Account.

(b) On any date when the amounts available at priorities sixth through eighth as set forth in Section 8.08(b)(vi)-(viii) (Revenue Account) are insufficient to pay Debt Service then due and owing, the Accounts Bank shall (upon written notification from the Borrowers’ Agent or the Administrative Agent setting forth the amount of such shortfall) withdraw funds from the Debt Service Reserve Account to pay to the Administrative Agent the amount of such shortfall of the Debt Service then due and payable. The Accounts Bank shall promptly notify the Administrative Agent and the Collateral Agent if, at any time, there are insufficient funds (without taking into account any Debt Service Reserve Letters of Credit) standing to the credit of the Debt Service Reserve Account to make the payments required under this Section 8.13(b).

(c) Upon the written instruction of the Administrative Agent, the Collateral Agent shall make a demand in accordance with the provisions of each Debt Service Reserve Letter of Credit, drawdown all or a portion of the Stated Amount of any Debt Service Reserve Letter of Credit that has been delivered in accordance with this Agreement, and deposit the funds received into the Debt Service Reserve Account. Administrative Agent shall instruct Collateral Agent to make such demand:

(i)	if amounts are required to be withdrawn from the Debt Service Reserve Account pursuant to Section 8.13(b), and the amounts to be so withdrawn exceed the funds, not including the aggregate Stated Amounts of the Debt Service Reserve Letters of Credit, on deposit in or credited to the Debt Service Reserve Account, in the amount necessary to make the payments of Debt Service then due and payable;

(ii)	in full, if the commercial bank that issued such Debt Service Reserve Letter of Credit is no longer an Acceptable Bank; or

(iii)	in full, if (A) no less than thirty (30) days prior to the expiry date of each such Debt Service Reserve Letter of Credit, the Collateral Agent has not received notice from the issuing bank that it will extend such expiry date or renew such Debt Service Reserve Letter of Credit and no substitute or replacement letter of credit satisfying the requirements of a “Debt Service Reserve Letter of Credit” has been delivered to the Collateral Agent to replace the Stated Amount of such expiring Debt Service Reserve Letter of Credit and (B) excluding the Stated Amount of such Debt Service Reserve Letter of Credit and the Stated Amount of any other Debt Service Reserve Letter of Credit that similarly could be drawndown, an amount equal to the Debt Service Reserve Requirement is not on deposit in or credited to the Debt Service Reserve Account on the date of such drawdown.

Section 8.14 Prepayment Holding Account. (a) Funds shall be deposited into the Prepayment Holding Account pursuant to Section 8.08(b)(xvi) (Revenue Account).

(b) Funds shall be deposited into the VEETC Sub-Account of the Prepayment Holding Account pursuant to Section 8.08(b)(xv) (Revenue Account).

(c) The Accounts Bank shall withdraw funds from the Prepayment Holding Account (other than funds deposited into the VEETC Sub-Account) upon receipt of written instructions from the Borrowers’ Agent or the Administrative Agent in accordance with the terms set forth below.

(i)	On each Quarterly Payment Date on which there are funds standing to the credit of the Prepayment Holding Account, the Borrowers shall calculate the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, and shall provide written evidence to the Accounts Bank of such calculations certified by a Financial Officer of the Borrowers’ Agent. Each such calculation shall be subject to review and written confirmation by the Administrative Agent.

(ii)	If, on any such Quarterly Payment Date, each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio are greater than or equal to 1.5:1 then, subject to the satisfaction of the conditions set forth in Section 7.02(s) (Negative Covenants - Restricted Payments), the Borrowers may submit a Restricted Payment Certificate to the Accounts Bank (directing the transfer of amounts on deposit in and standing to the credit of the Prepayment Holding Account for Restricted Payments by the Borrowers.

(iii)	If, on any such Quarterly Payment Date, the Historical Debt Service Coverage Ratio is less than 1.5:1 then all amounts on deposit in and standing to the credit of the Prepayment Holding Account shall, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, be transferred to the Administrative Agent for application as a prepayment of the Term Loans in accordance with Section 3.09 (Mandatory Prepayment).

(d) (i) If a VEETC Event has occurred and is continuing, all funds on deposit in and amounts standing to the credit of the VEETC Sub-Account of the Prepayment Holding Account shall be paid to the Administrative Agent, for the account of the Lenders, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, and applied as a prepayment of the Term Loans in accordance with Section 3.09 (Mandatory Prepayments) (A) on the Quarterly Payment Date immediately following the expiration of the Volumetric Ethanol Excise Tax Credit and (B) on each Quarterly Payment Date thereafter.

(ii)	If a VEETC Event has occurred and, thereafter, ceases to exist, the Borrowers may submit a Restricted Payment Certificate to the Accounts Bank (with a copy to the Administrative Agent) and direct the transfer of all funds on deposit in and amounts standing to the credit of the VEETC Sub-Account of the Prepayment Holding Account for Restricted Payments by the Borrowers in accordance with Section 7.02(s) (Negative Covenants – Restricted Payments).

Section 8.15 Albion Insurance Proceeds Account. (a) The Borrowers shall cause all Insurance Proceeds payable to Albion, or otherwise relating to the Albion Plant, to be deposited in or credited to the Albion Insurance Proceeds Account.

(b) The Borrowers shall not make, direct, or request the Accounts Bank to make, any withdrawals from the Albion Insurance Proceeds Account except as permitted by this Section 8.15, and provided that no Notice of Suspension has been delivered that has not been withdrawn and no Event of Default would occur as a result of such transfer or withdrawal (including that the use of such Insurance Proceeds would not be cause for termination or suspension of performance by any Project Party).

(c) The Borrowers may apply any Insurance Proceeds deposited into the Albion Insurance Proceeds Account in amounts less than or equal to two million five hundred thousand Dollars ($2,500,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Albion Plant directly for the replacement or repair of damaged assets relating to the Albion Plant to which such Insurance Proceeds relate; provided, that the Borrowers deliver to the Administrative Agent and the Accounts Bank, no fewer than fifteen (15) Business Days in advance of any such proposed transfers or withdrawals from the Albion Insurance Proceeds Account, an Insurance Proceeds Request Certificate setting forth proposed instructions for such withdrawals or transfers. A Financial Officer of the Borrowers’ Agent shall certify that each Insurance Proceeds Request Certificate is being delivered, and the withdrawals specified therein are being directed, in accordance with this Agreement and the other Transaction Documents, and shall also certify that the directed withdrawals or transfers will be used exclusively for repair or replacement of damaged assets relating to the Albion Plant to which such Insurance Proceeds relate.

(d) Any Insurance Proceeds deposited into the Albion Insurance Proceeds Account in amounts greater than two million five hundred thousand Dollars ($2,500,000) but less than or equal to fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Albion Plant shall:

(i)	be applied for repair or replacement of damaged assets to which such Insurance Proceeds relate in accordance with the Borrowers’ direction in an Albion Insurance Proceeds Request Certificate if, within sixty (60) days after the occurrence of the Casualty Event giving rise to such Insurance Proceeds, the Borrowers deliver a Restoration or Replacement Plan to the Administrative Agent and the Independent Engineer with respect to such Casualty Event that is based upon, and accompanied by, each of the following:

(A)	a description of the nature and extent of such Casualty Event;

(B)	a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to restore or replace the Albion Plant to substantially the same value and general performance capability as prior to the Casualty Event;

(C)	reasonably satisfactory evidence that such Insurance Proceeds are sufficient to make the necessary restorations or replacements;

(D)	a certificate of a Financial Officer of the Borrowers’ Agent certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document relating to the Albion Plant; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Albion Plant once repaired/restored will be at least equal in value as the Albion Plant immediately prior to the loss;

(E)	the Casualty Event (including the non-operation of the Project or any Plant during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents;

(F)	after taking into consideration the availability of Insurance Proceeds and Business Interruption Insurance Proceeds, there will be adequate amounts available to pay all ongoing expenses including Debt Service during the period of repair or restoration;

(G)	construction contractors and vendors of recognized skill, reputation and creditworthiness have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to the Required Lenders; and

(H)	a confirmation by (1) the Independent Engineer of its agreement with the matters set forth in Section 8.15(d)(i)(A)-(G) and its approval of such Restoration or Replacement Plan; and (2) the Insurance Consultant of its agreement with the matters in clause Section 8.15(d)(i)(A); or

(ii)	if (A) the Borrowers do not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 8.15(d)(i) within such sixty (60) day period or (B) after the completion of such Restoration or Replacement Plan, there are excess Insurance Proceeds on deposit in or standing to the credit of the Albion Insurance Proceeds Account, the Accounts Bank shall on the next succeeding Quarterly Payment Date thereafter, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, transfer to the Administrative Agent, for the account of the Lenders, an amount equal to such Insurance Proceeds for mandatory prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayments).

(e) Any Insurance Proceeds in amounts greater than fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Albion Plant shall be applied, at the written instruction of the Administrative Agent, to prepay the Loans or for repair or replacement of damaged assets, as determined by the Required Lenders in their sole discretion.

Section 8.16 Bloomingburg Insurance Proceeds Account. (a) The Borrowers shall cause all Insurance Proceeds payable to Bloomingburg, or otherwise relating to the Bloomingburg Plant, to be deposited in or credited to the Bloomingburg Insurance Proceeds Account.

(b) The Borrowers shall not make, direct, or request the Accounts Bank to make, any withdrawals from the Bloomingburg Insurance Proceeds Account except as permitted by this Section 8.16, and provided that no Notice of Suspension has been delivered and has not been withdrawn and no Event of Default would occur as a result of such transfer or withdrawal (including that the use of such Insurance Proceeds would not be cause for termination or suspension of performance by any Project Party).

(c) The Borrowers may apply any Insurance Proceeds deposited into the Bloomingburg Insurance Proceeds Account in amounts less than or equal to two million five hundred thousand Dollars ($2,500,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Bloomingburg Plant directly for the replacement or repair of damaged assets relating to the Bloomingburg Plant to which such Insurance Proceeds relate; provided, that the Borrowers deliver to the Administrative Agent and the Accounts Bank, no fewer than fifteen (15) Business Days in advance of any such proposed transfers or withdrawals from the Bloomingburg Insurance Proceeds Account, an Insurance Proceeds Request Certificate setting forth proposed instructions for such withdrawals or transfers. A Financial Officer of the Borrowers’ Agent shall certify that each Insurance Proceeds Request Certificate is being delivered, and the withdrawals specified therein are being directed, in accordance with this Agreement and the other Transaction Documents, and shall also certify that the directed withdrawals or transfers will be used exclusively for repair or replacement of damaged assets relating to the Bloomingburg Plant to which such Insurance Proceeds relate.

(d) Any Insurance Proceeds deposited into the Bloomingburg Insurance Proceeds Account in amounts greater than two million five hundred thousand Dollars ($2,500,000) but less than or equal to fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Bloomingburg Plant shall:

(i)	be applied for repair or replacement of damaged assets to which such Insurance Proceeds relate in accordance with the Borrowers’ direction in a Bloomingburg Insurance Proceeds Request Certificate if, within sixty (60) days after the occurrence of the Casualty Event giving rise to such Insurance Proceeds, the Borrowers deliver a Restoration or Replacement Plan to the Administrative Agent and the Independent Engineer with respect to such Casualty Event that is based upon, and accompanied by, each of the following:

(A)	a description of the nature and extent of such Casualty Event;

(B)	a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to restore or replace the Bloomingburg Plant to substantially the same value and general performance capability as prior to the Casualty Event;

(C)	reasonably satisfactory evidence that such Insurance Proceeds are sufficient to make the necessary restorations or replacements;

(D)	a certificate of a Financial Officer of the Borrowers’ Agent certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document relating to the Bloomingburg Plant; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Bloomingburg Plant once repaired/restored will be at least equal in value as the Bloomingburg Plant immediately prior to the loss;

(E)	the Casualty Event (including the non-operation of the Project or any Plant during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents;

(F)	after taking into consideration the availability of Insurance Proceeds and Business Interruption Insurance Proceeds, there will be adequate amounts available to pay all ongoing expenses including Debt Service during the period of repair or restoration;

(G)	construction contractors and vendors of recognized skill, reputation and creditworthiness have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to the Required Lenders; and

(H)	a confirmation by (1) the Independent Engineer of its agreement with the matters set forth in Section 8.16(d)(i)(A)-(G) and its approval of such

Restoration or Replacement Plan; and (2) the Insurance Consultant of its agreement with the matters in clause Section 8.16(d)(i)(A); or

(ii)	if (A) the Borrowers do not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 8.16(d)(i) within such sixty (60) day period or (B) after the completion of such Restoration or Replacement Plan, there are excess Insurance Proceeds on deposit in or standing to the credit of the Bloomingburg Insurance Proceeds Account, the Accounts Bank shall on the next succeeding Quarterly Payment Date thereafter, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, transfer to the Administrative Agent, for the account of the Lenders, an amount equal to such Insurance Proceeds for mandatory prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayments).

(e) Any Insurance Proceeds in amounts greater than fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Bloomingburg Plant shall be applied, at the written instruction of the Administrative Agent, to prepay the Loans or for repair or replacement of damaged assets, as determined by the Required Lenders in their sole discretion.

Section 8.17 Linden Insurance Proceeds Account. (a) The Borrowers shall cause all Insurance Proceeds payable to Linden, or otherwise relating to the Linden Plant, to be deposited in or credited to the Linden Insurance Proceeds Account.

(b) The Borrowers shall not make, direct, or request the Accounts Bank to make, any withdrawals from the Linden Insurance Proceeds Account except as permitted by this Section 8.17, and unless a Notice of Suspension is in effect or an Event of Default would occur after giving effect to any application of funds contemplated hereby (including that the use of such Insurance Proceeds would not be cause for termination or suspension of performance by any Project Party).

(c) The Borrowers may apply any Insurance Proceeds deposited into the Linden Insurance Proceeds Account in amounts less than or equal to two million five hundred thousand Dollars ($2,500,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Linden Plant directly for the replacement or repair of damaged assets relating to the Linden Plant to which such Insurance Proceeds relate; provided, that the Borrowers deliver to the Administrative Agent and the Accounts Bank, no fewer than fifteen (15) Business Days in advance of any such proposed transfers or withdrawals from the Linden Insurance Proceeds Account, an Insurance Proceeds Request Certificate setting forth proposed instructions for such withdrawals or transfers. A Financial Officer of the Borrowers’ Agent shall certify that each Insurance Proceeds Request Certificate is being delivered, and the withdrawals specified therein are being directed, in accordance with this Agreement and the other Transaction Documents, and shall also certify that the directed withdrawals or transfers will be used exclusively for repair or replacement of damaged assets relating to the Linden Plant to which such Insurance Proceeds relate.

(d) Any Insurance Proceeds deposited into the Linden Insurance Proceeds Account in amounts greater than two million five hundred thousand Dollars ($2,500,000) but less than or equal to fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Linden Plant shall:

(i)	be applied for repair or replacement of damaged assets to which such Insurance Proceeds relate in accordance with the Borrowers’ direction in a Linden Insurance Proceeds Request Certificate if, within sixty (60) days after the occurrence of the Casualty Event giving rise to such Insurance Proceeds, the Borrowers deliver a Restoration or Replacement Plan to the Administrative Agent and the Independent Engineer with respect to such Casualty Event that is based upon, and accompanied by, each of the following:

(A)	a description of the nature and extent of such Casualty Event;

(B)	a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to restore or replace the Linden Plant to substantially the same value and general performance capability as prior to the Casualty Event;

(C)	reasonably satisfactory evidence that such Insurance Proceeds are sufficient to make the necessary restorations or replacements;

(D)	a certificate of a Financial Officer of the Borrowers’ Agent certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document relating to the Linden Plant; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Linden Plant once repaired/restored will be at least equal in value as the Linden Plant immediately prior to the loss;

(E)	the Casualty Event (including the non-operation of the Project or any Plant during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents;

(F)	after taking into consideration the availability of Insurance Proceeds and Business Interruption Insurance Proceeds, there will be adequate amounts available to pay all ongoing expenses including Debt Service during the period of repair or restoration;

(G)	construction contractors and vendors of recognized skill, reputation and creditworthiness have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to the Required Lenders; and

(H)	a confirmation by (1) the Independent Engineer of its agreement with the matters set forth in Section 8.17(d)(i)(A)-(G) and its approval of such Restoration or Replacement Plan; and (2) the Insurance Consultant of its agreement with the matters in clause Section 8.17(d)(i)(A); or

(ii)	if (A) the Borrowers do not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 8.17(d)(i) within such sixty (60) day period or (B) after the completion of such Restoration or

Replacement Plan, there are excess Insurance Proceeds on deposit in or standing to the credit of the Linden Insurance Proceeds Account, the Accounts Bank shall on the next succeeding Quarterly Payment Date thereafter, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, transfer to the Administrative Agent, for the account of the Lenders, an amount equal to such Insurance Proceeds for mandatory prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayments).

(e) Any Insurance Proceeds in amounts greater than fifteen million Dollars ($15,000,000) arising from any one claim or any series of claims relating to the same occurrence with respect to the Linden Plant shall be applied, at the written instruction of the Administrative Agent, to prepay the Loans or for repair or replacement of damaged assets, as determined by the Required Lenders in their sole discretion.

Section 8.18 Extraordinary Proceeds Account. (a) The Borrowers shall cause (i) all Condemnation Proceeds, (ii) all proceeds of asset disposals that will not be used for replacement in accordance with Section 7.02(f)(i) (Negative Covenants - Asset Dispositions) and (iii) all Project Document Termination Payments to be deposited into the Extraordinary Proceeds Account.

(b) If at any time Condemnation Proceeds are deposited into the Extraordinary Proceeds Account, then on any Quarterly Payment Date:

(i)	if the aggregate total amount of all Condemnation Proceeds received on or after the date hereof is less than two million Dollars ($2,000,000), the Borrower may submit an Extraordinary Proceeds Release Notice to the Accounts Bank, certified by an Authorized Officer of the Borrowers’ Agent, directing the transfer to the Revenue Account of any Condemnation Proceeds on deposit in or standing to the credit of the Extraordinary Proceeds Account on such Quarterly Payment Date; and

(ii)	if the aggregate total amount of all Condemnation Proceeds received on or after the date hereof is greater than or equal to two million Dollars ($2,000,000), then all Condemnation Proceeds on deposit in or standing to the credit of the Extraordinary Proceeds Account on such Quarterly Payment Date shall be transferred, upon the written instruction of the Borrowers’ Agent or the Administrative

Agent, to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayment).

(c) If at any time proceeds of an asset disposal are deposited into the Extraordinary Proceeds Account, then on any Quarterly Payment Date:

(i)	if such proceeds are in an amount in the aggregate of less than two million five hundred thousand Dollars ($2,500,000) (taken together with any other proceeds of asset disposals deposited in the Extraordinary Proceeds Account during the then-current Fiscal Year) the Borrower may submit an Extraordinary Proceeds Release Notice to the Accounts Bank, certified by an Authorized Officer of the Borrowers’ Agent, directing the transfer of such funds to the Revenue Account; and

(ii)	if such proceeds are in an amount equal to or greater than two million five hundred thousand Dollars ($2,500,000) (taken together with any other proceeds of asset disposals deposited in the Extraordinary Proceeds Account during the then-current Fiscal Year), such amounts shall be transferred, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayment).

(d) If at any time Project Document Termination Payments are deposited into the Extraordinary Proceeds Account, then on any Quarterly Payment Date:

(i)	if such Project Document Termination Payments are in an amount in the aggregate of less than one million Dollars ($1,000,000) (taken together with any other Project Document Termination Payments received during the then-current Fiscal Year), the Borrower may submit an Extraordinary Proceeds Release Notice to the Accounts Bank, certified by an Authorized Officer of the Borrowers’ Agent, directing the transfer of such Project Document Termination Payments to the Revenue Account; and

(ii)	if such Project Document Termination Payments are in an amount equal to or greater than one million Dollars

($1,000,000) (taken together with any other Project Document Termination Proceeds received during the then-current Fiscal Year), such amounts shall be transferred, upon the written instruction of the Borrowers’ Agent or the Administrative Agent, to the Administrative Agent for application as a prepayment of the Loans in accordance with Section 3.09 (Mandatory Prepayment).

Section 8.19 Covenants of Accounts Bank. The Accounts Bank hereby covenants and agrees with the Lenders, the Agents and the Borrowers as follows:

(a) it is a securities intermediary (as defined in the UCC) and it is a bank (as defined in the UCC);

(b) it shall promptly perform all duties imposed upon a securities intermediary and a bank under Section 8-504 through 8-508 of the UCC and this Agreement. In this regard, (i) if the Accounts Bank has knowledge that an issuer of any financial asset is required to make a payment or distribution in respect of such financial asset, the Accounts Bank shall have fulfilled its duty under applicable Law to take action to obtain such payment or distribution if (A) it credits such payment or distribution to the Project Accounts in accordance with this Agreement if such payment or distribution is made or (B) it notifies the Borrowers, the Collateral Agent and the Administrative Agent that such payment or distribution has not been made, and (ii) if the Accounts Bank is required by applicable Law or this Agreement to credit to any Project Account any financial asset purported to be transferred or credited to the Accounts Bank pursuant to applicable Law, the Accounts Bank shall have fulfilled its duty to so credit any Project Account if it credits as a security entitlement to the applicable party whatever rights the Accounts Bank purportedly has, in its capacity as Accounts Bank, in the financial asset transferred or credited to the Accounts Bank, in its capacity as Accounts Bank, and the Accounts Bank shall have no duty to ensure that applicable Law has been complied with in respect of the transfer of the financial asset or to create a security interest in or Lien on any financial asset purported to be transferred or credited to the Accounts Bank and subsequently credited to any Project Account.

(c) the securities intermediary’s jurisdiction of the Accounts Bank, solely for purposes of this Agreement and Article 8 of the UCC, is and shall continue to be the State of New York, and the bank’s jurisdiction of the Accounts Bank, solely for purposes of this Agreement and Section 9-304(b)(1) of the UCC, is and shall continue to be the State of New York;

(d) it has established and maintains the Project Accounts as set forth in Section 8.01 (Establishment of Project Accounts);

(e) each Project Account is and will be maintained as a securities account or, as set forth in Section 8.21 (Project Accounts as Deposit Account), a deposit account;

(f) all financial assets acquired by or delivered to the Accounts Bank shall be held by the Accounts Bank and credited by book entry to the relevant Project Account or otherwise accepted by the Accounts Bank for credit to the relevant Project Account. Any financial asset so credited or accepted for credit to the relevant Project Account shall be registered in the name of, payable to, or to the order of, or indorsed to the Accounts Bank or in blank and in no case will any financial asset credited to any Project Account or held by the Accounts Bank for credit to any Project Account be registered in the name of, payable to, to the order of, or indorsed to, any Borrower, except to the extent that such financial asset has been subsequently indorsed by such Borrower to the Accounts Bank or in blank;

(g) each item of property (including any cash, security, general intangible, document, instrument or obligation, share, participation, interest or other property whatsoever) deposited in or credited to any Project Account shall be treated as a financial asset for the purposes of Section 8-102(a)(9)(iii) of the UCC. Notwithstanding any provision herein contained to the contrary, any property contained in the Project Accounts that is not deemed to be a financial asset under applicable Law, to the extent permitted by applicable Law, will be deemed to be deposited in a deposit account and subject to Section 8.21 (Project Accounts as Deposit Account);

(h) the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, is the entitlement holder in any security entitlements with respect to any financial assets deposited in or credited to the Project Accounts, and the Collateral Agent may issue entitlement orders with respect thereto;

(i) if at any time it receives an entitlement order or any other order from the Collateral Agent directing the transfer, redemption or liquidation of any financial asset carried in the Project Accounts or any instruction originated by the Collateral Agent directing the disbursement, deposit and/or transfer of any funds or other property held in the Project Accounts, the Accounts Bank shall comply with such entitlement order, instruction or other order without further consent by any Borrower or any other Person. The Collateral Agent shall have control of the security entitlements carried in the Project Accounts and of the financial assets carried in the Project Accounts, and each Borrower hereby disclaims any entitlement to claim control of such security entitlements;

(j) all property delivered to the Accounts Bank pursuant to this Agreement or the other Financing Documents will be promptly deposited in or credited to a Project Account by an appropriate entry in its records in accordance with this Agreement;

(k) the Accounts Bank shall not change the name or account number of any Project Account unless it obtains the prior written consent of the Administrative Agent and provides prior written notice to the Borrowers;

(l) If any Person (other than Collateral Agent, on behalf and for the benefit of the Senior Secured Parties) asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Project Account or in any financial asset or other property deposited therein or credited thereto of which the Accounts Bank has actual knowledge, the Accounts Bank will promptly notify the Collateral Agent and the Administrative Agent in writing thereof; and

(m) the Accounts Bank has not entered into and will not enter into any agreement with respect to the Project Accounts or any financial assets or other property deposited in or credited to any Project Account other than this Agreement, its Fee Letter and its standard account documentation, a copy of which has been provided to the Administrative Agent. The Accounts Bank has not entered into and will not enter into any agreement with any Borrower or any other Person purporting to limit or condition the obligation of the Accounts Bank to comply with entitlement orders or any other order originated by the Collateral Agent in accordance with Sections 8.19(h) or (i) (Representations, Warranties and Covenants of Accounts Bank) or Sections 8.21(b) or (c) (Project Accounts as Deposit Account). In the event of any inconsistency or conflict between the terms of this Agreement and any such standard documentation of the Accounts Bank relating to the Project Accounts, the terms of this Agreement shall control and prevail in all respects.

Section 8.20 Project Accounts. (a) Each Borrower agrees that it will have no legal or equitable right, title or interest in or to the Project Accounts or the Accounts Property, except for those rights expressly granted to such Borrower in this Agreement. The Accounts Property will not constitute repayment of the Loans until so applied as payments in accordance with the terms of this Agreement and the other Financing Documents.

(b) The Accounts Bank shall not have title to the funds on deposit in the Project Accounts, and shall credit the Project Accounts with all receipts of interest, dividends and other income received on the property held in the Project Accounts. The Accounts Bank shall administer and manage the Project Accounts in strict compliance with its duties with respect to the Project Accounts pursuant to this Agreement, and shall be subject to and comply with all of the obligations that the Accounts Bank owes to the

Collateral Agent, on behalf of the Senior Secured Parties, with respect to the Project Accounts, including all subordination obligations set forth in Section 8.23 (Subordination) with respect to the Accounts Bank’s right of set-off or recoupment or right to obtain a Lien, pursuant to the terms of this Agreement. The Accounts Bank hereby agrees to comply with any and all instructions originated by the Collateral Agent or the Administrative Agent directing the disbursement, deposit and/or transfer of any funds and all other property held in the Project Accounts without any further consent of any Borrower or any other Person.

Section 8.21 Project Accounts as Deposit Account. (a) To the extent that the Project Accounts are not considered securities accounts, the Project Accounts shall be deemed to be deposit accounts in respect of any property deposited in or credited to the Project Accounts that is not deemed to be a financial asset under applicable Law. Such deposit accounts and such property shall be maintained with the Accounts Bank acting not as a securities intermediary, but as a bank.

(b) The Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be deemed the customer of the Accounts Bank for purposes of the Project Accounts and, as such, shall be entitled to all of the rights that customers of banks have under applicable Law with respect to deposit accounts, including the right to withdraw funds from, or close, the Project Accounts. Each Borrower hereby consents to the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, being deemed the customer hereunder.

(c) The parties hereto agree that, to the extent that the Project Accounts are deemed to be deposit accounts, the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be deemed to have control of the Project Accounts, the Accounts Bank shall comply with written instructions originated by the Collateral Agent directing disposition of the Accounts Property deposited in or credited to the Project Accounts in accordance with this Agreement without further consent of any Borrower, and each Borrower disclaims any entitlement to claim control of such deposit accounts.

Section 8.22 Duties of Accounts Bank. (a) The Accounts Bank will also have those duties and responsibilities expressly set forth in this Agreement, and no additional duties, responsibilities, obligations or liabilities shall be inferred from the provisions of this Agreement or imposed on the Accounts Bank. The Accounts Bank will act at the written direction of the Collateral Agent, the Administrative Agent and, as expressly provided in this Agreement, Borrowers’ Agent, but will not be required to take any action that is contrary to this Agreement or applicable Law or that, in its reasonable judgment, would involve it in expense or liability, unless it has been furnished with adequate indemnity against such expense or liability. The Accounts Bank will have no responsibility to ensure the performance by any other party of its duties and obligations hereunder. The Accounts Bank will use the same care with respect to the safekeeping and handling of property held in the Project Accounts as the Accounts Bank uses in respect of property held for its own sole benefit. The provisions of this Article VIII are solely for the benefit of the Accounts Bank, the Collateral Agent and the other Senior Secured Parties.

(b) In performing its functions and duties under this Agreement, the Accounts Bank will act solely as the depository of the Collateral Agent and as securities intermediary or as a bank, as the case may be, with respect to the Project Accounts for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties. The Accounts Bank does not assume and will not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any Person other than the Collateral Agent. None of the Senior Secured Parties or any Borrower will have any rights against the Accounts Bank hereunder, other than for the Accounts Bank’s gross negligence or willful misconduct. Except as otherwise expressly provided in this Agreement, the Borrowers will not have any right to direct the Accounts Bank to distribute or allocate any funds, instruments, securities, financial assets or other assets in the Project Accounts or to withdraw or transfer any funds, instruments, securities, financial assets or other assets from the Project Accounts. Except as otherwise expressly provided in this Agreement, the Collateral Agent will have the sole right to issue directions and instructions to the Accounts Bank, acting as securities intermediary or bank, as the case may be, in accordance with this Agreement, and to issue entitlement orders with respect to the Project Accounts. It is expressly understood and agreed that any investment made with funds held in the Project Accounts may be made only in accordance with the express provisions of Section 8.26 (Interest and Investments) and, when an investment is so made, it is expressly understood and agreed that such investment was made with the permission of the Collateral Agent in the exercise of its exclusive possession of, and dominion and control over, the Project Accounts, which it maintains through the Accounts Bank. The Accounts Bank shall not in any way whatsoever be liable for any loss or depreciation in the value of the investments made pursuant to the terms of this Agreement.

Section 8.23 Subordination. (a) The Accounts Bank hereby acknowledges the security interest granted hereby to the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, by the Borrowers. In the event that the Accounts Bank has or subsequently obtains by agreement, operation of applicable Law or otherwise a right of recoupment or set-off or any Lien in any of the Project Accounts or any financial asset or other property deposited therein or credited thereto or any security entitlement related thereto, the Accounts Bank hereby agrees that such right of recoupment or set-off and/or any such Lien shall be subordinate to the security interest of the Collateral Agent, on behalf of and for the benefit of the Senior Secured Parties. The Accounts Bank agrees that it shall not assert or enforce any such right of recoupment or set-off and/or any Lien until all Obligations have been paid in full.

(b) The financial assets and other items deposited in or credited to the Project Accounts and the Accounts Property will not be subject to deduction, set-off, banker’s lien or any other right in favor of any Person other than the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties.

Section 8.24 Borrower Acknowledgments. (a) Each Borrower acknowledges that neither any insufficiency of funds in the Project Accounts (or any of them), nor any inability to apply any funds in the Project Accounts (or any of them) against any or all amounts owing under any Financing Document, shall at any time limit, reduce or otherwise affect the Borrowers’ Obligations under any Financing Document.

(b) Each party to this Agreement acknowledges that the Accounts Bank and the Collateral Agent shall not incur any obligation or liability in circumstances where there are insufficient funds deposited in or credited to any Project Account to make a payment in full that would otherwise have been made pursuant to the terms of this Agreement, except (in the case of the Accounts Bank) to the extent that the loss arises directly from the Accounts Bank’s gross negligence or willful misconduct.

Section 8.25 Agreement to Hold In Trust. All payments received directly by any Borrower that are required to be deposited into the Project Accounts in accordance with the terms of this Agreement or any other Financing Document shall be held by such Borrower in trust for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be segregated from other funds of such Borrower and shall, forthwith upon receipt by such Borrower, be turned over to the Collateral Agent or its designee in the same form as received by such Borrower (duly endorsed by such Borrower to the Collateral Agent or the Accounts Bank, if requested) for deposit and disbursement in accordance with this Agreement.

Section 8.26 Interest and Investments. (a) Each amount deposited in or credited to a Project Account from time to time shall, from the time it is so deposited or credited until the time it is withdrawn from that Project Account (whether for the purpose of making an investment in Cash Equivalents or otherwise applied in accordance with the terms of this Agreement), earn interest at such rates as may be agreed from time to time by the Borrowers and the Accounts Bank.

(b) Prior to the receipt by the Accounts Bank of a Notice of Suspension, any amounts held by the Accounts Bank in the Project Accounts shall be invested by the Accounts Bank from time to time, at the risk and expense of the Borrowers, solely in such Cash Equivalents as the Borrowers’ Agent shall direct in writing. The Borrowers shall select Cash Equivalents having such maturities as shall cause the Project Accounts to have a cash balance as of any day sufficient to cover the transfers to be made from the Project Accounts on such day in accordance with this Agreement, the other Financing Documents, the Project Documents and any Additional Project Documents. Upon delivery by the Collateral Agent to the Accounts Bank of a Notice of Suspension and until written revocation of such Notice of Suspension is delivered to the Accounts Bank by the Collateral Agent, any amounts held by the Accounts Bank in the Project Accounts shall be invested by the Accounts Bank from time to time, solely in such Cash Equivalents as the Required Lenders, in their sole discretion, shall direct.

(c) In the event that the cash balance in any of the Project Accounts is as of any day insufficient to cover the transfers to be made from such Project Account on such day, the Collateral Agent may (but, unless instructed in writing by the Administrative Agent, shall not be obligated to) direct the Accounts Bank to sell or liquidate the Cash Equivalents standing to the credit of such Project Account (without regard to maturity date) in such manner as the Collateral Agent may (after consultation with or written instruction from the Administrative Agent) deem necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges the Accounts Bank shall be authorized to pay with cash on deposit in such Project Account. Neither the Accounts Bank nor any Senior Secured Party shall be liable to any Person for any loss suffered because of any such sale or liquidation.

(d) All interest and other investment income earned from Cash Equivalents made from amounts in any Project Account shall remain in such Project Account until transferred from such Project Account in accordance with the terms of this Article VIII.

(e) It is acknowledged by the parties hereto that all investment income earned on amounts on deposit in or credited to the Project Accounts for all Tax purposes shall be attributed to and the income of the Borrowers. The Borrowers shall be responsible for determining any requirements for paying Taxes or reporting or withholding any payments for Tax purposes hereunder. The Borrowers shall prepare and file all Tax information required with respect to the Project Accounts. Each Borrower agrees to indemnify and hold each Senior Secured Party harmless against all liability for Tax withholding and/or reporting for any investment income earned on the Project Accounts and payments in respect thereof. Such indemnities shall survive the termination or discharge of this Agreement or resignation of the Accounts Bank. No Agent or Lender shall have any obligation with respect to the making of or the reporting of any payments for Tax purposes. From time to time, and as reasonably requested by the Accounts Bank, the Borrowers shall provide to the Accounts Bank a United States

Department of the Treasury Internal Revenue Service tax Form W-8 or W-8BEN or other appropriate form required with respect to the withholding or exemption from withholding of income tax on any investment income earned on the Project Accounts.

Section 8.27 Accounts Bank Information. (a) The Accounts Bank will:

(i)	within ten (10) Business Days after the end of the month in which the first deposit is made into any Project Account and within ten (10) Business Days after the end of each month thereafter, provide the Borrowers, the Collateral Agent and the Administrative Agent a report with respect to the Project Accounts, setting forth in reasonable detail all deposits to and disbursements from each of the Project Accounts during such month, including the date on which made, and the balances of and any investments in each of the Project Accounts at the end of such month, including information regarding categories, amounts, maturities and issuers of Cash Equivalents; and

(ii)	within ten (10) Business Days after receipt of any written request by the Borrowers, the Collateral Agent, the Administrative Agent or any Lender, provide to the Borrowers, the Collateral Agent, the Administrative Agent or such Lender (with a copy to the Administrative Agent), as the case may be, such other information as the Borrowers, the Collateral Agent, the Administrative Agent or any Lender may specify regarding all Cash Equivalents and any other investments made by the Accounts Bank pursuant hereto and regarding amounts available in the Project Accounts.

Notwithstanding the foregoing, the Accounts Bank will provide the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders such additional information regarding the Project Accounts and the balances and Cash Equivalents therein as any of them may reasonably request from time to time.

(b) The Accounts Bank will maintain all of the Project Accounts and all books and records with respect thereto as may be necessary to record properly all transactions carried out by it under this Agreement.

(c) If any Cash Equivalent ceases to be a Cash Equivalent, the Accounts Bank will, as soon as reasonably practicable after becoming aware of such cessation, notify the Collateral Agent and the Borrower in writing of such cessation and, upon the written direction of the Borrower or the Collateral Agent, as the case may be, will cause the relevant investment to be replaced by a Cash Equivalent or by cash; provided that this Section 8.27(c) will not oblige the Accounts Bank to liquidate any investment earlier than its normal maturity date unless:

(i)	directed to do so under Section 8.26 (Interest and Investments); or

(ii)	the maturity date of the relevant investment exceeds the maturity date that would enable it to continue to qualify as a Cash Equivalent.

Section 8.28 Notices of Suspension of Accounts. (a) The Collateral Agent may, but shall not be required to, suspend the right of the Accounts Bank and the Borrower to withdraw or otherwise deal with any funds deposited in or credited to the Project Accounts at any time during the occurrence and continuance of an Event of Default by delivering a notice to the Accounts Bank (with a copy to the Borrowers and the Administrative Agent) (a “Notice of Suspension”).

(b) Notwithstanding any other provision of the Financing Documents, after the issuance by the Collateral Agent of a Notice of Suspension in accordance with Section 8.28(a) and until such time as the Collateral Agent advises the Accounts Bank and the Borrowers’ Agent (with a copy to the Administrative Agent) that it has withdrawn such Notice of Suspension, no amount may be withdrawn by the Accounts Bank from any Project Account, including for investment in Cash Equivalents, without the express prior written consent of the Collateral Agent.

(c) Notwithstanding any other provision of the Financing Documents, without the express prior written consent of the Required Lenders, no amount may be withdrawn from any Project Account if a Default or Event of Default would occur as a result of such withdrawal.

(d) On the date of each withdrawal by the Accounts Bank from a Project Account, the Borrower shall be deemed to represent and warrant that no Default or Event of Default has occurred and is continuing or would occur as a result of such withdrawal, unless the Required Lenders have previously consented in writing to such withdrawal, notwithstanding that an Event of Default has occurred and is continuing or would occur as a result of such withdrawal.

ARTICLE IX

DEFAULT AND ENFORCEMENT

Section 9.01 Events of Default. Each of the following events or occurrences described in this Section 9.01 shall constitute an Event of Default.

(a) Nonpayment. (i) Any Borrower fails to pay any amount of principal of any Loan when the same becomes due and payable or (ii) any Borrower fails to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) days after the same becomes due and payable.

(b) Breach of Warranty. Any representation or warranty of any Loan Party or any Project Party made or deemed to be restated or remade in any Financing Document is or shall be incorrect or misleading in any material respect when made or deemed made; provided, that it shall not be an Event of Default if (i) a representation or warranty made in any Financing Document was incorrect in any material respect when made or repeated, (ii) such Loan Party or Project Party, as the case may be, did not know, at the time such representation or warranty was made or repeated, that it was incorrect, (iii) such incorrect representation or warranty is capable of being corrected within thirty (30) days, (iv) such incorrect representation or warranty is corrected within such thirty (30) day period and (v) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect.

(c) Non-Performance of Certain Covenants and Obligations. Any Borrower defaults in the due performance and observance of any of its obligations under any of Sections 7.01(d)(v) (Affirmative Covenants – Construction and Completion of Project; Maintenance of Properties), 7.01(g) (Affirmative Covenants - Use of Proceeds and Cash Flow), 7.01(h) (Affirmative Covenants - Insurance), 7.01(l)(ii) (Affirmative Covenants - Performance Tests), 7.01(t) (Affirmative Covenants - First Priority Ranking), 7.02 (Negative Covenants), 7.03(e) (Reporting Requirements) or Article VIII (Project Accounts) of this Agreement, Sections 5.02 (Limitation of Liens), 5.03 (No Other Filings), 5.04 (No Sale of Collateral), 5.05 (No Impairment of Security), 5.06 (Filing of Bankruptcy Proceedings) and 5.09 (Name; Jurisdiction of Organization) of any Pledge Agreement, Sections 5.02 (Limitation of Liens), 5.03 (No Other Filings), 5.04 (No Sale of Collateral), 5.05 (No Impairment of Security) and 5.07 (Name; Jurisdiction of Organization) of any Security Agreement, Sections 3.1(a)(vii), 3.1(b) and 3.1(c) of any Mortgage, or any Loan Party defaults in the due performance and observance of any of its obligations under the Intercreditor Agreement.

(d) Non-Performance of Other Covenants and Obligations. Any Loan Party or any Project Party defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 9.01(a) or 9.01(c)) contained in any Financing Document, and such default shall continue unremedied for a period of thirty (30) days after any Borrower obtains, or should have obtained, Knowledge thereof.

(e) Project Completion. Final Completion for each Plant does not occur on or before the Conversion Date Certain.

(f) Cross Defaults. Any one of the following occurs with respect to any Borrower, ASA Biofuels, Cargill or (until the Final Completion Date for each Plant has occurred and all warranty periods under the Design Build Contracts have expired) the Design Builder with respect to Indebtedness (other than the Loans):

(i)	a default occurs in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Indebtedness; or

(ii)	fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; and

(A)	in the case of the Borrowers or ASA Biofuels, with respect to Indebtedness in an amount greater than or equal to two million Dollars ($2,000,000) in the aggregate; and

(B)	in the case of Cargill or the Design Builder only, has or would reasonably be expected to result in a Material Adverse Effect.

(g) Judgments. Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect, is rendered against any Loan Party or any Project Party, or any judgment or order is rendered against any or all of the Borrowers or ASA Biofuels in an amount in excess of two million Dollars ($2,000,000) in the aggregate.

(h) ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) any Borrower or member of any Borrower’s ERISA Controlled Group engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) any Borrower or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) any Borrower or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against any Borrower to enforce Section 515 of ERISA (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than one hundred thousand Dollar ($100,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject any Borrower to any tax, penalty or other liability.

(i) Bankruptcy, Insolvency. Any Borrower, ASA Biofuels, or any Project Party:

(i)	generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(ii)	applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(iii)	in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(iv)	permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is be consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Financing Documents shall prohibit or restrict any right any Senior Secured Party may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Financing Documents (and such Person shall not object to any such appearance);

(v)	takes any action authorizing, or in furtherance of, any of the foregoing; or

(vi)	becomes insolvent.

(j) Project Document Defaults; Termination. (i) Any Borrower or any other Project Party shall be in material breach of or otherwise in material default under any Project Document and such breach or default has continued beyond any applicable grace period expressly provided for in such Project Document (or, if no such cure period is provided, thirty (30) days); provided, that any such breach or default by any Project Party under any Project Document (other than the Cargill Goods and Services Agreements, the Grain Facility Leases, the Design Build Contracts and the ICM Licenses) shall not constitute an Event of Default if an agreement replacing such Project Document, in form and substance reasonably satisfactory to the Required Lenders, is entered into (together will all applicable Ancillary Documents) within thirty (30) days thereof.

(ii)	Any Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of any Borrower or any Project Party thereto; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Document (other than the Cargill Goods and Services Agreements, the Grain Facility Leases, the Design Build Contracts and the ICM Licenses) if an agreement replacing such Project Document, in form and substance reasonably satisfactory to the Required Lenders, is entered into (together will all applicable Ancillary Documents) within thirty (30) days thereof.

(iii)	A default has occurred under Section 15.5.1 of any Design Build Contract and fourteen (14) days have elapsed following the delivery of a first written notice from the Design Builder to any Borrower under Section 15.5.2 of such Design Build Contract that the Design Builder intends to terminate such Design Build Contract (and such default is not cured within such fourteen (14) day period).

(k) Governmental Approvals. Any Borrower fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval or Deferred Approval or any Necessary Project Approval or Deferred Approval is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval or Deferred Approval is modified without the consent of the Required Lenders in a manner that has, or would reasonably be expected to result in, a Material Adverse Effect.

(l) Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)	any material provision of any Financing Document (other than any UCC financing statement that was erroneously filed) shall cease to be in full force and effect;

(ii)	any Financing Document (other than any UCC financing statement that was erroneously filed) is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction;

(iii)	any Financing Document (other than any UCC financing statement that was erroneously filed) becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Senior Secured Parties, except to the extent that the enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally;

(iv)	any Liens against any of the Collateral cease to be a first priority, perfected security interest in favor of the Collateral Agent, or the enforceability thereof is contested by any Loan Party, or any of the Security Documents ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

(m) Environmental Matters. (i) (A) Any Environmental Claim is asserted against any Borrower or any Environmental Affiliate, (B) any release, threat of release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event could form the basis of an Environmental Claim against any Borrower or any Environmental Affiliate, or (C) any material non-compliance event occurs that would reasonably result in an Environmental Claim against any Borrower or, to the extent Borrower may have liability, any Environmental Affiliate, that in any such case would reasonably be expected to result in liability for any Borrower (or the Borrowers on an aggregate basis) in an amount greater than five hundred thousand Dollars ($500,000) for any single claim or one million Dollars ($1,000,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect, or (ii) any Borrower or any Environmental Affiliate fails to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval is the subject of an Environmental Claim, revoked, terminated, or otherwise ceases to be in full force and effect.

(n) Loss of Collateral. Any portion of the Collateral (other than a portion that is immaterial) is damaged, seized or appropriated; provided, that such an occurrence shall not constitute an Event of Default if the Borrowers repair, replace, rebuild or refurbish such damaged, seized or appropriated Collateral (i) in accordance with Section 8.15(d)(i) (Albion Insurance Proceeds Account), Section 8.16(d)(i) (Bloomingburg Insurance Proceeds Account) or Section 8.17(d)(i) (Linden Insurance Proceeds Account) or (ii) otherwise, within fifteen (15) days thereof and with the approval of the Required Lenders and the Independent Engineer.

(o) Event of Abandonment. An Event of Abandonment occurs.

(p) Taking or Total Loss. An Event of Taking with respect to all or a material portion of any Plant or any Equity Interests in any Borrower occurs, or an Event of Total Loss occurs.

(q) Change of Control. A Change of Control occurs.

(r) Technical Feasibility. The development, engineering, construction, testing, start-up, use, ownership, operation or maintenance of the Project in accordance with the Project Documents and in compliance with applicable Governmental Approvals and applicable Law is not technically feasible.

Section 9.02 Action Upon Bankruptcy. If any Event of Default described in clauses Section 9.01(i)(i)-(v) (Events of Default - Bankruptcy; Insolvency) occurs with respect to any Borrower, any outstanding Construction Loan Commitments or Term Loan Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice, demand or further act of the Administrative Agent, the Collateral Agent or any other Senior Secured Party.

Section 9.03 Action Upon Other Event of Default. (a) If any other Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing, the Administrative Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or any outstanding Construction Loan Commitments or Term Loan Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, any outstanding Construction Loan Commitments or Term Loan Commitments shall terminate. During the continuance of an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, instruct the Collateral Agent to exercise any or all remedies provided for under this Agreement or the other Financing Documents.

(b) Any declaration made pursuant to Section 9.03(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrowers at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.04 Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority (but without prejudice to the right of the Collateral Agent to recover any shortfall from the Borrower):

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause first;

(b) second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) but excluding principal of and accrued interest on the Loans or any Interest Rate Protection Agreement payable to the Lenders and the Interest Rate Protection Providers, ratably among the Lenders and the Interest Rate Protection Providers in proportion to the amounts described in this clause second payable to them, as certified by the Administrative Agent;

(c) third, to payment of the portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans and Interest Rate Protection Agreement (other than any payments of Swap Termination Value), ratably among the Lenders and the Interest Rate Protection Providers in proportion to the respective amounts described in this clause third payable to them, as certified by the Administrative Agent;

(d) fourth, to the principal amount of the Loans and any Primary Swap Obligations payable by the Borrower to the Lenders and Interest Rate Protection Providers, ratably among the Lenders and the Interest Rate Protection Providers in proportion to the respective amounts described in this clause fourth held by them, as certified by the Administrative Agent; and

(e) last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE X

THE AGENTS

Section 10.01 Appointment and Authority. (a) Each of the Lenders (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and neither the Borrowers nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 10.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c) Each Lender (in its capacity as Lender and on behalf of itself and its Affiliates as a potential Interest Rate Protection Provider) hereby appoints First National Bank of Omaha as its Collateral Agent under and for purposes of each

Financing Document to which it is a party. First National Bank of Omaha hereby accepts this appointment and agrees to act as the Collateral Agent for the Senior Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers or ASA Biofuels to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent, as the case may be, pursuant to Section 10.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this Article X and Article XI (Miscellaneous Provisions) (including Section 11.09 (Indemnification by the Borrowers), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Financing Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) (i) Each Lender hereby appoints and authorizes the Accounts Bank to act as depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Project Accounts for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, with such powers as are expressly delegated to the Accounts Bank by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Accounts Bank hereby accepts this appointment and agrees to act as the depository for the Collateral Agent, on behalf of the Senior Secured Parties, and as the securities intermediary or bank with respect to the Project Accounts, for the benefit of the Collateral Agent, on behalf of the Senior Secured Parties, in accordance with the terms of this Agreement. The Accounts Bank further agrees to accept and hold, as securities intermediary or as a bank, in its custody and in accordance with the terms of this Agreement, for the Collateral Agent, on behalf of the Senior Secured Parties, the Project Accounts and the Accounts Property.

(ii)	Each Lender also appoints and authorizes the Accounts Bank to act on its behalf for the purpose of the creation and perfection of a first priority security interest in favor of the Collateral Agent, on behalf of the Senior Secured Parties, in the Project Accounts to the extent that they are deemed under applicable Law not to constitute securities accounts or deposit accounts and in any Accounts Property that is deemed under applicable Law not to constitute a financial asset. The Accounts Bank accepts this appointment and agrees to act as the Accounts Bank for the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, for such purpose and to hold and maintain exclusive dominion and control over the Project Accounts and any such Accounts Property on behalf of Collateral Agent, acting on behalf of the Lenders.

(iii)	Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Accounts Bank shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Accounts Bank have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Accounts Bank. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Accounts Bank is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.02 Rights as a Lender or Interest Rate Protection Provider. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender or Interest Rate Protection Provider, as the case may be, as any other Lender or Interest Rate Protection Provider, as the case may be, and may exercise the same as though it were not an Agent. Each such

Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders, any other Agent or the Interest Rate Protection Provider.

Section 10.03 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. Without limiting the generality of the foregoing, no Agent shall:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; or

(iii)	except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, nor shall any Agent be liable for any failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may believe in good faith to be necessary, under the circumstances as provided in Section 10.01 (Appointment and Authority)) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent in writing by a Borrower or a Lender.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in Article VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

Section 10.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 10.06 Resignation or Removal of Agent. (a) Any Agent may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrowers and the Lenders. Any Agent may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent, in accordance with this Section 10.06.

(b) Upon any notice of resignation by any Agent or upon the removal of any Agent by the Required Lenders, the Required Lenders shall, so long as no Default or Event of Default has occurred and is continuing, with the consent (not to be unreasonably withheld or delayed) of the Borrowers’ Agent, appoint a successor Agent hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c) If no successor Agent has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such Agent or the Required Lenders elected to remove such Agent, any Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent, as applicable, who shall serve as Agent, hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent, and the retiring (or removed) Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of any Agent hereunder and under the other Financing Documents, the provisions of this Article X shall continue in effect for the benefit of such retiring (or removed) Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(e) If a retiring or removed Agent is the Accounts Bank, such Accounts Bank will promptly transfer all of the Project Accounts and the Accounts Property to the possession or control of the successor Accounts Bank and will execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Accounts Bank with respect to the Project Accounts and the Accounts Property to the successor Accounts Bank.

(f) If a retiring or removed Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

Section 10.07 No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 10.08 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.09 No Lead Arranger, Syndication Agent, Documentation Agent Duties. Anything herein to the contrary notwithstanding, no Lead Arranger, Co-Syndication Agent or Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 10.10 Collateral Agent May File Proofs of Claim. (a) In case of the pendency of any bankruptcy or insolvency proceeding relative to any Borrower or ASA Biofuels (including any event described in Section 9.01(i) (Events of Default - Bankruptcy; Insolvency), the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Senior Secured Party shall have made any demand on any Borrower) shall be entitled and empowered, but shall not be obligated to, by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Senior Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Senior Secured Parties and their respective agents and counsel and all other amounts due the Senior Secured Parties under Sections 3.12 (Fees), 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers)) allowed in such judicial proceeding;

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(iii)	any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent may consent to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 3.12 (Fees), 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers).

(b) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11 Collateral Matters. (a) The Lenders irrevocably authorize the Collateral Agent, upon the direction of the Administrative Agent, to release any Lien on any property granted to or held by the Collateral Agent under any Financing Document (i) upon the occurrence of the Discharge Date, or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01 (Amendments, Etc.).

(b) Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 10.11. In each case as specified in this Section 10.11, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Borrower or ASA Biofuels, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents in accordance with the terms of the Financing Documents and this Section 10.11.

Section 10.12 Copies. Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrowers pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Lenders by the Borrowers). Each Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by any Borrower to such Agent pursuant to Article V (Representations and Warranties), Article VI (Conditions Precedent) and Article VII (Covenants)) received for its account and copies of all other communications received by such Agent from the Borrowers for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by any Borrower, Borrowers’ Agent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and, in the case of an amendment, the Borrowers, Borrowers’ Agent or, as the case may be, the applicable Loan Party, and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 6.01 (Conditions to First Construction Loan Borrowing) or Section 6.02 (Conditions to First Borrowing for Each Plant) without the written consent of all of the Lenders (other than the Non-Voting Lenders);

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.03(a) (Action Upon Other Event of Default) without the prior written consent of such Lender (other than any Non-Voting Lender);

(c) postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Construction Loan Borrowings), 3.02 (Repayment of Term Loan Borrowings) or 3.03 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including the Required Cash Sweep or any other mandatory prepayments under Section 3.09 (Mandatory Prepayment) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.06 (Termination or Reduction of Commitment), Section 3.08 (Optional Prepayment) or 3.09 (Mandatory Prepayment), respectively, in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(f) change any provision of this Section 11.01, the definition of Required Lenders or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (other than any Non-Voting Lender);

(g) release (i) any Borrower from all or substantially all of its obligations under any Financing Document, or (ii) all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of each Lender (other than any Non-Voting Lender);

(h) amend, modify, waive or supplement any material term of any Interest Rate Protection Agreement, after it has been entered into by the Borrowers without the prior written consent of the Required Lenders; or

(i) amend, modify, waive or supplement the terms of Section 7.01(w) (Affirmative Covenants - Interest Rate Protection Agreement), without the prior written consent of each Lender (other than any Non-Voting Lender);

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 11.03(h) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification.

Section 11.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND THE BORROWERS’ AGENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SENIOR SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND THE BORROWERS’ AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.02(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Appointment of Process Agent and Service of Process. Each of the Borrowers and the Borrowers’ Agent hereby irrevocably appoints C T Corporation System with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of itself and its property services of copies of the summons and complaint and any other process that may be served in any such action or proceeding in the State of New York. If for any reason the Process Agent shall cease to act as such for any Person, such Person hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 11.02 reasonably satisfactory to the Required Lenders. Such service may be made by mailing or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s above address, and each of the Borrowers and the Borrowers’ Agent hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each of the Borrowers and the Borrowers’ Agent also irrevocably consents to the service of any and all process in any such action or proceeding by the air mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.12 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction.

(e) Immunity. To the extent that any Borrower or the Borrowers’ Agent has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of the Borrowers and the Borrowers’ Agent hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 11.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.02.

Section 11.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor the Borrowers’ Agent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.03(b), (ii) by way of participation in accordance with Section 11.03(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.03(f), or (iv) to an SPV in accordance with the provisions of Section 11.03(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in this Section 11.03 and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the Right of First Offer and Refusal Agreement, any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than three million Dollars ($3,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollars ($2,500) fee shall be payable for all such contemporaneous assignments; and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.03(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01 (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs), 4.05 (Funding Losses), 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.03(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.03(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Borrowers’ Agent or any Agent, sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Borrowers’ Agent, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. Subject to Section 11.03(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.01 (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs) and 4.05 (Funding Losses), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.03(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.15 (Right of Setoff) as though it were a Lender; provided such Participant agrees to be subject to Section 3.14 (Sharing of Payments) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 4.01 (Eurodollar Rate Lending Unlawful) or 4.03 (Increased Eurodollar Loan Costs) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrowers’ Agent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.14 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

Section 11.04 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.05 Borrowers’ Agent. Each Borrower hereby appoints and authorizes ASA Holdings, and ASA Holdings hereby accepts such appointment, as such Borrower’s Borrowers’ Agent to act as agent on such Borrower’s behalf and to make any representations or certifications, deliver and receive any notices or other communications, and otherwise represent and act on behalf of such Borrower under the Financing Documents, and to comply with all covenants, conditions and other provisions of the Financing Documents required to be satisfied by the Borrowers’ Agent. Each Borrower hereby acknowledges and agrees that it will be bound by any action or inaction taken by the Borrowers’ Agent as if such action or inaction had been taken by such Borrower.

Section 11.06 Consultants. (a) The Required Lenders or the Administrative Agent may, in their sole discretion, appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders or the Administrative Agent, as the case may be, shall designate a consultant in replacement.

(b) The Borrowers shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 11.06.

(c) In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrowers, the Borrowers’ Agent or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 11.07 Costs and Expenses. Each Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (b) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel for any Agent), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel for any Senior Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 11.07, including in connection with any workout, restructuring or negotiations in respect of the Obligations.

Section 11.08 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.09 Indemnification by the Borrowers. (a) Each Borrower hereby agrees to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(ii)	any Loan or the use or proposed use of the proceeds therefrom;

(iii)	any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from any Plant or any property owned or operated by any Borrower, or any liability pursuant to an Environmental Law related in any way to any Plant, any Site or the Borrowers (including any matter with respect to which the Senior Secured Parties would be indemnified if they were indemnified parties under the Subordinated Environmental Indemnity Agreement), except for releases of Materials of Environmental Concern that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(iv)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of such Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(v)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrowers, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the Knowledge of the Borrowers;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under Section 11.09(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such

Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Section 11.09(b) are subject to the provisions of Section 2.04(f) (Borrowing of Loans). The obligations of the Lenders to make payments pursuant to this Section 11.09(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(c) Except as otherwise provided in Article VI (Conditions Precedent), all amounts due under this Section 11.09 shall be payable not later than ten (10) Business Days after demand therefor.

Section 11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.11 No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.12 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.12(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrowers, the Borrowers’ Agent or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.12;

(ii)	if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire; and

(iii)	if to any Interest Rate Protection Provider, to the address, telecopier, number, electronic mail address or telephone number specified on Schedule 11.12.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.12(d) shall be effective as provided in Section 11.12(d). Any notice sent to the Borrowers’ Agent shall be deemed to have been given to all Borrowers.

(c) Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II (Commitments and Borrowing) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II (Commitments and Borrowing) by electronic communication. Each of the Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.12(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e) Each of the Borrowers, the Borrowers’ Agent and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Borrowers’ Agent and each Agent.

(f) The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrowers or the Borrowers’ Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers or the Borrowers’ Agent (or any one of the Borrowers). All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g) So long as WestLB is the Administrative Agent, each Borrower and the Borrowers’ Agent hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Agreements, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the Closing Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to cheryl_wilson@westlb.com and andrea_bailey@westlb.com. In addition, each Borrower and the Borrowers’ Agent agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Agreements but only to the extent requested by the Administrative Agent.

(h) So long as WestLB is the Administrative Agent, each Borrower and the Borrowers’ Agent further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http: www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, THE BORROWERS’ AGENT, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, THE BORROWERS’ AGENTS’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 11.12 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Agreements. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Agreements. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k) Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 11.13 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 11.14 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 11.14(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.15 Right of Setoff. Each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 11.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers’ Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.16 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.17 Survival. Notwithstanding anything in this Agreement to the contrary, Article V (Representations and Warranties) and Section 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 11.18 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.18, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of any Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.18 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrowers received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Borrowing. For the purposes of this Section 11.18, “Information” means written information that any Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of such Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrowers that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with such Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.19 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower or the Borrowers’ Agent shall assert, and each Borrower and the Borrowers’ Agent hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.20 Waiver of Litigation Payments. To the extent that any Borrower or the Borrowers’ Agent may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.02(b) (Applicable Law; Jurisdiction) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any Lender or any Agent in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

Section 11.21 Cargill Non-Recourse. To induce Cargill to deliver the Consents required by Section 6.01(a) (Conditions to First Construction Loan Borrowing - Delivery of Financing Documents), each of the Lenders for itself and its successors and assigns acknowledges and agrees that Cargill is not a party to this Agreement and is a legal entity separate from ASA Biofuels and each of the Borrowers, and that Cargill has not, and does not, assume any of their obligations and has no obligation to contribute capital, or otherwise provide financial support, to ASA Biofuels or to any of the Borrowers or to any other entity in respect of any of the Project or the Plants (except for the equity contributions to be made by Cargill Biofuels Investments, LLC as set forth in the ASA Biofuels LLC Agreement). Accordingly, each of the Lenders is electing to enter into this Agreement without reliance upon the creditworthiness of Cargill for repayment of the Loans and without reliance upon any undertakings by Cargill in respect of any of the Project or the Plants except those undertakings expressly set forth in the Consents, the Cargill Goods and Services Agreements and the Grain Facility Leases. Cargill is a third party beneficiary of this Section 11.21 and is entitled to rely on and enforce this Section 11.21 against the parties to this Agreement. For the purpose of this Section 11.21, Cargill means and includes Cargill and its Affiliates, including, without limitation, Cargill Biofuels Investments, LLC and Cargill Commodities Services, Inc.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrower

By:	/s/ Steven H. Durham
Name:	Steven H. Durham
Title:	Chairman

ASA ALBION, LLC, as Borrower

By:	/s/ Steven H. Durham
Name:	Steven H. Durham
Title:	Chairman

ASA BLOOMINGBURG, LLC, as Borrower

By:	/s/ Steven H. Durham
Name:	Steven H. Durham
Title:	Chairman

ASA LINDEN, LLC, as Borrower

By:	/s/ Steven H. Durham
Name:	Steven H. Durham
Title:	Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:	/s/ Steven H. Durham
Name:	Steven H. Durham
Title:	Chairman

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

WESTLB AG, NEW YORK BRANCH,
as Co-Syndication Agent, Lead Arranger and
Sole Lead Bookrunner

By:	/s/ Duncan Robertson
Name:	DUNCAN ROBERTSON
Title:	EXECUTIVE DIRECTOR

By:	/s/ Jeffrey S. Davidson
Name:	Jeffrey S. Davidson
Title:	Associate Director

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Duncan Robertson
Name:	DUNCAN ROBERTSON
Title:	EXECUTIVE DIRECTOR

By:	/s/ Jeffrey S. Davidson
Name:	Jeffrey S. Davidson
Title:	Associate Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

WESTLB AG, NEW YORK BRANCH,
as Lender

By:	/s/ Duncan Robertson
Name:	DUNCAN ROBERTSON
Title:	EXECUTIVE DIRECTOR

By:	/s/ Jeffrey S. Davidson
Name:	Jeffrey S. Davidson
Title:	Associate Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

FIRST NATIONAL BANK OF OMAHA,
as Co-Syndication Agent and Lead Arranger

By:	/s/ NATALIE MASON
Name:	NATALIE MASON
Title:	COMMERCIAL LOAN OFFICER

FIRST NATIONAL BANK OF OMAHA, as Lender

By:	/s/ NATALIE MASON
Name:	NATALIE MASON
Title:	COMMERCIAL LOAN OFFICER

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

FIRST NATIONAL BANK OF OMAHA,
as Collateral Agent

By:	/s/ NATALIE MASON
Name:	NATALIE MASON
Title:	COMMERCIAL LOAN OFFICER

FIRST NATIONAL BANK OF OMAHA,
as Accounts Bank

By:	/s/ NATALIE MASON
Name:	NATALIE MASON
Title:	COMMERCIAL LOAN OFFICER

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

STANDARD CHARTERED BANK,
as Co-Syndication Agent and Lead Arranger

By:	/s/ NADA ELREEDY
Name:	NADA ELREEDY
Title:	SENIOR VICE PRESIDENT
PROJECT FINANCE AMERICAS

By:	/s/ Christina M. Hover
Name:	Christina M. Hover
Title:	Credit Documentation Manager A2395

STANDARD CHARTERED BANK, as Lender

By:	/s/ NADA ELREEDY
Name:	NADA ELREEDY
Title:	SENIOR VICE PRESIDENT
PROJECT FINANCE AMERICAS

By:	/s/ Christina M. Hover
Name:	Christina M. Hover
Title:	Credit Documentation Manager A2395

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

CIT CAPITAL USA INC.,
as Co-Documentation Agent and Lead Arranger

By:	/s/ Robert W. Sextow
Name:	Robert W. Sextow
Title:	Senior Vice President

CIT CAPITAL USA INC., as Lender

By:	/s/ Robert W. Sextow
Name:	Robert W. Sextow
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

ING CAPITAL LLC,
as Lender

By:	/s/ Daniel W. Lamprecht
Name:	Daniel W. Lamprecht
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

ING CAPITAL LLC,
as Co-Documentation Agent and Lead Arranger

By:	/s/ Daniel W. Lamprecht
Name:	Daniel W. Lamprecht
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

SIEMENS FINANCIAL SERVICES, INC.,
as Lender

By:	/s/ PETER DONALDSON
Name:	PETER DONALDSON
Title:	VP CREDIT & OPERATIONS

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ William E. Zarnett
Name:	William E. Zarnett
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

MIZUHO CORPORATE BANK, LTD.,
as Lender

By:	/s/ Ashok Gupta
Name:	ASHOK GUPTA
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

BANCO SANTANDER CENTRAL HISPANO, S.A.,
as Lender

By:	/s/ Jose Castello
Name:	Jose Castello
Title:	Managing Director Head of U.S. Global Corporate Banking

By:	/s/ L. Ruben Perez-Romo
Name:	L. RUBEN PEREZ-ROMO
Title:	Vice President Global Corporate Banking

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA,
as Lender

By:	/s/ Ben Mahlich
Name:	Ben Mahlich
Title:	AVP/Lending Officer

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

METROPOLITAN LIFE INSURANCE COMPANY,
as Lender

By:	/s/ Erik V. Savi
Name:	Erik V. Savi
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

BANK MIDWEST, N.A.,
as Lender

By:	/s/ Paul Baker
Name:	Paul Baker
Title:	Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,
as Lender

By:	/s/ Glampaolo Consigilere
Name:	Glampaolo Consigilere
Title:	Vice President Global Trade Finance

By:	/s/ Anne-Maureen Sarfati
Name:	Anne-Maureen Sarfati
Title:	Vice President Global Corporate Banking

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

1ST FARM CREDIT SERVICES, FLCA,
as Lender

By:	/s/ Dale A. Richardson
Name:	Dale A. Richardson
Title:	VP, Capital Markets Group

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

NATEXIS BANQUES POPULAIRES,
as Lender

By:	/s/ Pierre Audrain
Name:	PIERRE AUDRAIN
Title:	VICE PRESIDENT

By:	/s/ Robert Park
Name:	ROBERT PARK
Title:	ASSOCIATE

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

INVESTEC BANK (UK) LIMITED,
as Lender

By:	/s/ Ian Wohlman
Name:	IAN WOHLMAN
Title:	HEAD OF CREDIT

By:	/s/ David Van Der Walt
Name:	DAVID VAN DER WALT
Title:	HEAD OF TREASURY & SPECIALISED FINANCE

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers as of the day and year first above written.

AMARILLO NATIONAL BANK,
as Lender

By:	/s/ Craig L Sanders
Name:	Craig L Sanders
Title:	Executive Vice President

By:	/s/ Mark Fields
Name:	Mark Fields
Title:	Vice President

SCHEDULE 1.01(a)

to Credit Agreement

LENDERS, LOAN COMMITMENTS AND OFFICES

I. TRANCHE A LOANS

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
First National Bank of Omaha	$8,271,132.43	$8,457,360.43	$8,271,507.14	$25,000,000	First National Bank 1620 Dodge Street, Stop 1050 Omaha, NE 68197 Attention: Natalie Mason Telephone: 800-228-4411 Facsimile: 402-633-3519	First National Bank 1620 Dodge Street, Stop 1050 Omaha, NE 68197 Attention: Natalie Mason Telephone: 800-228-4411 Facsimile: 402-633-3519

Standard Chartered Bank	$6,616,905.94	$6,765,888.34	$6,617,205.71	$20,000,000	Standard Chartered Bank	Standard Chartered Bank

1.01(a) - 1

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office

19th Floor London

Bridge House, 25

London Bridge Street

London, SE1 9TB

Attention: Claire

Howard / Chas Young

Telephone:

011-4420-7280-6903 /

011-4420-7280-7971

Facsimile:

011-4420-7280-6504

Telex:

885951 SCBL A G

19th Floor London

Bridge House, 25

London Bridge Street

London, SE1 9TB

Attention: Claire

Howard / Chas Young

Telephone:

011-4420-7280-6903 /

011-4420-7280-7971

Facsimile:

011-4420-7280-6504

Telex:

885951 SCBL A G

CIT Capital USA Inc.	$3,308,452.97	$3,382,944.17	$3,308,602.86	$10,000,000	CIT Capital USA Inc. 1211 Avenue of the Americas 22nd Floor New York, NY 10036 Attention: John Eleoterio / Justin Varga	CIT Capital USA Inc. 1211 Avenue of the Americas 22nd Floor New York, NY 10036 Attention: John Eleoterio / Justin Varga

1.01(a) - 2

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
					Telephone: 212-382-9044 / 212-382-9065 Facsimile: 212-382-9033	Telephone: 212-382-9044 / 212-382-9065 Facsimile: 212-382-9033

Siemens Financial Services, Inc.	$4,962,679.46	$5,074,416.26	$4,962,904.29	$15,000,000	Siemens Financial Services, Inc. 170 Wood Ave Iselin, NJ 08830 Attention: Mr. Paul Ramseur Telephone: 732-590-6572 Facsimile: 732-590-6545

The Bank of Nova Scotia	$6,616,905.94	$6,765,888.34	$6,617,205.71	$20,000,000	The Bank of Nova Scotia - Atlanta Agency	The Bank of Nova Scotia - Atlanta Agency

1.01(a) - 3

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
					600 Peachtree St. N.E., Suite 2700 Atlanta, GA 30308 Attention: Phyllis Walker Telephone: 404-877-1552 Facsimile: 404-888-8998	600 Peachtree St. N.E., Suite 2700 Atlanta, GA 30308 Attention: Phyllis Walker Telephone: 404-877-1552 Facsimile: 404-888-8998

Mizuho Corporate Bank, Ltd.	$6,616,905.94	$6,765,888.34	$6,617,205.71	$20,000,000	Mizuho Corporate Bank, Ltd. Harbor Side Financial Center, 1800 Plaza 10 Jersey City, NJ 07311 Attention: Christopher Hahn Telephone: 201-626-9274 Facsimile: 201-626-9941	Mizuho Corporate Bank, Ltd. Harbor Side Financial Center, 1800 Plaza 10 Jersey City, NJ 07311 Attention: Christopher Hahn Telephone: 201-626-9274 Facsimile: 201-626-9941

1.01(a) - 4

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
Banco Santander Central Hispano, S.A.	$6,616,905.94	$6,765,888.34	$6,617,205.71	$20,000,000	Banco Santander Central Hispano, S.A. 45 East 53rd Street New York, NY 10022 Attention: Ligia Castro / Loans Dept. Telephone: 212-350-3677 Facsimile: 212-350-3647	Banco Santander Central Hispano, S.A. 45 East 53rd Street New York, NY 10022 Attention: Ligia Castro / Loans Dept. Telephone: 212-350-3677 Facsimile: 212-350-3647

GreenStone Farm Credit Services, ACA/FLCA	$3,308,452.97	$3,382,944.17	$3,308,602.86	$10,000,000	GreenStone Farm Credit Services, ACA/FLCA 1760 Abbey Road Suite 300 East Lansing, MI 48823 Attention: Ben Mahlich	GreenStone Farm Credit Services, ACA/FLCA 1760 Abbey Road Suite 300 East Lansing, MI 48823 Attention: Ben Mahlich

1.01(a) - 5

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
					Telephone: 517/318-4110 Facsimile: 517/318-4148	Telephone: 517/318-4110 Facsimile: 517/318-4148

Metropolitan Life Insurance Company	$3,308,452.97	$3,382,944.17	$3,308,602.86	$10,000,000	Metropolitan Life Insurance Company 10 Park Ave., P.O. Box 1902 Morristown, NJ 07962 Attention: Neil Fredricks (Tampa, FL) Telephone: 813-983-4455 Facsimile: 212-251-1604

1.01(a) - 6

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
Bank Midwest, N.A.	$1,654,226.49	$1,691,472.09	$1,654,301.43	$5,000,000	Bank Midwest, N.A. 1100 Main Street, Suite 350 Kansas City, MO 64105 Attention: Paul S. Baker Telephone: 816-471-9800 Facsimile: 816-412-1719

Banco Bilbao Vizcaya Argentaria S.A.	$1,654,226.49	$1,691,472.09	$1,654,301.43	$5,000,000	Banco Bilbao Vizcaya Argentaria S.A. 1345 Avenue of the Ameritas 45th Floor New York, NY 10105 Attention: Patricia Helman Telephone: 212-728-2445 Facsimile: 212-333-2904	Banco Bilbao Vizcaya Argentaria S.A. 1345 Avenue of the Ameritas 45th Floor New York, NY 10105 Attention: Patricia Helman Telephone: 212-728-2445 Facsimile: 212-333-2904

1.01(a) - 7

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
1st Farm Credit Services, FLCA	$1,654,226.49	$1,691,472.09	$1,654,301.43	$5,000,000	1st Farm Credit Services, FLCA 2000 Jacobssen Drive Normal, IL 61761 Attention: Dale A. Richardson / Kevin Buente Telephone: 630-527-6426 / 309-268-0150 Facsimile: 630-527-9459 / 309-268-0151	1st Farm Credit Services, FLCA 2000 Jacobssen Drive Normal, IL 61761 Attention: Dale A. Richardson / Kevin Buente Telephone: 630-527-6426 / 309-268-0150 Facsimile: 630-527-9459 / 309-268-0151

Natexis Banques Populaires	$1,654,226.49	$1,691,472.09	$1,654,301.43	$5,000,000	Natexis Banques Populaires 1251 Ave. of the Americas, 34th Floor New York, NY 10020

1.01(a) - 8

Tranche A Lender	Albion Tranche A Construction Loan Commitment	Bloomingburg Tranche A Construction Loan Commitment	Linden Tranche A Construction Loan Commitment	Tranche A Term Loan Commitment	Domestic Office	Eurodollar Office
					Attention: Pierre Audrain Telephone: 212-872-5027 Facsimile: 212-872-5162

Investec Bank (UK) Limited	$1,654,226.49	$1,691,472.09	$1,654,301.43	$5,000,000	Investec Bank (UK) Limited 2 Gresham Street London EC2V 7 QP Attention: Kim Boatwright / Natalie Hill Telephone: 44-20-7597-4000 Facsimile: 44-20-7597-4070	Investec Bank (UK) Limited 2 Gresham Street London EC2V 7 QP Attention: Kim Boatwright / Natalie Hill Telephone: 44-20-7597-4000 Facsimile: 44-20-7597-4070

1.01(a) - 9

II. TRANCHE B LOANS

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
WestLB AG, New York Branch	$3,308,453	$3,382,944.20	$3,308,602.80	$10,000,000	WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Attention: Cheryl Wilson Telephone: 212-852-6152 Facsimile: 212-302-7946	WestLB AG, New York Branch 1211 Avenue of the Americas New York, NY 10036 Attention: Cheryl Wilson Telephone: 212-852-6152 Facsimile: 212-302-7946

1.01(a) - 10

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
CIT Capital USA Inc.	$4,962,679.50	$5,074,416.30	$4,962,904.29	$15,000,000	CIT Capital USA Inc. 1211 Avenue of the Americas 22nd Floor New York, NY 10036 Attention: John Eleoterio / Justin Varga Telephone: 212-382-9044 / 212-382-9065 Facsimile: 212-382-9033	CIT Capital USA Inc. 1211 Avenue of the Americas 22nd Floor New York, NY 10036 Attention: John Eleoterio / Justin Varga Telephone: 212-382-9044 / 212-382-9065 Facsimile: 212-382-9033

Amarillo National Bank	$4,962,679.50	$5,074,416.30	$4,962,904.29	$15,000,000	Amarillo National Bank 410 S. Taylor Amarillo, Texas 79101 Attention: Craig L. Sanders

1.01(a) - 11

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
					Telephone: 806-378-8244 Facsimile: 806-345-1663

ING Capital LLC	$6,616,906	$6,765,888.40	$6,617,205.71	$20,000,000	ING Capital LLC 1325 Avenue of the Americas New York, NY 10019 Attention: CFS Settlements Telephone: 646-424-8242 Facsimile: 646-424-8251	ING Capital LLC 1325 Avenue of the Americas New York, NY 10019 Attention: CFS Settlements Telephone: 646-424-8242 Facsimile: 646-424-8251

Siemens Financial Services, Inc.	$3,308,453	$3,382,944.20	$3,308,602.80	$10,000,000	Siemens Financial Services, Inc. 170 Wood Ave Iselin, NJ 08830

1.01(a) - 12

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
					Attention: Mr. Paul Ramseur Telephone: 732-590-6572 Facsimile: 732-590-6545

GreenStone Farm Credit Services, ACA/FLCA	$1,654,226.50	$1,691,472.10	$1,654,301.40	$5,000,000	GreenStone Farm Credit Services, ACA/FLCA 1760 Abbey Road Suite 300 East Lansing, MI 48823 Attention: Ben Mahlich Telephone: 517/318-4110 Facsimile: 517/318-4148	GreenStone Farm Credit Services, ACA/FLCA 1760 Abbey Road Suite 300 East Lansing, MI 48823 Attention: Ben Mahlich Telephone: 517/318-4110 Facsimile: 517/318-4148

1.01(a) - 13

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
Metropolitan Life Insurance Company	$4,962,679.50	$5,074,416.30	$4,962,904.29	$15,000,000	Metropolitan Life Insurance Company 10 Park Ave., P.O. Box 1902 Morristown, NJ 07962 Attention: Neil Fredricks (Tampa, FL) Telephone: 813-983-4455 Facsimile: 212-251-1604

Bank Midwest, N.A.	$1,654,226.50	$1,691,472.10	$1,654,301.40	$5,000,000	Bank Midwest, N.A. 1100 Main Street, Suite 350 Kansas City, MO 64105 Attention: Paul S. Baker

1.01(a) - 14

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
					Telephone: 816-471-9800 Facsimile: 816-412-1719

Natexis Banques Populaires	$992,535.90	$1,014,883.26	$992,580.84	$3,000,000	Natexis Banques Populaires 1251 Ave. of the Americas, 34th Floor New York, NY 10020 Attention: Pierre Audrain Telephone: 212-872-5027 Facsimile: 212-872-5162

Investec Bank (UK) Limited	$661,690.60	$676,588.84	$661,720.56	$2,000,000	Investec Bank (UK) Limited	Investec Bank (UK) Limited

1.01(a) - 15

Tranche B Lender	Albion Tranche B Construction Loan Commitment	Bloomingburg Tranche B Construction Loan Commitment	Linden Tranche B Construction Loan Commitment	Tranche B Term Loan Commitment	Domestic Office	Eurodollar Office
					2 Gresham Street London EC2V 7 QP Attention: Kim Boatwright / Natalie Hill Telephone: 44-20-7597-4000 Facsimile: 44-20-7597-4070	2 Gresham Street London EC2V 7 QP Attention: Kim Boatwright / Natalie Hill Telephone: 44-20-7597-4000 Facsimile: 44-20-7597-4070

1.01(a) - 16

SCHEDULE 1.01(b)

SCHEDULE 1.01(c)

SCHEDULE 1.01(d)

to Credit Agreement

CONSTRUCTION BUDGETS

Costs and Expenses	Albion Plant	Bloomingburg Plant	Linden Plant	Project Total
Capital Expenditures
Fagen:
DB Project Costs	89,023,000	89,023,000	89,023,000	267,069,000
Engineering	7,252,000	7,252,000	7,252,000	21,756,000
Conveyor	1,783,333	1,783,333	1,783,333	5,350,000
Land	1,150,000	393,250	681,040	2,224,290
Land title insurance/Property Taxes	83,341	449,168	51,283	583,793

Subtotal Construction and Land	99,291,675	98,900,752	98,790,657	296,983,083
Site work	3,363,940	2,917,000	2,584,650	8,865,590
Geopiers	1,144,060	1,142,000	837,350	3,123,410
Water treatment	1,406,000	1,406,000	1,406,000	4,218,000
Fire protection	2,217,000	2,233,000	2,233,000	6,683,000
Administrative building	617,000	665,000	651,000	1,933,000
Rail siding	1,090,000	1,686,000	1,481,000	4,257,000
Water appropriation	375,000	306,000	271,000	952,000
Permitting	186,000	218,000	199,000	603,000
Waste water	65,000	65,000	65,000	195,000
Rolling stock	1,095,000	1,095,000	1,095,000	3,285,000
Gas utility	142,000	84,000	12,000	238,000
Electrical	687,000	2,931,000	725,000	4,343,000
Start Up Testing	75,000	75,000	75,000	225,000
Engineering	692,000	863,000	656,000	2,211,000
Performance Bonds	517,000	517,000	517,000	1,551,000
Project Management/Construction Management	646,000	646,000	646,000	1,938,000

Subtotal Owners’ Costs	14,318,000	16,849,000	13,454,000	44,621,000

Construction contingency owners	6,000,000	6,050,000	5,800,000	17,850,000
Construction insurance	492,511	492,511	492,511	1,477,532

Subtotal Other Cap Ex Related Items	6,492,511	6,542,511	6,292,511	19,327,532

Total on Project Costs	120,102,185	122,292,262	118,537,167	360,931,615

Start-up and Working Capital
Plant Training Costs	150,000	150,000	150,000	450,000
Plant Labor - Prior to Operations	741,000	741,000	741,000	2,223,000
Administrative Expenses	100,000	100,000	100,000	300,000
Utility Usage	100,000	100,000	100,000	300,000
UBE Mangement Fee	309,000	309,000	309,000	927,000
Management Fees	1,513,670	1,524,087	1,307,420	4,345,177
Salaries ASA Biofuels Executives	333,333	333,333	333,333	1,000,000
Accountant	50,000	50,000	50,000	150,000
Electric	490,533	2,334,287	2,896,000	5,720,820
Gas	762,248	36,666	—	798,914

Subtotal Start-up and Working Capital	4,549,785	5,678,373	5,986,753	16,214,911

Costs and Expenses	Albion Plant	Bloomingburg Plant	Linden Plant	Project Total
Debt Financing Costs	5,749,643	5,749,643	5,749,643	17,248,930

Consulting and Development Costs	721,235	721,235	721,235	2,163,704

Legal Fees	933,333	933,333	933,333	2,800,000

Subtotal Ex Start Up Costs, DSR and IDC	132,056,181	135,374,847	131,928,132	399,359,160

Debt Service and IDC
Debt service reserve	3,000,000	3,000,000	3,000,000	9,000,000
Interest during construction	4,741,917	4,741,917	4,741,917	14,225,750

Subtotal Debt Service and IDC	7,741,917	7,741,917	7,741,917	23,225,750

GRAND TOTAL	139,798,098	143,116,763	139,670,049	422,584,910

Cash Interest sub debt	3,385,000	3,385,000	3,385,000	10,155,000

ADJUSTED GRAND TOTAL	143,183,098	146,501,763	143,055,049	432,739,910

SCHEDULE 1.01(e)

to Credit Agreement

DESCRIPTION OF THE PLANTS

ALBION

Fee:

The land referred to is situated in the State of Nebraska, County of Boone and is described as follows:

Parcel A:

All of the Northwest Quarter of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska, lying North and East of the Railroad Right of Way, EXCEPT the following three tracts:

1) A tract of land located in the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska described as follows: Beginning at a point being the NW corner of said Section 26; thence Southerly 888.00 feet on the West line of said NW  1/4 to the Northeasterly R.O.W. of the Union Pacific R.R. to a point; thence Southeasterly 2343.68 feet on said Northeasterly R.O.W. line to a point on the South line of said NW  1/4, thence Easterly on the South line of said NW  1/4, a distance of 67.17 feet to a point; thence Northwesterly parallel to and 50.00 feet Northeasterly of said Northeasterly line of R.O.W. a distance of 1444.51 feet to a point; thence Northerly 674.33 feet to a point; thence Northwesterly parallel to and 500.00 feet Northeasterly of said Northeasterly line of R.O.W. a distance of 925.07 feet to a point; thence Northerly parallel to and 50.00 feet Easterly of the West line of said NW  1/4, 194.55 feet to the Northerly line of said NW  1/4 to a point; thence Westerly on the Northerly line of said NW  1/4 to the point of beginning. This tract deeded to Cargill Inc., by Warranty Deed filed October 31, 1979 in Book 91 at Page 59 of Deed Records, Boone County, Nebraska.

2) A tract of land located in the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska described as follows: Beginning at a point on the North line of the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County Nebraska, said point being 50 feet East of the Northwest corner of said NW  1/4; thence Easterly, on the North line of said NW  1/4, 190 feet, thence Southerly, at a deflection angle to the right of 90°00’00”, 409.68 feet, thence Northwesterly at a deflection angle to the right of 138°23’35”, 287.68 feet, to a point 50 feet East of the West line of said NW  1/4; thence Northerly 50 feet East of the Parallel with the West line of said NW  1/4, 194.55 feet to the point of beginning. This tract deeded to Cornhusker Public Power District by Warranty Deed filed June 26, 1981 in Book 92, Page 690 of Deed Records, Boone County, Nebraska.

3) A tract of land located in the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska described as follows: Commencing at the Northwest corner of said Section 26; thence S 00000’00” E (an assumed bearing), 194.55 feet on the West line of said Section 26; thence N 89°37’49” E, 50.00 feet; thence S 41°52’04” E, 925.07 feet on the Northerly line of a tract of land surveyed June 5, 1979 and August 29, 1979 by Byron L. Willman, L.S. 316 to the point of beginning; thence S 00°00’15” W, 674.33 feet on the East line of said surveyed tract to a point on the Northerly line of said surveyed tract which is 100.00 feet as measured at right angles North of the Main line of the Union Pacific Railroad; thence S 41°51’11” E, 193.38 feet on said Northerly line of said surveyed tract on said line parallel with and 100.00 feet North of the centerline of said Railroad, thence N 00°00’15” E, 674.86 feet; thence N 41°52’04” W, 193.38 feet to the point of beginning. This tract deeded to Cargill Inc. by Warranty Deed filed September 9, 1998 in Book 105, Page 251 of Deed Records, Boone County, Nebraska.

All subject to public roads and/or rights of way.

Leasehold:

A tract of land located in the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska described as follows: Beginning at a point being the NW corner of said Section 26; thence Southerly 888.00 feet on the West line of said NW  1/4 to the Northeasterly R.O.W. of the Union Pacific R.R. to a point; thence Southeasterly 2343.68 feet on said Northeasterly R.O.W. line to a point on the South line of said NW  1/4, thence Easterly on the South line of said NW  1/4, a distance of 67.17 feet to a point; thence Northwesterly parallel to and 50.00 feet Northeasterly of said Northeasterly line of R.O.W. a distance of 1444.51 feet to a point; thence Northerly 674.33 feet to a point; thence Northwesterly parallel to and 500.00 feet Northeasterly of said Northeasterly line of R.O.W. a distance of 925.07 feet to a point; thence Northerly parallel to and 50.00 feet Easterly of the West line of said NW  1/4, 194.55 feet to the Northerly line of said NW  1/4 to a point; thence Westerly on the Northerly line of said NW  1/4 to the point of beginning. This tract deeded to Cargill Inc., by Warranty Deed filed October 31, 1979 in Book 91 at Page 59 of Deed Records, Boone County, Nebraska;

AND

A tract of land located in the NW  1/4 of Section 26, Township 20 North, Range 6 West of the 6th P.M., Boone County, Nebraska described as follows: Commencing at the Northwest corner of said Section 26; thence S 00°00’00” E (an assumed bearing), 194.55 feet on the West line of said Section 26; thence N 89°37’49” E, 50.00 feet; thence S 41°52’04” E, 925.07 feet on the Northerly line of a tract of land surveyed June 5, 1979

1.01(e) - 2

and August 29, 1979 by Byron L. Willman, L.S. 316 to the point of beginning; thence S 00°00’15” W, 674.33 on the East line of said surveyed tract to a point on the Northerly line of said surveyed tract which is 100.00 feet as measured at right angles North of the Main line of the Union Pacific Railroad; thence S 41°51’11” E, 193.38 feet on said Northerly line of said surveyed tract on said line parallel with and 100.00 feet North of the centerline of said Railroad, thence N 00°00’15” E, 674.86 feet; thence N 41°52’04” W, 193.38 feet to the point of beginning. This tract deeded to Cargill Inc. by Warranty Deed filed September 9, 1998 in Book 105, Page 251 of Deed Records, Boone County, Nebraska.

BLOOMINGBURG

Fee:

PARCEL 1

Situated in the Township of Union, County of Fayette, State of Ohio, being a part of V.M.S. No. 3768 and V.M.S. No. 3701 and containing 35.202 acres from the original 122.74 acres “First Tract” and 29.798 acres from the original 53.25 acres “Second Tract” as conveyed to David Browning, R. Gary Browning and Kathie Hynds and recorded in Deed Book 178, Page 111 (being 1/6 interest) and Robert Gary Browning, David W. Browning, Kathie Hynds, with a life estate to Helen M. Browning as recorded in Deed Book 152, Page 254 (being 5/12 interest) and as conveyed to R. Gary Browning and David W. Browning and recorded in Deed Book 124, Page 270 (being 5/12 interest) and as conveyed to R. Gary Browning and Kristie Browning and recorded in O.R. 18, Page 163 of Fayette County Recorder’s Office and being further bounded and described as follows:

Beginning at a mag nail (set) in the centerline of State Route 238, said mag nail being the Easterly most corner of a 17.429 acres tract as conveyed to Cargill, Incorporated (Deed Book 150, Page 562) and being in the Southwesterly line of a 78.252 acres “Third Tract” as conveyed to Robert R. Schwartz, et al, (Deed Book 142, Page 650); thence with the centerline of State Route 238 and Schwartz’s line South 31 deg. 01’32” E, a distance of 418.56 feet to a mag nail (set); thence with a new division line for the next eight calls:

(1) S 67 deg. 51’ 09” W, passing a 5/8” iron pin (set) at 30.00 feet, a total distance of 200.61 feet to a 5/8” iron pin (set) in an existing woven wire fence;

1.01(e) - 3

(2) also generally following said fence S 06 deg. 17’ 10” E, a distance of 261.23 feet to a 5/8” iron pin (set);

(3) S 20 deg. 20’ 21” E, a distance of 181.14 feet to a 5/8” iron pin (set);

(4) leaving said fence S 44 deg. 54’ 56” W, a distance of 2088.18 feet to a 5/8” iron pin (set);

(5) N 72 deg. 12’ 36” W, a distance of 432.72 feet to a 5/8” iron pin (set);

(6) N 21 deg. 59’ 22” W, passing a 5/8” iron pin (set) at 245.63 feet, a total distance of 279.33 feet to a point in the center of the East Fork of Paint Creek:

(7) with the center of said creek N 14 deg. 24’ 33” E, a distance of 186.81 feet to a 5/8” iron pin (set) on the Easterly bank at a bend in said creek;

(8) continuing with the centerline of said creek N 24 deg. 43’ 15” W, a distance of 389 feet to a point, said point being the Southerly most corner of 3.932 acres tract as conveyed to Cargill, Inc. (Deed Book 179, Page 530);

thence with the line of Cargill, Inc. N 34 deg. 38’ 41” E, passing a 5/8” iron pin (set) at 31.72 feet, a total distance of 1392.34 feet to a 5/8” iron pin (found), said iron pin being in the Southeasterly line of the aforementioned 17.429 acres tract as conveyed to Cargill, Incorporated (Deed Book 150, Page 562);

thence with the line of Cargill, Incorporated N 77 deg. 11’ 14” E, passing a t-section rod (found) at 1195.01 feet, a total distance of 1224.67 feet to the beginning containing 65.000 acres of land of which 63.00 acres are contained in V.M.S. No. 3768 and 2.00 acres are contained in V.M.S. No. 3701.

Subject to all legal easements and rights of way of record.

Bearings are based upon the grid Azimuth (AZ. 40 deg. 37’ 22.0”) between National Geodectic Survey Monuments “Fay 35” and “123 B” as derived from GPS observations taken March 16, 2005.

Land surveyed in March 2005, under the direction of Eric N. Lutz, Registered Professional Surveyor No. 7232, the survey plat of which is referred to as Project No. S05-758 on file in the office of McCarty Associates, LLC, Washington Court House, Ohio.

All iron pins (set) are 5/8” diameter with 1 1/4” diameter plastic caps stamped “McCarty Associates”.

1.01(e) - 4

Prior Deed Reference: Deed Book 178, Page 111, Deed Book 152, Page 254, Deed Book 124, Page 270.

Leasehold:

PARCEL 2

SITUATED IN BLOOMINGBURG, COUNTY OF FAYETTE, STATE OF OHIO, AND IN THE TOWNSHIP OF UNION, WHICH REAL PROPERTY IS MORE SPECIFICALLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE POINT OF INTERSECTION OF THE EAST RIGHT OF WAY LINE OF B&O RAILROAD AND THE CENTER LINE OF STATE ROUTE 238; THENCE S. 32° 30’ E ALONG THE CENTER LINE OF STATE ROUTE 238 DISTANCE OF 1089.14 FEET TO A POINT, CORNER TO VIRGINIA JAYNE LANGE AND ROBERT BROWNING; THENCE S 75°40’30” W ALONG THE LINE BETWEEN BROWNING AND SAID LANGE A DISTANCE OF 1467.35 FEET TO A POINT IN THE EAST RIGHT OF WAY LINE OF THE B&O RAILROAD THENCE N 33°08’ E ALONG THE EAST RIGHT OF WAY LINE OF THE B&O RAILROAD A DISTANCE OF 1530.46 FEET TO THE PLACE OF BEGINNING; CONTAINING 17.429 ACRES.

PARCEL 3

SITUATED IN MILITARY SURVEY 3768, UNION TOWNSHIP, FAYETTE COUNTY, OHIO, AND IS A PART OF THE 118.62 ACRE TRACT (SECOND PARCEL-FIRST TRACT) AND PART OF THE 52.12 ACRE TRACT (SECOND PARCEL-SECOND TRACT) CONVEYED TO ROBERT P. BROWNING ET.AL. AS DESCRIBED IN DEED BOOK 123, PAGE 319, FAYETTE COUNTY RECORDER’S OFFICE: COMMENCING IN THE CENTERLINE OF STATE ROUTE 238 AT THE SOUTHEAST CORNER OF A 17.429 ACRE TRACT CONVEYED TO CARGILL, INCORPORATED (DEED BOOK 150, PAGE 562); THENCE: S. 75°40’33” W. ALONG THE SOUTH LINE OF SAID 17.429 ACRE TRACT, PASSING A T-SECTION IRON ROD (FOUND) NEAR A 14” WOOD POST AT 29.70 FEET, A DISTANCE OF 1422.86 FEET TO THE SOUTHEAST LINE OF THE BALTIMORE AND OHIO RAILROAD AND TRUE PLACE OF BEGINNING, WITNESS A T-SECTION IRON ROD (FOUND) AT S. 75°40’33” W. –6.64 FEET; THENCE: N. 75°40’33” E. ALONG THE SOUTH LINE OF SAID 17.429 ACRE TRACT A DISTANCE OF 198.19 FEET TO AN IRON ROAD (SET); THENCE: S. 33°08’00” W. THRU SAID 52.12 ACRE TRACT AND SAID 188.62 ACRE TRACT, PASSING AN IRON ROD (SET) AT 1360.57 FEET, A DISTANCE OF 1392.34 FEET TO A POINT IN THE EAST FORK OF PAINT CREEK; THENCE: N.25°17’00” W. WITH SAID CREEK A DISTANCE OF 157.30 FEET TO A POINT IN THE SOUTHEAST LINE OF THE BALTIMORE AND OHIO RAILROAD;

1.01(e) - 5

THENCE: N. 33°08’00” E. WITH SAID SOUTHEAST LINE, PASSING AN IRON ROD (SET) AT 36.89 FEET, A DISTANCE OF 1163.94 FEET TO THE PLACE OF BEGINNING CONTAINING 3.932 ACRES AND SUBJECT TO ALL LEGAL HIGHWAYS AND EASEMENTS OF RECORD AND TO TITLE EXAMINATION. BEING 3.132 ACRES IN THE 52.12 ACRE TRACT AND 0.80 ACRE IN THE 118.62 ACRE TRACT.

ALL IRON RODS (SET) ARE 5/8 INCH DIAMETER WITH 1-1/4 INCH DIAMETER PLASTIC CAPS STAMPED “MCCARTY ASSOCIATES”.

REFERENCE BEARING: N. 33°08’00” E. THE CENTERLINE OF BALTIMORE AND OHIO RAILROAD AS PER THE 17.429 ACRE TRACT. THIS DESCRIPTION IS BASED UPON A NEW SURVEY UNDER THE DIRECTION OF RONALD L. LINTON, REGISTERED PROFESSIONAL SURVEYOR NO. 6106. THIS SURVEY IS ON FILE AS NO. 93-680 AT MCCARTY ASSOCIATES, WASHINGTON C.H., OHIO AND DATED, OCT. 6, 1993.

LINDEN

Fee:

Part of the Northeast Quarter of Section 7, Township 20 North, Range 4 West, Madison Township, Montgomery County, Indiana, described as follows:

Commencing at the Northwest Corner of the Northwest Quarter of said Section marked by a railroad spike; thence North 89 degrees 55 minutes 54 seconds East (assumed bearing) 2642.41 feet along the North line of said Section to the Northwest Corner of said Northeast Quarter; thence South 89 degrees 59 minutes 47 seconds East 1715.16 feet along the North line of said Northeast Quarter to the Point of Beginning marked by a mag nail with aluminum washer stamped “Firm 0047” (hereafter referred to as a mag nail); thence South 89 degrees 59 minutes 47 seconds East 50.13 feet along said North line to a mag nail; thence South 04 degrees 10 minutes 30 seconds West 278.68 feet to a 5/8 inch diameter rebar with orange cap stamped “Firm 0047” (hereafter referred to as rebar); thence South 06 degrees 41 minutes 29 seconds East 1208.92 feet to a rebar; thence North 90 degrees 00 minutes 00 seconds West 95.19 feet to a rebar; thence South 00 degrees 15 minutes 26 seconds East 1139.19 feet to the North right-of-way of an abandoned railroad by a rebar; thence South 89 degrees 44 minutes 34 seconds West 980.00 feet along said right-of-way to a rebar; thence South 00 degrees 15 minutes 26 seconds East 10.00 feet along said right-of-way to a rebar; thence South 89 degrees 44

1.01(e) - 6

minutes 34 seconds West 825.00 feet along said right-of-way to the West line of said Northeast Quarter marked by a fence post; thence North 00 degrees 11 minutes 56 seconds East 2033.94 feet along said West line to a rebar; thence North 90 degrees 00 minutes 00 seconds East 1734.77 feet to a rebar; thence North 06 degrees 41 minutes 29 seconds West 325.15 feet to a rebar; thence North 04 degrees 10 minutes 30 seconds East 279.79 feet to the Point of Beginning, containing 85.13 acres, more or less.

Leasehold:

Part of the Northeast Quarter of Section 7, Township 20 North, Range 4 West, Madison Township, Montgomery County, Indiana described as follows:

Commencing at the northwest corner of the northwest quarter of said section marked by a railroad spike; thence N 89°55’54” E (assumed bearing) 2642.41 feet along the north line of said section to the northwest corner of said northeast quarter; thence S 89°59’47” E 1765.29 feet along the north line of said northeast quarter to the point of beginning marked by a mag nail with aluminum washer stamped “FIRM 0047” (hereafter referred to as mag nail); thence S 89°59’47” E 267.34 feet along said north line to the west right-of-way of a railroad marked by a mag nail; thence S 08°33’49” E 1993.01 feet along said right-of-way to a 5/8 inch diameter rebar with orange cap stamped “FIRM 0047” (hereafter referred to as rebar); thence N 89°44’34” E 3.00 feet along said right-of-way to a rebar; thence southeast, south, and southwest 957.28 feet along said right-of-way and a 543.60 foot radius curve to the right, the chord of which bears S 39°48’12” W 838.29 feet to a rebar; thence N 00°15’26” W 1136.19 feet to a rebar; thence N 90°00’00” E 95.19 feet; thence N 06°41’29” W 1208.92 feet to a rebar; thence N 04°10’30” E 278.68 feet to the point of beginning, containing 23.82 acres, more or less, subject to highway right-of-way.

1.01(e) - 7

SCHEDULE 1.01(f)

to Credit Agreement

TARGET BALANCE AMOUNT

Quarterly Payment Date	Target Balance Amount*
March 31, 2008	$257,750,000
June 30, 2008	$240,500,000
September 30, 2008	$223,250,000
December 31, 2008	$206,000,000
March 31, 2009	$195,750,000
June 30, 2009	$185,500,000
September 30, 2009	$175,250,000
December 31, 2009	$165,000,000
March 31, 2010	$154,750,000
June 30, 2010	$144,500,000
September 30, 2010	$134,250,000
December 31, 2010	$124,000,000
March 31, 2011	$113,750,000
June 30, 2011	$103,500,000
September 30, 2011	$93,250,000
December 31, 2011	$83,000,000
March 31, 2012	$72,750,000
June 30, 2012	$62,500,000
September 30, 2012	$52,250,000
December 31, 2012	$42,000,000
March 31, 2013	$31,500,000
June 30, 2013	$21,000,000
September 30, 2013	$10,500,000
December 31, 2013	$0

*Notes:

1.	If less than $275,000,000 is disbursed as Term Loans on the Conversion Date, the Target Balance Amount for each Quarterly Payment Date will be reduced on the Conversion Date in the same proportion as the reduction of the Term Loan disbursement.

1.01(f)-1

2.	If an Event of Total Loss with respect to any Plant or an Event of Taking with respect to all or substantially all of any Plant or a sale, transfer or other disposition with respect to all or substantially all of any Plant occurs, then the Target Balance Amount for each Quarterly Payment Date will be reduced by one-third (if such event occurs with respect to one Plant) or two thirds (if such event occurs with respect to two Plants) of the Target Balance Amount for such Quarterly Payment Date.

1.01(f)-2

SCHEDULE 5.03

to Credit Agreement

GOVERNMENTAL APPROVALS

ALBION

PART A: NECESSARY PROJECT APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Notice of Construction in Air Space and No Hazard Determination	FAA	Issued 1/26/06 (30-day appeal period).

Water Appropriation Permit / Well Permit	Nebraska Dept. of Natural Resources (“NDNR”)	Approved 10/4/05. Change in ownership letter must be submitted.

NPDES Construction Stormwater Discharge Permit - Site	NDEQ	Approved 11/9/05.

Air Quality Construction Permit - Minor or Major Source	NDEQ	Required prior to construction. Air Emissions Modeling approved 11/23/05.

General Permit for Dewatering and Hydrostatic Testing	NDEQ	Approved 12/6/05.

Well Change of Classification	NDNR	Approved 9/29/05.

Conditional Use Permit Approval	City of Albion	Approved 8/30/05.

PART B: DEFERRED APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Section 404 and Section 10 Permit for Discharge Outfall Structure	USACOE	Obtain prior to construction of outfall structure.

Section 401 Water Quality Certification for Discharge Outfall Structure	USACOE/NDEQ	Obtain prior to construction of outfall structure.

Alcohol Fuel Producer’s Permit (including bond requirement)	TTB	Obtain prior to operations and in any event no later than 455 days after the issuance of the Albion Notice to Proceed.

Air Quality Operating Permit	NDEQ	Obtain within 12 months after start of operations.

NPDES/SDS Individual Discharge Permit for Utility Water Discharges	NDEQ	Obtain prior to operations.

Wastewater Facility Construction Permit	NDEQ	Obtain prior to construction of wastewater facility and in any event no later than 395 days after the issuance of the Albion Notice to Proceed.

On-Site Wastewater Construction and Operation Permit	NDEQ	Obtain prior to construction of wastewater facility and in any event no later than 395 days after the issuance of the Albion Notice to Proceed.

NPDES General Stormwater Discharge Permit for Industrial Activities	NDEQ	Obtain prior to operations.

Hazardous Waste ID Number - Small Quantity Generator	NDEQ	Obtain prior to operations.

Well Registration Modification	Central Platte Natural Resources Division/NDNR	Required upon property sale / well transfer.

Public Water Supply System Permit	Nebraska Health and Human Services System	Obtain prior to operations.

Permit to Install Above-Ground Petroleum Storage Tanks	Nebraska State Fire Marshall	Required 10 days prior to installation of AST.

Occupancy Permits	Nebraska State Fire Marshall	Obtain prior to operation.

Hydrostatic Testing and Certification of Fire Sprinkler System	Nebraska State Fire Marshall	Obtain prior to construction of fire protection system.

Registration of Hazardous Substance Storage Tanks	Nebraska State Fire Marshall	Prior to operation

Building and Construction Permits	Boone County	Obtain in ordinary course of construction.

Septic System Approvals	City of Albion	Obtain in ordinary course of construction.

BLOOMINGBURG PART A: NECESSARY PROJECT APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Section 404 Permit for Discharge Outfall Structure	USACOE	Obtain prior to construction.

Section 401 Water Quality Certification for Discharge Outfall Structure	USACOE/OEPA	Obtain prior to construction of outfall structure and in any event no later than 395 days after the issuance of the Bloomingburg Notice to Proceed.

Discharge Outfall Construction Permit	USACOE	Obtain prior to construction of outfall structure and in any event no later than 395 days after the issuance of the Bloomingburg Notice to Proceed.

Notice of Construction in Air Space and No Hazard Determination	FAA	Filed 1/5/06. Determination required prior to construction of building.

Air Contaminant Source Permit-to- Install	Ohio Environmental Protection Agency (“OEPA”)	Obtain prior to construction (including approval of prerequisites Best Available Technology Analysis and Air Emissions Modeling).

NPDES General Permit for Construction Stormwater Discharge	OEPA	Obtain prior to construction.

Approval to Construct in Floodplain	Fayette County	Approved 1/17/06.

Fayette County Airport Zoning Certificate	Fayette County	Approved 1/17/05.

Zoning Ordinance Approvals	Union Township	Approved 12/12/05.

Conditional Use Permit Approval	Union Township Board of Zoning Appeals	Approved 8/2/05.

PART B: DEFERRED APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Alcohol Fuel Permit (including bond requirement)	TTB	Obtain prior to operations and in any event no later than 455 days after the issuance of the Bloomingburg Notice to Proceed.

Air Contaminant Source Federally Enforceable State Operating Permit	OEPA	Obtain within 12 months after start of operations.

NPDES Individual Discharge Permit	OEPA	Obtain prior to operations.

Anti-Degradation Review / Social and Economic Justice Review Approval	OEPA	Obtain prior to issuance of NPDES Industrial Discharge Permit.

Hazardous Waste ID Number Permit to Install (Septic System)	OEPA OEPA	Obtain prior to operations. Obtain in ordinary course of construction.

Class V Underground Injection Well Permit to Drill	OEPA	Obtain prior to construction.

Class V Underground Injection Well Permit to operate, and notice to OEPA of Intent to Operate	OEPA	Obtain prior to operations.

NPDES General Permit for Stormwater Discharge	OEPA	Obtain prior to operations.

Notice of Public Water System Construction	OEPA	Required prior to any financial commitment for or construction of a public water system.

Approval of Public Water System Construction	OEPA	Obtain prior to construction.

Well Log Filing	Ohio Dept. of Natural Resources (ODNR)	Required within 30 days after well completion.

Water Withdrawal Registration (Well Registration)	ODNR	Required within 3 months of well completion.

Flammable Liquid AST Installation Permit, Registration and Plan Review	Ohio State Fire Marshall	Obtain prior to installation of AST.

Building, Construction, and Occupancy Permits	Ohio State Fire Marshall & Fayette County	Obtain in ordinary course of construction.

LINDEN

PART A: NECESSARY PROJECT APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Section 404 Permit for Discharge Outfall Structure and Gobin Drain Relocation	USACOE	Approved 1/13/06.

Section 401 Water Quality Certification for Discharge Outfall Structure and Gobin Drain Relocation	USACOE/IDEM	Approved 12/28/05.

Notice of Construction in Air Space and No Hazard Determination	FAA	Issued 1/26/06 (30-day appeal period).

NPDES Construction Stormwater Discharge Permit—Site	Indiana Department of Environmental Management (“IDEM”)	Notice of Intent acknowledged on 11/9/05. Notice of construction start submitted 11/10/05.

Air State Facility Permit (New Source Construction and Federally Enforceable State Operating Permit)	IDEM	Obtain prior to construction. (Including prerequisite Best Available Control Technology Analysis approval.)

New Well Site Approval	IDEM	Approved 10/31/05.

County Approval of Relocation of Gobin Drain	Montgomery County	Approved 9/25/05.

PART B: DEFERRED APPROVALS

Permit	Issuing Governmental Authority	Date Issued or Required
Alcohol Fuel Producer’s Permit (including bond requirement)	TTB	Obtain prior to operations and in any event no later than 455 days after the issuance of the Linden Notice to Proceed.

Hazardous Waste ID Number - Small Quantity Generator	EPA	Obtain prior to operations.

NPDES/SDS Individual Discharge Permit for Utility Water Discharges	IDEM	Obtain prior to operations and in any event no later than 395 days after the issuance of the Linden Notice to Proceed.

NPDES General Stormwater Discharge Permit for Industrial Activities	IDEM	Obtain prior to operations.

Septic System Approvals	Montgomery County	Obtain in ordinary course of construction.

Building, Construction, and Occupancy Permits	Montgomery County / Office of the State Building Commissioner	Obtain in ordinary course of construction.

SCHEDULE 5.11-A

to Credit Agreement

AGREEMENTS AS OF THE CLOSING DATE

ASA Holdings

Subordinated Guaranty

ASA Holdings Limited Liability Company Agreement

Subordinated Environmental Indemnity Agreement

Proposal For Consulting Services Related To A North American Ethanol Market Study and Competitive Analysis dated June, 2005 between Muse, Stancil & Co., WestLB AG, New York Branch, ASA Biofuels, ASA Holdings, AS Alliances Holdings, LLC and Americas Strategic Alliances, LLC

Letter Agreement dated July 5, 2005 between Informa Economics, Inc., WestLB AG, New York Branch, ASA Biofuels, ASA Holdings, Americas Strategic Alliances, LLC and AS Alliances Holdings, LLC

Cargill Side Letter

Letter Agreement dated as of October 14, 2005 between ASA Holdings and Deloitte Tax LLP

Proposal Regarding NE, IN and OH Environmental Permitting dated March 16, 2005 between Natural Resources Group, Inc. and ASA Holdings

Professional Services Agreement dated June 7, 2005 by and among R.W. Beck, Inc., WestLB AG, New York Branch and ASA Holdings

Agreement Between Owner and HDR Engineering, Inc. for Professional Services dated August 17, 2005 between ASA Holdings and HDR Engineering, Inc.

Consulting Agreement dated March 24, 2005 by and between ASA Holdings and Cargill

Search Agreement dated August 10, 2005 between ASA Holdings and Highland Partners

Agreement regarding insurance review dated June 10, 2005 between Moore-McNeil, LLC, WestLB AG, New York Branch, ASA Biofuels, ASA Holdings, Americas Strategic Alliances, LLC and AS Alliances Holdings, LLC

5.11-A - 1

Management and Administrative Services Agreement dated as of February 6, 2006 by and between ASA Biofuels and ASA Holdings

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 between AS Alliances Holdings, LLC and ASA Holdings

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 by and between ASA Biofuels and ASA Holdings

Letter Agreement dated as of February 6, 2006 regarding Timing of Notice to Proceed by and between Fagen, ASA Holdings, Albion, Bloomingburg and Linden

Independent Member’s Contract dated as of February 6, 2006 by and between ASA Holdings and Michelle A. Dreyer

Indemnification Agreement dated as of February 6, 2006 by and between ASA Holdings and Michelle A. Dreyer

Albion

Subordinated Guaranty

Subordinated Environmental Indemnity Agreement

Subordinated Negative Pledge Agreement

Albion Design Build Contract

Albion ICM License

Phase I and Phase II Engineering Services Agreement made as of February 6, 2006 by and between Albion and Fagen Engineering, LLC

Albion Master Agreement

Confidentiality Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc., Cargill, ASA Biofuels, ASA Holdings and Albion

Arbitration Agreement dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. and Albion

Arbitration Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc. d/b/a Cargill Energy Services, Cargill and Albion

5.11-A - 2

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Energy Services and Albion

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Direct and Albion

Albion Corn Supply Agreement

Albion Ethanol Marketing Agreement

Albion Distillers Grains Marketing Agreement

Albion Gas Supply Agreement

Albion Corn Futures Advisory Agreement

Albion Gas Risk Management Agreement

Albion Grain Facility Lease

Albion Operating Agreement

Option Agreement by and between Barbara Michael and Richard Michael, as sellers, and Albion, as Assignee of Cargill pursuant to Assignment of Option Agreement dated as of October 19, 2005 by and between Albion and Cargill

Railroad Easement Agreement dated February 6, 2006 by and between Albion and Cargill

Albion Limited Liability Company Agreement

Cargill Side Letter

Proposal for Subsurface Exploration/Geotechnical Engineering Services dated June 27, 2005 between Terracon Consultants, Inc. and Albion

Proposal for Construction Testing Services Phase I Site Preparation dated October 28, 2005 between Terracon Consultants, Inc. and Albion

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 by and between ASA Biofuels and Albion

5.11-A - 3

Agreement by and between Albion and J.B. Holland Construction, Inc. [Phase 1 civil and site work]

Change Order No.1 Phase 1 Civil and Site Work between Albion and J.B. Holland Construction, Inc.

Agreement by and between Albion and Peterson Contractors, Inc. [Phase 1 Geopier soil stabilization]

Letter Agreement dated as of February 6, 2006 regarding Timing of Notice to Proceed by and between Fagen, ASA Holdings, Albion, Bloomingburg and Linden

Letter Agreement dated as of November 17, 2005 regarding Property Access by and between Albion, Barbara Michael and Richard Michael

Independent Member’s Contract dated as of February 6, 2006 by and between Albion and Michelle A. Dreyer

Indemnification Agreement dated as of February 6, 2006 by and between Albion and Michelle A. Dreyer

Bloomingburg

Subordinated Guaranty

Subordinated Environmental Indemnity Agreement

Subordinated Negative Pledge Agreement

Bloomingburg Design Build Contract

Bloomingburg ICM License

Phase I and Phase II Engineering Services Agreement made as of February 6, 2006 by and between Bloomingburg and Fagen Engineering, LLC

Bloomingburg Master Agreement

Confidentiality Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc., Cargill, ASA Biofuels, ASA Holdings and Bloomingburg

Arbitration Agreement dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. and Bloomingburg

5.11-A - 4

Arbitration Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc. d/b/a Cargill Energy Services, Cargill and Bloomingburg

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Energy Services and Bloomingburg

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Direct and Bloomingburg

Bloomingburg Corn Supply Agreement

Bloomingburg Ethanol Marketing Agreement

Bloomingburg Distillers Grains Marketing Agreement

Bloomingburg Gas Supply Agreement

Bloomingburg Corn Futures Advisory Agreement

Bloomingburg Gas Risk Management Agreement

Bloomingburg Grain Facility Lease

Bloomingburg Operating Agreement

Option Agreement by and between Helen Browning, David Browning, Kathie Hynds and Kristie Arnold, as sellers, and Bloomingburg, as Assignee of Cargill pursuant to Assignment of Option Agreement dated as of October 20, 2005 by and between Bloomingburg and Cargill

Railroad Easement Agreement dated February 6, 2006 by and between Bloomingburg and Cargill

Access Easement Agreement dated February 6, 2006 by and between Bloomingburg and Cargill

Bloomingburg Limited Liability Company Agreement

Cargill Side Letter

Agreement between McCarty Associates, LLC and Bloomingburg

5.11-A - 5

Proposal Regarding Traffic Impact Study dated August 19, 2005 from Traffic Engineering Services, Inc.

Proposal Regarding Government/Community/Media Relations dated August 25, 2005 from Teater-Gebhardt & Associates

Proposal for Subsurface Exploration/Geotechnical Engineering Services dated June 24, 2005 between Terracon Consultants, Inc. and Bloomingburg

Proposal for Supplemental Geotechnical Testing dated September 6, 2005 between Terracon Consultants, Inc. and Bloomingburg

Agreements For Field Services dated July, 2005 between HD Water Services and Bloomingburg

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 by and between AS Alliances Holdings, LLC and Bloomingburg

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 by and between ASA Biofuels and Bloomingburg

Letter Agreement dated as of February 6, 2006 regarding Timing of Notice to Proceed by and between Fagen, ASA Holdings, Albion, Bloomingburg and Linden

Agreement for Construction Testing Services Phase I Site Preparation dated January 11, 2006 between H.C. Nutting Company and Bloomingburg

Drainage Easement Agreement dated as of February 6, 2006 by and between Bloomingburg, Helen Browning, David Browning aka David W. Browning, Kathie Hynds aka Kathie B. Hynds and Kristie Arnold

Tax Pro Ration Agreement dated as of February 6, 2006 by and between Helen Browning, David Browning, Kathie Hynds and Kristie Arnold

Independent Member’s Contract dated as of February 6, 2006 by and between Bloomingburg and Michelle A. Dreyer

Indemnification Agreement dated as of February 6, 2006 by and between Bloomingburg and Michelle A. Dreyer

Linden

Subordinated Guaranty

5.11-A - 6

Subordinated Environmental Indemnity Agreement

Subordinated Negative Pledge Agreement

Linden Design Build Contract

Linden ICM License

Phase I and Phase II Engineering Services Agreement made as of February 6, 2006 by and between Linden and Fagen Engineering, LLC

Linden Master Agreement

Confidentiality Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc., Cargill, ASA Biofuels, ASA Holdings and Linden

Arbitration Agreement dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. and Linden

Arbitration Agreement dated as of February 6, 2006 by and among Cargill Commodity Services, Inc. d/b/a Cargill Energy Services, Cargill and Linden

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Energy Services and Linden

Power of Attorney dated as of February 6, 2006 by and between Cargill Commodity Services, Inc. d/b/a Cargill Direct and Linden

Linden Corn Supply Agreement

Linden Ethanol Marketing Agreement

Linden Distillers Grains Marketing Agreement

Linden Gas Supply Agreement

Linden Corn Futures Advisory Agreement

Linden Gas Risk Management Agreement

Linden Grain Facility Lease

Linden Operating Agreement

5.11-A - 7

Access and Indemnity Agreement dated as of February 6, 2006 by and between Cargill and Linden

Contribution of Real Property Agreement dated as of February 6, 2006 by and among Linden, ASA Biofuels and Cargill

Railroad Easement Agreement dated February 6, 2006 by and between Linden and Cargill

Linden Limited Liability Company Agreement

Cargill Side Letter

Letter Regarding Proposed Additions to Cargill Plant, Linden, Indiana dated July 7, 2005 from Butler Ferman Seufert

Proposal Regarding Traffic Impact Study dated September 1, 2005 from Butler Ferman Seufert

Proposal for Subsurface Exploration/Geotechnical Engineering Services dated June 24, 2005 between Terracon Consultants, Inc. and Linden

Proposal for Construction Testing Services Phase I Site Preparation dated November 2, 2005 between Terracon Consultants, Inc. and Linden

Agreement for Field Services dated July 26, 2005 between Ortman Drilling & Water Services and Linden

Omnibus Assignment and Assumption Agreement dated as of February 6, 2006 by and between ASA Biofuels and Linden

Agreement by and between Linden and Gradex, Inc. [Phase 1 civil and site work]

Change Order No. 1 Phase 1 Civil and Site Work between Linden and Gradex, Inc.

Letter Agreement dated as of February 6, 2006 regarding Timing of Notice to Proceed by and between Fagen, ASA Holdings, Albion, Bloomingburg and Linden

Letter Agreement dated as of February 10, 2006 regarding Geopier Construction Staking by and between Albion and 40th Parallel Surveying, LLC

Proposal for Geopiers Installation Observations Phase I Site Preparation dated January 13, 2006 between Terracon Consultants, Inc. and Linden

5.11-A - 8

Independent Member’s Contract dated as of February 6, 2006 by and between Linden and Michelle A. Dreyer

Indemnification Agreement dated as of February 6, 2006 by and between Linden and Michelle A. Dreyer

5.11-A - 9

SCHEDULE 5.11-B

to Credit Agreement

OTHER AGREEMENTS

Albion

Agreement	Expected Execution Date
Agreement by and between Albion and Railworks Track Services, Inc. [rail siding]	Within 30 days after closing

Agreement regarding water treatment system	150 days from Notice to Proceed

Agreement by and between Albion and JEO Consulting Group, Inc. [Phase 2 civil and site work]	Within 30 days after closing

Agreement regarding fire protection system design furnish installation	120 days from Notice to Proceed

Agreement regarding administration building	180 days from Notice to Proceed

Agreement regarding electric utility services	90 days from Notice to Proceed

Agreement regarding gas utility services	240 days from Notice to Proceed

Agreements regarding spare parts and rolling stock	342 days from Notice to Proceed

Albion Electric Facilities Agreement	90 days from Notice to Proceed

Albion Electric Services Agreement	90 days from Notice to Proceed

Albion Gas Transportation Agreement	240 days from Notice to Proceed

Rail Use Agreement by and between Cargill and Albion	350 days from Notice to Proceed

Rail Use Agreement by and between Union Pacific Railroad Company and Albion	350 days from Notice to Proceed

Easement for water discharge pipe	240 days from Notice to Proceed

5.11-B- 1

Bloomingburg

Agreement	Expected Execution Date
Agreement regarding rail siding	220 days from Notice to Proceed

Agreement regarding water treatment system	150 days from Notice to Proceed

Agreement regarding Phase 1 civil and site work	60 days before Notice to Proceed

Agreement regarding Phase 2 civil and site work	60 days before Notice to Proceed

Agreement regarding Geopier soil stabilization	60 days before Notice to Proceed

Agreement regarding fire protection system design furnish installation	120 days from Notice to Proceed.

Agreement regarding administration building	180 days from Notice to Proceed

Agreement regarding water services	200 days from Notice to Proceed

Agreement regarding electric utility services	70 days from Notice to Proceed

Agreement regarding gas utility services	220 days from Notice to Proceed

5.11-B- 2

Agreements regarding spare parts and rolling stock	342 days from Notice to Proceed

Bloomingburg Electric Facilities Agreement	90 days from Notice to Proceed

Bloomingburg Electric Services Agreement	90 days from Notice to Proceed

Bloomingburg Gas Transportation Agreement	180 days from Notice to Proceed

Rail Use Agreement by and between Cargill and Bloomingburg	350 days from Notice to Proceed

Rail Use Agreement by and between RailAmerica (anticipated) and Bloomingburg	350 days from Notice to Proceed

Linden

Agreement	Expected Execution Date
Agreement by and between Linden and Ameritrack Railroad Contractors, Inc. [rail siding]	30 days from closing

Agreement regarding water treatment system	150 days from Notice to Proceed

Agreement by and between Linden and 40th Parallell Surveying, LLC [Phase 2 civil and site work]	30 days from closing

Agreement by and between Linden and Foundation Service Corporation [Phase 1 Geopier soil stabilization]	30 days from closing

Agreement regarding fire protection system design furnish installation	120 days from Notice to Proceed

5.11-B- 3

Agreement regarding administration building	180 days from Notice to Proceed

Agreement regarding water services	120 days from Notice to Proceed

Agreement regarding electric utility services	60 days from Notice to Proceed

Agreement regarding gas utility services	150 days from Notice to Proceed

Agreements regarding spare parts and rolling stock	342 days from Notice to Proceed

Linden Electric Facilities and Services Agreement	60 days from Notice to Proceed

Linden Gas Transportation Agreement	150 days from Notice to Proceed

Rail Use Agreement by and between Cargill and Linden	350 days from Notice to Proceed

Rail Use Agreement by and between CSX	350 days from Notice to Proceed
Transportation, Inc. (anticipated) and Linden

Easement for well	240 days from Notice to Proceed

5.11-B- 4

SCHEDULE 5.12

to Credit Agreement

FILING OFFICES

Security Document		Filing Office	Renewal Filing Required
1.	Albion Pledge Agreement	Delaware Secretary of State	Within six (6) months of the five-year anniversary of the immediately previous filing

2.	Bloomingburg Pledge Agreement	Delaware Secretary of State	Within six (6) months of the five-year anniversary of the immediately previous filing

3.	Linden Pledge Agreement	Delaware Secretary of State	Within six (6) months of the five-year anniversary of the immediately previous filing

4.	Holdings Pledge Agreement	Delaware Secretary of State	Within six (6) months of the five-year anniversary of the immediately previous filing

5.	Security Agreement	Delaware Secretary of State	Within six (6) months of the five-year anniversary of the immediately previous filing

6.	Albion Deed of Trust	Office of the Register of Deeds for Boone County	None

7.	Bloomingburg Mortgage	Fayette County Recorder’s Office	None

8.	Linden Mortgage	Montgomery County Recorder’s Office	None

SCHEDULE 5.15

to Credit Agreement

INTELLECTUAL PROPERTY

Albion ICM License

Bloomingburg ICM License

Linden ICM License

SCHEDULE 5.25

to Credit Agreement

SEPARATENESS PROVISIONS

Each of the Borrowers shall maintain its existence separate and distinct from any other Person, including taking the following actions:

(i) Maintaining in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of its Borrower LLC Agreement and each other instrument or agreement necessary or appropriate to properly administer its Borrower LLC Agreement and permit and effectuate the transactions contemplated in its Borrower LLC Agreement;

(ii) Maintaining its own deposit accounts, separate from those of the other Borrowers and their respective Affiliates (other than the Project Accounts maintained in accordance with the Credit Agreement);

(iii) Conducting all material transactions between such Borrower and any of its Affiliates on an arm’s-length basis on commercially reasonable terms;

(iv) Allocating fairly and reasonably the cost of any shared office space with the other Borrowers or any of their respective Affiliates;

(v) Conducting its affairs separately from those of the other Borrowers or any of their respective Affiliates and maintaining accurate and separate books, records and accounts (provided that the requirement to maintain separate accounts shall not apply to the Project Accounts maintained in accordance with the Credit Agreement);

(vi) Acting solely in its own limited liability company name and not that of any other Person, including the other Borrowers or any of their respective Affiliates, and at all times use its own stationary (provided that Albion, Bloomingburg and Linden may use the same stationary), invoices (except in connection with joint purchasing arrangements permitted under Section 7.02(j) of the Credit Agreement) and checks (except for checks written on the Project Accounts) separate from those of the other Borrowers and their respective Affiliates;

(vii) Not holding itself out as having agreed to pay, or as being liable for, the obligations of any of the other Borrowers or any of their respective Affiliates (other than pursuant to the Subordinated Guaranty and the Credit Agreement);

(viii) Not commingling its assets with those of any other Person;

(ix) Paying its own obligations out of its own funds;

(x) Observing all limited liability company formalities required in its Borrower LLC Agreement and by its Certificate of Formation;

(xi) Paying the salaries of its own employees;

(xii) Maintaining adequate capital in light of its contemplated business operations;

(xiii) Not acquiring obligations of its members, the other Borrowers or any of the irrespective Affiliates;

(xiv) Holding itself out as a separate entity;

(xv) Correcting any known misunderstanding regarding its separate identity;

(xvi) Not forming, acquiring or holding any Subsidiaries (in the case of Albion, Bloomingburg and Linden) / Not forming, acquiring or holding any Subsidiaries other than Albion, Bloomingburg and Linden (in the case of ASA Holdings);

(xvii) Not sharing a common logo with any Person other than the Borrowers and not identifying itself as a department or division of any other Borrower or any of their respective Affiliates;

(xviii) Remaining solvent, paying its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets except as set forth in the Credit Agreement and the Subordinated Guaranty;

(xix) Causing its members, managers, officers and other representatives to act at all times with respect to such Borrower in the best interests of such Borrower in a manner consistent with, and in furtherance of, the foregoing;

(xx) Maintaining separate financial statements (including not listing its assets on the financial statements of any other Person); provided that such Borrower’s assets may be included in a consolidated financial statement of its Affiliates so long as (i) appropriate notations are made on such consolidated financial statements to indicate the separateness of such Borrower and such Affiliates and to indicate that such Borrower’s assets and

2

credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person except as permitted by the terms of the Credit Agreement and the Subordinated Guaranty and (ii) such assets shall be listed on such Borrower’s own separate balance sheet;

(xxi) Filing its own tax returns (to the extent such Borrower is required to file any such tax returns); and

(xxii) Not filing a consolidated federal income tax return with any other Person, unless required by law.

3

SCHEDULE 5.31

to Credit Agreement

SOLE PLACE OF BUSINESS AND CHIEF EXECUTIVE OFFICE

ASA Holdings

Sole place of business: 4311 Oak Lawn Ave., Suite 650, Dallas, TX 75219

Chief Executive Office: 4311 Oak Lawn Ave., Suite 650, Dallas, TX 75219

Albion

Sole place of business: 2609 260th St., Albion, NE 68620

Chief Executive Office: 4311 Oak Lawn Ave., Suite 650, Dallas, TX 75219

Bloomingburg

Sole place of business: 4201 State Route 238 NE, Bloomingburg, OH 43106

Chief Executive Office: 4311 Oak Lawn Ave., Suite 650, Dallas, TX 75219

Linden

Sole place of business: 173 West County Road, 1100 North, Linden, IN 47995

Chief Executive Office: 4311 Oak Lawn Ave., Suite 650, Dallas, TX 75219

SCHEDULE 5.32

to Credit Agreement

BROKER FEES

None.

SCHEDULE 6.01(a)

to Credit Agreement

PROJECT PARTY CONSENTS

1.	Consent and Agreement among the Design Builder, Albion and the Collateral Agent with respect to the Albion Design Build Contract.

2.	Consent and Agreement among the Design Builder, Bloomingburg and the Collateral Agent with respect to the Bloomingburg Design Build Contract.

3.	Consent and Agreement among the Design Builder, Linden and the Collateral Agent with respect to the Linden Design Build Contract.

4.	Consent and Agreement among Cargill, Cargill Commodity Services Inc., ASA Holdings, Albion and the Collateral Agent with respect to the Albion Master Agreement, Albion Corn Supply Agreement, Albion Gas Supply Agreement, Albion Ethanol Marketing Agreement, Albion Distillers Grains Marketing Agreement, Albion Gas Risk Management Agreement, and Albion Corn Futures Advisory Agreement.

5.	Consent and Agreement among Cargill, Albion and the Collateral Agent with respect to the Albion Grain Facility Lease.

6.	Consent and Agreement among Cargill, Cargill Commodity Services Inc., ASA Holdings, Bloomingburg and the Collateral Agent with respect to the Bloomingburg Master Agreement, Bloomingburg Corn Supply Agreement, Bloomingburg Gas Supply Agreement, Bloomingburg Ethanol Marketing Agreement, Bloomingburg Distillers Grains Marketing Agreement, Bloomingburg Gas Risk Management Agreement, and Bloomingburg Corn Futures Advisory Agreement.

7.	Consent and Agreement among Cargill, Bloomingburg and the Collateral Agent with respect to the Bloomingburg Grain Facility Lease.

8.	Consent and Agreement among Cargill, Cargill Commodity Services Inc., ASA Holdings, Linden and the Collateral Agent with respect to the Linden Master Agreement, Linden Corn Supply Agreement, Linden Gas Supply Agreement, Linden Ethanol Marketing Agreement, Linden Distillers Grains Marketing Agreement, Linden Gas Risk Management Agreement, and Linden Corn Futures Advisory Agreement.

9.	Consent and Agreement among Cargill, Linden and the Collateral Agent with respect to the Linden Grain Facility Lease.

10.	Consent and Agreement among ICM, Albion and the Collateral Agent with respect to the Albion ICM License.

11.	Consent and Agreement among ICM, Bloomingburg and the Collateral Agent with respect to the Bloomingburg ICM License.

12.	Consent and Agreement among ICM, Linden and the Collateral Agent with respect to the Linden ICM License.

13.	Consent and Agreement among Albion, UBEM and the Collateral Agent with respect to the Albion Operating Agreement.

14.	Consent and Agreement among Bloomingburg, UBEM and the Collateral Agent with respect to the Bloomingburg Operating Agreement.

15.	Consent and Agreement among Linden, UBEM and the Collateral Agent with respect to the Linden Operating Agreement.

16.	Consent and Agreement among Albion, Cornhusker Public Power District and the Collateral Agent with respect to the Albion Electric Facilities Agreement.

17.	Consent and Agreement among Albion, Cornhusker Public Power District of Columbus, Nebraska and the Collateral Agent with respect to the Albion Electric Services Agreement.

18.	Consent and Agreement among Bloomingburg, The Dayton Power and Light Company and the Collateral Agent with respect to the Bloomingburg Electric Facilities Agreement.

19.	Consent and Agreement among Bloomingburg, The Dayton Power and Light Company and the Collateral Agent with respect to the Bloomingburg Electric Services Agreement.

20.	Consent and Agreement among Linden, Tipmont REMC and the Collateral Agent with respect to the Linden Electric Facilities and Services Agreement.

21.	Consent and Agreement among Albion, Kinder Morgan, Inc. and the Collateral Agent with respect to the Albion Gas Transportation Agreement.

22.	Consent and Agreement among Bloomingburg, Vectren Energy Delivery of Ohio, Inc. and the Collateral Agent with respect to the Bloomingburg Gas Transportation Agreement.

6.01(a) - 2

23.	Consent and Agreement among Linden, Vectren Energy of Indiana, Inc., a/k/a Indiana Gas Company and the Collateral Agent with respect to the Linden Gas Transportation Agreement.

24.	Consent and Agreement among Bloomingburg, the water service provider and the Collateral Agent with respect to the Bloomingburg Agreement for Water Services.

25.	Consent and Agreement among Linden, the water service provider and the Collateral Agent with respect to the Linden Agreement for Water Services.

26.	If reasonably requested by the Required Lenders, Consent and Agreement among Albion, Cargill and the Collateral Agent with respect to the Albion Rail Use Agreement to which Cargill is a party.

27.	If reasonably requested by the Required Lenders, Consent and Agreement among Albion, Union Pacific Railroad Company and the Collateral Agent with respect to the Albion Rail Use Agreement to which Union Pacific Railroad Company is a party.

28.	If reasonably requested by the Required Lenders, Consent and Agreement among Bloomingburg, Cargill and the Collateral Agent with respect to the Bloomingburg Rail Use Agreement to which Cargill is a party.

29.	If reasonably requested by the Required Lenders, Consent and Agreement among Bloomingburg, RailAmerica (or such other rail use provider reasonably acceptable to the Required Lenders) and the Collateral Agent with respect to the Bloomingburg Rail Use Agreement to which RailAmerica (or such other rail use provider reasonably acceptable to the Required Lenders) is a party.

30.	If reasonably requested by the Required Lenders, Consent and Agreement among Linden, Cargill and the Collateral Agent with respect to the Linden Rail Use Agreement to which Cargill is a party.

31.	If reasonably requested by the Required Lenders, Consent and Agreement among Linden, CSX Transportation, Inc. and the Collateral Agent with respect to the Linden Rail Use Agreement to which CSX Transportation, Inc. is a party.

6.01(a) - 3

SCHEDULE 6.02(d)

to Credit Agreement

OWNERS SCOPE

Defined terms used in this Schedule 6.02(d) and not defined herein shall have the meanings given to such terms in the respective Design Build Contract.

Albion

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1.	Site Preparation. Owner shall provide a site near Albion, Nebraska. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design- Builder to perform the Work, including, but not limited to, proper zoning approvals, building permits for Owner-supplied buildings, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder’s specifications and be +/- six inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1 below.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, soil borings and subsequent geotechnical report describing recommendation for roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated herein. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

a.	Phase I

i.	Deliverables by Owner prior to start of Phase I Civil Design:

1.	Procure Boundary & Topographic Survey (to one foot contours)

2.	Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)

ii.	Phase I (Deliverable Site). Owner shall prepare the site according to Design-Builder’s engineering plans for the following items: (Design- Builder shall provide engineering services to develop these items (if required):

1.	Final Plant Layout with FFE and Top of Road Elevations

2.	Cut/Fill Quantity Calculations (estimate)

3.	Grading and Erosion Control Plan

4.	Plant Access Road and all in-plant roads (which will act as base for final roadway system)

5.	Site Grading

6.	Construction Layout (parking, laydown, access areas, temp. drainage)

7.	Storm Water Drainage and Detention

6.02(d) - 2

b.	Phase II

i.	Deliverables by Owner prior to start of Phase II Civil Design: Owner shall determine its water source and provide Design-Builder an independent analysis of the water source.

ii.	Phase II (Final Civil Design Plans): Owner shall prepare the site according to Design- Builder’s engineering plans for the following items (Design-Builder provides engineering services to develop these items, if required):

1.	Potable Water Supply and Distribution

2.	Process Water Supply and Distribution

3.	Fire Loop and Fire Protection System

4.	Site Electric

5.	Site Natural Gas

6.	Utility Water Discharge Line

7.	Wells and Well Pump (supply of sufficient quantity for construction activities)

8.	Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction (at Engineer’s requested location)

9.	Site Work (final grading, seeding and mulching)

10.	Fencing.

Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2.	Permits. Owner shall obtain all operating permits including, but not limited to, air quality permits, in a timely manner to allow construction and startup of the plant as scheduled by Design- Builder.

3.	Storm Water Runoff Permit. Owner shall obtain the construction storm-water runoff permit and permanent storm- water runoff permit. Design- Builder shall obtain the erosion control/land disturbance permit.

6.02(d) - 3

4.	Nebraska Pollutant Elimination Discharge Permit. Owner shall obtain a permit to discharge cooling tower water, boiler blowdown water, reverse osmosis (“R.O.”) reject water, and any other waste water directly to a designated waterway or other location. If required by item 8 below, Owner will secure appropriate permits for emergency process water discharges. Utility water blow-down will meet the NPDES permit limitations.

5.	Natural Gas Supply and Service Agreement. Continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450 – 550 MCF per hour and at a minimum pressure of 75 – 200 psi at the plant site. Pressure reducing stations must be located so as to provide stable pressure at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system. Design- Builder shall identify the use points and connection requirements at the use points (flow, temperature, pressure, pressure variations or fluctuations allowable, etc.) to enable Owner to facilitate an acceptable design and construction.

6.	Electrical Service.

a.	Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity to the site.

b.	The Owner is responsible for procurement, installation and maintenance of the site electrical supply and distribution system, including but not limited to the required substation and all associated distribution lines. An on-site digital meter is also to be supplied for monitoring of electrical usage.

c.	The responsibility of the Design- Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer).

d.	The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier. Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical supplier whether additional soft start motor controllers are advisable for this

6.02(d) - 4

facility and such can be added, with any increased cost being an Owner’s cost. Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

7.	Water Supply and Service Agreement. Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design- Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the process building at a point of entry designated by Design- Builder and one potable supply line terminating within five (5) feet of the process building and to the administration building at a point of entry designated by administration building contractor. Owner is advised that most projects require a reverse osmosis system. Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such a reverse osmosis system may exceed $2,500,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system. Design-Builder shall provide the water quality required for delivery to the entry point of entry, including temperature range, pressure range, and constituents and their concentrations.

8.	Wastewater Discharge System, Permits and/or Service Agreement. Owner to provide discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues. Design- Builder shall provide expected discharge quantity and quality at the point of discharge. It is understood that the Owner’s system is not expected to be designed to process materials from process upset conditions.

9.	Roads and Utilities. Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing). Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

6.02(d) - 5

10.	Administration Building. The administration building, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

11.	Maintenance and Power Equipment. The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

12.	Railroads. Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto. Owner shall supply drawings and Phase II redline drawings to Design-Builder.

13.	Drawings. Owner shall supply drawings to Design- Builder of items supplied under items (10) and (12) and also supply Phase II redline drawings.

14.	Fire Protection System. Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria. Design- Builder will provide assistance to the Owner on a “time and material” basis for design and/or construction of the fire protection systems required for the Plant.

15.	Employees. Owner is responsible for providing all Plant operation, maintenance and administrative personnel.

6.02(d) - 6

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Grain Storage Silos	7,000
DDGS Storage Silos	5,000
Cook Water Tank	4,500
Methanator Feed Tank	4,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Fermentation Tank #1	4,800
Fermentation Tank #2	4,800
Fermentation Tank #3	4,800
Fermentation Tank #4	4,800
Fermentation Tank #5	4,800
Fermentation Tank #6	4,800
Fermentation Tank #7	4,800
Beerwell	4,800
Whole Stillage Tank	4,500
Thin Stillage Tank	4,500
Syrup Tank	4,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	Not provided
Denatured Ethanol Tank #1	3,000
Denatured Ethanol Tank #2	3,000
All Other Areas	3,000

Design-Builder shall accept the Geotechnical Engineering Report prepared by Terracon Consultants, Inc., dated September 2, 2005 (Terracon project number 05055094), including the (i) methods to stabilize the soil as identified in the Report are acceptable, and (ii) soil stabilization work meets or exceeds the recommendations set forth in the Geotechnical Report as verified by the Geotechnical Engineer.

6.02(d) - 7

Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description	Delivery Time (days after NTP)
Spare Parts	Spare parts	425
	Parts bins	425
	Misc. materials, supplies and equipment	425

Shop supplies and	One shop welder	425
equipment	One portable gas welder	425
	One plasma torch	425
	One acetylene torch	425
	One set of power tools	425
	Two sets of hand tools with tool boxes	425
	Carts and dollies	425
	Hoists (except centrifuge overhead crane)	425
	Shop tables	425
	Maintenance office furnishings & supplies	425
	Fire Extinguishers	425
	Reference books	425
	Safety manuals	425
	Safety cabinets & supplies, etc.	425
	Safety showers as required	425

Rolling stock	Used 1 1/2 yard front end loader	425
	New Skid loader	425
	Used Fork lift	425
	Used Scissors lift, 30 foot	425
	Used Pickup truck	425
	Track Mobile	425

6.02(d) - 8

Bloomingburg

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1.	Site Preparation. Owner shall provide a site near Bloomingburg, Ohio. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design- Builder to perform the Work, including, but not limited to, proper zoning approvals, building permits for Owner-supplied buildings, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder’s specifications and be +/- six inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1 below.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, soil borings and subsequent geotechnical report describing recommendation for roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated herein. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

6.02(d) - 9

The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

a.	Phase I

i.	Deliverables by Owner prior to start of Phase I Civil Design:

1.	Procure Boundary & Topographic Survey (to one foot contours)

2.	Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)

ii.	Phase I (Deliverable Site). Owner shall prepare the site according to Design-Builder’s engineering plans for the following items: (Design- Builder shall provide engineering services to develop these items (if required):

1.	Final Plant Layout with FFE and Top of Road Elevations

2.	Cut/Fill Quantity Calculations (estimate)

3.	Grading and Erosion Control Plan

4.	Plant Access Road and all in-plant roads (which will act as base for final roadway system)

5.	Site Grading

6.	Construction Layout (parking, laydown, access areas, temp. drainage)

7.	Storm Water Drainage and Detention

b.	Phase II

i.	Deliverables by Owner prior to start of Phase II Civil Design: Owner shall determine its water source and provide Design-Builder an independent analysis of the water source.

ii.	Phase II (Final Civil Design Plans): Owner shall prepare the site according to Design- Builder’s engineering plans for the following items (Design-Builder provides engineering services to develop these items, if required):

1.	Potable Water Supply and Distribution

6.02(d) - 10

2.	Process Water Supply and Distribution

3.	Fire Loop and Fire Protection System

4.	Site Electric

5.	Site Natural Gas

6.	Utility Water Discharge Line

7.	Wells and Well Pump (supply of sufficient quantity for construction activities)

8.	Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction (at Engineer’s requested location)

9.	Site Work (final grading, seeding and mulching)

10.	Fencing.

Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2.	Permits. Owner shall obtain all operating permits including, but not limited to, air quality permits, in a timely manner to allow construction and startup of the plant as scheduled by Design- Builder.

3.	Storm Water Runoff Permit. Owner shall obtain the construction storm-water runoff permit and permanent storm- water runoff permit. Design- Builder shall obtain the erosion control/land disturbance permit.

4.	Ohio Pollutant Elimination Discharge Permit. Owner shall obtain a permit to discharge cooling tower water, boiler blowdown water, reverse osmosis (“R.O.”) reject water, and any other waste water directly to a designated waterway or other location. If required by item 8 below, Owner will secure appropriate permits for emergency process water discharges. Utility water blow-down will meet the NPDES permit limitations.

5.	Natural Gas Supply and Service Agreement. Continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450 – 550 MCF per hour and at a minimum pressure of 75 – 200 psi at the plant site. Pressure reducing stations must be located so as to provide stable pressure at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner

6.02(d) - 11

shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system. Design- Builder shall identify the use points and connection requirements at the use points (flow, temperature, pressure, pressure variations or fluctuations allowable, etc.) to enable Owner to facilitate an acceptable design and construction.

6.	Electrical Service.

c.	Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity to the site.

d.	The Owner is responsible for procurement, installation and maintenance of the site electrical supply and distribution system, including but not limited to the required substation and all associated distribution lines. An on-site digital meter is also to be supplied for monitoring of electrical usage.

e.	The responsibility of the Design- Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer).

f.	The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier. Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost. Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

7.	Water Supply and Service Agreement. Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design- Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another

6.02(d) - 12

water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the process building at a point of entry designated by Design- Builder and one potable supply line terminating within five (5) feet of the process building and to the administration building at a point of entry designated by administration building contractor. Owner is advised that most projects require a reverse osmosis system. Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such a reverse osmosis system may exceed $2,500,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system. Design-Builder shall provide the water quality required for delivery to the entry point of entry, including temperature range, pressure range, and constituents and their concentrations.

8.	Wastewater Discharge System, Permits and/or Service Agreement. Owner to provide discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues. Design- Builder shall provide expected discharge quantity and quality at the point of discharge. It is understood that the Owner’s system is not expected to be designed to process materials from process upset conditions.

9.	Roads and Utilities. Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing). Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10.	Administration Building. The administration building, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

11.	Maintenance and Power Equipment. The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

6.02(d) - 13

12.	Railroads. Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto. Owner shall supply drawings and Phase II redline drawings to Design-Builder.

13.	Drawings. Owner shall supply drawings to Design- Builder of items supplied under items (10) and (12) and also supply Phase II redline drawings.

14.	Fire Protection System. Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria. Design- Builder will provide assistance to the Owner on a “time and material” basis for design and/or construction of the fire protection systems required for the Plant.

15.	Employees. Owner is responsible for providing all Plant operation, maintenance and administrative personnel.

6.02(d) - 14

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Grain Storage Silos	7,000
DDGS Storage Silos	5,000
Cook Water Tank	4,500
Methanator Feed Tank	4,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Fermentation Tank #1	4,800
Fermentation Tank #2	4,800
Fermentation Tank #3	4,800
Fermentation Tank #4	4,800
Fermentation Tank #5	4,800
Fermentation Tank #6	4,800
Fermentation Tank #7	4,800
Beerwell	4,800
Whole Stillage Tank	4,500
Thin Stillage Tank	4,500
Syrup Tank	4,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	Not provided
Denatured Ethanol Tank #1	3,000
Denatured Ethanol Tank #2	3,000
All Other Areas	3,000

Design-Builder shall accept the Geotechnical Engineering Report prepared by Terracon Consultants, Inc., dated October 6, 2005 (Terracon project number 05055096), including the (i) methods to stabilize the soil as identified in the Report are acceptable, and (ii) soil stabilization work meets or exceeds the recommendations set forth in the Geotechnical Report as verified by the Geotechnical Engineer.

6.02(d) - 15

Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description	Delivery Time (days after NTP)
Spare Parts	Spare parts	425
	Parts bins	425
	Misc. materials, supplies and equipment	425

Shop supplies and	One shop welder	425
equipment	One portable gas welder	425
	One plasma torch	425
	One acetylene torch	425
	One set of power tools	425
	Two sets of hand tools with tool boxes	425
	Carts and dollies	425
	Hoists (except centrifuge overhead crane)	425
	Shop tables	425
	Maintenance office furnishings & supplies	425
	Fire Extinguishers	425
	Reference books	425
	Safety manuals	425
	Safety cabinets & supplies, etc.	425
	Safety showers as required	425

Rolling stock	Used 1 1/2 yard front end loader	425
	New Skid loader	425
	Used Fork lift	425
	Used Scissors lift, 30 foot	425
	Used Pickup truck	425
	Track Mobile	425

6.02(d) - 16

Linden

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1.	Site Preparation. Owner shall provide a site near Linden, Indiana. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design- Builder to perform the Work, including, but not limited to, proper zoning approvals, building permits for Owner-supplied buildings, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder’s specifications and be +/- six inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1 below.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, soil borings and subsequent geotechnical report describing recommendation for roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated herein. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

6.02(d) - 17

The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

g.	Phase I

i.	Deliverables by Owner prior to start of Phase I Civil Design:

1.	Procure Boundary & Topographic Survey (to one foot contours)

2.	Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)

ii.	Phase I (Deliverable Site). Owner shall prepare the site according to Design-Builder’s engineering plans for the following items: (Design- Builder shall provide engineering services to develop these items (if required):

1.	Final Plant Layout with FFE and Top of Road Elevations

2.	Cut/Fill Quantity Calculations (estimate)

3.	Grading and Erosion Control Plan

4.	Plant Access Road and all in-plant roads (which will act as base for final roadway system)

5.	Site Grading

6.	Construction Layout (parking, laydown, access areas, temp. drainage)

7.	Storm Water Drainage and Detention

h.	Phase II

i.	Deliverables by Owner prior to start of Phase II Civil Design: Owner shall determine its water source and provide Design-Builder an independent analysis of the water source.

ii.	Phase II (Final Civil Design Plans): Owner shall prepare the site according to Design- Builder’s engineering plans for the following items (Design-Builder provides engineering services to develop these items, if required):

1.	Potable Water Supply and Distribution

6.02(d) - 18

2.	Process Water Supply and Distribution

3.	Fire Loop and Fire Protection System

4.	Site Electric

5.	Site Natural Gas

6.	Utility Water Discharge Line

7.	Wells and Well Pump (supply of sufficient quantity for construction activities)

8.	Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction (at Engineer’s requested location)

9.	Site Work (final grading, seeding and mulching)

10.	Fencing.

Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2.	Permits. Owner shall obtain all operating permits including, but not limited to, air quality permits, in a timely manner to allow construction and startup of the plant as scheduled by Design- Builder.

3.	Storm Water Runoff Permit. Owner shall obtain the construction storm-water runoff permit and permanent storm- water runoff permit. Design- Builder shall obtain the erosion control/land disturbance permit.

4.	Indiana Pollutant Elimination Discharge Permit. Owner shall obtain a permit to discharge cooling tower water, boiler blowdown water, reverse osmosis (“R.O.”) reject water, and any other waste water directly to a designated waterway or other location. If required by item 8 below, Owner will secure appropriate permits for emergency process water discharges. Utility water blow-down will meet the NPDES permit limitations.

5.	Natural Gas Supply and Service Agreement. Continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450 – 550 MCF per hour and at a minimum pressure of 75 – 200 psi at the plant site. Pressure reducing stations must be located so as to provide stable pressure at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner

6.02(d) - 19

shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system. Design- Builder shall identify the use points and connection requirements at the use points (flow, temperature, pressure, pressure variations or fluctuations allowable, etc.) to enable Owner to facilitate an acceptable design and construction.

6.	Electrical Service.

i.	Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity to the site.

j.	The Owner is responsible for procurement, installation and maintenance of the site electrical supply and distribution system, including but not limited to the required substation and all associated distribution lines. An on-site digital meter is also to be supplied for monitoring of electrical usage.

k.	The responsibility of the Design- Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer).

l.	The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier. Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost. Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

7.	Water Supply and Service Agreement. Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design- Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another

6.02(d) - 20

water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the process building at a point of entry designated by Design- Builder and one potable supply line terminating within five (5) feet of the process building and to the administration building at a point of entry designated by administration building contractor. Owner is advised that most projects require a reverse osmosis system. Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such a reverse osmosis system may exceed $2,500,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system. Design-Builder shall provide the water quality required for delivery to the entry point of entry, including temperature range, pressure range, and constituents and their concentrations.

8.	Wastewater Discharge System, Permits and/or Service Agreement. Owner to provide discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues. Design- Builder shall provide expected discharge quantity and quality at the point of discharge. It is understood that the Owner’s system is not expected to be designed to process materials from process upset conditions.

9.	Roads and Utilities. Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing). Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10.	Administration Building. The administration building, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

11.	Maintenance and Power Equipment. The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design- Builder shall have no responsibility in regards thereto.

6.02(d) - 21

12.	Railroads. Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto. Owner shall supply drawings and Phase II redline drawings to Design-Builder.

13.	Drawings. Owner shall supply drawings to Design- Builder of items supplied under items (10) and (12) and also supply Phase II redline drawings.

14.	Fire Protection System. Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria. Design- Builder will provide assistance to the Owner on a “time and material” basis for design and/or construction of the fire protection systems required for the Plant.

15.	Employees. Owner is responsible for providing all Plant operation, maintenance and administrative personnel.

6.02(d) - 22

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Grain Storage Silos	7,000
DDGS Storage Silos	5,000
Cook Water Tank	4,500
Methanator Feed Tank	4,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Fermentation Tank #1	4,800
Fermentation Tank #2	4,800
Fermentation Tank #3	4,800
Fermentation Tank #4	4,800
Fermentation Tank #5	4,800
Fermentation Tank #6	4,800
Fermentation Tank #7	4,800
Beerwell	4,800
Whole Stillage Tank	4,500
Thin Stillage Tank	4,500
Syrup Tank	4,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	Not provided
Denatured Ethanol Tank #1	3,000
Denatured Ethanol Tank #2	3,000
All Other Areas	3,000

Design-Builder shall accept the Geotechnical Engineering Report prepared by Terracon Consultants, Inc., dated September 9, 2005 (Terracon project number 05055095), including the (i) methods to stabilize the soil as identified in the Report are acceptable, and (ii) soil stabilization work meets or exceeds the recommendations set forth in the Geotechnical Report as verified by the Geotechnical Engineer.

6.02(d) - 23

Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description	Delivery Time (days after NTP)
Spare Parts	Spare parts	425
	Parts bins	425
	Misc. materials, supplies and equipment	425

Shop supplies and	One shop welder	425
equipment	One portable gas welder	425
	One plasma torch	425
	One acetylene torch	425
	One set of power tools	425
	Two sets of hand tools with tool boxes	425
	Carts and dollies	425
	Hoists (except centrifuge overhead crane)	425
	Shop tables	425
	Maintenance office furnishings & supplies	425
	Fire Extinguishers	425
	Reference books	425
	Safety manuals	425
	Safety cabinets & supplies, etc.	425
	Safety showers as required	425

Rolling stock	Used 1 1/2 yard front end loader	425
	New Skid loader	425
	Used Fork lift	425
	Used Scissors lift, 30 foot	425
	Used Pickup truck	425
	Track Mobile	425

6.02(d) - 24

SCHEDULE 7.01(h)

to Credit Agreement

INSURANCE

1. GENERAL PROVISIONS

1.1. The Borrowers shall at all times carry and maintain or cause to be carried and maintained, at their own expense, the minimum insurance coverage set forth in this Schedule 7.01(h). The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects as of the date of the initial Borrowing to the Required Lenders. After the date of the initial Borrowing and until the Discharge Date, the terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects in the reasonable judgment of the Required Lenders, and the Required Lenders may require that such terms be modified if (i) a state of facts or circumstances exists with respect to any Plant or the Project that was not foreseen by the Required Lenders on the date of this Agreement and which, in the reasonable judgment of the Required Lenders, renders such coverage inadequate, and (ii) the requested coverage is available on commercially reasonable terms. All insurance carried pursuant to this Schedule 7.01(h) shall conform to the relevant provisions of the respective Project Documents and be with insurance companies that are rated “A, X” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to the Required Lenders. None of the Agents or the other Senior Secured Parties shall have any obligation or liability for premiums, commissions, assessments or calls in connection with any insurance policy required under this Schedule 7.01(h) including Arch Specialty Insurance Company with respect to policy ESP0012110-00 expiring on the 28th June 2007.

Capitalized terms used in this Schedule 7.01(h) not otherwise defined herein shall have the meanings set forth in this Agreement, or if not defined therein, as such terms are used in the common practice of the insurance industry.

The insurance carried in accordance with this Schedule 7.01(h) shall be endorsed as follows: The Collateral Agent shall be loss payee with respect to all First Party policies including the Builders Risk, Delay in Start Up, Marine and Inland Transit and Delay in Start Up, Property All Risk and Business Interruption, Leasehold Interest Property All Risk and Business Interruption hereof using a Standard Lenders Loss Payable Clause acceptable to the Required Lenders. The Administrative Agent, in its capacity and on behalf of the Lenders, and the Collateral Agent, on behalf of the Senior Secured Parties, shall be additional insureds with respect to all of the Borrowers’ insurance (where legally allowed). The Administrative Agent, in its capacity and on behalf of the Lenders, shall be added as an Additional Insured to the Design Builder’s insurance for each Plant;

(a) The insurance polices provided by the Borrowers shall allow that the interest of the Administrative Agent, Collateral Agent and the other Senior Secured Parties shall not be invalidated by any action or inaction of any of the Borrowers and shall insure the Administrative Agent, Collateral Agent and the other Senior Secured Parties regardless of any breach or violation by the any of the Borrowers of any warranties, declarations or conditions in such policies or any foreclosure or change in ownership of any Plant or the Project;

(b) The insurer thereunder shall waive all rights or subrogation against the Administrative Agent, Collateral Agent and the other Senior Secured Parties and their respective officers, employees, agents, successors and assigns and shall waive any right of setoff and counterclaim and any other right to deduction whether by attachment or otherwise;

(c) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of any of Administrative Agent, Collateral Agent and the other Senior Secured Parties with respect to its interest as such in the Project and each policy insuring against liability to third parties shall contain a severability of interests or cross liability provision;

(d) If, at any time, such insurance is canceled, or any substantial change is made in the coverage which affects the interest of Administrative Agent, Collateral Agent or the other Senior Secured Parties, such cancellation or change shall not be effective as to any of Administrative Agent, Collateral Agent and the other Senior Secured Parties for thirty (30) days, except for cancellation based on nonpayment of premium, which shall not be effective as to any of Administrative Agent, Collateral Agent and the other Senior Secured Parties for ten (10) days, in each such case after receipt by the Administrative Agent of written notice sent by registered mail from such insurer of such cancellation or change; and

(e) Any insurance carried under this Schedule 7.01(h) that is written to cover more than one insured shall provide that all terms, conditions, insuring agreements and endorsements, with the exception of limits of liability (which shall be applicable to all insureds as a group) and liability for premiums (which shall be solely a liability of the Borrowers), shall operate in the same manner as if there were a separate policy covering such insured.

1.2. Adjustment of Losses.

(a) The loss, if any, under any insurance required to be carried hereunder shall be adjusted with the insurance companies or otherwise collected, including the filing in a timely manner of appropriate proceedings, by the Borrowers, subject to the approval of the Required Lenders as it pertains to losses under the Builders Risk, Delay in Start Up, Transit, Property, Business Interruption, Leasehold Property and Business Interruption and other applicable first party policies only. In addition, the Borrowers shall take all other steps necessary or requested by the Administrative Agent to collect from insurers any loss covered by any of the insurance policies herein. All such policies shall provide that the loss, if any, and coverage afforded under such insurance shall be adjusted and paid as provided in this Schedule 7.01(h).

(b) The Borrowers shall promptly notify the Administrative Agent of any property damage loss covered by any insurance. The Borrowers shall cooperate and consult with the Administrative Agent in all matters pertaining to the settlement or adjustment of any and all claims and demands for damages on account of any taking or condemnation of any Plant or the Project or pertaining to the settlement, compromising or arbitration of any claim on account of any damage or destruction of any Plant or the Project or any portion thereof. Without the prior written consent of the Required Lenders, no Borrower will settle, or consent to the settlement of, any proceeding arising out of any damage, destruction or condemnation of any Plant or the Project or any portion thereof.

1.3. Application of Payments. All payments with respect to the insurance policies required by this Schedule 7.01(h) shall promptly be deposited in the relevant Insurance Proceeds Account or the Revenue Account as required pursuant to Article VIII (Project Accounts) for application in accordance with the provisions of this Agreement.

1.4. Evidence of Insurance. On or within ten (10) days prior to the date of the initial Borrowing Notice and on an annual basis no more than ten (10) days following each policy anniversary, the Borrowers shall furnish to the Administrative Agent with approved certification of all required insurance. An authorized representative of each insurer shall execute such certificates. Such certificates shall identify underwriters, the type of insurance, the insurance limits, the risks covered thereby and the policy term, and shall specifically state that the special provisions enumerated for such insurance herein are provided by such insurance. The Borrowers shall certify that the premiums on all such policies have been paid in full for the current year or will be paid when due. Upon request, the Borrowers will promptly furnish to the Administrative Agent copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Project.

1.5. No Duty to Verify. No provision of this Schedule 7.01(h) or any provision of any Transaction Document shall impose on the Administrative Agent, Collateral Agent or any Senior Secured Party any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrowers, nor shall the Administrative Agent, Collateral Agent or any Senior Secured Party be responsible for any representations or warranties made by or on behalf of any Borrower to any insurance company or underwriter.

1.6. Duty to Inform the Administrative Agent of Unavailability of Deductibles. In the event that any deductibles required by this Schedule 7.01(h) become unavailable on commercially reasonable terms, then the Borrowers shall inform the Administrative Agent of deductibles that are available on commercially reasonable terms, and shall procure such deductibles within ten (10) days after the Administrative Agent, in consultation with the Insurance Consultant, has approved such decrease in an available deductible.

2. CONSTRUCTION PERIOD INSURANCE

2.1. Coverage. The following coverages shall be in effect on the date of this Agreement and shall be maintained as required below.

(a) Commercial General Liability.

Commercial general liability insurance for each Plant, written on “occurrence” policy forms, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, independent contractor’s and personal injury, with no exclusions for explosion, sudden and accidental pollution, or collapse and underground perils, with primary coverage limits of no less than one million Dollars ($1,000,000) for injuries or death to one or more persons or damage to property resulting from any one occurrence and a two million Dollar ($2,000,000) annual aggregate limit. The commercial general liability policy shall also include a severability of interest clause and a cross liability clause in the event more than one entity is “named insured” under the liability policy. Deductibles in excess of fifty thousand Dollars ($50,000) shall be subject to review and approval by the Required Lenders. This policy shall also be endorsed to include fire legal liability and rail road protective with limits no less than replacement cost of the value of any real property covered under any rail agreement entered into by any Borrower.

(b) Automobile Liability.

Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than one million Dollars ($1,000,000) per accident with respect to bodily injury, property damage or death. Automobile insurance shall include the Motor Carrier Act Endorsement encompassing Hazardous Materials Cleanup (MCS-90), if applicable.

(c) Workers Compensation.

Workers compensation insurance to statutory limits and employer’s liability with a limit of not less than one million Dollars ($1,000,000) and such other forms of insurance that any Borrower or the Design Builder is required by law to provide during construction of any Plant or the Project, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of the employees of any Borrower, Design Builder and subcontractors who are working on such Plant or the Project.

(d) Umbrella or Excess Liability.

Umbrella or excess liability insurance of not less than twenty million Dollars ($20,000,000) per occurrence and in the aggregate in respect of products and completed operations liability which may be satisfied during the construction period through a combination of the Design Builder, and the Borrowers’ insurance policies. Such coverages shall be on a per occurrence basis and inclusive of coverage provided by the policies described in Sections 2.1(a) and (b) of this Schedule 7.01(h) and, with respect to employer’s liability, Section 2.1(c) of this Schedule 7.01(h), the limits on which shall apply toward the limit set forth in this section. If the policy or policies provided under this Section 2.1(d) contain(s) aggregate limits applying to other operations of the Borrowers, other than the relevant Plant, and such limits are diminished below twenty million Dollars ($20,000,000) by any incident, occurrence, claim, settlement or judgment against such insurance that has caused the insurer to establish a reserve, Borrowers shall, within five (5) Business Days after obtaining knowledge of such event, inform the Administrative Agent, and within thirty (30) Business Days after the occurrence of such event shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 2.1(d).

(e) Aircraft Liability.

Aircraft liability insurance, to the extent exposure exists, in an amount not less than ten million Dollars ($10,000,000) for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the construction of the Project.

(f) Builder’s Risk.

The Borrowers are to evidence the following insurance for each Plant prior to the earlier of (a) the date of the Design Build Agreement for such Plant and (b) the date of the initial Borrowing Notice for the Construction Loans (the “Builder’s Risk Effective Date”).

From the Builder’s Risk Effective Date until such time as coverage is replaced under permanent cover as set forth in Section 3.1(d), builder risk insurance, as such term is used in the common practice of the insurance industry, on a replacement cost basis with windstorm, flood and earthquake (including sinkhole and subsidence) and providing coverage for each Plant including land transit, removal of debris, insuring the buildings, structures, machinery (including consequence of design, workmanship or material defect), equipment, facilities, fixtures and other properties constituting a part of each Plant in a minimum amount not less one hundred percent (100%) of the full replacement cost of such Plant. Such coverage will include strike, vandalism, terrorism and malicious mischief to the extent it is commercially and reasonably available. Sub limits are permitted as respects the perils of professional fees ($250,000), debris removal (25% of loss), inland and (if applicable) marine transit (in an amount sufficient to satisfy replacement cost values of any shipment in conveyance), offsite storage ($5,000,000 per storage area), expediting expense ($2,000,000 per occurrence), earthquake ($20,000,000), flood ($20,000,000) and local authorities regulations ($2,000,000). The builder’s risk policy shall contain coverage for operational testing and startup and, to the extent applicable, full replacement cover for machinery breakdown and electrical injury. All such policies may have deductibles of not greater than one hundred thousand Dollars ($100,000) per loss including for hot testing, commissioning, defects and maintenance and two percent (2%) of values at risk for earthquake, windstorm, flood and lightening with a maximum deductible of one hundred thousand Dollars ($100,000). This coverage shall not include any annual or term aggregate limits of liability or any clause requiring the payment of additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood, windstorm and earth movement.

(g) Delay in Startup.

From the date of the initial Borrowing Notice, delay in startup insurance, on an “all risks” basis (as such term is used in common practice of the insurance industry on the date of this Agreement) including operational testing, and startup (machinery breakdown and electrical injury) coverage, during the construction period with limits of no less than twelve (12) months of projected scheduled debt service requirements and continuing expenses with the twelve (12) month indemnification period being exclusive of the deductible waiting period. The deductible or waiting period shall not exceed thirty (30) days from the planned Final Completion Date. This coverage shall not include any annual or term aggregate limits of liability or clause requiring the payment of additional premium to reinstate the limits after loss except with regards to the insurance applicable to the perils of flood and earth movement.

(h) Marine Cargo (to the extent exposure exists).

At least thirty (30) days prior to the shipment of equipment manufactured outside the United States, ocean cargo coverage shall be secured in an amount not less than the full replacement costs of equipment shipped with certificates of insurance being evidenced to the Administrative Agent. Such coverage shall apply to all equipment destined for the Project that is valued in excess of two hundred fifty thousand Dollars ($250,000) and/or that is considered critical and has a lead time to replace exceeding one (1) month. The ocean cargo policy shall attach coverage at the point of loading for departure from the premises of the manufacturer and shall continue in force until the shipment arrives at the relevant Plant including sixty (60) days storage, or until it is insured under the erection all risk policy. Delay in opening shall be insured in an amount equivalent to twelve (12) months indemnity of continuing expenses and Debt Service subject to a deductible of thirty (30) days commencing from the scheduled completion date as defined in the policy. Deductibles applying to marine cargo shall not exceed on hundred thousand Dollars ($100,000).

(i) Pollution Legal Liability.

Onsite Cleanup and Sudden and Accidental pollution legal liability insurance on a named perils basis with a limit commensurate (in the reasonable opinion of the Insurance

Consultant) with industry practice for like construction projects, sufficient to meet contractual requirements but not less than one million Dollars ($1,000,000). Such coverage can be included in the commercial general liability and umbrella or excess liability covers or provided separately. Claims made coverage forms and deductibles of up to one hundred thousand Dollars ($100,000) are acceptable.

(j) Contractors and Subcontractors.

All contractors and subcontractors shall, to the extent not included in any Borrower-controlled insurance program, prior to performing work for any Plant, supply proper evidence of the types of insurance as set forth in their respective contracts and will include, where applicable, Professional Liability and Pollution Liability insurance. Such insurance supplied by the parties shall, with the exception of workers compensation:

(i)	add Borrowers, Administrative Agent, Collateral Agent and the other Senior Secured Parties as additional insured;

(ii)	be primary as respects insurance provided Borrowers, Administrative Agent, Collateral Agent and the other Senior Secured Parties as additional insured;

(iii)	waive rights of subrogation against Borrowers, Administrative Agent, Collateral Agent and the other Senior Secured Parties as additional insured; and

(iv)	continue in force until obligations of contractor and subcontractor are fulfilled.

3. OPERATING PERIOD INSURANCE

3.1. Coverage. The following coverages shall be placed into effect for the benefit of each Plant at the earlier of the expiry of the Builders Risk insurance policy for such Plant or the Commercial Operation Date for such Plant and shall be maintained in effect at all times until the Discharge Date.

(a) Commercial General Liability.

Commercial general liability insurance for such Plant, written on “occurrence” policy forms, including coverage for premises/operations, products/completed operations, broad form property damage, blanket contractual liability, sudden and accidental pollution and personal injury, with no exclusions for explosion, collapse and underground perils, and fire with primary coverage limits of no less than one million Dollars ($1,000,000) for injuries or death to one or more persons or damage to property resulting from any one occurrence, and a products and completed operations liability aggregate limit of not less than one million Dollars ($1,000,000). The commercial general liability policy shall also include a severability of interest clause and a cross liability clause in the event more than one entity is “named insured” under the liability policy. Deductibles in excess of fifty thousand Dollars ($50,000) shall be subject to review and approval by the Required Lenders.

(b) Automobile Liability.

Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than one million Dollars ($1,000,000) per accident with respect to bodily injury, property damage or death. Automobile insurance shall include the Motor Carrier Act Endorsement encompassing Hazardous Materials Cleanup (MCS-90), if applicable.

(c) Workers Compensation.

Workers compensation insurance to statutory limits and employer’s liability with a limit of not less than one million Dollars ($1,000,000) and such other forms of insurance required by law with respect to any Plant or the Project, providing statutory benefits and covering loss resulting from injury, sickness, disability or death of employees (if any) of any Borrower. To the extent applicable, insurance shall cover Jones Act, Longshore and Harbor Workers Act and Continental Shelf Land Act.

(d) Property / Machinery Breakdown.

Prior to or at expiry date of the Builders Risk Policy and ensuring no gap in coverage through the testing and commissioning period and not later than the Commercial Operations Date for each Plant, property “all risk” insurance, as such term is used in the common practice of the insurance industry on the date of this Agreement, including machinery breakdown, the perils of flood and earthquake, strike, vandalism and malicious mischief subject to terms that are consistent with current industry practice insuring all real and personal property of the Project at each Plant for an amount of not less than full replacement cost of such Plant. Sub limits are permitted as respects to the following perils:(i) debris removal (25% of loss), (ii) expediting expense ($2,000,000), (iii) increased costs due to orders by law and demolition costs of undamaged portion due to enforcement of by law ($2,000,000), flood ($30,000,000) and earthquake ($30,000,000) and (iv) such other coverages customarily sub-limited in reasonable amounts consistent with current industry practice with respect to similar risks and acceptable to the Required Lenders.

Such policy shall include: (i) an automatic reinstatement of limits following each loss (except for the perils of earthquake and flood) and (ii) a replacement cost endorsement with no deduction for depreciation. Unless provided under the all risk policy, boiler and machinery coverage (including consequence of design, workmanship or material defect) on a “comprehensive” basis including breakdown and repair on a replacement cost basis with limits not less than the full replacement cost of the insured objects. In the event all risk property cover and the boiler and machinery cover is not written in the same policy, each policy shall contain a joint loss agreement.

All such policies may have deductibles of not greater than one hundred fifty thousand Dollars ($150,000) and two percent (2%) of values at risk for natural hazard perils (such as flood and earthquake) subject to a maximum of one hundred fifty thousand Dollars ($150,000).

(e) Business Interruption.

Borrowers shall also maintain or caused to be maintained, with respect to each Plant, business interruption insurance on all “all risk” basis (as such term is used in common practice of the insurance industry on the date of this Agreement), including machinery breakage, in an amount necessary to satisfy policy coinsurance conditions, but with limits not less than the equivalent of twelve (12) months projected scheduled Debt Service, continuing expenses and an amount equivalent to the principal payments necessary for the Borrowers to reach the Target Balance Amount at the end of the twelve (12)-month period as indicated in this Agreement. The deductible or waiting period shall not exceed thirty (30) days. Borrowers shall also maintain or cause to be maintained contingent business interruption as respects the suppliers and vendors in an amount of not less than six (6) months projected scheduled Debt Service, continuing expenses.

(f) Umbrella or Excess.

Umbrella or excess liability insurance of not less than twenty million Dollars ($20,000,000) per occurrence and annual aggregate during operations. Such coverages shall be on a per occurrence or claims made basis and over and above coverage provided by the policies described in Sections 3.1(a), (b) and, with respect to employer’s liability, (c) of this Schedule 7.01(h), whose limits shall apply toward the twenty million Dollar ($20,000,000) limit set forth in this Section 3.1(f). If the policy or policies provided under this Section 3.1(f) contain(s) aggregate limits applying to other operations other than the Project, and such limits are diminished below twenty million Dollar ($20,000,000) by any incident, occurrence, claim, settlement or judgment against such insurance that has caused the insurer to establish a reserve, Borrowers, within five (5) Business Days after obtaining knowledge of such event shall inform the Administrative Agent, and within thirty (30) Business Days after the occurrence of such event shall purchase an additional umbrella/excess liability insurance policy satisfying the requirements of this Section 3.1(f).

(g) Aircraft Liability.

Aircraft liability, (to the extent exposure exists) in an amount not less than ten million Dollars ($10,000,000) for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the operation of the Project.

(h) Pollution Legal Liability.

Including Onsite Cleanup and sudden and accidental pollution legal liability insurance on a named perils basis with a limit commensurate (in the reasonable opinion of the Insurance Consultant) with industry practice for like projects, sufficient to meet contractual requirements but not less than one million Dollars ($1,000,000). Such coverage can be included in the commercial general liability and umbrella or excess liability covers or provided separately. Claims made coverage forms and deductibles of up to one hundred thousand Dollars ($100,000) are acceptable.

4. LEASEHOLD INTEREST INSURE

From the date of this Agreement until the Discharge Date, each Borrower shall also insure its leasehold interests in the Leased Premises and provide Property Damage, Business Interruption/Extra Expense and Liability insurance in amounts satisfactory to the Required Lenders but in any event not less than any amounts required to satisfy all Contractual Obligations of such Borrower.

5. DIRECTORS AND OFFICERS INSURANCE (to the extent exposure exists)

Starting on the date of this Agreement and until the Discharge Date, the Borrowers shall maintain, or cause to be maintained, Directors and Officers Insurance (including Employment Practices Liability) with limits in accordance with industry practice.

6. GENERAL CONDITIONS APPLYING TO ALL INSURANCE

6.1. The Borrowers shall promptly notify the Administrative Agent of any loss in excess of one hundred fifty thousand Dollars ($150,000) covered by any insurance maintained pursuant to Sections 2.1(f), (g) and (h) and Sections 3.1(e) and (f) of this Schedule 7.01(h).

6.2. All policies of insurance required to be maintained pursuant to Sections 2.1(f), (g) and (h) and 3.1(d) and (e) of this Schedule 7.01(h), shall provide that the proceeds of such policies shall be payable solely to the Accounts Bank pursuant to a standard first mortgage endorsement substantially equivalent to the Lenders Loss Payable Endorsement 438BFU or New York Standard Mortgage Endorsement without contribution. All policies (where allowed by law) shall insure the interests of the Senior Secured Parties regardless of any breach or violation by any Borrower of warranties, declarations or conditions contained in such policies, any action or inaction of any Borrower or any other Person, or any foreclosure relating to any Plant or any change in ownership of all or any portion of any Plant (the foregoing may be accomplished by the use of the Lender Loss Payable Endorsement 438BFU required above).

6.3. A loss under any insurance required to be carried under Sections 2.1(f), (g) and (h) and 3.1(d) and (e) of this Schedule 7.01(h), shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrowers, together with the Administrative Agent. In addition the Borrowers may, in their reasonable judgment, consent to the settlement of any loss; provided that in the event that the amount of any such loss exceeds two hundred fifty thousand Dollars ($250,000) the terms of such settlement are concurred with by the Required Lenders.

6.4. All policies of insurance required to be maintained pursuant to this Schedule 7.01(h) shall be endorsed so that if at any time any such policy should be cancelled, or coverage under any such policy should be reduced, such cancellation or reduction in coverage shall not be effective for thirty (30) days following delivery of written notice thereof to the Administrative Agent, except for cancellation or reduction in coverage due to non-payment of premium, which shall not be for effective for ten (10) days following delivery of written notice thereof to the Administrative Agent.

7. REPORT

7.1. On the initial Borrowing Date and annually thereafter, the Borrowers shall furnish the Administrative Agent with a report of an independent insurance broker, signed by an officer of such broker, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then carried or to be renewed is in accordance with the terms of this Schedule 7.01(h). In addition the Borrowers will advise the Administrative Agent in writing promptly of any default in the payment of any premium and of any other act or omission on the part of any Borrower that may invalidate or render unenforceable, in whole or in part, any insurance being maintained by any Borrower pursuant to this Schedule 7.01(h).

8. MAINTENANCE OF INSURANCE

8.1. The Borrowers shall at all times maintain the insurance coverage required under the terms of this Agreement and the Project Documents.

9. “CLAIMS MADE” POLICIES FOR CERTAIN TYPES OF INSURANCE

9.1. If any liability insurance required under the provisions of this Schedule 7.01(h) is allowed to be written on a “claims made” basis, then such insurance shall include the following:

(a) The retroactive date (as such term is specified in each of such policies) shall be no later than the date of the Notice to Proceed or the Commercial Operations Date for the relevant Plant (as applicable).

(b) Each time any policy written on a “claims made” basis is not renewed or the retroactive date of such policy is to be changed, the Borrowers shall obtain or cause to be obtained for each such policy or policies the broadest extended reporting period coverage, or “tail”, reasonably available in the commercial insurance market for each such policy or policies.

10. UNAVAILABILITY OF INSURANCE

10.1. If any insurance (including the limits or deductibles thereof) hereby required to be maintained is not reasonably available and commercially feasible in the commercial insurance market, the Required Lenders shall not unreasonably withhold their agreement to waive such requirement to the extent the maintenance thereof is not so available; provided, however, that the Borrowers shall first request any such waiver in writing to the Required Lenders, which request shall be accompanied by a written report prepared by an insurance broker of nationally recognized standing, certifying that such insurance required is not reasonably available and commercially feasible (and, in any case where the required amount is not so available, certifying as to the maximum amount which is so available) and explaining in detail the basis for such conclusions. If after reviewing such evidence with the Insurance Consultant, the Required Lenders concur with such report, the Borrowers shall not be required to maintain such insurance until such time as such insurance is again available on commercially reasonable terms. At any time after the granting of any such waiver, but not more often than once a year, the Administrative Agent or the Lenders may request, and the Borrowers shall furnish to the Administrative Agent within fifteen (15) days after such request, supplemental reports reasonably acceptable to the Administrative Agent from such independent insurance broker or the Insurance Consultant updating their prior reports and reaffirming such conclusion. It is understood that the failure of the Borrowers to timely furnish any such supplemental report shall be conclusive evidence that such waiver is no longer effective because such condition no longer exists, but that such failure is not the only way to establish such non-existence. For the purposes of this Section 10.1, insurance will be considered “not reasonably available and commercially feasible” when it is obtainable only at excessive costs that are not justified in terms of the risk to be insured and is generally not being carried by or applicable to projects or operations similar to the relevant Plant because of such excessive costs.

10.2. For the insurance term expiring on the 28th June 2007 the Excess Flood and Earthquake coverage required pursuant to this Agreement will be placed with Arch Specialty Insurance Company, which is rated A- (XV), under policy ESP0012110-00 . The Insurance Consultant has confirmed that such coverage was not available for the relevant term on commercially reasonable terms from an insurance carrier rated A (X) or better.

11. EROSION OF LIMIT

In the event that the insurance program evidenced for the benefit of any Plant is being provided through an insurance policy that also insures other assets owned by the Borrowers and the limits or sub limits are eroded or exhausted due to a loss at another Plant or location the Borrowers will immediately cause limits to be reinstated (where applicable) or replaced for the benefit of such Plant.

SCHEDULE 11.12

to Credit Agreement

NOTICE INFORMATION

I.	BORROWERS:

ASA OPCO HOLDINGS, LLC

4311 Oak Lawn Ave.

Suite 650

Dallas, TX 75219

Attention: Michael A. Slaney, COO

Phone: (214) 520-2820 ext. 27

Facsimile: (214) 520-2578

E- mail Address: mslaney@asalliances.com

ASA ALBION, LLC

4311 Oak Lawn Ave.

Suite 650

Dallas, TX 75219

Attention: Michael A. Slaney, COO

Phone: (214) 520-2820 ext. 27

Facsimile: (214) 520-2578

E- mail Address: mslaney@asalliances.com

ASA BLOOMINGBURG, LLC

4311 Oak Lawn Ave.

Suite 650

Dallas, TX 75219

Attention: Michael A. Slaney, COO

Phone: (214) 520-2820 ext. 27

Facsimile: (214) 520-2578

E- mail Address: mslaney@asalliances.com

    ASA LINDEN, LLC

    4311 Oak Lawn Ave.

    Suite 650

    Dallas, TX 75219

    Attention: Michael A. Slaney, COO

    Phone: (214) 520-2820 ext. 27

    Facsimile: (214) 520-2578

    E- mail Address: mslaney@asalliances.com

II.	BORROWERS’ AGENT

ASA OPCO HOLDINGS, LLC

4311 Oak Lawn Ave.

Suite 650

Dallas, TX 75219

Attention: Michael A. Slaney, COO

Phone: (214) 520-2820 ext. 27

Facsimile: (214) 520-2578

E- mail Address: mslaney@asalliances.com

III.	ADMINISTRATIVE AGENT

WESTLB AG, NEW YORK BRANCH

1211 Avenue of the Americas

New York, NY 10036

Attention: Yolette Salnave / Andrea Bailey

Phone: 212-852-5994 / 212-597-1158

Facsimile: 212-302-7946

E-mail Address: NYC_Agency_Services@WestLB.com

IV.	COLLATERAL AGENT

FIRST NATIONAL BANK OF OMAHA

1620 Dodge Street, Stop 1050

Omaha, NE 68197

Attention: Natalie Mason

Phone: 402-633-3031

Facsimile: 402-633-3519

E-mail Address: nmason@fnni.com

V.	ACCOUNTS BANK

FIRST NATIONAL BANK OF OMAHA

1620 Dodge Street, Stop 1050

Omaha, NE 68197

Attention: Natalie Mason

Phone: 402-633-3031

Facsimile: 402-633-3519

E-mail Address: nmason@fnni.com

VI.	CO-SYNDICATION AGENT, LEAD ARRANGER AND SOLE LEAD BOOKRUNNER

WESTLB AG, NEW YORK BRANCH

1211 Avenue of the Americas

New York, NY 10036

Attention: Yolette Salnave / Andrea Bailey

Phone: 212-852-5994 / 212-597-1158

Facsimile: 212-302-7946

E-mail Address: NYC_Agency_Services@WestLB.com

VII.	CO-SYNDICATION AGENTS AND LEAD ARRANGERS

FIRST NATIONAL BANK OF OMAHA

1620 Dodge Street, Stop 1050

Omaha, NE 68197

Attention: Natalie Mason

Phone: 402-633-3031

Facsimile: 402-633-3519 E-mail Address: nmason@fnni.com

STANDARD CHARTERED BANK

19th Floor, New London Bridge House, 25 London Bridge Street

London, UK SE1 9TB

Attention: Claire Howard / Chas Young

Phone: 011-4420-7280 6903 / 011-4420-7280 7971

Facsimile: 011-4420-7280 6504

E-mail Address: Claire.Howard@uk.standardchartered.com /

                           Chas.Young@uk.standardchartered.com

VIII.	CO-DOCUMENTATION AGENTS AND LEAD ARRANGERS

CIT CAPITAL USA INC.

1211 Avenue of the Americas, 20th Fl.

New York, NY 10036

Attention: Nadira Teekah / Marguerite Fischer

Phone: 212-382-7094 / 212-536-9461

Facsimile: 212-536-1948

E-mail Address: nadira.teekah@cit.com / marguerite.fischer@cit.com

ING CAPITAL LLC

1325 Avenue of the Americas

New York, NY 10019

Attention: Barbara Moore / Ivan Arroyo

Phone: 646-424-8242 / 646-424-8241

Facsimile: 646-424-8251

E-mail Address: Barbara.Moore@americas.ing.com / ivan.arroyo@americas.ing.com

IX.	INTEREST RATE PROTECTION PROVIDER

WESTLB AG, NEW YORK BRANCH

1211 Avenue of the Americas

New York, NY 10036

Attention: Lawrence Vassallo Phone: 212-597-8500

Facsimile: 212-597-3977

E-mail Address: lawrence_vassallo@westlb.com

EXHIBIT A

to Credit Agreement

[FORM OF]

BORROWING NOTICE

This borrowing notice (this “Borrowing Notice”), dated as of [                    ], 200[  ], is delivered to WESTLB AG, NEW YORK BRANCH, as administrative agent (the “Administrative Agent”), pursuant to Section 2.03 of the Credit Agreement, dated as of [                                    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, the Administrative Agent, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. This Borrowing Notice sets forth certain undertakings of the Borrowers with respect to the transactions contemplated by the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

WHEREAS, the Borrowers wish to propose a Borrowing under the Credit Agreement in accordance with Section 2.03 of the Credit Agreement and on the terms and conditions set forth therein and herein.

WHEREAS, to induce the Lenders to extend credit under the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers hereby agree as follows:

Section 1. Borrowing Request. The Borrowers hereby irrevocably propose a Borrowing (the “Proposed Borrowing”) under each of the Loans set forth below in the amounts set forth below:

[(a) [            ] Dollars ($[            ]) under the Albion Construction Loans [for Albion Project Costs][from the Excess Albion Construction Loan Commitment for [Bloomingburg][Linden] Project Costs][on the Conversion Date for application in accordance with Section 2.04(g) of the Credit Agreement];]

[(b) [            ] Dollars ($[            ]) under the Bloomingburg Construction Loans for [Bloomingburg Project Costs][from the Excess Bloomingburg Construction Loan Commitment for [Albion][Linden] Project Costs][on the Conversion Date for application in accordance with Section 2.04(g) of the Credit Agreement];] [and][or]

[(c) [            ] Dollars ($[            ]) under the Linden Construction Loans for [Linden Project Costs][from the Excess Linden Construction Loan Commitment for [Albion][Bloomingburg] Project Costs][on the Conversion Date for application in accordance with Section 2.04(g) of the Credit Agreement].]

The Borrowing Date proposed for such Proposed Borrowing is [                    ], 200[  ] (the “Proposed Borrowing Date”). The Borrowers hereby certify that this Borrowing Notice is being delivered to the Administrative Agent not later than 11:00 a.m. New York City time five (5) Business Days prior to the Proposed Borrowing Date, and that the Proposed Borrowing Date is a Business Day.

The duration of the initial Interest Period for the Proposed Borrowing is [                    ] ([    ]) months.

The Borrowers hereby request that on the Proposed Borrowing Date the Administrative Agent deliver by wire transfer, in immediately available funds, the proceeds of such Proposed Borrowing in the following amounts as specified below:

[The Proposed Borrowing Date is a date other than the Conversion Date, and the proceeds of the Proposed Borrowing are requested to be disbursed in the manner set forth below:

[(a) [            ] Dollars ($[            ]) to the Albion Construction Account;]

[(b) [            ] Dollars ($[            ]) to the Bloomingburg Construction Account;]

[(c) [            ] Dollars ($[            ]) to the Linden Construction Account;] [and][or]

[(d) [            ] Dollars ($[            ]) to the Administrative Agent, for the account of the Lenders, for the payment of interest and Fees due and owing on the Loans.]]

[The Proposed Borrowing Date is the Conversion Date, and the proceeds of the Proposed Borrowing are requested to be disbursed in the manner set forth in Section 2 (Use of Proceeds) below.]

Section 2. Use of Proceeds. The Borrowers shall use the proceeds of the Proposed Borrowing as set forth below:

[The Proposed Borrowing is requested on a date other than the Conversion Date, and shall be applied in the manner set forth below:

[(a) [            ] Dollars ($[            ]) for the payment of Albion Project Costs in accordance with the Application for Payment under the Albion Design Build Contract attached hereto as Exhibit A;]

[(b) [            ] Dollars ($[            ]) for the payment of Bloomingburg Project Costs in accordance with the Application for Payment under the Bloomingburg Design Build Contract attached hereto as Exhibit A;]

[(c) [            ] Dollars ($[            ]) for the payment of Linden Project Costs in accordance with the Application for Payment under the Linden Design Build Contract attached hereto as Exhibit A;]

[(d) [            ] Dollars ($[            ]) for the payment of Fees due and owing on the Loans;]

[(e) [            ] Dollars ($[            ]) for the payment of interest due and owing on the Loans;] [and][or]

[(f) [            ] Dollars ($[            ]) for the payment of the additional Project Costs set forth below in the amounts set forth below:

[insert detailed description of Project Costs (other than interest and Fees on the Loans) that are not included in the relevant Applications for Payment and that will be paid with proceeds of the Proposed Borrowing].]

[The Proposed Borrowings are requested on the Conversion Date, and shall be applied in the manner set forth below:

first, [            ] Dollars ($[            ]) for deposit into the Debt Service Reserve Account, which amount is equal to fifty percent (50%) of the Debt Service Reserve Requirement;

second, [(i) [            ] Dollars ($[            ]) to the Albion Construction Account for the payment of remaining Albion Project Costs], [(ii) [            ] Dollars ($[            ]) to the Bloomingburg Construction Account for the payment of remaining Bloomingburg Project Costs] and [(iii) [            ] Dollars ($[            ]) to the Linden Construction Account for the payment of remaining Linden Project Costs];

third, [[            ] Dollars ($[            ]) to Cargill, which amount is required to be paid to Cargill pursuant to Section 4 of the Cargill Side Letter]; [Note: (i) to be included only upon request of the Borrowers in accordance with the Cargill Side Letter and (ii) amount may not exceed $750,000.]

fourth, [            ] Dollars ($[            ]) to ASAlliances Holdings, LP, which amount is equal to the lesser of (x) three million Dollars ($3,000,000) and (y) an amount equal to the difference by which (1) total Project Costs incurred and paid by the Borrowers, including any Project Costs paid or incurred by or on behalf of any Borrower prior to the date of the Credit Agreement (excluding Project Costs incurred and paid with respect to (A) interest on Construction Loans, (B) amounts transferred to the Debt

Service Reserve Account pursuant to priority first above and (C) closing fees paid on the Subordinated Loans) plus (2) any amounts paid to Cargill pursuant to Section 4 of the Cargill Side Letter, is less than three hundred ninety-six million Dollars ($396,000,000);

fifth, [            ] Dollars ($[            ]) for deposit into the Commodity Hedging Reserve Account, which amount [is equal to] [is less than, and will be applied to,] the Commodity Hedging Reserve Requirement;

sixth, [            ] Dollars ($[            ]) for deposit into the Debt Service Reserve Account, [such that the funds standing to the credit of the Debt Service Reserve Account are equal to] [which funds will be applied to] the Debt Service Reserve Requirement; and

seventh, [            ] Dollars ($[            ]) to ASA Biofuels, as reimbursement for, or repayment of, the Required Equity Contributions and the Required Subordinated Debt Disbursements on a pro rata basis, which amount is equal to thirty- five percent (35%) of any outstanding Construction Loan Commitments that remain outstanding after the disbursements described in priorities first through sixth above.]

Section 3. Certifications. The Borrowers certify that on the date hereof, and as of the Proposed Borrowing Date:

(i) each of the conditions to the Proposed Borrowing set forth in Article VI of the Credit Agreement have been satisfied;

(ii) the Borrowers are in compliance with all conditions set forth in Section 6.05 of the Credit Agreement, on and as of the Proposed Borrowing Date, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom;

(iii) each of the representations and warranties made by each of the Borrowers in the Financing Documents is true and correct in all material respects (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to the Proposed Borrowing and to the application of the proceeds of such Proposed Borrowing;

(iv) no Default or Event of Default has occurred and is continuing or would occur as a result of the Proposed Borrowing;

(v) no force majeure has occurred under any Project Document;

(vi) since the date of the Credit Agreement, there has been no event or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect;

(vii) each Borrower has no reason to believe that either the Final Completion for each Plant will not occur on or prior to the Guaranteed Final Completion Date for such Plant or that Substantial Completion will not occur on or prior to the Guaranteed Substantial Completion Date for such Plant;

(viii) the Proposed Borrowing, when considered on its own and when considered on an aggregate basis with all prior Borrowings for each Plant with respect to which such Proposed Borrowing is requested, is in compliance with the Drawdown Schedule for such Plant (or, if such Borrowing would be in excess of the Drawdown Schedule, such deviation from the Drawdown Schedule has been recommended for approval by the Independent Engineer and approved by the Required Lenders);

(ix) the Project is being constructed substantially in accordance with the Project Documents;

(x) the amounts of all previous Borrowings have been applied to approved Project Costs for the relevant Plant in a manner consistent with the relevant Borrowing Notice;

(xi) sufficient funds are available under the undisbursed portion of the Aggregate Construction Loan Commitment to achieve Final Completion of the Project in accordance with the Design Build Contracts;

(xii) the amounts of the Proposed Borrowing are (a) to be used for approved Project Costs for the [Albion][Bloomingburg][Linden] Plant consistent with the terms of the Financing Documents, and (b) due and payable pursuant to the terms of the [Albion][Bloomingburg][Linden] Design Build Contract, [other Project Documents] and the Financing Documents;

(xiii) the Borrowers have provided to the Administrative Agent copies of any Additional Project Document and any Additional Material Project Document entered into by any Borrower since the date of the Credit Agreement (including any Project Documents required to be executed on or before the date of the Proposed Borrowing Date), together with all amendments, supplements, schedules and exhibits thereto and the Ancillary Documents relating thereto, each of which (a) has been duly authorized, executed and delivered by each Person party thereto, and (b) is in full force and effect; and

(xiv) all and each of the statements contained in this Borrowing Notice are true and correct.

Section 4. Delivery of Additional Documents. On the date hereof, together with this Borrowing Notice, the Borrowers are delivering to the Administrative Agent the following documents as additional conditions precedent to the Proposed Borrowing:

(i) attached hereto as Exhibit A, the Application[s] for Payment with respect to which the Proposed Borrowing is requested for the [Albion][Bloomingburg][Linden] Plant[s] together with the corresponding Monthly Progress Report[s], each of which has been certified as true and complete by the Borrowers’ Agent and the Design Builder and has been preliminarily substantiated by the Independent Engineer;

(ii) attached hereto as Exhibit B, invoices for all Project Costs (other than interest and Fees on the Loans) that are not included in the Application[s] for Payment attached hereto as Exhibit A and that are proposed to be paid with proceeds of the Proposed Borrowing, each of which has been certified as true and complete by the Borrowers’ Agent;

(iii) attached hereto as Exhibit C, absolute and unconditional sworn Lien waiver statements in the form attached to the Design Build Contract for the Plant with respect to which the Proposed Borrowing is requested evidencing [receipt of payment by the Design Builder, all subcontractors, all Persons performing Owners Scope and all other Persons who were paid from the proceeds of the last preceding Borrowing][,in the case of the initial Borrowing, receipt of all payments due and payable by the Borrowers to the Design Builder, all subcontractors, all Persons performing Owners Scope and all other Persons since the date of the Credit Agreement]. Each such Lien waiver statement (A) is dated on [or about] the date of this Borrowing Notice, and (B) covers all work done and all sums received through the date [of the last preceding Borrowing][the Credit Agreement], each of which has been certified as true and correct and complete by the Borrowers’ Agent and the Design Builder and has been verified by the Independent Engineer;

(iv) attached hereto as Exhibit D, a list, for each Plant with respect to which such Proposed Borrowing is requested, of (A) all Change Orders that have not yet been submitted to the Administrative Agent, copies of which have been submitted to the Independent Engineer prior to the date of this Borrowing Notice (B) all Change Orders to the date of this Borrowing Notice, and (C) all contemplated Change Orders, each of which is in compliance with Section 7.02(m)(iii) of the Credit Agreement;

(v) attached hereto as Exhibit E, for each Plant with respect to which such Proposed Borrowing is requested, a detailed receipt for payment itemized by Line Item in such Plant’s Construction Budget evidencing [that the full amount of the proceeds of the last preceding Borrowing has been paid out by the Borrowers or the Design Builder to the Persons with respect to whom such Borrowing proceeds were disbursed and otherwise in accordance with the Credit Agreement][,in the case of the initial Borrowing Request, receipt of all payments due and payable by the Borrowers to the Design Builder, all subcontractors, all Persons performing Owners Scope and all other Persons since the date on of the Credit Agreement]; and

(vi) attached hereto as Exhibit F, a Title Continuation and an endorsement to the Title Insurance Policy, which endorsement has the effect of updating the date of the Title Insurance Policy to the Proposed Borrowing Date.

Section 5. Governing Law. This Borrowing Notice, and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

Section 6. Execution in Counterparts. This Borrowing Notice may be executed by the parties hereto in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single document.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Borrowing Notice to be duly executed and delivered as of the day and year first written above.

ASA OPCO HOLDINGS, LLC

By:
Name:
Title:

ASA ALBION, LLC

By:
Name:
Title:

ASA BLOOMINGBURG, LLC

By:
Name:
Title:

ASA LINDEN, LLC

By:
Name:
Title:

ACCEPTED AND AGREED:

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

to Borrowing Notice

APPLICATION(S) FOR PAYMENT

Exhibit B

to Borrowing Notice

INVOICES FOR ADDITIONAL PAYMENTS

Exhibit C

to Borrowing Notice

LIEN WAIVER STATEMENTS

Exhibit D

to Borrowing Notice

CHANGE ORDERS

Exhibit E

to Borrowing Notice

RECEIPTS OF PAYMENT

Exhibit F

to Borrowing Notice

TITLE INSURANCE

EXHIBIT B

to Credit Agreement

[FORM OF NOTE]

[Albion Construction][Bloomingburg Construction]

[Linden Construction][Term] Note

$[ ]	[ ]
[ ], [ ]

FOR VALUE RECEIVED, ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA BLOOMINGBURG, LLC, and ASA LINDEN, LLC (collectively, the “Borrowers”), HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to the order of [                                ], a [                            ] (the “Lender”), at its offices located at [                            ], the principal sum of [                    ] Dollars ($[            ]) or, if less, the aggregate unpaid principal amount of the [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Loans made by the Lender to the Borrowers under the Credit Agreement, dated as of [                            ] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, jointly and severally, ASA OPCO HOLDINGS, LLC as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers also jointly and severally promise to pay (i) interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times provided in the Credit Agreement and (ii) fees at such times and at such rates and amounts as specified in the Credit Agreement.

Principal, interest and fees are payable in lawful money of the United States of America and in immediately available funds, at the times and in the amounts provided in the Credit Agreement.

This [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Note is entitled to the benefits and is subject to the terms and conditions of the Credit Agreement, and is entitled to the benefits of the security provided under the Security Documents. As provided in the Credit Agreement, this [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Note is subject to mandatory prepayment and voluntary prepayment, in whole or in part. The Borrowers jointly and severally agree to make prepayment of principal on the dates and in the amounts specified in the Credit Agreement.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Lender is hereby authorized, at its option, either (i) to endorse on the schedule attached hereto (or on a continuation of such schedule attached to this [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Note and made a part hereof) an appropriate notation evidencing the date and amount of the [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Loans evidenced hereby and the date and amount of each principal payment in respect thereof, or (ii) to record such [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Loans and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein, but in no event shall any failure by the Lender to endorse or record pursuant to clauses (i) and (ii) be deemed to relieve any Borrower from any of its obligations.

Each Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this [Albion Construction][Bloomingburg Construction][Linden Construction] [Term] Note. All amounts payable under this [Albion Construction] [Bloomingburg Construction][Linden Construction][Term] Note are payable without relief from valuation and appraisement Laws.

The Borrowers jointly and severally agree to pay all reasonable costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with the interpretation or enforcement of this [Albion Construction][Bloomingburg Construction][Linden Construction][Term] Note, in accordance with the Credit Agreement.

THIS [ALBION CONSTRUCTION][BLOOMINGBURG CONSTRUCTION] [LINDEN CONSTRUCTION][TERM] NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASA OPCO HOLDINGS, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA ALBION, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA BLOOMINGBURG, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA LINDEN, LLC
a Delaware limited liability company

By:
Name:
Title:

Schedule to

[Albion Construction][Bloomingburg Construction][Linden Construction][Term] Note

LOANS, MATURITIES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Maturity of Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT C

to Credit Agreement

[FORM OF]

INTEREST PERIOD NOTICE

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention:        Andrea Bailey

Re: ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA

BLOOMINGBURG, LLC, and ASA LINDEN, LLC

Ladies and Gentlemen:

The undersigned, ASA OpCo Holdings, LLC, ASA Albion, LLC, ASA Bloomingburg, LLC, and ASA Linden, LLC (collectively, the “Borrowers”), refer to the Credit Agreement, dated as of [                                         ] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, ASA OPCO HOLDINGS, LLC as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. All capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers hereby deliver to the Administrative Agent this irrevocable notice pursuant to Section 3.04(b) of the Credit Agreement and irrevocably request the duration set forth below for the immediately succeeding Interest Period for the Eurodollar Loans identified herein.

(i)	The Eurodollar Loans to which this Interest Period Notice relates are set forth on Schedule 1 hereto.

(ii)	The duration of the immediately succeeding Interest Period for such Eurodollar Loans shall be as set forth on Schedule 1 hereto.

The Borrowers hereby certify that this Interest Period Notice is being delivered [prior to the Conversion Date and, after giving effect to the immediately succeeding Interest Periods set forth on Schedule 1, there will be no more than nine (9) separate Eurodollar Loans outstanding] [after the Conversion Date and, after giving effect to the immediately succeeding Interest Periods set forth on Schedule 1, there will be no more than six (6) separate Eurodollar Loans outstanding].

In connection herewith, the Borrowers hereby further certify that no Event of Default has occurred and is continuing. This Interest Period Notice is being delivered on or before 11:00 a.m. New York City time at least five (5) Business Days in before the end of each Interest Period set forth on Schedule 1 hereto.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Interest Period Notice to be duly executed by an Authorized Officer as of the date first above written.

ASA OPCO HOLDINGS, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA ALBION, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA BLOOMINGBURG, LLC
a Delaware limited liability company

By:
Name:
Title:

ASA LINDEN, LLC
a Delaware limited liability company

By:
Name:
Title:

Schedule 1

to Interest Period Notice

EURODOLLAR LOAN (specify loan type and tranche)	PRINCIPAL AMOUNT	CURRENT INTEREST PERIOD DURATION	CURRENT INTEREST PERIOD ENDS ON	DURATION OF IMMEDIATELY SUCCEEDING INTEREST PERIOD
$

EXHIBIT D

to Credit Agreement

DRAWDOWN SCHEDULE

I.	Albion Plant

Months after Notice to Proceed	Amount	Cumulative
1	$—	$—
2	$—	$—
3	$178,580	$178,580
4	$14,096,430	$14,275,010
5	$13,044,790	$27,319,810
6	$11,808,790	$39,128,600
7	$8,883,680	$48,012,270
8	$6,368,260	$54,380,540
9	$7,377,190	$61,757,730
10	$5,875,220	$67,632,950
11	$5,532,010	$73,164,960
12	$3,686,640	$76,851,600
13	$3,075,760	$79,927,370
14	$2,775,730	$82,703,100
15	$2,191,820	$84,894,920
16	$1,434,620	$86,329,550
17	$937,230	$87,266,780
18	$3,596,690	$90,863,460
19	$118,990	$90,982,450
20	$—	$90,982,450

II.	Bloomingburg Plant

Months after Notice to Proceed	Amount	Cumulative
1	$—	$—
2	$—	$—
3	$699,760	$699,760
4	$14,253,850	$14,953,610
5	$13,226,570	$28,180,180
6	$12,275,490	$40,455,680
7	$9,136,120	$49,591,790
8	$6,567,160	$56,158,950
9	$8,634,090	$64,793,040
10	$5,867,590	$70,660,640
11	$5,421,100	$76,081,740
12	$4,640,490	$80,722,220
13	$3,780,460	$84,502,680
14	$2,676,450	$87,179,130
15	$1,171,970	$88,351,110
16	$881,220	$89,232,320
17	$3,677,260	$92,909,590
18	$121,372	$93,030,960

III.	Linden Plant

Months after Notice to Proceed	Amount	Cumulative
1	$—	$—
2	$—	$—
3	$127,560	$127,560
4	$14,093,120	$14,220,680
5	$13,033,170	$27,253,850
6	$12,074,280	$39,328,120
7	$8,934,930	$48,263,050
8	$6,346,560	$54,609,610
9	$8,343,980	$62,953,590
10	$5,606,100	$68,559,690
11	$5,104,200	$73,663,890
12	$4,205,310	$77,869,200
13	$3,298,240	$81,167,430
14	$2,381,600	$83,549,040
15	$1,657,520	$85,206,550
16	$1,428,210	$86,634,760
17	$4,233,550	$90,868,310
18	$118,280	$90,986,590
19	$—	$90,986,590
20	$—	$90,986,590
21	$—	$90,986,590

EXHIBIT E

to Credit Agreement

[FORM OF]

INDEPENDENT ENGINEER’S CERTIFICATE

[Letterhead of RW Beck, Inc.]

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention:        Andrea Bailey

Re: ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA

            BLOOMINGBURG, LLC, and ASA LINDEN, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized representative of RW Beck, Inc. (the “Independent Engineer”), hereby provides this letter to you in accordance with [Section 6.0l(o) and] Section 6.03(b) of that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Independent Engineer acknowledges that pursuant to the Credit Agreement, the Lenders will be providing financing to the Borrowers for the construction of the Project and in so doing will be relying on this certificate and the Independent Engineer’s report dated [                    ]. [This Independent Engineer’s Certificate is being delivered as a condition to the initial Borrowing for the [Albion] [Bloomingburg] [Linden] Plant and the Independent Engineer’s

report attached hereto as Exhibit A represents the Independent Engineer’s professional opinion based on the documentation provided by the Borrowers and [specify relevant contractors]. The Independent Engineer certifies that (i) the copy of the Independent Engineer’s report attached hereto as Exhibit A is true, correct and complete, (ii) such report represents the Independent Engineer’s professional opinion as of the date thereof and (iii) since the date of such report, nothing has come to our attention that would cause us to change such report.]1

The Independent Engineer certifies that it has reviewed the Borrowing Notice dated [                    , 200[    ] (the “Current Borrowing Notice”) and the reports and documents attached thereto and other material relating to the Project as its believes are necessary to establish the accuracy of this certificate. The Independent Engineer’s review and observations were performed within the scope of our professional service agreement with the Administrative Agent and in accordance with generally accepted technical consulting practice, including such investigations, observations and review as we in our professional capacity deemed necessary under the circumstances. Based on the foregoing review and review procedures and on the understanding and assumption that we have been provided true, correct, and complete information from the Borrowers (including all information provided by contractors or subcontractors and attached to the Current Borrowing Notice) as to the matters covered by the Current Borrowing Notice, as of the date of the Current Borrowing Notice, we are providing the certifications and opinions herein.

The Independent Engineer further certifies that it is the opinion of the Independent Engineer that:

(i) [Substantial Completion for each Plant will occur on or prior to the Guaranteed Substantial Completion Date for such Plant] [Substantial Completion for the [        ] Plant is not expected to occur on or prior to the Guaranteed Substantial Completion Date for such Plant for the reasons set forth on Exhibit B hereto];

(ii) [Final Completion for each Plant will occur on or prior to the Guaranteed Final Completion Date for such Plant] [Final Completion for the [        ] Plant is not expected to occur on or prior to the Guaranteed Final Completion Date for such Plant for the reasons set forth on Exhibit B hereto];

(iii) the Project is being constructed substantially in accordance with the Project Documents;

(iv) the portion of the Work (as defined in each relevant Design Build Contract) paid pursuant to the immediately preceding Application for Payment for each Plant with respect to which the Borrowing proposed in the Current Borrowing Notice is requested has been finally substantiated to the satisfaction of the Independent Engineer [except as set forth on Exhibit B

[1]	Note: to be included only for the initial Borrowing notice with respect to each Plant.

hereto, and the Independent Engineer hereby confirms that the relevant Application for Payment with respect to which the Borrowing proposed in the Current Borrowing Notice is requested reflects any necessary adjustments];

(v) the amounts of the Borrowing requested pursuant to the Current Borrowing Notice are (a) to be used for approved Project Costs for the relevant Plant(s) consistent with the terms of the Financing Documents, and (b) due and payable pursuant to the terms of the relevant Design-Build Contract(s), [other Project Documents] and the Financing Documents;

(vi) [the Borrowing requested pursuant to the Current Borrowing Notice is in compliance with the applicable Drawdown Schedule(s) and the applicable Construction Budget(s)] [the Borrowing requested pursuant to the Current Borrowing Notice is in excess of the applicable Drawdown Schedule(s) in the amount and for the reasons set forth on Exhibit B hereto, and the Independent Engineer recommends approval of such variations];

(vii) the amount of all previous Borrowings have been applied to approved Project Costs for the relevant Plant in a manner consistent with the relevant Borrowing Notice;

(viii) sufficient funds are available under the undisbursed portion of the Aggregate Construction Loan Commitment to achieve Final Completion of the Project in accordance with the Design Build Contracts; and

(ix) the statements contained in the Current Borrowing Notice are true and correct[, except as set forth on Exhibit B hereto].

In addition, the Independent Engineer further certifies that it has no knowledge of any event of force majeure under any Project Document nor of any Default or Event of Default that has occurred and is continuing.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Independent Engineer’s Certificate to be duly executed by an authorized offer as of the date first above written.

RW BECK, INC.

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

to Independent Engineer’s Certificate

INDEPENDENT ENGINEER’S REPORT

[Note: to be included only with respect to the initial Borrowing for each Plant.]

EXHIBIT B

to Independent Engineer’s Certificate

EXCEPTIONS

EXHIBIT F

to Credit Agreement

[FORM OF]

INSURANCE CONSULTANT’S CERTIFICATE

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention: Andrea	Bailey

Re:	ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA BLOOMINGBURG, LLC, and ASA LINDEN, LLC

Ladies and Gentlemen:

The undersigned, a duly Authorized Officer of Moore-McNeil, LLC (the “Insurance Consultant “), hereby provides this letter to you in accordance with Section 6.01(n)(ii) of that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [            ], 2006, by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Insurance Consultant acknowledges that pursuant to the Credit Agreement, the Lenders will be providing financing to the Borrowers for the construction of the Project and in so doing will be relying on this certificate and the Insurance Consultant’s report dated [            ]. The Insurance Consultant certifies that attached hereto as Exhibit A is a true, correct and complete copy of such report, and that such report represents the Insurance Consultant’s professional opinion as of the date thereof. Further, since the date of the aforementioned Insurance Consultant’s report, nothing has come to our attention that would cause us to change that report.

The Insurance Consultant hereby further certifies to the Administrative Agent that:

(i)	the Borrowers have evidenced all insurance binders required pursuant to and in accordance with Section 7.01(h) of the Credit Agreement, and their insurance broker has executed a letter confirming that all such insurance policies are in full force and effect;

(ii)	the Borrowers’ insurance broker has confirmed that all premiums due and payable with respect to each such insurance policy have been paid or that the Borrowers are not in arrears on any such premium due;

(iii)	each such insurance policy is placed with insurance carriers with an AM Best, A “X” or equivalent credit rating, [other than the exception for the insurance policy # ESP0012110-00 expiring 06/28/07 noted in the insurance report with respect to the $10,000,000 excess earthquake limit which is insured with an Insurance Carrier which has an AM Best Rating of A- XV];

The Borrowers’ insurance broker has evidenced binders and has confirmed that:

•	Each such insurance policy has been endorsed with the Administrative Agent and the Senior Secured Parties as Additional Insured and First Loss Payee (where applicable);

•	Each such insurance policy permits a waiver of subrogation for the benefit of the Senior Secured Parties;

•	Each such insurance policy is primary (without contribution from any other policies the Senior Secured Parties may hold);

•	Each such insurance policy (where legally allowed) contains non-vitiation language to ensure such insurance policy will remain in full force in effect for the benefit of the Senior Secured Parties;

•	Each such insurance policy contains a non-invalidation endorsement that provides the ability (but not the obligation) for the Senior Secured Parties to pay premium and continue coverage in the event that any Borrower fails to make premium payments; and

•	Each such insurance policy provides a minimum of 30-days’ written notice of cancellation to Administrative Agent, except for cancellation based on non-payment of premium which provides for 10 days’ prior written notice.

It is our opinion that on the basis of the binders and information evidenced to us by the Borrowers and its insurance broker, the insurance evidenced is in compliance with the material insurance requirements of the Project Documents and with the requirements of the Credit Agreement.

A copy of the Borrowers’ insurance broker’s certificate confirming the matters set forth above is attached hereto as Exhibit B.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Insurance Consultant’s Certificate to be duly executed by an authorized offer as of the date first above written.

MOORE-MCNEIL, LLC

By:
Name:
Title:

EXHIBIT A

to Insurance Consultant’s Certificate

INSURANCE CONSULTANT’S REPORT

EXHIBIT B

to Insurance Consultant’s Certificate

CERTIFICATE OF BORROWERS’ INSURANCE BROKER

To:	[Insurance Consultant]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention: Andrea Bailey

The undersigned has acted as insurance broker for ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, (together, the “Borrowers”) in connection with that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [            ], 2006, by and among the Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers.

The undersigned confirms that:

(i)	the Borrowers have obtained all insurance policies required pursuant to and in accordance with Section 7.01(h) of the Credit Agreement, and all such insurance policies are in full force and effect;

(ii)	all premiums due and payable with respect to each such insurance policy have been paid or the Borrowers are not in arrears on any such premium due;

(iii)	each such insurance policy is placed with insurance carriers with an AM Best, A “X” or equivalent credit rating, [other than the exception for the insurance policy # ESP0012110-00 expiring 06/28/07 noted in the insurance report with respect to the $10,000,000 excess earthquake limit which is insured with an Insurance Carrier which has an AM Best Rating of A- XV];

(iv)	each such insurance policy has been endorsed with the Administrative Agent and the Senior Secured Parties as Additional Insured and First Loss Payee (where applicable);

(v)	each such insurance policy permits a waiver of subrogation for the benefit of the Senior Secured Parties;

(vi)	each such insurance policy is primary (without contribution from any other policies the Senior Secured Parties may hold);

(vii)	each such insurance policy (where legally allowed) contains non-vitiation language to ensure such insurance policy will remain in full force in effect for the benefit of the Senior Secured Parties;

(viii)	each such insurance policy contains a non-invalidation endorsement that provides the ability (but not the obligation) for the Senior Secured Parties to pay premium and continue coverage in the event that any Borrower fails to make premium payments; and

(ix)	each such insurance policy provides a minimum of 30-days’ written notice of cancellation to Administrative Agent, except for cancellation based on non-payment of premium which provides for 10 days’ prior written notice.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Borrowers’ Insurance Broker to be duly executed by an authorized offer as of the date first above written.

[Insurance Broker]

By:
Name:
Title:

EXHIBIT G

to Credit Agreement

[FORM OF]

ETHANOL MARKET CONSULTANT’S CERTIFICATE

[Letterhead of Muse, Stancil & Co.]

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention:      Andrea Bailey

Re:	ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA BLOOMINGBURG, LLC, and ASA LINDEN, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Muse, Stancil & Co. (the “Ethanol Market Consultant“), hereby provides this letter to you in accordance with Section 6.01(q) of that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement“), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Ethanol Market Consultant acknowledges that pursuant to the Credit Agreement, the Lenders will be providing financing to the Borrowers for the construction of the Project and in so doing will be relying on this certificate and the Ethanol Market Consultant’s report dated [                 ,             ]. The Ethanol Market Consultant certifies that attached hereto as Exhibit A is a true, correct and complete copy of such report, and that such report represents the

Ethanol Market Consultant’s professional opinion as of the date thereof. Further, since the date of the aforementioned Ethanol Market Consultant’s report, nothing has come to our attention that would cause us to change that report, other than normal market fluctuations that would not cause material changes to our report.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Ethanol Market Consultant’s Certificate to be duly executed by an authorized offer as of the date first above written.

MUSE, STANCIL & CO.

By:
Name:
Title:

EXHIBIT A

to Ethanol Market Consultant’s Certificate

ETHANOL MARKET CONSULTANT’S REPORT

EXHIBIT H

to Credit Agreement

[FORM OF]

AGRICULTURAL MARKET CONSULTANT’S CERTIFICATE

[Letterhead of Informa Economics, Inc.]

[DATE]

WestLB AG, New York Branch,

as Administrative Agent for the Lenders

1211 Ave of Americas

NY, New York 10036

Attention:      Andrea Bailey

Re:	ASA OPCO HOLDINGS, LLC, ASA ALBION, LLC, ASA BLOOMINGBURG, LLC, and ASA LINDEN, LLC

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Informa Economics, Inc. (the “Agricultural Market Consultant“), hereby provides this letter to you in accordance with Section 6.01(r) of that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement“), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Agricultural Market Consultant acknowledges that pursuant to the Credit Agreement, the Lenders will be providing financing to the Borrowers for the construction of the Project and in so doing will be relying on this certificate and the Agricultural Market Consultant’s report dated [                 ,             ]. The Agricultural Market Consultant certifies that attached hereto as Exhibit A is a true, correct and complete copy of such report, and that such report represents the Agricultural Market Consultant’s professional opinion as of the date thereof. Further, since the date of the aforementioned Agricultural Market Consultant’s report, nothing has come to our attention that would cause us to change that report, other than normal market fluctuations that would not cause material changes to our report.

[The reminder of this page is intentionally blank. The next page is the signature page.]

IN WITNESS WHEREOF, the undersigned has caused this Agricultural Market Consultant’s Certificate to be duly executed by an authorized offer as of the date first above written.

INFORMA ECONOMICS, INC.

By:
Name:
Title:

EXHIBIT A

to Agricultural Market Consultant’s Certificate

AGRICULTURAL MARKET CONSULTANT’S REPORT

EXHIBIT I

to Credit Agreement

[FORM OF]

FINAL COMPLETION CERTIFICATE

To:	WESTLB AG, NEW YORK BRANCH, as Administrative Agent under the Credit Agreement referred to below

Date: [                    ]

Re:      [Albion][Bloomingburg][Linden] Plant

Reference is hereby made to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA Holdings, as Borrowers’ Agent, each of the Lenders from time to time, party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The undersigned, on behalf of the Borrowers’ Agent and the Independent Engineer, hereby represent and certify as follows:

1. This Final Completion Certificate is the Final Completion Certificate for the [Albion][Bloomingburg][Linden] Plant described in the Credit Agreement, and is delivered to the Administrative Agent pursuant to Section 6.04(d) of the Credit Agreement.

2. The individual executing this Final Completion Certificate on behalf of the Borrowers’ Agent is a duly authorized representative of the Borrowers’ Agent, and the individual executing this Final Completion Certificate on behalf of the Independent Engineer is a duly authorized representative of the Independent Engineer.

I-1

3. The [Albion][Bloomingburg][Linden] Plant has achieved commercial operations.

4. Each of Substantial Completion and Final Completion, as defined in the Design Build Contract for the [Albion][Bloomingburg][Linden] Plant, has occurred.

5. The construction of the [Albion][Bloomingburg][Linden] Plant has been completed and all costs related thereto have been fully paid.

6. There are no mechanic’s, workmen’s, materialmen’s or other similar Liens on any part of the [Albion][Bloomingburg][Linden] Plant, Site, or other related Project assets relating to the work or services for such Plant provided by the Design Builder or any of its subcontractors, other than Liens that are subject to a Contest, and the undersigned has received satisfactory evidence thereof.

7. An updated survey for the [Albion][Bloomingburg][Linden] Plant’s Site has been prepared and is in form and substance satisfactory to the undersigned.

8. Owners Scope for the [Albion][Bloomingburg][Linden] Plant has been completed to the reasonable satisfaction of the undersigned.

9. The final air emissions test for the [Albion][Bloomingburg][Linden] Plant has been satisfactorily completed.

10. The [Albion][Bloomingburg][Linden] Plant as constructed complies in all material respects with all Project Documents relating to such Plant and all applicable Laws.

11. All Governmental Approvals required in any respect for the operation of the [Albion][Bloomingburg][Linden] Plant have been obtained and are in full force and effect.

ASA OPCO HOLDINGS, LLC, as Borrowers’
Agent

By:
Name:
Title:

RW BECK, INC., as Independent Engineer

By:
Name:
Title:

I-2

EXHIBIT J

to Credit Agreement

[FORM OF]

[ALBION][BLOOMINGBURG][LINDEN]

CONSTRUCTION WITHDRAWAL CERTIFICATE

Date: [                 ,             ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.[[03][04][05](c)] [and Section 8.06(b)] of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YO RK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer from the account entitled [            ], No. [            ] (the “[Albion][Bloomingburg][Linden] Construction Account “), on [            ], 200[  ] (the “Construction Account Withdrawal Date”), the amounts to the [payees, in each case as set forth on Part A of Schedule 1 attached hereto] [and the amounts set forth on Part B of Schedule 1 hereto, to the account entitled [            ], No. [            ] (the “ASA Holdings Construction Account”) for further immediate transfer to the payees identified in Part B of Schedule 1].

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Construction Account Withdrawal Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Construction Withdrawal Certificate is being delivered to the Accounts Bank with a copy to the Administrative Agent and the Independent Engineer not later than 11:00 a.m. New York City time on the Construction Account Withdrawal Date, and the Construction Account Withdrawal Date is a Business Day.

[(c) All conditions set forth in the Credit Agreement for the withdrawal requested hereby have been satisfied.] [To be included for all withdrawals after the date of the initial Borrowing Notice.]

[(d) The funds to be withdrawn from the [Albion][Bloomingburg][Linden] Construction Account pursuant to this Construction Withdrawal Certificate will be applied directly to the payment of [Albion][Bloomingburg][Linden] Project Costs due and owing strictly in accordance with the [Albion][Bloomingburg][Linden] Construction Budget. [The funds to be withdrawn from the [Albion][Bloomingburg][Linden] Construction Account and transferred to the ASA Holdings Construction Account for further immediate payment of Project Costs are amounts due and owing strictly in accordance with the Construction Budgets that are required to be paid to a single payee in a single payment for [Albion] [Bloomingburg] and [Linden] Project Costs due and owing to such payee.]] [To be included for withdrawals prior to the date of the initial Borrowing Notice.]

[(d) The funds to be withdrawn from the [Albion][Bloomingburg][Linden] Construction Account pursuant to this Construction Withdrawal Certificate will be applied directly to the payment of [Albion][Bloomingburg][Linden] Project Costs due and owing strictly in accordance with the [Albion][Bloomingburg][Linden] Construction Budget and the most recent Borrowing Notice for the [Albion][Bloomingburg][Linden] Construction Loan, which is attached to this Construction Withdrawal Certificate as Annex A, and the most recent Independent Engineer’s Certificate for the [Albion][Bloomingburg][Linden] Construction Loan, which is attached to this Construction Withdrawal Certificate as Annex B.] [To be included for all withdrawals after the date of the initial Borrowing Notice.]

[(e) The funds to be withdrawn from the [Albion][Bloomingburg][Linden] Construction Account and transferred to the ASA Holdings Construction Account for further immediate payment of Project Costs are amounts due and owing strictly in accordance with the Construction Budgets and the Borrowing Notice[s] attached to this Construction Withdrawal Certificate as Annex A, and Independent Engineer’s Certificate[s] attached to this Construction Withdrawal Certificate as Annex B that are required to be paid to a single payee in a single payment for [Albion] [Bloomingburg] and [Linden] Project Costs due and owing to such payee.] [To be included for relevant withdrawals after the date of the initial Borrowing Notice.]

(f) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawal requested hereby.

[The reminder of this page is intentionally blank. The next page is the signature page.]

CC:	ADMINISTRATIVE AGENT
INDEPENDENT ENGINEER

IN WITNESS WHEREOF, the undersigned has caused this Construction Withdrawal Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

Schedule 1 to

[Albion][Bloomingburg][Linden]

Construction Withdrawal Certificate

WITHDRAWALS FROM [ALBION][BLOOMINGBURG][LINDEN] CONSTRUCTION ACCOUNT

[details to be attached]

Part A.

[Withdrawals from [Albion][Bloomingburg][Linden] Construction Account for direct payment of [Albion][Bloomingburg][Linden] Project Costs].

Payee	Amount		Wire Instructions[/Check Number][2]
	$	]

Part B.

[Transfers from [Albion][Bloomingburg][Linden] Construction Account for deposit into the ASA Holdings Construction Account for further payment of [Albion] [Bloomingburg] and [Linden] Project Costs.

Account of origin	Amount		For Further Transfer to Payee	Wire Instructions[/Check Number][3]
	$	]

[2]	Payments may be made by check only prior to the initial Borrowing Date.
[3]	Payments may be made by check only prior to the initial Borrowing Date.

Annex A to

[Albion][Bloomingburg][Linden]

Construction Withdrawal Certificate

[MOST RECENT] BORROWING NOTICE

[Note: does not need to be attached prior to date of initial Borrowing Notice.]

Annex B to

[Albion][Bloomingburg][Linden]

Construction Withdrawal Certificate

[MOST RECENT] INDEPENDENT ENGINEER’S CERTIFICATE

[Note: does not need to be attached prior to date of initial Borrowing Notice.]

EXHIBIT K

to Credit Agreement

[FORM OF]

LIQUIDATED DAMAGES TRANSFER CERTIFICATE

Date: [                     ,         ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.07(b) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and pay from the account entitled [            ], No. [            ] (the “Liquidated Damages Account “), on [            ], 20[    ] (the “Liquidated Damages Withdrawal Date”), the amounts to the payees, in each case as set forth on Schedule 1 attached hereto.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Liquidated Damages Withdrawal Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Liquidated Damages Transfer Certificate is being delivered to the Accounts Bank not later than 11:00 a.m. New York City time on the Liquidated Damages Withdrawal Date, and the Liquidated Damages Withdrawal Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the withdrawal requested hereby have been satisfied.

(d) The funds to be withdrawn from the Liquidated Damages Account pursuant to this Liquidated Damages Transfer Certificate will be applied directly to the payment of amounts due and payable for [Debt Service] [fixed costs for the [Albion][Bloomingburg][Linden] Plant and other amounts that are due and owing, as approved by the Independent Engineer and the Administrative Agent].

[(e) In the case of transfers requested for the payment of fixed costs, the Delay Liquidated Damages to be used for such payments were originally paid under the Design Build Contract relating to the same Plant with respect to which such fixed costs will be paid.]

(f) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby.

[The reminder of this page is intentionally blank. The next page is the signature page.]

CC: ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Liquidated Damages Transfer Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

Schedule 1 to

Liquidated Damages Transfer Certificate

WITHDRAWALS FROM LIQUIDATED DAMAGES ACCOUNT

[details to be attached]

I. Withdrawals from Liquidated Damages Account for the payment of [Debt Service] [fixed costs for the [Albion][Bloomingburg][Linden] Plant and other amounts that are due and owing as approved by the Independent Engineer and the Administrative Agent].

Payee	Amount	Wire Instructions
$

EXHIBIT L

to Credit Agreement

[FORM OF]

REVENUE ACCOUNT WITHDRAWAL CERTIFICATE

Date: [                     ,        ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.08(b) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer, from the account entitled [            ], No. [            ] (the “Revenue Account”), on [            ], 20[    ] (the “Revenue Account Withdrawal Date”), the following amounts: [Note: each Revenue Account Withdrawal Certificate should only include those priorities relevant on the given withdrawal date.]

(i) in accordance with Section 8.08(b)(i) of the Credit Agreement, (A) [            ] Dollars ($[            ]) to the Operating Account* and (B) [            ] Dollars ($[            ]) to [Cargill]1;

(ii) in accordance with Section 8.08(b)(ii) of the Credit Agreement, [            ] Dollars ($[            ]) to the Maintenance Capital Expense Account*;

(iii) in accordance with Section 8.08(b)(iii) of the Credit Agreement, [(A) [            ] Dollars ($[            ]) to the Albion Construction Account] [(B) [            ] Dollars ($[            ]) to the Bloomingburg Construction Account] [(C) [            ] Dollars ($[            ]) to the Linden Construction Account]2;

(iv) in accordance with Section 8.08(b)(iv) of the Credit Agreement, [            ] Dollars ($[            ]) to the Working Capital Reserve Account3;

(v) in accordance with Section 8.08(b)(v) of the Credit Agreement, [            ] Dollars ($[            ]) to the Commodity Hedging Reserve Account*;

(vi) in accordance with Section 8.08(b)(vi) of the Credit Agreement, [            ] Dollars ($[            ]) to the Administrative Agent, for the account of the Senior Secured Parties, for payment of Fees, costs and expenses with respect to the Loans**;

(vii) in accordance with Section 8.08(b)(vii) of the Credit Agreement, to the Administrative Agent, for the account of the Senior Secured Parties, [(A)] [            ] Dollars ($[            ]) for payment of interest on the Loans [and (B) [            ] Dollars ($[            ]) for payment of fees, expenses or Net Swap Payments on the Interest Rate Protection Agreements]**;

(viii) in accordance with Section 8.08(b)(viii) of the Credit Agreement, to the Administrative Agent, for the account of the Senior Secured Parties, [(A)] [            ] Dollars ($[            ]) for payment of principal on the Loans [and (B) [            ] Dollars ($[            ]) for payment of Swap Termination Payments on the Interest Rate Protection Agreements]***;

*	To be included in certificates for each Monthly Date.
[1]	To be included in certificates issued when a Margin Call Payment is due and payable, to the extent that adequate funds are not available in the Commodity Hedging Reserve Account and the Working Capital Reserve Account to fund such Margin Call Payment.
[2]	May be included in certificates for each Monthly Date prior to the Conversion Date, to the extent permitted under Section 7.01(g)(v) of the Credit Agreement.
[3]	To be included in certificates for each Monthly Date during a Working Capital Trigger Period.
**	To be included in certificates for any date on which such amounts are due and payable.
***	To be included in certificates for each Quarterly Payment Date.

(ix) in accordance with Section 8.08(b)(ix) of the Credit Agreement, [            ] Dollars ($[            ]) to the Debt Service Reserve Account*;

(x) in accordance with Section 8.08(b)(x) of the Credit Agreement, [            ] Dollars ($[            ]) to ASA Biofuels for payment of Current Priority Subordinated Interest4;

(xi) in accordance with Section 8.08(b)(xi) of the Credit Agreement, [            ] Dollars ($[            ]) to the Administrative Agent, for the account of the Lenders, for prepayment of the Term Loans**;

(xii) in accordance with Section 8.08(b)(xii) of the Credit Agreement, [            ] (A) Dollars ($[            ]) to [ASA Biofuels][insert name of relevant state taxing authority] for the payment of the State Tax Distribution Amount and (B) Dollars ($[            ]) to [ASA Biofuels][insert name of relevant federal taxing authority] for the payment of the Federal Tax Distribution Amount5;

(xiii) in accordance with Section 8.08(b)(xiii) of the Credit Agreement, [            ] Dollars ($[            ]) to the Administrative Agent, for the account of the Lenders, for prepayment of the Term Loans***;

(xiv) in accordance with Section 8.08(b)(xiv) of the Credit Agreement, [            ] Dollars ($[            ]) to the Administrative Agent, for the account of the Lenders, for prepayment of the Term Loans6;

(xv) in accordance with Section 8.08(b)(xv) of the Credit Agreement, [            ] Dollars ($[            ]) to the VEETC Sub-Account7;

(xvi) in accordance with Section 8.08(b)(xvi) of the Credit Agreement, [            ] Dollars ($[            ]) to the Prepayment Holding Account8;

(xvii) in accordance with Section 8.08(b)(xvii) of the Credit Agreement, [            ] Dollars ($[            ]) to the Commodity Hedging Reserve Account9; and

[4]	To be included in certificates for each Quarterly Payment Date after the Conversion Date; provided that no Event of Default has occurred and is continuing.
[5]	To be included in certificates for each Quarterly Payment Date after the Conversion Date.
[6]	To be inserted in certificates for each Quarterly Payment Date, if required pursuant to Section 8.08(b)(xiv) of the Credit Agreement.
[7]	To be included in certificates for each Quarterly Payment Date if a VEETC Event has occurred and is continuing, if required pursuant to Section 8.08(b)(xv) of the Credit Agreement.
[8]	To be included in certificates for each Quarterly Payment Date, if required pursuant to Section 8.08(b)(xvi) of the Credit Agreement.

(xviii) in accordance with Section 8.08(b)(xviii) of the Credit Agreement, [            ] Dollars ( $[            ]) to ASA Biofuels for payment of Deferred Priority Subordinated Interest10.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Revenue Account Withdrawal Date, as follows:

(a) The undersigned is a Financial Officer of the Borrowers’ Agent.

(b) This Revenue Account Withdrawal Certificate is being delivered to the Accounts Bank not later than 11:00 a.m. New York City time on the Revenue Account Withdrawal Date, and the Revenue Account Withdrawal Date is a [Business Day][Monthly Date][Quarterly Payment Date].

(c) All conditions set forth in the Credit Agreement for the withdrawals requested hereby have been satisfied.

(d) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby.

[(e) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(i)(A) of the Credit Agreement and pursuant to paragraph (i)(A) of this Revenue Account Withdrawal Certificate will be further applied to the payment of Operation and Maintenance Expenses that are or will become due and payable in accordance with the Operating Budget for the Project during the immediately succeeding calendar month (less any Cargill Setoff Amount) and for which insufficient funds are available for the payment thereof in the Operating Account; it being hereby further certified that the amount of such requested transfer of funds (taken together with any Cargill Setoff Amount for such calendar month) does not exceed by more that ten percent (10%) the amount projected for Operation and Maintenance Expenses in the current Operating Budget for the Project for the calendar month for which such funds are requested.]

[(f) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(i)(B) of the Credit Agreement and pursuant to paragraph (i)(B) of this Revenue Account Withdrawal Certificate will be applied directly to Margin Call Payments due and payable; it being hereby further certified that adequate funds are not available in the Commodity Hedging Reserve Account and the Working Capital Reserve Account to fund such Margin Call Payment.]

(Cont’d from preceding page)

[9]	To be included in certificates for each Quarterly Payment Date, if required pursuant to Section 8.08(b)(xv ii) of the Credit Agreement.
[10]	To be included in certificates for each Quarterly Payment Date, if required pursuant to Section 8.08(xviii) of the Credit Agreement.

[(g) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(ii) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate will be further applied to the payment of Maintenance Capital Expenses that are or will become due and payable during the immediately succeeding calendar month in accordance with the Operating Budget for the Project and for which insufficient funds are available for the payment thereof in the Maintenance Capital Expense Account; it being hereby further certified that:

(i) the amount of such requested transfers does not exceed by more that ten percent (10%) the amount projected for Maintenance Capital Expenses in the current Operating Budget for the Project for the month for which such funds are requested; and

(ii) in accordance with Section 8.08(b)(ii)(A) and (B) of the Credit Agreement, such requested transfer [does not require the approval of the Independent Engineer][requires the approval of the Independent Engineer, which approval is attached to this Revenue Account Withdrawal Certificate.]

[(h) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(iii) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate will be further applied to the payment of Project Costs due and owing in the immediately succeeding calendar month for the [Albion][Bloomingburg][Linden] Plant; it being hereby further certified that such transfer is permitted under Section 7.01(g)(v) of the Credit Agreement.]

[(i) The Revenue Account Withdrawal Date is within a Working Capital Trigger Period, the Working Capital Reserve Required Amount is [            ] Dollars ($[            ]), and and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(iv) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in the amount set forth below:

[(i) this Revenue Account Withdrawal Certificate is being delivered during the first twelve (12) months following the commencement of the current Working Capital Trigger Period, and such amount is equal to the lesser of (A) one million seven hundred thousand Dollars ($1,700,000) and (B) the difference between (x) the Working Capital Reserve Required Amount and (y) the funds on deposit in or standing to the credit of the Working Capital Reserve Account on the Revenue Account Withdrawal Date.]

[(i) this Revenue Account Withdrawal Certificate is being delivered during the first twelve (12) months following the commencement of the current Working Capital Trigger Period, the Revenue Account Withdrawal Date is a Quarterly Payment Date and, on a previous Monthly Date during the Quarterly Period ending on Revenue Account Withdrawal Date, less than one million seven hundred thousand Dollars ($ 1,700,000) was transferred to the Working Capital Reserve Account pursuant to

Section 8.08(b)(iv) of the Credit Agreement, and such amount is equal to the lesser of (x) the amount such that all transfers made pursuant to Section 8.08(b)(iv) of the Credit Agreement during the Quarterly Period ending on the Revenue Account Withdrawal Date are equal to five million Dollars ($5,000,000) and (y) the difference between the Working Capital Reserve Required Amount and the funds on deposit in or standing to the credit of the Working Capital Reserve Account on the Revenue Account Withdrawal Date.]

[(i) this Revenue Account Withdrawal Certificate is being delivered after the completion of the first twelve (12) months following the commencement of the current Working Capital Trigger Period, and such amount is equal to the difference between (x) the Working Capital Reserve Required Amount and (y) the funds on deposit in or standing to the credit of the Working Capital Reserve Account on the Revenue Account Withdrawal Date.]]

[(j) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(v) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to the difference between (x) the Commodity Hedging Reserve Requirement and (y) the funds on deposit in or standing to the credit of the Commodity Hedging Reserve Account on the Revenue Account Withdrawal Date; it being hereby further certified that, as of the Revenue Account Withdrawal Date, the Commodity Hedging Reserve Requirement is [            ] Dollars ($[            ]).]

[(k) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(vi) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are equal to the amount of all Fees, costs and expenses due and payable with respect to the Loans as of the Revenue Account Withdrawal Date.]

[(l) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(vii) of the Credit Agreement and pursuant to paragraph [(    )(A)] of this Revenue Account Withdrawal Certificate are equal to the amount of all interest due and payable with respect the Loans as of the Revenue Account Withdrawal Date.]

[(m) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(vii) of the Credit Agreement and pursuant to paragraph [(    )(B)] of this Revenue Account Withdrawal Certificate are equal to the amount of all fees, expenses and Net Swap Payments due and payable with respect to the Interest Rate Protection Agreements as of the Revenue Account Withdrawal Date.]

[(n) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(viii) of the Credit Agreement and pursuant to paragraph [(    )(A)] of this Revenue Account Withdrawal Certificate are equal to the amount of all principal due and payable with respect to the Loans as of the Revenue Account Withdrawal Date.]

[(o) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(viii) of the Credit Agreement and pursuant to paragraph [(    )(B)] of this Revenue Account Withdrawal Certificate are equal to the amount of all Swap Termination Payments due and payable by the Borrowers with respect to any Interest Rate Protection Agreements as of the Revenue Account Withdrawal Date.]

[(p) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(ix) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to the difference between (x) the Debt Service Reserve Requirement and (y) the funds on deposit in or standing to the credit of the Debt Service Reserve Account on the Revenue Account Withdrawal Date; it being hereby further certified that, as of the Revenue Account Withdrawal Date, the Debt Service Reserve Requirement is [            ] Dollars ($[            ]).]

[(q) The Conversion Date has occurred, no Event of Default has occurred and is continuing, and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(x) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to the Current Priority Subordinated Interest for the Quarterly Period ending on the Revenue Account Withdrawal Date. The transfer of funds requested pursuant to this paragraph [(            )] is subject to confirmation of the Administrative Agent on the signature page to this Revenue Account Withdrawal Certificate.]

[(r) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xi) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to a Mandatory Prepayment required to be made as of the Revenue Account Withdrawal Date in an amount equal to forty percent (40%) of cash that will be remaining in the Revenue Account after the transfer, if any, required pursuant to Section 8.08(b)(x) of the Credit Agreement.]

[(s) The Conversion Date has occurred and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xii) of the Credit Agreement and (i) pursuant to paragraph [(    )](A) of this Revenue Account Withdrawal Certificate will be [applied by ASA Biofuels][paid directly to [insert description of state taxing authority]] for the payment of the State Tax Distribution Amount and (ii) pursuant to paragraph [(    )](B) of this Revenue Account Withdrawal Certificate will be [applied by ASA Biofuels][paid directly to [insert name of federal taxing authority]] for the payment of the Federal Tax Distribution Amount, in each case due and payable for the Fiscal Quarter ending on the Revenue Account Withdrawal Date. The transfer of funds requested pursuant to this paragraph [(            )] is subject to confirmation of the Administrative Agent on the signature page to this Revenue Account Withdrawal Certificate.]

[(t) The funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xiii) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to a Mandatory Prepayment required to be made as of the Revenue Account Withdrawal Date in an amount such that after such Mandatory Prepayment is made, the then-outstanding principal amount of the Term Loans is equal to the Target Balance Amount for the Quarterly Payment Date corresponding to the Revenue Account Withdrawal Date; it being hereby further certified that, as of the Revenue Account Withdrawal Date, the Target Balance Amount is [            ] Dollars ($[            ]).]

(u) [As of the Revenue Account Withdrawal Date the Historical Debt Service Coverage Ratio is less than 1.5:1, and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xiv) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to a Mandatory Prepayment required to be made as of the Revenue Account Withdrawal Date in an amount equal to one hundred percent (100%) of the amounts that will be on deposit in or standing to the credit of the Revenue Account after the transfer required pursuant to Section 8.08(b)(xiii) of the Credit Agreement has been made.] [As of the Revenue Account Withdrawal Date the Historical Debt Service Coverage Ratio is greater than or equal to 1.5:1, and no Mandatory Prepayment is required to be made pursuant to Section 8.08(b)(xiv) of the Credit Agreement.]

(v) [A VEETC Event has occurred and is continuing, no Mandatory Prepayment has been made pursuant to Section 8.08(b)(xiv) of the Credit Agreement, and the aggregate total amount of the prepayments made pursuant to Sections 8.08(b)(xi) and 8.08(b)(xiii) of the Credit Agreement were in an amount less than seventy-five (75%) of Cash Flow remaining after the transfer required pursuant to Section 8.08(b)(x) of the Credit Agreement, and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xv) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to the lesser of (1) thirty-five percent (35%) of Cash Flow remaining after the transfers made pursuant to Section 8.08(b)(x) of the Credit Agreement and (2) an amount equal to the difference between (x) seventy-five percent (75%) of Cash Flow remaining after the transfers (if any) required pursuant to Section 8.08(b)(x) of the Credit Agreement on the Revenue Account Withdrawal Date have been made and (y) an amount equal to the Mandatory Prepayments made pursuant to Sections 8.08(b)(xi) and 8.08(b)(xiii) of the Credit Agreement. After such transfer the aggregate of all amounts on deposit in and standing to the credit of the VEETC Sub-Account shall not exceed the aggregate outstanding principal amount of the Loans.] [As of the Revenue Account Withdrawal Date, no VEETC Event has occurred and is continuing and no funds are required to be withdrawn from the Revenue Account pursuant to Section 8.08(b)(xv) of the Credit Agreement.]

(w) [The Historical Debt Service Coverage Ratio as of the Revenue Account Withdrawal Date is greater than or equal to 1.5:1, the Prospective Debt Service Coverage Ratio as of the Revenue Account Withdrawal Date is less than 1.5:1, and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xvi) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are in an amount equal to one hundred percent (100%) of the amounts that will be on deposit in or standing to the credit of the Revenue Account after the transfer (if any) required in accordance with Section 8.08(b)(xv) of the Credit Agreement on the Revenue Account Withdrawal Date has been made.] [[The Historical Debt Service Coverage Ratio as of the Revenue Account Withdrawal Date is less than 1.5:1] [and] [the Prospective Debt Service Coverage Ratio as of the Revenue Account Withdrawal Date is equal to or greater than 1.5:1] and no funds are required to be withdrawn from the Revenue Account pursuant to Section 8.08(b)(xvi) of the Credit Agreement.]

(x) [The Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on the Revenue Account Withdrawal Date exceeds eighty percent (80%) of the Net Cargill Receivables calculated as of the Revenue Account Withdrawal Date, and the funds to be withdrawn from the Revenue Account in accordance with

Section 8.08(b)(xvii) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are equal to the Swap Exposure Sweep Amount.][The Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on the Revenue Account Withdrawal Date is less than or equal to eighty percent (80%) of the Net Cargill Receivables calculated as of the Revenue Account Withdrawal Date, and no transfer of funds is required to be made pursuant to Section 8.08(b)(xvii) of the Credit Agreement.]

(i) It is hereby further certified that (A) the Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on the Revenue Account Withdrawal Date is [            ] Dollars ($[            ]), (B) the amount of Net Cargill Receivables calculated as of the Revenue Account Withdrawal Date is [            ] Dollars ($[            ]), and (C) the Swap Termination Value of all Permitted Commodity Hedging Arrangements outstanding on the Revenue Account Withdrawal Date is [            ] percent ([    ]%) of the Net Cargill Receivables calculated as of the Revenue Account Withdrawal Date. The amounts set forth in this paragraph [(    )](i) are subject to confirmation of the Administrative Agent on the signature page to this Revenue Account Withdrawal Certificate.

[(y) The Conversion Date has occurred, no Event of Default has occurred and is continuing, and the funds to be withdrawn from the Revenue Account in accordance with Section 8.08(b)(xviii) of the Credit Agreement and pursuant to paragraph [(    )] of this Revenue Account Withdrawal Certificate are equal to the Deferred Priority Subordinated Interest as of the Revenue Account Withdrawal Date. The transfer of funds requested pursuant to this paragraph [(            )] is subject to confirmation of the Administrative Agent on the signature page to this Revenue Account Withdrawal Certificate.]

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CC: ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Revenue Account Withdrawal Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

[Confirmed with respect to paragraphs ([ ]) by

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:]

EXHIBIT M

to Credit Agreement

[FORM OF]

RESTRICTED PAYMENT CERTIFICATE

Date: [                 ,        ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section [8.08(b)[(xix)][(xx)][8.14[(c)(ii)][(d)(ii)] of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and pay from the account entitled [            ], No. [            ] [(the “Revenue Account ”)] [(the “Prepayment Holding Account ”)] [(the “VEETC Sub-Account”)], on [            ], 20[    ] (the “Restricted Payment Date”), the amounts to the payees, in each case as set forth on Schedule 1 attached hereto.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Restricted Payment Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) The Conversion Date has occurred.

(c) This Restricted Payment Certificate is being delivered to the Accounts Bank with a copy to the Administrative Agent not later than 11:00 a.m. New York City time on the Restricted Payment Date, and the Restricted Payment Date is a Quarterly Payment Date or another Business Day that is within five (5) Business Days following a Quarterly Payment Date.

(d) All conditions set forth in the Credit Agreement (including Section 7.02(s)) for the withdrawal(s) requested hereby have been satisfied.

(e) No Notice of Suspension is in effect and no Default or Event of Default has occurred and is continuing or would occur as a result of the Restricted Payment(s) to be made with the proceeds of the withdrawals requested hereby.

(f) The Debt Service Reserve Account is fully funded in the amount of the Debt Service Reserve Requirement. The Working Capital Reserve Account is fully funded in the amount of the Working Capital Reserve Required Amount. The Commodity Hedging Reserve Account is fully funded in the amount of the Commodity Hedging Reserve Requirement.

(g) No VEETC Event has occurred and is continuing.

(h) Each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, calculated as of the current Quarterly Payment Date, is greater than or equal to 1.5:1, and a detailed calculation of such Historical Debt Service Coverage Ratio and such Prospective Debt Service Coverage Ratio is set forth in Schedule 2 attached hereto.

(i) The aggregate Swap Termination Value under all Permitted Commodity Hedging Arrangements outstanding as of the Restricted Payment Date is less than or equal to eighty percent (80%) of the Net Cargill Receivables as of the Restricted Payment Date, and a detailed calculation of such Swap Termination Value and of such Net Cargill Receivables is set forth on Schedule 3 attached hereto.

(j) There are no outstanding Margin Call Payments that have been delivered to Cargill and have not been reimbursed to the Borrowers.

[(k) All of the transfers and payments set forth in priorities first through eighteenth of Section 8.08(b) of the Credit Agreement have been made, or will be made, before the consummation of the withdrawals requested hereby and in accordance with the terms of each Revenue Account Withdrawal Certificate issued or to be issued as of the Restricted Payment Date.]1

(l) Any amounts payable under Sections 5.3.2, 6.5.6 and 19.4.1 of the Design Build Contracts will be paid in full prior to the making of any other Restricted Payment.

[The reminder of this page is intentionally blank. The next page is the signature page.]

CC: ADMINISTRATIVE AGENT

[1]	To be included only in certificates issued in connection with Sections 8.08(b)(xix) and/or 8.08(b)(xx) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Restricted Payment Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

Schedule 1 to

Restricted Payment Certificate

WITHDRAWALS [REVENUE ACCOUNT] [PREPAYMENT HOLDING ACCOUNT]

[VEETC SUB-ACCOUNT]

[details to be attached]

I. Withdrawals from [Revenue Account ][Prepayment Holding Account][VEETC Sub-Account ] for the making of Restricted Payments.

Payee	Amount	Wire Instructions
$

Schedule 2 to

Restricted Payment Certificate

HISTORICAL DEBT SERVICE COVERAGE RATIO AND PROSPECTIVE DEBT

SERVICE COVERAGE RATIO CALCULATIONS

Schedule 3 to

Restricted Payment Certificate

SWAP TERMINATION VALUE OF PERMITTED COMMODITY HEDGING

ARRANGEMENTS

[Details to be inserted]

NET CARGILL RECEIVABLES CALCULATIONS

[Details to be inserted]

EXHIBIT N

to Credit Agreement

[FORM OF]

OPERATING ACCOUNT WITHDRAWAL CERTIFICATE

Date: [                 ,         ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.09(b)(ii) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer from the account entitled [            ], No. [            ] (the “Operating Account “), on [            ], 20[    ] (the “Operating Account Withdrawal Date”), the amounts to the account[s], in each case as set forth on Schedule 1 attached hereto.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Operating Account Withdrawal Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Operating Account Withdrawal Certificate is being delivered to the Accounts Bank not later than 11:00 a.m. New York City time on the Operating Account Withdrawal Date, and the Operating Account Withdrawal Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the withdrawal requested hereby have been satisfied.

(d) The funds to be withdrawn from the Operating Account pursuant to this Operating Account Withdrawal Certificate will be transferred to the Local Account(s) identified on Schedule 1 hereto, for further application to the payment of amounts due and owing by the Borrowers for Operation and Maintenance Expenses in accordance with the current Operating Budgets and the most recent Revenue Account Withdrawal Certificate.

(e) A Blocked Account Agreement with respect to each Local Account identified on Schedule 1 hereto has been executed and is in full force and effect.

(f) The amounts requested hereby for Operation and Maintenance Expenses (as specified on Schedule 1 hereto), taken together with any other amounts transferred from the Operating Account pursuant to any other Operating Account Withdrawal Certificate submitted during this calendar month, do not exceed one million Dollars ($1,000,000).

(g) After giving effect to the transfers requested hereby, the amounts on deposit in and standing to the credit of all Local Accounts permitted pursuant to Section 7.02(i) of the Credit Agreement will not exceed, in the aggregate, one million Dollars ($1,000,000).

(h) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby.

[The reminder of this page is intentionally blank. The next page is the signature page.]

CC: ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Operating Account Withdrawal Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

Schedule 1 to

Operating Account

Withdrawal Certificate

WITHDRAWALS FROM OPERATING ACCOUNT

[details to be attached]

I. Withdrawals from Operating Account to permitted Local Account(s).

Local Account:	Amount	Wire Instructions
$

EXHIBIT O

to Credit Agreement

[FORM OF]

WORKING CAPITAL TRANSFER CERTIFICATE

Date: [                 ,         ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.11[(b)[(i)][(ii)]][(c)] of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer, from the account entitled [            ], No. [            ] (the “Working Capital Reserve Account”), on [            ], 20[    ] (the “Working Capital Withdrawal Date”):

[(i) The amounts to the payees as set forth on Schedule 1 attached hereto for direct payment of Operation and Maintenance Expenses in accordance with Section 8.11(b)(i) of the Credit Agreement; [and][or]]

[(ii) [            ] Dollars ($[            ]) for transfer to [Cargill] at [            ], Acct. #[            ], ABA #[            ] for the payment of Margin Call Payments in accordance with Section 8.11(b)(ii) of the Credit Agreement; [and][or];

[(iii) [            ] Dollars ($[            ]) for deposit into the Revenue Account in accordance with Section 8.11(c) of the Credit Agreement.]

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Working Capital Withdrawal Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Working Capital Transfer Certificate is being delivered to the Accounts Bank with a copy to the Administrative Agent not later than 11:00 a.m. New York City time on the Working Capital Withdrawal Date, and the Working Capital Withdrawal Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the withdrawals requested hereby have been satisfied.

[(d) The funds to be withdrawn from the Working Capital Reserve Account pursuant to this Working Capital Transfer Certificate will:

[(i) in the case of transfers requested pursuant to Section 8.11(b)(i) of the Credit Agreement, be applied directly to the payment of amounts due and owing for Operation and Maintenance Expenses in accordance with the Operating Budget;] [and][or]

[(ii) in the case of transfers requested pursuant to Section 8.11(b)(ii) of the Credit Agreement, be applied directly to Margin Call Payments.]]

[(e) [In the case of transfers requested pursuant to Section 8.11(b)(i) of the Credit Agreement, adequate funds are not available in the Operating Account for the payment of such Operation and Maintenance Expenses.] [In the case of transfers requested pursuant to Section 8.11(b)(ii) of the Credit Agreement, adequate funds are not available in the Commodity Hedging Reserve Account for the payment of such Margin Call Payments.]

[(f) The amounts requested to be transferred for the payment of Operation and Maintenance Expenses pursuant to this Working Capital Transfer Certificate and Section 8.11(b)(i) of the Credit Agreement (when taken together with (i) all amounts transferred to the Operating Account on the Monthly Date immediately preceding this Working Capital Transfer Certificate, (ii) any Cargill Setoff Amount for the calendar month during which this Working Capital Transfer Certificate is being made, and (iii) the amount of any other transfers made from the Working Capital Account to the Operating Account in the calendar month during which this Working Capital Transfer Certificate is being made) do not exceed by more than ten percent (10%) the amount projected for Operation and Maintenance Expenses in the current Operating Budget for the Project for the calendar month during which this Working Capital Transfer Certificate is being made.]

[(g) In the case of a transfer requested pursuant to Section 8.11(c) of the Credit Agreement, the funds on deposit in or standing to the credit of the Working Capital Reserve Account are in excess of the Working Capital Reserve Required Amount, no Notice of Suspension is in effect, and the amount of the requested transfer are equal to the difference between (x) the aggregate total amount of all funds on deposit in or standing to the credit of the

Working Capital Reserve Account and (y) the Working Capital Reserve Required Amount; it being hereby further certified that the Working Capital Reserve Required Amount is [            ] Dollars ($[            ]). The transfer of funds requested pursuant to Section 8.11(c) are subject to confirmation of the Administrative Agent on the signature page to this Working Capital Transfer Certificate.]

(h) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby.

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CC: ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Working Capital Transfer Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

[Confirmed with respect to paragraph ([ ]) by

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:]

Schedule 1

to Working Capital

Transfer Certificate

TRANSFERS FROM WORKING CAPITAL ACCOUNT

[details to be attached]

I. Transfers from Working Capital Account for the direct payment of Operation and Maintenance expenses due and owing.

Payee	Amount	Wire Instructions
$

EXHIBIT P

to Credit Agreement

[FORM OF]

COMMODITY HEDGING TRANSFER CERTIFICATE

Date: [                 ,         ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.12[(b)][(c)][(d)] of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer from the account entitled [            ], No. [            ] (the “Commodity Hedging Reserve Account “), on [            ], 20[    ] (the “Commodity Hedging Transfer Date”):

[(i) the amounts to the payees, in each case as set forth on Schedule 1 attached hereto in accordance with Section 8.12(c) of the Credit Agreement;] [and ][or]

[(ii) [            ] Dollars ([$             ]) for deposit into the Revenue Account in accordance with Section 8.12[(b)][(d)] of the Credit Agreement.]

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Commodity Hedging Transfer Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Commodity Hedging Transfer Certificate is being delivered to the Accounts Bank with a copy to the Administrative Agent not later than 11:00 a.m. New York City time on the Commodity Hedging Transfer Date, and the Commodity Hedging Transfer Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the withdrawals requested hereby have been satisfied.

(d) The funds to be withdrawn from the Commodity Hedging Reserve Account pursuant to this Commodity Hedging Transfer Certificate will:

[(i) in the case of transfers requested in accordance with Section 8.12[(b)][(d)] of the Credit Agreement, be deposited into the Revenue Account;] [and][or]

[(ii) in the case of transfers requested in accordance with Section 8.12(c) of the Credit Agreement, be applied directly to the payment of [Margin Call Payments] [Swap Termination Payments due and owing under Permitted Commodity Hedging Arrangements], it being hereby expressly certified that adequate funds are not available for the payment of such amounts in the Operating Account.]

[(e) [In the case of a transfer requested pursuant to Section 8.12(b) of the Credit Agreement, the amount of the requested transfer is equal to the amount of a Margin Call Payment reimbursement that was deposited into the Commodity Hedging Reserve Account and such amount has not previously been transferred to the Revenue Account.][In the case of a transfer requested pursuant to Section 8.12(d) of the Credit Agreement, the Commodity Hedging Transfer Date is a Quarterly Payment Date.]]*

[(f) As of the Commodity Hedging Transfer Date, the Swap Termination Value of all Permitted Commodity Hedging Arrangements is less than or equal to eighty percent (80%) of Net Cargill Receivables. A calculation of the Swap Termination Value of all Permitted Commodity Hedging Arrangements and of the Net Cargill Receivables is attached hereto as Schedule 2.]*

[(g) After giving effect to the transfer of those amounts requested to be transferred to the Revenue Account in accordance with Section 8.12[(b)][(d)] of the Credit Agreement, the funds deposited in or standing to the credit of the Commodity Hedging Reserve Account will be equal to or greater than the Commodity Hedging Reserve Requirement.]*

(h) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby.

*	To be included in certificates issued in accordance with Sections 8.12(b) and 8.12(d).

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CC: ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Commodity Hedging Transfer Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

Schedule 1 to

Commodity Hedging Transfer Certificate

TRANSFERS FROM COMMODITY HEDGING RESERVE ACCOUNT

[details to be attached]

I. Transfers from Commodity Hedging Reserve Account for the payment of [Margin Call Payments] [Swap Termination Payments due and owing under Permitted Commodity Hedging Arrangements].

Payee	Amount	Wire Instructions
$

Schedule 2 to

Commodity Hedging Transfer Certificate

SWAP TERMINATION VALUE OF PERMITTED COMMODITY HEDGING

ARRANGEMENTS CALCULATION

[To be inserted.]

NET CARGILL RECEIVABLES CALCULATION

[To be inserted.]

EXHIBIT Q

to Credit Agreement

[FORM OF]

INSURANCE PROCEEDS REQUEST CERTIFICATE

Date: [             ,         ]

[ACCOUNTS BANK]

[ADDRESS]

[ADMINISTRATIVE AGENT]

[ADDRESS]

Reference is made to Section 8.[15][16][17][(c)][(d)] of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby directs the Accounts Bank to withdraw and pay from the account entitled [            ], No. [            ] (the “[Albion][Bloomingburg][Linden] Insurance Proceeds Account ”), on [            ], 20[    ] (the “Insurance Proceeds Withdrawal Date”), the amounts to the payees, in each case as set forth on Schedule 1 attached hereto.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Insurance Proceeds Withdrawal Date, as follows:

(a) The undersigned is a Financial Officer of the Borrowers’ Agent.

(b) This Insurance Proceeds Request Certificate is being delivered to the Accounts Bank and the Administrative Agent no fewer than fifteen (15) Business Days in advance of the Insurance Proceeds Withdrawal Date and the Insurance Proceeds Withdrawal Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the withdrawals requested hereby have been satisfied.

(d) The funds to be withdrawn from the [Albion][Bloomingburg][Linden] Insurance Proceeds Account pursuant to this Insurance Proceeds Request Certificate will be applied directly for the replacement or repair of damaged assets relating to the [Albion][Bloomingburg][Linden] Plant to which such Insurance Proceeds relate, in accordance with [Section 8.[15][16][17](c) of the Credit Agreement] [Section 8.[15][16][17](d) of the Credit Agreement and the Restoration or Replacement Plan attached hereto, which has been approved by the Independent Engineer and the Required Lenders in accordance with Section

8.	[15][16][17](d)(i) of the Credit Agreement].

(e) Set forth on Schedule 2 is a description of the nature of the [replacement][repairs] to be made in accordance with the paragraph (d) above, the amounts currently due and payable, and payees therefor.

(f) No withdrawal has been made from any other Project Account to pay the amounts requested hereby.

(g) This Insurance Proceeds Request Certificate is being delivered, and the withdrawals specified herein are being requested, in accordance with the Credit Agreement and the other Transaction Documents.

(h) No Notice of Suspension is in Effect and no Event of Default has occurred and is continuing or would occur as a result of the withdrawals requested hereby (including that the use of such Insurance Proceeds would not be cause for termination or suspension of performance by any Project Party).

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IN WITNESS WHEREOF, the undersigned has caused this Insurance Proceeds Request Certificate to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:	Financial Officer

Schedule 1

to Insurance Proceeds Request Certificate

WITHDRAWALS FROM [ALBION][BLOOMINGBURG][LINDEN]

INSURANCE PROCEEDS ACCOUNT

[details to be attached]

I. Withdrawals from [Albion][Bloomingburg][Linden] Insurance Proceeds Account for the replacement or repair of damaged assets.

Payee	Amount	Wire Instructions
$

Schedule 2

to Insurance Proceeds Request Certificate

DESCRIPTION OF [REPLACEMENT] [REPAIRS]

[Details to be attached]

EXHIBIT R

to Credit Agreement

[FORM OF]

EXTRAORDINARY PROCEEDS RELEASE NOTICE

Date: [                 ,             ]

[ACCOUNTS BANK]

[ADDRESS]

Reference is made to Section 8.18[(b)][(c)][(d)](i) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Borrowers hereby direct the Accounts Bank to withdraw and transfer, from the account entitled [            ], No. [            ] (the “Extraordinary Proceeds Account ”), on [            ], 20[    ] (the “Extraordinary Proceeds Release Date”), [            ] Dollars ([$            ]) for deposit into the Revenue Account.

In support of such direction, the undersigned, on behalf of the Borrowers, hereby represents and certifies, as of the date hereof and as of the Extraordinary Proceeds Release Date, as follows:

(a) The undersigned is an Authorized Officer of the Borrowers’ Agent.

(b) This Extraordinary Proceeds Release Notice is being delivered to the Accounts Bank not later than 11:00 a.m. New York City time on the Extraordinary Proceeds Release Date, and the Extraordinary Proceeds Release Date is a Business Day.

(c) All conditions set forth in the Credit Agreement for the transfer requested hereby have been satisfied.

[(d) In the case of transfers requested pursuant to Section 8.18(b)(i) of the Credit Agreement, the aggregate total amount of all Condemnation Proceeds deposited in or credited to the Extraordinary Proceeds Account from the date of the Credit Agreement to and including the Extraordinary Proceeds Release Date (including any amounts previously withdrawn from the Extraordinary Proceeds Account in accordance with Section 8.18(b)(i) of the Credit Agreement pursuant to any previous Extraordinary Proceeds Release Notice) is less than two million Dollars ($ 2,000,000).]

[(d) In the case of transfers requested pursuant to Section 8.18(c)(i) of the Credit Agreement, the aggregate total amount of all the proceeds of asset disposals deposited in or credited to the Extraordinary Proceeds Account during the Fiscal Year in which this request is being made is less than two million five hundred thousand Dollars ($2,500,000) (including any amounts previously withdrawn from the Extraordinary Proceeds Account in accordance with Section 8.18(c)(i) of the Credit Agreement pursuant to any previous Extraordinary Proceeds Release Notice).]

[(d) In the case of transfers requested pursuant to Section 8.18(d)(i) of the Credit Agreement, the aggregate total amount of all Project Document Termination Payments deposited in or credited to the Extraordinary Proceeds Account during the Fiscal Year in which this request is being made (including any amounts previously withdrawn from the Extraordinary Proceeds Account in accordance with Section 8.18(d)(i) of the Credit Agreement pursuant to any previous Extraordinary Proceeds Release Notice) is less than one million Dollars ($1,000,000).]

(e) No Notice of Suspension is in effect and no Event of Default has occurred and is continuing or would occur as a result of the transfer requested hereby.

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CC:	ADMINISTRATIVE AGENT

IN WITNESS WHEREOF, the undersigned has caused this Extraordinary Proceeds Release Notice to be executed and delivered as of the day and year first above written.

ASA OPCO HOLDINGS, LLC,
as Borrowers’ Agent

By:
Name:
Title:

EXHIBIT S

to Credit Agreement

[FORM OF]

DEBT SERVICE RESERVE LETTER OF CREDIT

[INSERT NAME OF BANK]

[INSERT ADDRESS OF BANK]

IRREVOCABLE STANDBY LETTER OF CREDIT

No.

[Issuance Date]

FIRST NATIONAL BANK OF OMAHA,

as Collateral Agent

[            ]

[            ]

[            ]

Tel.: [            ]

Fax: [            ]

Ladies and Gentlemen:

At the request and for the account of [            ] (the “Account Party”), we hereby establish this Irrevocable and Transferable Standby Letter of Credit (this “Letter of Credit”) for the Stated Amount (as defined below) in your favor as Collateral Agent (the “Collateral Agent”) under the Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Credit Agreement”), dated as of [                    ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA Holdings, as Borrowers’ Agent, each of the Lenders from time to time, party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, the Collateral Agent, FIRST NATIONAL BANK OF

OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers.

As used in this Letter of Credit, “Dollars” and “$” mean the lawful currency of the United States of America.

“Stated Amount “ means, as of any date, (a) [            ] Dollars ($[            ]) less (b) the sum of (i) any amounts paid by us to the Collateral Agent under this Letter of Credit prior to such date and (ii) the aggregate amount of all Reduction Amounts (as defined below) set forth in all Reduction Notices (as defined below) received by us prior to such date.

This Letter of Credit is valid and effective immediately and, on and after the date hereof, drawings hereunder may be made by you from time to time by presentation to us in [New York, New York] in the manner described below at [INSERT NAME OF ISSUING BANK], [INSERT ADDRESS OF ISSUING BANK], [New York, NY] of your certificate in the form of Annex A or Annex B hereto, in each case appropriately completed and signed by one of your authorized officers. We shall not be obligated to confirm the authenticity of such signature. Our only obligation with regard to a drawing under this Letter of Credit shall be to examine the certificate presented and to pay in accordance therewith, and we shall not be obligated to make any inquiry in connection with the presentation of such certificate.

Drawings hereunder may be made by you from time to time prior to the expiration hereof at any time during our business hours at the aforementioned address in [New York, New York], on any Business Day (as defined below). If a drawing hereunder is presented by you (a) at or prior to [11:00] AM (New York time) on any Business Day, we hereby agree to honor each such drawing on or before [3:00] PM (New York time) on the same day and (b) after [11:00] AM (New York time) on any Business Day, we hereby agree to honor each such drawing on or before [10:00] AM (New York time) on the next succeeding Business Day; provided that, in the case of clauses (a) and (b) above, such drawing is made in accordance with the foregoing sentence and the documents presented in connection therewith conform to the terms and conditions of this Letter of Credit. “Business Day” means any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York.

If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you notice promptly (but in any case no later than one (1) Business Day after such demand) that the demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effected in conformity with this Letter of Credit, you may attempt to correct any such non-conforming demand prior to 12:00 PM (New York time) on the Expiration Date (as defined below).

All payments to be made by us under this Letter of Credit shall be made with our own funds (and not, directly or indirectly, with any funds or collateral deposited or pledged with us, or for our account, in each case, by any Borrower), in immediately available funds, by wire transfer to the account specified by you in the applicable certificate in the form of Annex A or Annex B hereto (as the case may be), free and clear of, and without deduction for, any taxes, duties, fees, liens, set-offs or other deductions of any kind and regardless of any objection of any third party (including, without limitation, the Account Party).

The Stated Amount shall be permanently reduced as provided in the second paragraph of this Letter of Credit upon our receipt of a notice from you, in the form of Annex C attached hereto (a “Reduction Notice”), by an amount in Dollars equal to the amount of Dollars stated in each such notice (each such amount being a “Reduction Amount“).

Only you may make drawings under this Letter of Credit. Multiple drawings may be made under this Letter of Credit. Upon payment of any such drawing, the Stated Amount shall be reduced by the amount of such drawing. Upon any drawing in the amount of the full Stated Amount pursuant to a certificate in the form of Annex A or Annex B signed by one of your authorized officers, as appropriate, the Stated Amount shall be reduced to zero and shall not be reinstated. No drawing hereunder shall exceed the then applicable Stated Amount. The failure to make a drawing for any payment required by the Credit Agreement shall not result in this Letter of Credit ceasing to be available for future such drawings.

Unless extended by us in our sole and absolute discretion, this Letter of Credit shall expire at our close of business on [            ] (the “Expiration Date”) and shall be promptly surrendered to us upon such expiration.

Communications with respect to this Letter of Credit, including, without limitation, the delivery of any Reduction Notice, shall be made in writing and shall be addressed to us at [INSERT NAME OF ISSUING BANK], [INSERT ADDRESS OF ISSUING BANK], New York, New York, Attn:             , fax number:            , and presented to us by facsimile or physical delivery at such address or, if to you, at the address set forth above, and shall, in either case, specifically refer to the number of this Letter of Credit.

This Letter of Credit sets forth in full the terms of our undertaking, and this undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to or to which this Letter of Credit relates, except for the Annexes attached hereto; and any such reference shall not be deemed to incorporate hereby by reference any such document, instrument or agreement except for such Annexes.

This Letter of Credit is transferable in its entirety (but not in part) to any transferee that has succeeded you as Collateral Agent under the Credit Agreement and the other Financing Documents (as defined in the Credit Agreement) and may be successively transferred to subsequent successor Collateral Agents under the Credit Agreement and the other Financing Documents (as defined in the Credit Agreement). Transfers of this Letter of Credit to any such transferee shall be accompanied by a certificate substantially in the form of Annex D hereto, but you shall not be required to pay any bank charges in connection with any such transfer.

This Letter of Credit shall be subject to the provisions (to the extent that such provisions are not inconsistent with this Letter of Credit) of the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 and, to the extent not inconsistent therewith, the laws of the State of New York, including, without limitation, the Uniform Commercial Code as in effect in the State of New York.

Very truly yours,

[NAME OF ISSUING BANK]

By:
Name:
Title:

Address:

ANNEX A

to Debt Service Reserve Letter of Credit

CERTIFICATE FOR DRAWING IN CONNECTION

WITH A SHORTFALL OF DEBT SERVICE RESERVE AMOUNTS

[DATE]

[INSERT NAME OF ISSUING BANK]

[INSERT ADDRESS OF ISSUING BANK]

Irrevocable Standby Letter of Credit

No.

FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties (the “Collateral Agent “) under the Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Credit Agreement“), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings“), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, the Collateral Agent, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers hereby certifies to [INSERT NAME OF ISSUING BANK], with reference to the Irrevocable Standby Letter of Credit No. [            ] (the “Letter of Credit“), that:

1. The Collateral Agent is the “Collateral Agent” under and as defined in the Credit Agreement.

2. The undersigned is duly authorized to execute and deliver this certificate on behalf of the Collateral Agent.

3. The Collateral Agent is making a drawing under the Letter of Credit in the amount of [            ] Dollars ($[            ]) pursuant to Section 8.13(c)(i) of the Credit Agreement. Such drawing does not exceed the Stated Amount (as defined in the Letter of Credit).

You are hereby directed to make payment of the requested drawing to [            ], as Collateral Agent at [            ] ABA No. [            ] for further credit to Account No. [            ] Re: [            ] Attention: [            ] (the “Debt Service Reserve Account “).

IN WITNESS WHEREOF, the Collateral Agent has executed and delivered this certificate as of the      day of             , 20    .

[ ], as Collateral Agent

By:
Name:
Title:

ANNEX B

to Debt Service Reserve Letter of Credit

CERTIFICATE FOR DRAWING

UPON EXPIRATION OF LETTER OF CREDIT/CESSATION OF ISSUER AS

ACCEPTABLE BANK

[DATE]

[INSERT NAME OF ISSUING BANK]

[INSERT ADDRESS OF ISSUING BANK]

Irrevocable Standby Letter of Credit

No.

FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties (the “Collateral Agent“) under the Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Credit Agreement“), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, the Collateral Agent, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers hereby certifies to [INSERT NAME OF ISSUING BANK], with reference to the Irrevocable Standby Letter of Credit No. [            ] (the “Letter of Credit”), that:

1. The Collateral Agent is the “Collateral Agent “under and as defined in the Credit Agreement.

2. The undersigned is duly authorized to execute and deliver this certificate on behalf of the Collateral Agent.

3. The Collateral Agent is making a drawing under the Letter of Credit in the amount of [            ] Dollars ($[            ]) pursuant to Section 8.13(c)[(ii)][(iii)] of the Credit Agreement. The drawing made hereunder is equal to the Stated Amount.

You are hereby directed to make payment of the requested drawing to [            ], as Collateral Agent at [            ] ABA No. [            ] for further credit to Account No. [            ] Re: [            ] Attention: [            ] (the “Debt Service Reserve Account“).

IN WITNESS WHEREOF, the Collateral Agent has executed and delivered this certificate as of the      day of             , 20    .

[ ], as Collateral Agent

By:
Name:
Title:

ANNEX C

to Debt Service Reserve Letter of Credit

REDUCTION NOTICE

[DATE]

[INSERT NAME OF ISSUING BANK]

[INSERT ADDRESS OF ISSUING BANK]

Irrevocable Standby Letter of Credit

No.

FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties (the “Collateral Agent“) under the Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Credit Agreement“), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings“), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, the Collateral Agent, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers hereby certifies to [INSERT NAME OF ISSUING BANK], with reference to the Irrevocable Standby Letter of Credit No. [                    ] (the “Letter of Credit”), that:

1. The Collateral Agent is the “Collateral Agent” under and as defined in the Credit Agreement.

2. The undersigned is duly authorized to execute and deliver this certificate on behalf of the Collateral Agent.

3. As of the date of this certificate and prior to giving effect to any reduction in the Stated Amount (as defined in the Letter of Credit) pursuant to this certificate, the balance in the Debt Service Reserve Account (as defined in the Credit Agreement) exceeds the Debt Service Reserve Requirement (as defined in the Credit Agreement) for such date by an amount equal to [                    ] Dollars ($[            ]).

4. With effect from the date of this certificate, the Stated Amount is reduced by [            ] Dollars ($[            ]), which amount set forth in this paragraph 4 is equal to or less than the amount set forth in paragraph 3 of this certificate.

IN WITNESS WHEREOF, the Collateral Agent has executed and delivered this certificate as of the      day of             , 20    .

[ ], as Collateral Agent

By:
Name:
Title:

ANNEX D

to Debt Service Reserve Letter of Credit

TRANSFER CERTIFICATE

[INSERT NAME OF ISSUING BANK]

[INSERT ADDRESS OF ISSUING BANK]

Irrevocable and Standby Letter of Credit

No.

The undersigned, a duly authorized officer of the undersigned beneficiary of the Irrevocable Standby Letter of Credit No. [                ] (the “Letter of Credit”), irrevocably instructs [INSERT NAME OF ISSUING BANK], as issuer of the Letter of Credit, as follows:

1. For value received, the undersigned beneficiary hereby irrevocably transfers to:

[NAME OF TRANSFEREE]

[ADDRESS OF TRANSFEREE]

all rights of the undersigned beneficiary to draw under the Letter of Credit in its entirety. The transferee has succeeded the undersigned as Collateral Agent under the Credit Agreement (as defined in the Letter of Credit).

2. By this transfer, all rights of the undersigned beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof.

3. The Letter of Credit is returned with this certificate and, in accordance with the Letter of Credit, the undersigned requests that this transfer be effective and that you transfer the Letter of Credit to the transferee or that, if so requested by the transferee, you issue a new irrevocable letter of credit in favor of the transferee in the form of the Letter of Credit.

Very truly yours,

[ ], as Collateral Agent

By:
Name:
Title:

ANNEX E

to Debt Service Reserve Letter of Credit

FORM OF WAIVER LETTER (LETTER OF CREDIT)

To [NAME OF ISSUING BANK]

[ADDRESS OF ISSUING BANK]

Ladies and Gentlemen:

We refer to (a) the Letter of Credit, No.             (the “Letter of Credit”), issued by [INSERT NAME OF ISSUING BANK] (the “Issuing Bank “) in favor of [            ] as Collateral Agent, and for the account of [            ] (the “Account Party”), dated as of [            ]; and (b) the [            ] letter of credit reimbursement agreement[s] listed on Schedule I hereto (the “Reimbursement Agreement[s]”) executed by the Account Party.

The undersigned, each of them Delaware limited liability companies [which are majority owned, directly or indirectly, by the Account Party], have entered into a Credit Agreement (as amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Credit Agreement “), dated as of [                                         ], with ASA OPCO HOLDINGS, LLC as Borrowers’ Agent, each of the Lenders from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties (as defined therein), FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers.

As a condition to the provision or maintenance of the financing contemplated under the Credit Agreement, the undersigned are required to obtain from the Issuing Bank a waiver of any and all rights, powers and remedies against the undersigned and all of its property and assets (whether now or hereinafter owned or acquired) in connection with (a) the Letter of Credit, (b) the obligation of the Account Party under the Reimbursement Agreement[s], or (c) otherwise, including any and all rights of the Issuing Bank pursuant to Section 5-117 of the Uniform Commercial Code as in effect in the State of New York (“NYUCC”) or, if the NYUCC is revised, any successor provision thereto. We hereby request that you waive any and all such rights, powers and remedies by signing below in order to permit us to complete the transactions contemplated by the Credit Agreement.

This Letter Waiver (the “Letter Waiver”) shall become effective as of the date first above written when, and only when, the Issuing Bank has countersigned this Letter Waiver.

The execution, delivery and effectiveness of this Letter Waiver shall not operate as a waiver of any right, power or remedy of the Issuing Bank against the Account Party under its Reimbursement Agreement[s].

If you agree to the terms and provisions of this Letter Waiver, please evidence such agreement by executing and returning at least [                    (    )] counterparts of this Letter Waiver.

This Letter Waiver may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Letter Waiver by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Letter Waiver.

This Letter Waiver shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

ASA OPCO HOLDINGS, LLC

By:
Name:
Title:

ASA ALBION, LLC

By:
Name:
Title:

ASA BLOOMINGBURG, LLC

By:
Name:
Title:

ASA LINDEN, LLC

By:
Name:
Title:

Agreed as of the date first above written:

[NAME OF ISSUING BANK]

By:
Name:
Title:

Attachment – Schedule I Reimbursement Agreement[s]

Schedule 1 to

Waiver Letter (Letter of Credit)

REIMBURSEMENT AGREEMENT[S]

EXHIBIT T

to Credit Agreement

[FORM OF]

[ALBION / BLOOMINGBURG / LINDEN] OPERATING STATEMENT

WESTLB AG, New York Branch,

as Administrative Agent under the Credit Agreement referred to below

Date: [                    ]

Reference is hereby made to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement “), dated as of [                                         ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, ASA Holdings, as Borrowers’ Agent, each of the Lenders from time to time, party thereto, WESTLB AG, New York Branch, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers. Capitalized terms used herein but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The undersigned, on behalf of each of the Borrowers, hereby represent and certify as follows:

1. This Operating Statement is the Operating Statement described in the Credit Agreement, and it is delivered to the Administrative Agent pursuant to Section 7.03(r) of the Credit Agreement.

2. The individual executing this Operating Statement is a duly Authorized Officer of the Borrowers’ Agent.

3. The Final Completion Date for the [Albion / Bloomingburg / Linden] Plant has occurred.

4. This Operating Statement is being delivered to the Administrative Agent within forty- five (45) days after the end of the Fiscal Quarter ending in [month] 20[    ].

5. The Products produced and sold for each Plant during the periods noted below are as follows:

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
AMOUNT PRODUCED
Ethanol
DDG
WDG
Carbon Dioxide

AGGREGATE AMOUNT SOLD
Ethanol
DDG
WDG
Carbon Dioxide

AMOUNT SOLD PURSUANT TO CARGILL CONTRACTS
Ethanol
DDG
WDG
Carbon Dioxide
AMOUNT SOLD PURSUANT TO OTHER ARRANGEMENTS (including explanation of same and identification of purchaser)

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
Ethanol
DDG
WDG
Carbon Dioxide

6. The actual expenses reflected in the chart below for the year to date and for each month and quarter therein do not exceed the provision for such period contained in the Operating Budget currently in effect by more than ten percent (10%) [if this certification cannot be made, Borrowers’ Agent to provide detailed explanation].

[Note: the categories set forth in the chart below are an example only, and will be updated or revised when this Operating Statement is delivered from time to time to conform to the then-effective Operating Budget]

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
OPERATION AND MAINTENANCE EXPENSES
Expenses of administering, managing and operating the Project
Expenses of maintaining the Project in good repair and operating condition
Costs associated with supply and transportation of all supplies and raw materials to the Project

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
Costs associated with distribution and sale of Products
Insurance costs (other than insurance premiums that are paid as Project Costs)
Property, sales and franchise taxes (other than taxes imposed on or measured by income or receipts) or payment in lieu of such taxes
Costs and fees regarding Necessary Project Approvals (including Deferred Approvals) incurred on or after the Commercial Operation Date
Legal, accounting and other professional fees attendant to any of the foregoing items
Costs incurred pursuant to Permitted Commodity Hedging Arrangements
Other costs and expenses included in the Operating Budget for the [Albion / Bloomingburg / Linden] Plant

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
MAINTENANCE CAPITAL EXPENSES
Expenditures for major maintenance of the Project in accordance with Operating Budget in effect
Expenditures for major maintenance of the Project in accordance with Prudent Ethanol Operating Practice
Expenditures for major maintenance of the Project in accordance with vendor and supplier requirements
REVENUE
Ethanol
Distillers Grains
Wet
Dry
Carbon Dioxide
Other Revenue
Total Revenue

COST OF GOODS SOLD
Inputs
Corn Cost
Corn Hedging Gain / Loss
Total Corn Cost

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
Chemicals and Ingredients
Denaturant
Energy – Electricity
Natural Gas Supply
Natural Gas Hedging
Water
Sewer
Total Other Inputs

Change in Inventory

Total Inputs

Labor
Process/Tech Labor
Maintenance Labor
Total Labor

Other Plant Overhead
Maintenance Parts and Supplies
Safety Supplies
Other Operating Supplies
Contract Labor
Plant Management and
Administration Labor
Office Supplies – Plant

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
Communication Expense – Plant
Travel – Plant
Training & Other – Plant
Fuel
Rental Equipment
Environmental Testing
Plant Level Consultants
Total Other Plant Overhead

Total Cost of Goods Sold

Sales Expenses
Freight
Marketing Fees (Including Discounts)
Railcar Lease
Cost of Goods Sold
Total Sales Expenses
SG&A
Corporate Salaries
Corporate (Plant Level) – Salaries
Corporate Expense
Plant Mgmt Expense (UBE)
Mgmt Fees
Prop Taxes

	Most Recent Fiscal Quarter		Month 1 of Most Recent Fiscal Quarter		Month 2 of Most Recent Fiscal Quarter		Month 3 of Most Recent Fiscal Quarter		Year-to-Date
	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Actual	Budget	Variance
Total SG&A

Interest and Depreciation
Interest Expense
Depreciation & Amortization

ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent

By:
Name:
Title:

EXHIBIT U

to Credit Agreement

FORM OF BLOCKED ACCOUNT AGREEMENT

BLOCKED ACCOUNT AGREEMENT

by and among

[                                             ],

as Collateral Agent,

[ASA OPCO HOLDINGS, LLC] [ASA ALBION, LLC] [ASA BLOOMINGBURG, LLC]

[ASA LINDEN, LLC],

as Debtor

and

[                    ],

as Bank

Dated as of                      , 20[    ]

BLOCKED ACCOUNT AGREEMENT

This BLOCKED ACCOUNT AGREEMENT (this “Agreement”), dated as of [                    ], is entered into by and among [                                         ], as collateral agent (the “Collateral Agent”), [ASA OPCO HOLDINGS, LLC] [ASA ALBION, LLC] [ASA BLOOMINGBURG, LLC] [ASA LINDEN, LLC], a Delaware limited liability company (the “Debtor”), and [            ], a bank organized and existing under the laws of [            ], as depositary bank (the “Bank”).

RECITALS

WHEREAS, the Debtor, [OTHER BORROWERS], as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders from time to time, party thereto, WESTLB AG, New York Branch, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers entered into a credit agreement dated as of [                                        ] (as the same may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, Debtor has agreed to execute and deliver this Agreement in order to perfect a first priority security interest in all of Debtor’s rights, title and interest in, to and under the Account (as defined below) in favor of the Collateral Agent, for the benefit of the Senior Secured Parties (as defined in the Credit Agreement); and

WHEREAS, the Debtor is the owner of Account No. [            ] in the Bank’s branch in [            ], [            ] (currently located at [            ]) (the “Account”), and the Account is a Local Account as defined in and under the terms of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein and in the Credit Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth in this Agreement.

ARTICLE I

DEFINITIONS

As used in this Agreement, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in the Account and the Blocked Account Collateral (as defined below) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions as the context requires. All terms used in this Agreement that are defined in the UCC shall have the respective meanings given to those terms in the UCC, except where the context otherwise requires.

ARTICLE II

GRANT OF SECURITY INTEREST

As security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration, or otherwise) of any and all of the obligations under the Credit Agreement now existing or hereafter arising, and howsoever evidenced, the Debtor, in accordance with the terms of the Assignment and Security Agreement dated as of [                        ], between the Debtor and the Collateral Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Security Agreement”), has collaterally assigned, conveyed, pledged, hypothecated, and transferred to the Collateral Agent, and granted and created a lien on and first priority security interest in favor of the Collateral Agent in, for the equal and ratable benefit of the Senior Secured Parties, all right, title, and interest of the Debtor in, to and under the Account, together with all permitted investments, monies, credit balances, funds, cash, cash equivalents, investments, investment property, financial assets, and instruments at any time on deposit in, or credited to, the Account and any and all interest and dividends or other income derived from any such permitted investments, monies, credit balances, funds, cash, cash equivalents, investments, investment property, financial assets and instruments, and any proceeds of any and all of the foregoing (including, without limitation, “proceeds” (including proceeds of proceeds) as defined in Section 9-102(a) of the UCC), now or in the future deposited in or credited to the Account (collectively, the “Blocked Account Collateral”).

The Account and the Blocked Account Collateral shall, except as otherwise provided in this Agreement, be subject to the exclusive dominion and control of the Collateral Agent. The Debtor shall not have any rights or powers with respect to the Blocked Account Collateral, except as expressly provided in this Agreement. The Debtor shall not make, or consent to the making of, any disbursement from the Account, except in strict adherence with the terms of this Agreement. The Bank hereby acknowledges that the Debtor has granted to the Collateral Agent a security interest in the Account and the Blocked Account Collateral pursuant to this Agreement and the Security Agreement.

ARTICLE III

APPOINTMENT AND ACCEPTANCE OF BANK

The Collateral Agent appoints the Bank to act as, and the Bank agrees to act as, a “securities intermediary” (as defined in the UCC) and as a “bank” (as defined in the UCC), as applicable, with respect to the Account and shall have such powers as are expressly delegated to the Bank by the terms of this Agreement. The Debtor acknowledges and agrees that the Bank shall act as a securities intermediary and as a bank, as applicable, with respect to the Account and pursuant to this Agreement.

ARTICLE IV

THE ACCOUNT AND THE BANK

Section 4.1. Treatment of Account.

(a) All parties to this Agreement agree that (i) the Account is and shall be maintained as a “securities account” (as defined in the UCC) and all Blocked Account Collateral deposited in or credited to the Account shall be treated as a financial asset for the purposes of Section 8-102(a)(9)(iii) of the UCC; (ii) to the extent that any Blocked Account Collateral deposited in or credited to the Account is deemed not to constitute financial assets, the Account is and shall be maintained as a “deposit account” (as defined in the UCC) with respect to such Blocked Account Collateral; (iii) the Bank is acting as a securities intermediary with respect to the Account for any Blocked Account Collateral consisting of financial assets deposited therein or credited thereto, and as a bank with respect to the Account for any Blocked Account Collateral deemed not to constitute financial assets deposited therein or credited thereto; and (iv) the Bank shall not change the name of, account number for, or location of the Account without the prior written consent of the Collateral Agent.

(b) The Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, is the entitlement holder in any security entitlements with respect to any financial assets deposited in or credited to the Account, and the Collateral Agent may issue entitlement orders with respect thereto. If at any time the Bank receives an entitlement order or any other order from the Collateral Agent directing the transfer, redemption or liquidation of any financial asset carried in the Account or any instruction originated by the Collateral Agent directing the disbursement, deposit and/or transfer of any funds or other property held in the Account, the Bank shall comply with such entitlement order, instruction or other order without further consent by the Debtor or any other person. The Collateral Agent shall have control of the security entitlements carried in the Account and of the financial assets carried in the Account, and the Debtor hereby disclaims any entitlement to claim control of such security entitlements.

(c) No financial asset deposited in or credited to the Account shall be registered in the name of, payable to the order of, or specially endorsed to any person or entity other than the Collateral Agent, unless endorsed to the Bank or in blank.

(d) To the extent the Account is deemed to be a deposit account, the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, shall be deemed to have control of the Account, the Bank shall comply written instructions originated by the Collateral Agent directing disposition of the Blocked Account Collateral deposited in or credited to the Accounts in accordance with this Agreement without further consent of the Debtor, and the Debtor hereby disclaims any entitlement to claim control of such deposit account.

(e) The Bank shall not have title to the funds on deposit in the Account and shall credit the Account with all receipts of interest, dividends, and other income received on the Blocked Account Collateral deposited in or credited to the Account. The Bank shall administer and manage the Account in strict compliance with the terms of this Agreement and shall be subject to, and comply with, all of the obligations that the Bank owes to the Collateral Agent, the Senior Secured Parties, and the Debtor with respect to the Account, including, without limitation, all subordination obligations, pursuant to the terms of this Agreement.

(f) In the event that the Account is not considered a securities account or a deposit account under applicable law or a security interest cannot be granted and perfected in the Account under the UCC, then the Account and all Blocked Account Collateral shall be deemed to be under the exclusive dominion and control of the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties, and the Bank as its agent for such purpose, and the Bank shall act and shall be deemed to be acting as the Collateral Agent’s agent in respect of the Account and the Blocked Account Collateral for the purpose of maintaining such exclusive dominion and control for the purpose of the creation and perfection of security interests in the Account and the Blocked Account Collateral in favor of the Collateral Agent, on behalf and for the benefit of the Senior Secured Parties.

Section 4.2. Instructions of Debtor. Unless and until a Notice of Block (as defined below) is provided to the Bank in accordance with Section 4.3 of this Agreement, the Bank shall, without need for any further inquiry to any other party, pay any and all amounts and take any action concerning the withdrawal of funds from and the deposit of funds into the Account in accordance with the instructions of any authorized representative of the Debtor. The Bank may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Debtor. Blocked Account Collateral shall be credited to and paid from the Account in accordance with the terms of this Agreement, subject to the Bank’s policy for the availability of funds for such Blocked Account Collateral. All notifications and instructions from the Debtor to the Bank shall be made and shall become effective in the manner specified in Section 5.7 of this Agreement.

Section 4.3. Instructions of Collateral Agent.

(a) The Collateral Agent may, but shall not be required to, suspend the right of the Bank and the Debtor to withdraw or otherwise deal with any funds deposited in or credited to the Account at any time during the occurrence and continuance of an Event of Default (as defined in the Credit Agreement) by delivering a notice to the Bank (with a copy to the Debtor) in the form of Annex A (a “Notice of Block”). Such Notice of Block shall be made and shall be deemed effective when properly given in the manner specified in Section 5.7 of this Agreement. The Bank shall have no duty to investigate or make any determination with respect to any Notice of Block received by it and shall comply with any Notice of Block given by the Collateral Agent. The Bank may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Collateral Agent.

(b) From and after the date a Notice of Block is delivered to the Bank pursuant to and in accordance with the provisions of clause (a) above and until either (i) the Collateral Agent delivers to the Bank a written notice rescinding such Notice of Block and re-appointing the Debtor as authorized signatory on the Account in accordance with the Bank’s procedures or (ii) this Agreement is terminated in accordance with Section 5.5, no amount may be withdrawn by the Bank from the Account, including for investment, without the express prior written consent of the Collateral Agent (except as expressly provided for in Section 4.10 of this Agreement).

Section 4.4. Subordination of Lien, Waiver of Set-Off; Account Shortfalls.

(a) In the event that the Bank has or subsequently obtains by agreement, operation of applicable law or otherwise a right of recoupment or set-off or any lien in the Account or any Blocked Account Collateral, the Bank hereby agrees that such right of recoupment or set-off and/or any such lien shall be subordinate to the security interest of the Collateral Agent, on behalf of and for the benefit of the Senior Secured Parties. The Bank agrees that, until the Bank receives a Notice of Block, it shall not assert or enforce any such right of recoupment or set-off and/or any lien so long as this Agreement is in effect, except that the Bank may set off against the Account all amounts due and payable to the Bank in respect of customary fees and expenses for the routine maintenance and operation of the Account.

(b) None of the Collateral Agent or any of the Senior Secured Parties shall at any time or for any reason be liable or responsible to either the Bank or the Debtor for any negative balance of the Account or for any costs, fees, taxes or charges resulting from the Bank’s activities relating to the Account or under this Agreement. Any other liability or responsibility in connection with the Account, including, without limitation, all fees, taxes and other reasonable charges incurred in connection with the Account, shall remain the obligation of the Debtor regardless of whether a Notice of Block is effective. In the event there are not sufficient funds in the Account to reimburse the Bank for all amounts due it in connection with the Account, the Bank shall notify the Debtor and the Collateral Agent of the amount of such shortfall, and the Debtor shall reimburse the Bank for any such insufficiency in the Account on the next Monthly Date (as defined in, and as funds are released in accordance with, the terms of the Credit Agreement). The Bank has no obligation to extend any overdraft or other credit to the Debtor or the Collateral Agent.

Section 4.5. Notice of Adverse Claims. If any person or entity asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Account or in any financial asset or other property deposited therein or credited thereto of which the Bank has actual knowledge, the Bank shall promptly notify the Collateral Agent and the Debtor in writing thereof.

Section 4.6. Representations, Warranties and Covenants of the Bank. The Bank hereby makes the following representations, warranties and covenants:

(a) Except for the claims, interest and rights of the Collateral Agent and of the Debtor in the Account, the Bank does not know of any right or claim to, or interest in, the Account or any of the Blocked Account Collateral, including, without limitation, with respect to any financial asset credited to the Account or any security entitlement related to the Account (including any “adverse claim” within the meaning of Section 8-102(a) of the UCC) by any person or entity other than the Collateral Agent.

(b) This Agreement has been duly authorized and executed by, and is the valid and legally binding obligation of, the Bank.

(c) The Bank has not entered into (and will not enter into) any agreement with any person or entity (other than the Debtor and the Collateral Agent pursuant to this Agreement) relating to the Account pursuant to which it has agreed (or will agree) to comply with payment orders of such person or entity. The Bank has not entered into (and will not enter into) any other agreement with the Debtor or any other person or entity purporting to limit or condition the obligation of the Bank to comply with payment orders for the Account originated by the Collateral Agent as set forth in this Agreement.

Section 4.7. Indemnification.

(a) The Debtor agrees to save and hold harmless, to defend and to indemnify, the Bank and its officers, directors, employees and agents against all actions, proceedings, claims, demands, losses, outlays, damages or actual expenses, (including reasonable legal fees) of every nature and character as may arise or be made against the Bank in acting in accordance with this Agreement except to the extent attributable to the Bank’s gross negligence or willful misconduct.

(b) The Bank shall not incur any liability with respect to any action taken or omitted to be taken by it in reasonable reliance upon any written notice, instructions or other document provided for in, or otherwise submitted pursuant to, this Agreement, except as a result of the Bank’s gross negligence or willful misconduct.

Section 4.8. Reliance by Bank. In performing its obligations under this Agreement, the Bank shall be entitled to presume, without inquiry, the due execution, validity and effectiveness of all written notices, instructions and other documents that it receives pursuant to this Agreement. The Bank shall be under no duty or obligation to ascertain the identity, authority, and/or the rights of the parties to this Agreement, the Credit Agreement or the Security Agreement.

Section 4.9. Statements. At the end of each month, the Bank’s regular statement covering deposits to and withdrawals from the Account will be delivered to the Debtor, with a copy delivered to the Collateral Agent. Any cost or fee associated with the delivery of such copy of the monthly statement to the Collateral Agent shall be charged or assessed in accordance with the Bank’s standard operating procedures and shall be the sole obligation of the Debtor.

Section 4.10. Resignation of Bank. The Bank may resign from its obligations hereunder, upon thirty (30) days’ prior written notice to the other parties to this Agreement. Any funds remaining in the Account upon the resignation of the Bank shall be transferred in accordance with the instructions received from the Debtor to a Project Account (as defined in the Credit Agreement) or another Local Account (as defined in the Credit Agreement) subject to a Blocked Account Agreement (as defined in the Credit Agreement) or, during the effectiveness of a Notice of Block, in accordance with the instructions received from the Collateral Agent. In the event the Bank has not received such instructions from the Debtor or the Collateral Agent, as applicable, prior to the effective date of the Bank’s resignation pursuant to this Section 4.10, the

Bank shall transfer the funds in the Account to [insert details of the Revenue Account] and deliver to the Collateral Agent or its designee all other Blocked Account Collateral. The Bank’s resignation shall not be effective until the transfers and deliveries have occurred in accordance with this Section 4.10.

ARTICLE V

MISCELLANEOUS

Section 5.1. Entire Agreement; Conflict. This Agreement and the Bank’s standard documentation relating to the Account, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof. Each of the Bank, the Debtor and the Collateral Agent hereby agrees and acknowledges that, in the event of any inconsistency or conflict between the terms of this Agreement and any such standard documentation of the Bank relating to the Account concerning the establishment, maintenance or operation of the Account (including, without limitation, the transfer of funds from the Account), the terms of this Agreement shall control and prevail in all respects.

Section 5.2. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The Collateral Agent may assign its rights and obligations under this Agreement, in accordance with the terms of the Financing Documents (as defined in the Credit Agreement), to any successor collateral agent for the Senior Secured Parties. The Bank may assign its rights and obligations under this Agreement to any subsidiary or successor of the Bank upon written notice of such assignment to the Debtor and the Collateral Agent; provided, that any such subsidiary or successor assignee of the Bank’s rights and obligations hereunder shall expressly agree in a writing, in form and substance reasonably satisfactory to the Collateral Agent, to be bound by the terms and obligations of this Agreement in all respects. Except as provided above, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

Section 5.3. Amendments. No amendment to or modification of this Agreement or waiver of any right hereunder shall be binding upon any party hereto unless it is in writing and is executed and delivered by all of the parties to this Agreement.

Section 5.4. No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right, and no single or partial exercise of any right by any party under this Agreement shall preclude any other or further exercise of such right or the exercise of any other right. The remedies provided in this Agreement are in addition to and not exclusive of any other remedies provided by law.

Section 5.5. Termination. The rights and powers granted in this Agreement to the Collateral Agent and the obligations imposed upon the Bank to comply with orders from the Collateral Agent have been granted or imposed in order to create and perfect the Collateral

Agent’s security interest in the Account and the Blocked Account Collateral, are powers coupled with an interest, and will not be affected by the bankruptcy of the Debtor or the lapse of time. This Agreement shall continue in effect until the security interests of the Collateral Agent in the Account and the Blocked Account Collateral have been terminated pursuant to the terms of the Credit Agreement and the Security Agreement and the Collateral Agent has notified the Bank of such termination in writing, or, with respect to the Bank, upon the effective date of the Bank’s resignation pursuant to Section 4.10 of this Agreement, whichever is earlier. Upon receipt of notice from the Collateral Agent that its security interest in the Account and the Blocked Account Collateral has been released, this Agreement shall terminate. This Agreement may be terminated at any time by the Collateral Agent or, with the Collateral Agent’s written consent, by the Debtor. Any attempt by the Debtor to terminate this Agreement without the prior written consent of the Collateral Agent shall be void. Any funds remaining in the Account upon the termination of this Agreement shall be transferred in accordance with the instructions received from the Debtor or, during the effectiveness of a Notice of Block from the Collateral Agent.

Section 5.6. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.7. Notices. All notices or other communications required or permitted to be given under this Agreement shall be given to the following addresses:

If to the Bank:

[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

If to the Collateral Agent:

[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

If to the Debtor:

[ ]
Attention:	[ ]
Telephone:	[ ]
Facsimile:	[ ]

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be considered properly given when received by the addressee. Any party may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 5.8. Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York; provided, that regardless of any provision in any other agreement, for purposes of the UCC, the “securities intermediary’s jurisdiction” (as defined in Section 8-110(e) of the UCC) and the “bank’s jurisdiction” (as defined in Section 9-304(b) of the UCC) shall, in each case, be the State of New York. Notwithstanding the foregoing, the operations of the Account under Articles 3 and 4 of the UCC and the payment of checks and other items against the Account shall be governed by and construed in accordance with the laws of the state in which the account is located without regard to conflicts of law principles.

Section 5.9. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

[The remainder of this page was left blank intentionally and the signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Blocked Account Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

[ ],
as Collateral Agent

By:
Name:
Title:

[ASA OPCO HOLDINGS, LLC] [ASA ALBION, LLC] [ASA BLOOMINGBURG, LLC] [ASA LINDEN, LLC], as Debtor

By:
Name:
Title:
[ ],
as Bank

By:
Name:
Title:

Annex A

to Blocked Accounts Agreement

Form of Notice of Block

Letterhead of Collateral Agent

Date:

To:	[BANK]
[ADDRESS]
	Attention:	[ ]

RE:	Account No. [ ]

This is to notify [BANK] that an Event of Default (as defined in the Credit Agreement identified in the Blocked Account Agreement referenced below) has occurred and is continuing, and pursuant to Section 4.3 of the Blocked Account Agreement, dated as of [                    ] [    ], 20[    ](the “Agreement”), by and among [                            ], as collateral agent (the “Collateral Agent”), [ASA OPCO HOLDINGS, LLC] [ASA ALBION, LLC] [ASA BLOOMINGBURG, LLC] [ASA LINDEN, LLC], as debtor (the “Debtor”), and [                    ], as Bank, the above-referenced account (the “Account”) is now under the exclusive control of the Collateral Agent. The Debtor’s signing authority and all other rights with respect to the Account, including, without limitation, all rights to withdraw or transfer any Blocked Account Collateral (as defined in the Agreement), are terminated as of the date of this notice and [BANK] is hereby instructed to cease complying with any instructions given by or on behalf of the Debtor relating to the Account, to cease distributing interest or any other amounts earned on or in connection with any Blocked Account Collateral to the Debtor, and to refuse to accept any other instructions from the Debtor intended to exercise any authority or control with respect to the Account or any Blocked Account Collateral unless instructed otherwise in writing by the Collateral Agent. Unless and until the Collateral Agent provides written notice to the contrary, all future instructions with respect to the Account and the Blocked Account Collateral shall be given solely by the Collateral Agent.

[ ],
as Collateral Agent

By:
Name:
Title:

EXHIBIT V

to Credit Agreement

[FORM OF]

LENDER ASSIGNMENT AGREEMENT

This LENDER ASSIGNMENT AGREEMENT (this “Agreement”), dated as of [            ], is by and between [            ] (the “Assignor”) and [            ] (the “Assignee”).

RECITALS

WHEREAS, the Assignor is party to that certain Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement “), dated as of [            ], by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company, ASA ALBION, LLC, a Delaware limited liability company, ASA BLOOMINGBURG, LLC, a Delaware limited liability company, and ASA LINDEN, LLC, a Delaware limited liability company, as Borrowers, ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent, each of the Lenders (including Assignor) from time to time party thereto, WESTLB AG, NEW YORK BRANCH, as Administrative Agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as Collateral Agent for the Senior Secured Parties, FIRST NATIONAL BANK OF OMAHA, as Accounts Bank, WESTLB AG, NEW YORK BRANCH, as Co-Syndication Agent, Lead Arranger, and Sole Lead Bookrunner, FIRST NATIONAL BANK OF OMAHA and STANDARD CHARTERED BANK, as Co-Syndication Agents and Lead Arrangers and CIT CAPITAL USA INC. and ING CAPITAL LLC, as Co-Documentation Agents and Lead Arrangers;

WHEREAS, Assignor desires to assign certain of its interests under the Credit Agreement to Assignee in accordance with Section 11.03(b) thereof;

WHEREAS, as provided under the Credit Agreement, Assignor is a Lender of [Tranche A] [and] [Tranche B] Loans and, as such, as of the date hereof has the outstanding Commitments and has disbursed outstanding the Loans as set forth in Annex A hereto;

WHEREAS, Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to accept and assume from the Assignor, a [            ] percent ([    ]%) interest in all of the rights and obligations of the Assignor with respect to the [insert Tranches that are subject to assignment] under the Credit Agreement and the other Financing Documents (which includes the outstanding Loans disbursed by and owing to, and the undisbursed Commitments of, Assignor under each such Tranche), all on the terms and subject to the conditions of this Agreement (such interest in such rights and obligations being hereinafter referred to as the “Assigned Interest”); and

WHEREAS, after giving effect to the assignment and assumption under this agreement, the respective Loans and Commitments of Assignor and Assignee with respect to each relevant Tranche shall be in the amounts set forth on Annex A.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Section 2. Assignment.

(a) As of the effective date set forth on the signature page to this Agreement (the “Effective Date”), subject to and in accordance with the Credit Agreement, the Assignor irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to Assignee, and the Assignee irrevocably purchases from the Assignor, the Assigned Interest, which shall include (i) all of Assignor’s rights and obligations in its capacity as a Lender with respect to the Assigned Interest under the Credit Agreement, each other Financing Document, the Right of First Offer and Refusal Agreement and any other documents or instruments delivered pursuant thereto or in connection therewith to the extent related to the Assigned Interest and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender), to the extent related to the Assigned Interest, against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, each other Financing Document, the Right of First Offer and Refusal Agreement and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity (the foregoing rights interests, collectively, the “Assigned Rights”).

(b) Upon acceptance and recording of the assignment and assumption made pursuant to this Agreement by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest and the Assigned Rights (including all payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued prior to the Effective Date and to the Assignee for amounts that have accrued from and including the Effective Date.

The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement or any other Financing Document that is for the account of the other, it shall hold the same for the other to the extent of the other’s interest therein and shall pay promptly the same to the other.

Section 3. Payments. (a) As consideration for the sale, assignment and transfer contemplated in Section 2 hereof, the Assignee shall pay to the Assignor, on the Effective Date, in the lawful currency of the United States and in immediately available funds, an amount equal to [            ] Dollars ($[            ]), without set-off, counterclaim or deduction of any kind. (b) As a condition to the Effective Date, Assignee shall pay to the Administrative Agent in the lawful currency of the United States and in immediately available funds the processing and recordation fee of two thousand five hundred Dollars ($ 2,500), without set-off, counterclaim or deduction of any kind.

Section 4. Representations, Warranties and Undertakings.

(a) The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the Assigned Interest and such Assigned Interest are free and clear of any Lien or adverse claim and (B) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) makes no representation or warranty and assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement, the other Financing Documents or the Right of First Offer and Refusal Agreement or the execution, legality, validity, enforceability or genuineness, of sufficiency or value of the Credit Agreement, the other Financing Documents, the Right of First Offer and Refusal Agreement or any other instrument or document furnished pursuant thereto or in connection therewith or (B) the financial condition of any Borrower, any other Loan Party or any Project Party or the performance or observance by any Borrower or any other Person of any of its obligations under the Credit Agreement, any other Financing Document, the Right of First Offer and Refusal Agreement or any other instrument or document furnished pursuant thereto or in connection therewith.

(b) The Assignee (i) represents and warrants that it (A) has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, the other Financing Documents and the Right of First Offer and Refusal Agreement, (B) [is] [is not] an Affiliate of Cargill and (C) meets all requirements of an Eligible Assignee, (ii) acknowledges and confirms that it has received a copy of the Credit Agreement, each other Financing Document and the Right of First Offer and

Refusal Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the Assigned Interest and assume the Assigned Rights, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Senior Secured Party, (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any Borrower, or any other Senior Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any other Financing Document or the Right of First Offer and Refusal Agreement, (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement or the other Financing Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (v) it will perform in accordance with their terms all of the obligations that by the terms of the Financing Documents and the Right of First Offer and Refusal Agreement are required to be performed by it as a Lender. The Assignee further confirms and agrees that in becoming a Lender and in making its Loans under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty, by any Senior Secured Party.

(c) The Assignee further agrees to furnish the tax form required by Section 4.07(e) (if so required) of the Credit Agreement no later than the Effective Date.

Section 5. Effectiveness.

(a) The effectiveness of the sale, assignment and transfer hereunder is subject to (i) the due execution and delivery of this Agreement by the Assignor and the Assignee, (ii) the receipt by the Assignor of the payment provided for in Section 3(a) hereof, (iii) acknowledgment by the Administrative Agent of this Agreement, (iv) the receipt by the Administrative Agent of the processing and recordation provided for in Section 3(b) hereof, and (v) the registration of such assignment by the Administrative Agent in the Register in accordance with Section 11.03 of the Credit Agreement.

(b) Simultaneously with the execution and delivery by the parties hereto of this Agreement to the Administrative Agent for its recording in the Register, the Assignor shall deliver its Note to the Administrative Agent and shall request that new Notes be executed and delivered [to the Assignor and] the Assignee and reflecting [the respective amounts of the reduced undisbursed Commitment and outstanding principal of Assignor and] the assigned and assumed outstanding principal and undisbursed Commitment of the Assignee (plus, if the Assignee is already a Lender, the amount of its outstanding principal and undisbursed Commitment immediately prior to the assignment effected hereby). Each new Note shall carry the rights to unpaid accrued interest that were carried by the applicable superseded Notes such that no loss of interest shall result therefrom.

Each applicable new Note executed and delivered in accordance with the foregoing shall have set forth thereon a legend substantially in the following form:

“This Note is issued in replacement of [describe] and, notwithstanding the date of this Note, this Note carries all of the rights to unpaid interest that were carried by such replaced Note[s], such that no loss of interest shall result from any such replacement.”

If the Assignee is already a Lender, it shall (promptly following its receipt of such new Note payable to it) return to the Borrowers’ Agent the prior Note held by it.

(c) Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(i) the Assignee shall be deemed automatically to have become a party to, and the Assignee agrees that it will be be bound by the terms and conditions set forth in, the Credit Agreement and the Right of First Offer and Refusal Agreement, and shall have all the rights and obligations of a “Lender” under the Credit Agreement, the other Financing Documents and the Right of First Offer and Refusal Agreement as if it were an original signatory thereto or an original Lender thereunder with respect to the Assigned Interest and the Assigned Rights; and

(ii) the Assignor shall relinquish its rights (but shall continue to be entitled to the benefits of Sections 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers) of the Credit Agreement) and be released from its obligations under the Credit Agreement, the other Financing Documents and the Right of First Offer and Refusal Agreement to the extent specified in the second paragraph hereof.

Section 6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

Section 7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8. Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other action, as either party or the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement, including, without limitation, the delivery of any notices to the Borrowers or the Agents that may be required in connection with the assignment contemplated hereby.

Section 9. Binding Effect; Amendment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, subject, however, to the provisions of the Credit Agreement. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing signed by each party hereto and by the Administrative Agent.

Section 10. Administrative Agent Enforcement. The Administrative Agent shall be entitled to rely upon and enforce this Agreement against the Assignor and the Assignee in all respects.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Lender Assignment Agreement to be executed by their duly authorized officers.

The effective date for this Agreement is [the date this Agreement is acknowledged and accepted by the Administrative Agent] [            , 20[    ] (the “Trade Date”)].

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Accepted and Acknowledged

this      day of             , 20

[                    ],

as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[The signature block of the Borrowers’ Agent will be included only for assignments prior to the Conversion Date provided that no Default or Event of Default has occurred and is continuing.]

ASA OPCO HOLDINGS, LLC,

as Borrowers’ Agent

By:
Name:
Title:

Annex A

to Lender Assignment Agreement

[Note: Include only those Tranches that Assignor has an interest in.]

Tranche	Assignor’s Undisbursed Commitment Pre- Assignment	Assignor’s Outstanding Loans Pre- Assignment	Percentage (of Assignor’s interests) Assigned	Assignor’s Undisbursed Commitment Post- Assignment	Assignor’s Outstanding Loans Post- Assignment	Assignee’s Undisbursed Commitment Post- Assignment*	Assignee’s Outstanding Loans Post- Assignment*
Albion Tranche A Construction Loans	$	$	%	$	$	$	$
Albion Tranche B Construction Loans	$	$	%	$	$	$	$
Bloomingburg Tranche A Construction Loans	$	$	%	$	$	$	$
Bloomingburg Tranche B Construction Loans	$	$	%	$	$	$	$
Linden Tranche A Construction Loans	$	$	%	$	$	$	$
Linden Tranche B Construction Loans	$	$	%	$	$	$	$
Tranche A Term Loans	$	$	%	$	$	$	$
Tranche B Term Loans	$	$	%	$	$	$	$

*	If Assignee is already a Lender, this number should be calculated taking into account only the Commitments and Loans assumed by Assignee pursuant to this Agreement.

EXHIBIT W

to Credit Agreement

OPINION ISSUES LIST FOR CONVERSION

1.	Due authorization, execution, delivery and enforceability of Term Loan Notes.

2.	The Security Agreement creates a valid lien on the personal property described in the Security Agreement. The Financing Statements previously filed perfect the lien on the personal property described therein to the extent such lien can be perfected by filing under the Uniform Commercial Code. The provisions of the Credit Agreement are effective to perfect by “control” the lien created over “deposit accounts”. The provisions of the Credit Agreement are effective to perfect by “control” the lien created over “securities accounts”.

3.	Each Pledge Agreement creates a valid security interest in the personal property described in the applicable Pledge Agreement. The Financing Statements previously filed perfect the lien on the personal property described therein to the extent such lien can be perfected by filing under the Uniform Commercial Code. The possession by the Collateral Agent of the “certificated securities” described in the applicable Pledge Agreement will be sufficient to perfect by “control” the lien over such securities.

4.	The Mortgage creates a valid lien on the real property, and a UCC Article 9 security interests on the personal property, in each case described in the Mortgage. The Mortgage is in proper form for filing and perfects the mortgage lien on such real property and the UCC security interest in such fixtures.

5.	All Governmental Approvals required for the operation of the Project as of the Conversion Date have been obtained, are in full force and effect and are final and non-appealable.

6.	The Term Loan Notes do not conflict with applicable Laws, with any Borrower’s Organic Documents or with any Project Document, Additional Project Document or Subordinated Debt Agreement.

W-1